As filed with the Securities and Exchange Commission on March 2, 2011

Registration No. 333- 170172

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

YAYI INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	2020	87-0046720
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

No. 9 Xingguang Road,
Northern Industrial Park of Zhongbei Town,
Xiqing District, Tianjin 300384, China
(86)22-2798-4033
(Address and telephone number of principal executive offices)
____________________________

Copies of Correspondence to:

CT, a Wolters Kluwer business	Louis A. Bevilacqua, Esq.
111 Eighth Avenue, 13th Floor	Pillsbury Winthrop Shaw Pittman LLP
New York, New York 10011	2300 N Street, NW
Tel: (212) 894-8940	Washington, DC 20037
(202)663-8000
(Names, addresses and telephone
numbers of agents for service)

____________________________

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[   ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer," "accelerated filer,” and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	Accelerated filer

Non-accelerated filer	Smaller reporting company [ X ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001 per share, underlying convertible notes held by certain selling stockholders (1)	4,460,000 (2)	$1.48 (3)	$6,600,800 (3)	$471
Common stock, par value $0.001 per share, underlying warrants held by certain selling stockholders (1)	1,115,000 (4)	$2.50 (5)	$2,787,500 (5)	$199

Total	5,575,000		$9,388,300	$670(6)

(1)

In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)	Represents shares of common stock issuable upon the conversion of the principal amount of the Registrant’s 9% convertible notes held by certain selling stockholders named in this registration statement.
(3)	Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of high and low prices reported on the Over-the-Counter Bulletin Board on October 25, 2010.
(4)	Represents shares of common stock issuable upon exercise of Series F common stock purchase warrants to purchase shares of common stock held by certain selling stockholders named in this registration statement.
(5)	Calculated in accordance with Rule 457(g) based upon the exercise price of the Series F common stock purchase warrants held by certain selling stockholders named in this registration statement.
(6)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated March 2, 2011

5,575,000 Shares

YAYI INTERNATIONAL INC.

Common stock, par value $0.001 per share
____________________________

This prospectus relates to 5,575,000 shares of common stock of Yayi International Inc. that may be sold from time to time by the selling stockholders named in this prospectus, which include:

  4,460,000 shares of common stock issuable to the selling stockholders upon conversion of $8,920,000 aggregate amount of 9% convertible promissory notes, or the Convertible Notes; and

  1,115,000 shares of common stock issuable to the selling stockholders upon the exercise of Series F common stock purchase warrants, or the Series F Warrants.

We will not receive any proceeds from the sales of outstanding shares of common stock by the selling stockholders, but we will receive funds from the exercise of Series F Warrants held by the selling stockholders, if exercised for cash.

Our common stock is quoted on the Over-the-Counter Bulletin Board, or the OTCBB, under the symbol “YYIN.” The closing price for our Common Stock on February 28, 2011 was $0.68 per share, as reported on the OTCBB. You are urged to obtain current market quotations of our Common Stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

The shares of our common stock offered under this prospectus are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell the shares through ordinary brokerage transactions or through any other means described in the section titled “Plan of Distribution.” We do not know when or in what amount the selling stockholders may offer the shares for sale. The selling stockholders may sell any, all or none of the shares offered by this prospectus.

Investing in the shares being offered pursuant to this prospectus involves a high degree of risk. You should carefully read and consider the information set forth in the section of this prospectus titled “Risk Factors,” beginning on page 8, when determining whether to purchase any of these shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                  , 2011.

You should rely only on the information provided in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with additional or different information. The selling stockholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of the document.

i

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

Conventions Used in this Prospectus

In this prospectus, unless indicated otherwise,

  “BVI” refers to the British Virgin Islands;

  “China,” “Chinese” and “PRC,” refer to the People’s Republic of China and for the purpose of this prospectus, do not include Taiwan and the special administrative regions of Hong Kong and Macau;

  “Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

  “Fuping Milkgoat” refers to Fuping Milkgoat Dairy Co., Ltd., a company organized under the laws of the PRC;

  “Milkgoat China” refers to Milkgoat (China) Goat Dairy Co., Ltd., a company organized under the laws of the PRC;

  “Milkgoat Industrial” refers to Milkgoat Industrial Co., Ltd, a limited liability company organized under the laws of BVI;

  “Renminbi” and “RMB” refer to the legal currency of China;

  “SEC” refers to the United States Securities and Exchange Commission;

  “Securities Act” refers to the Securities Act of 1933, as amended;

  “U.S. dollars,” “dollars” and “$” refer to the legal currency of the United States;

  “we,” “us,” “our company,” “our” and “Yayi” refer to the combined business of Yayi International Inc. and/or its consolidated subsidiaries, as the case may be; and

  “Weinan Milkgoat” refers to Weinan Milkgoat Production Co., Ltd., a company organized under the laws of the PRC.

The Company

Overview of Our Business

According to the China Quality Net, maintained by China Quality Inspection Association, we are the first and one of the leading producers and distributors of premium goat milk formula products for infants, toddlers, young children, and adults in China. We began selling powder products in Tianjin and Beijing in 2001, in Southern China in 2004 and Northern China in 2006. We currently manufacture and distribute goat milk powder products. In strict compliance with various national standards, we developed our goat milk powder products with multiple formulations designed to meet nutritional requirements and help promote an infant or toddler’s healthy growth at each developmental stage. Through several years of laboratory tests, we developed the goat odor elimination technology based on know-how licensed from a third party, which substantially eliminates the goat odor from our goat milk powder products without adding any artificial flavors. Most of our goat milk products are formulated through the inclusion of supplements such as vitamins, calcium, iron, selenium, chromium and omega-3 fatty acids, as needed to address the nutritional or health needs of the consumers. To ensure the product quality and safety, we import all of these supplements from other countries, such as Malaysia, the United States and Ireland.

Our current formula product lines are targeted at the premium segment of the dairy market and health-conscious consumers. Headquartered in Tianjin, China, we sell and distribute our products through a nationwide network of retail points across China in 23 provinces and municipalities including infant-maternity chain stores, supermarkets (including multinational chains) and drug stores, as well as catalogue sales and a dedicated online store at Taobao.com. We are vertically integrated and source raw goat milk from our proprietary dairy farms as well as neighboring goat dairy farmers on a long-term contract basis in milk collection centers, which helps us maintain quality control.

Since the end of 2009, we have been working with Trout & Partners to streamline our product portfolio and refine our brand image in order to position and strengthen our "Milk Goat" brand as the premium goat milk brand throughout China. We have restructured our original product portfolio of dozens of products and specifications and refined our marketing strategy. Our new product portfolio consists of three segments, infant formula products, adult products and children products with an aggregate 22 formula products under the "Milk Goat" brand with three package sizes of 600, 665 and 365 grams. Most of our goat milk products are formulated through the inclusion of supplements such as vitamins, calcium, iron, selenium, chromium and omega-3 fatty acids, as needed to address the nutritional or health needs of the consumers. We sell and distribute our products through a network of approximately 3,800 retail points including infant-maternity chain stores, domestic and multinational supermarkets and drug stores, as well as catalogue sales across China. We sell most of our products to more than 200 distributors, who in turn sell our products to the retail points. The distributors are located in 23 provinces in China. In addition, since the end of December 2010, we have been selling our products with 365-gram, 600-gram and 665-gram package sizes to the infant-maternity retail stores. We expect such new sales strategy to help further strengthen our market presence in this distribution channel.

Our Competitive Strengths

We believe that our success to date and potential for future growth can be attributed to a combination of our strengths, including the following:

  First Mover Advantage. Various researches and publications indicate that goat milk is emerging as an ideal substitute to cow milk as consumers are increasingly aware of its benefits particularly for infants, who prefer a dairy product with a nutritional and molecular composition closer to human milk. Goat milk differs from cow milk in a number of ways and some of its attributes make it closer to human milk, such as high level of bioactive components, similar casein composition and secretion process in both human milk and goat milk. We are the first Chinese company to produce, sell and distribute goat milk formula products throughout China and we have been doing so since 2001.

  Dedication to Quality Control. We source raw milk from our proprietary dairy farms and other goat dairy farmers on a long-term contractual basis in Shaanxi Province in northwestern China, where dairy goats are abundant and of optimal breed for milk production. Vertically integrated production and the ability to control raw goat milk sources enable us to secure raw material supply, and thus maintain our leading position in the market.

  High-end Products. Our current formula product lines are targeted at the premium segment of the dairy market and health-conscious consumers. Given goat milk’s nutritional and molecular composition closer to human milk as well as the relative scarcity of goat milk since dairy goats have limited production capacity when compared to dairy cows, our goat milk products are positioned at the higher end of the dairy cost spectrum.

  Experienced Management. Our senior management team has extensive operating experience and industry knowledge. For instance, Ms. Li Liu, who is our founder, Chairwoman, CEO and President, started the Company’s goat milk business in 2001. She is a pioneer in the goat milk industry. Mr. Fung Shek, who has served as our Director, Vice President and Deputy General Manager, also has significant experience in the goat milk business. He was formerly Director of Sales for P&G Taiwan, a company that provides consumer products in various areas.

Our Growth Strategy

As a leading goat milk producer and distributor in China, we believe we are well positioned to capitalize on future industry growth in China. We are dedicated to providing healthy and high quality products to our consumers. We will implement the following strategic plans to take advantage of industry opportunities and our competitive strengths:

  Focus on brand development. In order to manifest our position as China’s leader in goat milk products and to educate consumers about the benefits of goat milk, we plan to invest in strengthening our brand equity. In November 2009, we engaged US-based branding and strategic positioning agency, Trout & Partners to enhance our brand position and build “Milk Goat” into a household brand in China. We have increased our advertising expenses and plan to continue advertising on China Central Television, or CCTV, in order to market our products as premium goat milk powder products.

  Increase production capacity. We are in the process of increasing our production capacity for goat milk products by more than 400%. We broke ground on a new spray drying processing facility in Shaanxi Province in November 2009, which is expected to commence production by the third quarter of 2012 and become the largest raw goat milk processing plant in China. We have also invested in a new packing facility and warehouse in Tianjin, which is expected to go into production in the fourth quarter of 2011.

  Expand distribution network. We sell and distribute our products through a network of approximately 3,800 retail points including infant-maternity chain stores, supermarkets (including multinational chains) and drug stores, as well as catalogue sales across China. Beginning in 2010, we expect to expand aggressively into the supermarkets segment as well as online sales through our online store on Taobao.com.

  Focus on quality control. We continue to improve our product inspection procedures and monitor our raw milk suppliers in order to ensure the high quality of our products. We believe we can maintain our production of high quality dairy products by continuing to enter exclusive contracts with dairy farmers who can deliver quality goat milk, strengthening our company-owned large-scale dairy farm operations, expanding our company-owned collection stations and production facilities, and employing comprehensive testing and quality control measures.

Our Background and History

We were originally incorporated in Delaware in 1986 under the name of Commercial Ventures Ltd. We changed our name to FIN U.S.A., Inc. in 1987, and in 1993 to I/NET, INC, or I/NET, when we developed and marketed computer software for mid range computers. In 2006, Tryant, LLC, or Tryant, a Delaware limited liability company, acquired a majority of our outstanding capital stock. In connection with that acquisition, we ceased our operations and became a shell company in search of an operating business to acquire. On April 15, 2007, our name was changed to Ardmore Holding Corporation and in September 2008, following the merger with Milkgoat Industrial described below, we ceased being a shell company and began active goat milk and related products production and sale operations.

On September 12, 2008, we filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware and changed our name to Yayi International Inc.

Acquisition of Milkgoat Industrial

On June 6, 2008, pursuant to an agreement and plan of merger, or the Merger Agreement, we, our wholly owned subsidiary, Ardmore Acquisition Corp., Milkgoat Industrial and Tryant consummated a merger, or the Merger, pursuant to which Ardmore Acquisition Corp. was merged with and into Milkgoat Industrial. As the surviving entity in the Merger, Milkgoat Industrial became our wholly-owned subsidiary.

In connection with the Merger, all of the outstanding shares of Milkgoat Industrial were converted into an aggregate of 22,325,000 shares of our common stock, par value $0.001 per share, or the Common Stock. In addition, Jeff D. Jenson, Steve Markee and Alex Ferries resigned from their positions as our directors and Li Liu, Fung Shek, and Cili Yan were appointed as our new directors. Our executive officers were also replaced by the Milkgoat China’s executive officers upon the closing of the Merger.

Private Placement Transaction in 2008

Contemporaneously with, and as a condition to, the completion of the Merger, we issued, pursuant to an amended and restated securities purchase agreement, 52 units to certain investors for an aggregate purchase price of $1.3 million. Each unit consisted of: (i) an 8% convertible promissory note in the principal amount of $25,000 and (ii) series A common stock purchase warrant to acquire 11,575 shares of our Common Stock, or the Series A Warrant. As a result, we issued to the investors an aggregate of $1,300,000 principal amount of 8% convertible promissory notes and the Series A Warrants to purchase 601,900 shares of our Common Stock.

We paid the placement agent, WestPark Capital, Inc., or WestPark, $104,000 in commissions and approximately $20,000 for expenses (including its non-accountable expense allowance) for its services in the offering and issued to it and its designees series D common stock purchase warrants (with the same terms as the Series A Warrants) to acquire an aggregate of 144,448 shares of our Common Stock, or the Series D Warrants.

Private Placement Transaction in 2009

On June 18, 2009, we entered into a series A preferred stock purchase agreement, or the Stock Purchase Agreement with our majority shareholder, Global Rock Stone Industrial Ltd, a BVI company, or Global Rock, Milkgoat Industrial, Milkgoat China, the individuals named thereto and an accredited investor, SAIF Partners III L.P., or SAIF. Pursuant to the Stock Purchase Agreement, we issued and sold to SAIF 1,530,612 shares of our series A preferred stock, par value $0.001 per share, or the Series A Preferred Stock, at a price per share of $9.80 for an aggregate purchase price of $15.0 million. The Series A Preferred Stock is convertible into our Common Stock at an initial conversion price at $0.98 per share, which conversion price is subject to stock split, recapitalization and other anti-dilution protection.

In anticipation of the above private placement transaction, on June 16, 2009, we filed a Certificate of Designation of Series A Preferred Stock with the Secretary of State of the State of Delaware, or the Certificate, which became effective upon filing. Pursuant to the Certificate, there are 1,530,612 shares of Series A Preferred Stock authorized. The holders of the Series A Preferred Stock are entitled to receive non-cumulative dividends, when, as and if declared by the Board. The shares of Series A Preferred Stock may be converted into the Company’s Common Stock at the option of the holders of the Series A Preferred Stock in whole or in part at any time at an initial conversion price of $0.98, subject to future adjustments set forth in the Certificate. As described below, the Certificate was amended and restated by us on July 20, 2010.

Private Placement Transaction in 2010

On September 27, 2010, we entered into a securities purchase agreement, or the Securities Purchase Agreement, with 119 U.S. accreditted investors, or the PIPE Investors, and Euro Pacific Capital, Inc., or Euro Pacific, as representative of the PIPE Investors, pursuant to which we issued and sold to the PIPE Investors 892 units at a purchase price of $10,000 per unit, resulting in gross proceeds of $8.92 million to us. Each unit consists of a three-year, 9% Convertible Note in the principal amount of $10,000, and a three-year Series F Warrant, to purchase 1,250 shares of our Common Stock at an exercise price of $2.50 per share.

The Convertible Notes are payable at an interest rate of 9% per annum, semiannually in arrears on the last day of the first and third calendar quarters commencing March 31, 2011 and mature on September 26, 2013, or the Maturity Date. The Convertible Notes are also convertible into shares of Common Stock at any time prior to the Maturity Date at $2.00 per share, which conversion price is subject to weighted average and other customary anti-dilution protections. At any time after September 26, 2011, we may redeem all but not less than all of the outstanding principal amount of any Convertible Note by payment of 108% of the outstanding principal amount of the Convertible Note, together with accrued but unpaid interest.

The Series F Warrants entitle the PIPE Investors to purchase an aggregate of 1,115,000 shares of Common Stock at an initial exercise of $2.50 per share, which exercise price is subject to the customary weighted average and stock based anti-dilution protection. The Series F Warrants may be exercised in a cash or cashless way at any time upon the election of the holders until September 26, 2013.

Euro Pacific acted as the sole placement agent of this private placement transaction, in which it received from us a cash commission of $713,600, which is equal to 8% of the gross proceeds of the financing. In addition, we issued Series F Warrants to the designees of Euro Pacific to purchase an aggregate of 312,200 shares of Common Stock at an exercise price of $2.50 per share, as partial compensation for services provided by them in connection with the private placement transaction.

Corporate Information

All of our business operations are conducted through our indirectly, wholly-owned Chinese subsidiaries. The following chart reflects our organizational structure as of the date of this prospectus.

Our corporate headquarters are located at No. 9 Xingguang Road, Northern Industrial Park of Zhongbei Town, Xiqing District, Tianjin 300384, China. Our telephone number is (86)22-2798-4033. We maintain a website at http://www.milkgoatchina.com that contains information about us, but that information is not a part of this prospectus.

The Offering

Common Stock offered by selling stockholders

5,575,000 shares, consisting of 4,460,000 shares of Common Stock issuable upon the conversion of the Convertible Notes and 1,115,000 shares of Common Stock issuable upon the exercise of Series F Warrants held by the selling stockholders.

Common Stock outstanding before the offering	26,454,558 shares

Common Stock outstanding after the offering, assuming all the shares are issued upon the conversion of the Convertible Notes and all the Series F Warrants held by selling stockholders are exercised for cash.

32,029,558 shares

Proceeds to us

We will not receive any proceeds from the sale of Common Stock covered by this prospectus. We will, however, receive approximately $2.79 million from the exercise of the warrants held by the selling stockholders, if all of such warrants are exercised for cash.

Trading Symbol	Our Common Stock is quoted on the OTCBB under the symbol “YYIN”

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Summary Consolidated Financial Information

The following summary consolidated statement of income data for the years ended October 31, 2009 and 2008 and the consolidated balance sheet data as of October 31, 2009 and 2008 are derived from our audited consolidated financial statements included in this prospectus. The summary consolidated statement of income data for the five months ended March 31, 2010 and 2009 and the consolidated balance sheet data as of March 31, 2010 are derived from our audited consolidated financial statements included in this prospectus. The summary consolidated statement of income data for the nine months ended December 31, 2010 and 2009 and the consolidated balance sheet data as of December 31, 2010 are derived from our unaudited consolidated financial statements included in this prospectus. Such unaudited financial information includes all adjustments, consisting of only normal recurring accruals, which our management considers necessary for the fair presentation of our financial position and results of operations for such interim periods. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of our results for any future periods.

	Nine Months Ended		Five Months Ended		Years Ended
STATEMENT OF INCOME	December 31,		March 31,		October 31,
	2010	2009	2010	2009	2009	2008
	(Unaudited)	(Unaudited)		(Unaudited)
Net sales	$22,358,257	$17,772,381	$6,966,183	$9,283,420	$24,845,685	$21,791,268
Operating expenses	(14,201,291)	(6,157,642)	(5,226,650)	(2,659,055)	(7,732,636)	(6,309,112)
Operating income (Loss)	134,003	5,905,594	(630,109)	3,731,656	9,088,040	7,881,702
Income tax (expense) benefit	(389,482)	(1,396,163)	68,846	(869,614)	(2,201,032)	(1,633,946)
Net (loss) income from continuing operations	$(725,797)	$3,453,305	$(942,052)	$2,175,164	$5,395,981	$1,825,217
Earnings Per Share
Basic	$(0.03)	$0.14	$(0.04)	$0.09	$0.22	$0.08
Diluted	$(0.03)	$0.09	$(0.04)	$0.09	$0.22	$0.05

BALANCE SHEET	As of December 31,	As of	As of October 31,
DATA		March 31,
	2010	2010	2009	2008
	(Unaudited)
Working capital	$10,985,858	$3,839,080	$5,726,172	$(5,549,979)
Current assets	24,702,480	14,028,447	17,871,652	7,400,597
Total assets	53,703,187	40,463,839	41,849,142	19,544,370
Current liabilities	13,716,622	10,189,367	12,145,480	12,950,576
Total liabilities	27,292,702	15,519,177	17,456,952	14,768,084
Stockholders’ equity	$12,145,614	$10,679,791	$10,127,319	$4,776,286

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RISK FACTORS

The shares of our Common Stock being offered for resale by the selling stockholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the Common Stock. Before purchasing any of the shares of Common Stock, you should carefully consider the following factors relating to our business and prospects. You should pay particular attention to the fact that we conduct all of our operations in China and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in the U.S. and other countries. If any of the following risks actually occurs, our business, financial condition or operating results will suffer, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Our products may not achieve or maintain market acceptance

We may have difficulty gaining market acceptance for goat milk generally and our products in particular because cow milk dominates the milk market in China (constituting more than 90% of the milk sold), the favorable pricing of cow milk compared to goat milk, and the historic and long-term association of goat milk with unpleasant smells and tastes. As a result, achieving and maintaining market acceptance for our products will require substantial marketing efforts and the expenditure of significant funds to encourage consumption of goat milk in general, and the purchase of our products in particular. There is substantial risk that the market may not accept or be receptive to our products. Market acceptance of our products will depend, in large part upon our ability to inform potential customers that the distinctive characteristics of our products make them superior to competitive products and justify their pricing. Our products may not be accepted by consumers or be able to compete effectively.

Recently discovered contamination of milk powder products produced in China could result in negative publicity and have a material adverse effect on our business.

Recently, a number of milk powder products produced within China were found to contain unsafe levels of tripolycyanamide, also known as melamine, sickening thousands of infants. This prompted the Chinese government to conduct a nationwide investigation into how the milk powder was contaminated, and caused a worldwide recall of certain milk powder products produced within China. It is possible that the illnesses caused by contamination in the milk powder industry may lead to a sustained decrease in demand for milk powder products produced within China, thereby having a material adverse effect on our business.

We do not carry any business interruption insurance, third-party liability insurance for our production facilities or insurance that covers the risk of loss of our products in shipment.

Operation of our facilities involves many risks, including equipment failures, natural disasters, industrial accidents, power outages, labor disturbances and other business interruptions. Furthermore, if any of our products are faulty, then we may become subject to product liability claims or we may have to engage in a product recall. We do not carry any business interruption insurance, product recall or third-party liability insurance for our production facilities or with respect to our products to cover claims pertaining to personal injury or property or environmental damage arising from defects in our products, product recalls, accidents on our property or damage relating to our operations. As a result, we may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

Our sales and reputation may be affected by product liability claims, litigation, product recalls, or adverse publicity in relation to our products.

The sale of products for human consumption involves an inherent risk of injury to consumers. We face risks associated with product liability claims, litigation, or product recalls, if our products cause injury, or become adulterated or misbranded. Our products are subject to product tampering, and to contamination risks, such as mold, bacteria, insects, and other pests, and off-flavor contamination during the various stages of the procurement, production, transportation and storage processes. If any of our products were to be tampered with, or become tainted in any of these respects and we were unable to detect this, our products could be subject to product liability claims or product recalls. We cannot predict what impact such product liability claims or resulting negative publicity would have on our business or on our brand image. The successful assertion of product liability claims against us could result in potentially significant monetary damages, diversion of management resources and require us to make significant payments and incur substantial legal expenses. We do not have product liability insurance and have not made provisions for potential product liability claims. Therefore, we may not have adequate resources to satisfy a judgment if a successful claim is brought against us. Even if a product liability claim is not successfully pursued to judgment by a claimant, we may still incur substantial legal expenses defending against such a claim. Finally, serious product quality concerns could result in governmental action against us, which, among other things, could result in the suspension of production or distribution of our products, loss of certain licenses, or other governmental penalties. A widespread product recall could result in significant loss due to the cost of conducting a product recall including destruction of inventory and the loss of sales resulting from the unavailability of the product for a period of time. In addition, product liability claims and product recalls could have a material adverse effect on the demand for our products and on our business goodwill and reputation. Adverse publicity could result in a loss of consumer confidence in our products.

Our business and financial results depend on maintaining a consistent and cost-effective supply of raw milk and other raw materials, which come from limited geographic areas in China. Any interruption in our supply of raw milk could materially and adversely affect our results of operations, financial condition and business prospects.

Raw goat milk is the primary raw material we use to produce our products. We currently own ten dairy goat farms. However, most of our supply of raw goat milk comes from Saanen dairy goats raised on individual and collective goat farms in Weinan City in China’s Shaanxi Province. We have long-term supply arrangements with local governmental and quasi-governmental authorities pursuant to which we purchase all the milk produced by the small collective farms at a price negotiated from time to time by us and the individual farms. If we are not able to maintain our relationships with current suppliers and develop new sources of supply, we will not be able to meet our production goals and our sales will fall. If we are forced to expand our sources for raw milk, it may be more and more difficult for us to maintain our quality control over the handling of the product in our supply and manufacturing chain. A decrease in the quality of our raw materials would cause a decrease in the quality of our product and could damage our reputation and cause sales to decrease.

Raw goat milk production is, in turn, influenced by a number of factors that are beyond our control including, but not limited to, the following:

  seasonal factors: goats generally do not produce milk from November through February; further goats produce more milk in temperate weather than in cold or hot weather and extended unseasonably cold or hot weather could lead to lower than expected production;

  environmental factors, with the volume and quality of milk produced by dairy goats closely linked to the quality of the nourishment provided by the environment around them. A major outbreak of any illness or disease in goats could lead to a serious loss of consumer confidence in, and demand for, our goat milk products; and

  governmental agricultural and environmental policy: declines in government grants, subsidies, provision of land, technical assistance and other changes in agricultural and environmental policies may have a negative effect on the viability of individual and small farms, and the numbers of dairy goats and quantities of milk they are able to produce.

Even if we are able to source sufficient quantities of raw milk or our other raw materials to meet our needs, downturns in the supply of such raw materials caused by one or more of these factors could lead to increased raw material costs which we may not be able to pass on to the consumers of our products, causing our profit margins to decrease.

We depend on the national and local governments to support our industry and us.

The government plays a significant role in the economy in general and, the dairy industry in particular. Governmental authorities provide support for the development of the goat milk industry by, among other things, providing land, space and equipment for goat farms, financing goat farms, waiving compliance with otherwise applicable regulations, and reducing or eliminating tax obligations. Changes in governmental policies supportive of the development of this industry or failure to maintain good relations with governmental authorities may require us to incur expenses we are otherwise not required to incur. We may not have sufficient funds to pay such additional expenses and even if we do, our profitability may be reduced.

Our failure to renew or protect our exclusive rights to use the knowhow provided by Taiwan Richlink Enterprise Company Ltd. may have a negative effect on our results of operations.

Our goat odor elimination technology which eliminates odor in our products is developed from the know-how that was exclusively licensed to us from Taiwan Richlink Enterprise Company Ltd., or Taiwan Richlink, pursuant to an exclusive licensing agreement, dated April 10, 2001. The licensing agreement was amended on June 12, 2009 and will expire on April 10, 2011. Although we have the right to use the knowhow for free after the expiration of this agreement, there can be no assurance that such rights will be exclusive. Taiwan Richlink may license the knowhow to other Chinese goat milk producers after the expiration of the agreement, which may increase our competition because we may lose this competitive advantage and as a result may have a negative impact on our operations. In addition, while we are not aware of any disputes between Taiwan Richlink and us or any third party, in the event the goat odor elimination technology is challenged or infringed, Taiwan Richlink may determine not to protect its intellectual property rights that we license from it and we may be unable defend such intellectual property rights on our own or we may have to undertake costly litigation to defend the intellectual property rights of Taiwan Richlink. Such litigation could result in substantial costs and diversion of management resources, either of which could harm our business, operating results and financial condition.

Failure to timely collect amounts due to us from Tianjin Mengyang should Tianjin Mengyang fail to complete construction projects relating to the building of an office building, warehouses and factory for us could adversely affect our liquidity, financial condition and results of operations.

Pursuant to our agreements with Tianjin Mengyang Biological Development Co., Ltd, or Tianjin Mengyang, as of December 31, 2010, we had paid Tianjin Mengyang an aggregate of $15,737,696 as advances to purchase an office building and certain warehouses and factory. These advances accounted for approximately 29% of our total assets as of December 31, 2010. After several delays, the construction of these projects was completed in September 2010. These projects are currently under inspections by the relevant PRC government authorities before they can be delivered to us by Tianjin Mengyang. Although we expect that the inspections will be completed during the second calendar quarter of 2011, there is no guarantee that these projects will not continue to be delayed. According to the agreements between us and Tianjin Mengyang, if these projects continue to be delayed due to construction quality issues, we have a right to terminate the agreements and under the contract law of PRC, are entitled to receive a full refund of the paid advances plus any accrued interests from Tianjin Mengyang. However, there is no assurance that Tianjin Mengyang will pay us the full advances plus interests timely upon our request. Our ability to collect the amounts that may become due to us from Tianjin Mengyang could be impacted by various factors such as a deterioration in the financial condition of Tianjin Mengyang, inability of Tianjin Mengyang to obtain bank credit lines and our efforts to pursue collections. If our collection efforts fail, we may have to undertake costly litigation to collect these amounts or request possession of the properties that we intend to purchase. Any such lawsuit would be time-consuming and result in substantial costs and diversion of management resources, either of which could harm our business, operating results and financial condition.

The milk business is highly competitive and, therefore, we face substantial competition in connection with the marketing and sale of our products.

We face competition from cow milk and goat milk producers. Most of our competitors producing cow milk are well established, have greater financial, marketing, personnel and other resources than we have and have been in business for longer periods of time than we have, and have products that have gained wide customer acceptance in the marketplace. The greater financial resources of such competitors will permit them to procure retail store shelf space and to implement extensive marketing and promotional programs, both generally and in direct response to our advertising claims. The milk industry is also characterized by the frequent introduction of new products, accompanied by substantial promotional campaigns. We may be unable to compete successfully or our competitors may develop products that have superior qualities or gain wider market acceptance than ours.

We compete in an industry that is brand-conscious, and unless we are able to establish and maintain brand name recognition, our sales may be negatively impacted.

Our business is substantially dependent upon awareness and market acceptance of our products and brand by our targeted consumers. In addition, our business depends on acceptance by our suppliers and consumers of our brand. Although we believe that we have made progress towards establishing market recognition for our brands “Mei Ke Gao Te” and “Yi Mei Shi” in the dairy products industry in China, it is too early in the product life cycle of the brand to determine whether our products and brand will achieve and maintain satisfactory levels of acceptance by our customers.

Possible volatility of raw milk costs makes our operating results difficult to predict, and a steep cost increase could cause our profits to diminish significantly.

The policy of China since the mid-1990s has focused on moving the industry in a more market-oriented direction. These reforms have resulted in the potential for greater price volatility relative to past periods, as prices are more responsive to the fundamental supply and demand aspects of the market. These changes in China’s dairy policy could increase the risk of price volatility in the dairy industry, making our net income difficult to predict. Also, if prices are allowed to escalate sharply, our costs will rise which will lead to a decrease in profits.

Due to our rapid growth in recent years, our past results may not be indicative of our future performance and evaluating our business and prospects may be difficult.

Our business has grown and evolved rapidly in recent years as demonstrated by our growth in net income for the fiscal year ended October 31, 2009 to $5.4 million, from $1.8 million for the prior fiscal year. We may not be able to achieve similar growth in future periods, and our historical operating results may not provide a meaningful basis for evaluating our business, financial performance and prospects. Moreover, our ability to achieve satisfactory production results at higher volumes is unproven. Therefore, you should not rely on our past results or our historical rate of growth as an indication of our future performance.

Our inability to protect our intellectual property may prevent us from successfully marketing our products and competing effectively

Failure to protect our intellectual property could harm our brands and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks, patents, copyrights, know how and trade secrets, could result in the expenditure of significant financial and managerial resources. We produce, market and sell our products using trademarks of “Mei Ke Gao Te” and “Yi Mei Shi.” We regard our intellectual property, particularly our trademark, know how and trade secrets to be of considerable value and importance to our business and our success. We rely on a combination of patent, trademark, trade secrecy laws, and contractual provisions to protect our intellectual property rights. There can be no assurance that the steps taken by us to protect these proprietary rights will be adequate or that third parties will not infringe or misappropriate our patent, trademark, trade secrets or similar proprietary rights. Implementation and enforcement of PRC intellectual property-related laws have historically been deficient and ineffective, mainly due to lack of procedural rules for discovery of evidence, low damage awards and low rates of criminal penalties against intellectual property right infringements. Accordingly, protection of intellectual property rights in China may not be as effective as in the United States and other western countries. In addition, there can be no assurance that other parties will not assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. However, policing unauthorized use of proprietary technology is difficult and expensive, and we may need to commence litigation to enforce or defend our proprietary rights or to determine the enforceability, scope and validity of our proprietary rights or those of others. Any such claim or litigation could be costly and we may lack the resources required to defend against such claims. The experience and capabilities of PRC courts in handling intellectual property litigation vary, and outcomes are unpredictable. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse affect on our ability to market or sell our brands, and profitably exploit our products.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC. Accordingly, our public disclosure should be reviewed in light of the fact that no governmental agency that is located in China where all of our operations and business are located have conducted any due diligence on our operations or reviewed or cleared any of our disclosure.

We are regulated by the SEC and our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Unlike public reporting companies whose operations are located primarily in the United States, however, all of our operations are located in China. Since all of our operations and business takes place in China, it may be more difficult for the Staff of the SEC to overcome the geographic and cultural obstacles that are present when reviewing our disclosure. These same obstacles are not present for similar companies whose operations or business take place entirely or primarily in the United States. Furthermore, our SEC reports and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review of the China Securities Regulatory Commission, or CSRC, a PRC regulator that is tasked with oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings and our other public pronouncements with the understanding that no local regulator has done any due diligence on our company and with the understanding that none of our SEC reports, other filings or any of our other public pronouncements has been reviewed or otherwise been scrutinized by any local regulator.

Our management has identified deficiencies in our internal control over financial reporting, which if not properly remediated could result in material misstatements in our future interim and annual financial statements and have a material adverse effect on our business, financial condition and results of operations and the price of our Common Stock.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles.

Management assessed our internal control over financial reporting as of March 31, 2010. Management's assessment of internal control over financial reporting was conducted using the criteria in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on that evaluation, our management concluded that our internal controls over financial reporting as of March 31, 2010 were not effective due to the following significant deficiencies:

  Our internal audit function is significantly deficient due to insufficient qualified resources and appropriate system to perform such function. Therefore, our ability to prevent and control lapses and errors in our accounting function could not be rendered effectively.

  Our current accounting staff is relatively inexperienced with respect to U.S. GAAP and needs substantial training to meet the higher demands of being a U.S. public company.

In order to correct the foregoing significant deficiencies, we have taken and are taking the following remediation measures:

  We have engaged a third party professional consultant, as announced on November 17, 2009, to assist us in assessing, improving and monitoring our internal control over financial reporting. We have been actively working with the external consultant to assess our data collection, financial reporting, and control procedures and to strengthen our internal controls over financial reporting.

  We are committed to develop a comprehensive and risk-based internal audit function within the Company. Due to the scarcity of qualified candidates with extensive experience in U.S. GAAP reporting and accounting in the region, we have engaged an external professional consultancy firm to assist the management in developing the internal audit system. At the same time, we have employed experienced staff with respect to U.S. GAAP-based reporting. We have enhanced our efforts to hire sufficient internal audit resources with assistance from recruiters and through referrals.

  Ms. Veronica Jing Chen was appointed as our new Chief Financial Officer, effective February 24, 2010, who is a seasoned executive with more than 20 years of experience in accounting, financial management, and general management of several U.S.-listed Chinese companies.

  Ms. Ping An was appointed as our senior finance manager, effective April 19, 2010, who has more than five years experience in a “Big Four” Accounting firm - Deloitte & Touch Tianjin.

Although we are in the process of implementing the above initiatives aimed at addressing these deficiencies, there is no guarantee that these initiatives will remediate the inadequacy completely. Failure to achieve and maintain an effective internal control environment could result in us not being able to accurately report our financial results, prevent or detect fraud or provide timely and reliable financial and other information pursuant to the reporting obligations we have as a public company, which could have a material adverse effect on our business, financial condition and results of operations. Further, it could cause our investors to lose confidence in the information we report, which could adversely affect the price of our Common Stock.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or the FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We have operations, agreements with third parties and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants, sales agents or distributors of our company, because these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. We have adopted a general FCPA policy in our amended Code of Ethics and have informed our personnel and third-party sales agents and distributors regarding the requirements of the FCPA. We plan to further develop and implement systems for formalizing contracting processes, performing diligence on agents and improving our record-keeping and auditing practices. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

The global economic crisis could further impair the dairy industry thereby limiting demand for our products and affecting the overall availability and cost of external financing for our operations.

The continuation or intensification of the global economic crisis and turmoil in the global financial markets may adversely impact our business and our potential sources of capital financing. Our ability to access the capital markets may be restricted at a time when we would like, or need, to raise capital, which could have an impact on our flexibility to react to changing economic and business conditions. In addition, these economic conditions also impact levels of consumer spending, which have recently deteriorated significantly and may remain depressed for the foreseeable future. Consumer purchases of discretionary items, including our goat milk powder, generally decline during recessionary periods and other periods where disposable income is adversely affected. If demand for our products fluctuates as a result of economic conditions or otherwise, our revenue and gross margin could be harmed. Presently, it is unclear whether and to what extent the economic stimulus measures and other actions taken or contemplated by the Chinese government and other governments throughout the world will mitigate the effects of the crisis on the dairy industry and other industries that affect our business. Although these conditions have not presently impaired our ability to access credit markets and finance our operations, the impact of the current crisis on our ability to obtain capital financing in the future, and the cost and terms of same, is unclear.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have limited protections against related party transactions, conflicts of interest and similar matters.

Since our Common Stock is not listed for trading on a national securities exchange, we are not subject to certain of the corporate governance requirements established by the national securities exchanges pursuant to the Sarbanes-Oxley Act of 2002, or SOX. These include rules relating to independent directors, and independent director nomination, audit and compensation committees. We do not currently have a majority of independent directors on our board of directors. As a result, we have not established independent audit, compensation, or nominating committees of our board of directors. In the absence of a majority of independent directors, our officers and directors could establish policies and enter into transactions without independent review and approval. In certain circumstances, management may not have the same interests as the shareholders and conflicts of interest may arise. Notwithstanding the exercise of their fiduciary duties as directors and executive officers and any other duties that they may have to us or our shareholders in general, these persons may have interests different than yours which could adversely affect your investment.

There are limitations on the liability of our directors, and we may have to indemnify our officers and directors in certain instances.

Our amended and restated certificate of incorporation contains a specific provision that eliminates the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors to the extent provided by Delaware law. Our bylaws provide that we will indemnify our officers and directors and may indemnify our employees and other agents. We may also have contractual indemnification obligations under agreements with our executive officers and directors. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us and our stockholders.

Expansion of our business may put added pressure on our management and operational infrastructure impeding our ability to meet any potential increased demand for the products that we sell and possibly hurting our future operating results.

Our business plan is to grow our operations significantly to meet anticipated growth in demand for the products that we sell, and by the introduction of new product offerings. Growth in our business may place a significant strain on our personnel, management, financial systems and other resources. The evolution of our business also presents numerous risks and challenges, including:

  our ability to successfully and rapidly expand sales to potential new distributors in response to potentially increasing demand;

  the costs associated with such growth, which are difficult to quantify, but could be significant; and

  rapid technological change.

To accommodate any such growth and compete effectively, we may need to obtain additional funding to improve information systems, procedures and controls and expand, train, motivate and manage our employees, and such funding may not be available in sufficient quantities, if at all. If we are not able to manage these activities and implement these strategies successfully to expand to meet any increased demand, our operating results could suffer.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Li Liu, our chief executive officer and chairperson, and Fung Shek, our Vice President. If we lose any of these key employees and are unable to find a qualified replacement in a timely manner, our business will be negative impacted. In addition, if a key employee fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete the institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the reclamation, technical, and marketing aspects of our business, any part of which could be harmed by turnover in the future.

We may have to pay liquidated damages to our investors in the recent private placement if the registration statement of which this prospectus is a part is not effective within the time periods specified.

In connection with the recent private placement described above, on September 27, 2010, we entered into a registration rights agreement with the PIPE Investors, or the Registration Rights Agreement, pursuant to which, we granted registration rights to holders of registrable securities, which include (i) the shares of Common Stock issuable upon the conversion of the Convertible Notes, (ii) the make good shares deposited in connection with the private placement, as applicable, (iii) the shares of Common Stock issuable upon the exercise of Series F Warrants, and (iv) any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event, or any price adjustment as a result of such stock splits, reverse stock splits or similar events with respect to any of the securities referenced in (i) – (iii) above. Under the terms of the Registration Rights Agreement, if this registration statement is not declared effective by the SEC within the time period specified in the Registration Rights Agreement, then we are required to pay the PIPE Investors, as liquidated damages, 1.0% of the amount invested for each 30-day period during which such failure continues, for up to a maximum of 8% of each PIPE Investor’s investment pursuant to the Registration Rights Agreement, except that we will not be obligated to pay any such fee if we are unable to fulfill our registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC with respect to Rule 415 of the Securities Act, so long as we register at such time the maximum number of securities permissible by the SEC. There can be no assurance that the registration statement of which this prospectus is a part will be declared effective by the SEC for the time period necessary to avoid payment of liquidated damages.

RISKS RELATED TO DOING BUSINESS IN CHINA

Extensive regulation of the food processing and distribution industry in China could increase our expenses resulting in reduced profits.

We are subject to extensive regulation by China’s Agricultural Ministry, and by other county and local authorities in jurisdictions in which our products are processed or sold, regarding the processing, packaging, storage, distribution and labeling of our products. Applicable laws and regulations governing our products may include nutritional labeling and serving size requirements. Our processing facilities and products are subject to periodic inspection by national, county and local authorities. To the extent that new regulations are adopted, we will be required to conform our activities in order to comply with such regulations. Our failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business, operations and finances.

Because Shaanxi Coalfield Geology Bureau Hydrological Team failed to obtain necessary approval from relevant government authority when they leased an allocated land to Fuping Milkgoat, there is no guarantee that the PRC government will not challenge the validity of the lease in the future.

In 2004, when Shaanxi Coalfield Geology Bureau Hydrological Team, or Shaanxi Coalfield, leased an allocated land to Fuping Milkgoat for its business use, it did not obtain necessary approvals from relevant land administrations of municipal or county governments or complete necessary administrative procedures. On August 8, 2008, Milkgoat China acquired Fuping Milkgoat. According to Provisional Rules on Administration of Allocated Land Use Right of PRC, promulgated by State Land Administration on March 8, 1992, land users who transfer, lease or mortgage allocated land use right must bear state-owned land use certificate and legal documents of the premises and attached structures and properties and apply in written form to land administrations of local municipal or county people's governments. Land administrations of municipal or county people's governments, through negotiations, sign land use right transfer contract with the applicant. Land users shall, within 60 days after the signing of land use right leasing contracts, pay lease fees to local municipal or county people's governments and have the land use right leasing registered at the land administrations of the municipal or county people's governments. Both parties involved in transfer, leasing or mortgaging of land use right shall, within 15 days after the registration of a land use right lease, go to land administrations of municipal or county people's governments to have the transfer, leasing or mortgaging of land use right registered. Shaanxi Coalfield failed to comply with the above requirement for not obtaining the government approval or completing the necessary administrative procedures before they leased the allocated land to us. Shaanxi Coalfield is in the process of applying for the approval from the PRC regulatory authorities with respect to their lease of the allocated land to Fuping Milkgoat. There is no guarantee that the PRC regulatory agency will not challenge the validity of our lease in the future. If these leases are deemed invalid by the PRC regulatory authorities, we will lose the land use right to this allocated land. As a result, Fuping Milkgoat’s business of processing raw goat milk could be affected negatively. We believe that our cost of raw milk powder will increase by approximately RMB 332 (approximately $48.8) per ton as we will need to have third-party processors to spray dry raw goat milk into milk powder.

Adverse changes in political and economic policies of the PRC government could impede the overall economic growth of China, which could reduce the demand for our products and damage our business.

We conduct substantially all of our operations and generate all of our revenue in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

  a higher level of government involvement;

  a early stage of development of the market-oriented sector of the economy;

  a rapid growth rate;

  a higher level of control over foreign exchange; and

  the allocation of resources.

As the PRC economy has been transitioning from a planned economy to a more market-oriented economy, the PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. While these measures may benefit the overall PRC economy, they may also have a negative effect on us.

Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.

Any adverse change in economic conditions or government policies in China could have a material adverse effect on the overall economic growth in China, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our business and prospects.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in the PRC. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and all of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiaries.

If we are found to have failed to comply with applicable laws, we may incur additional expenditures or be subject to significant fines and penalties.

Our operations are subject to PRC laws and regulations applicable to us. However, many PRC laws and regulations are uncertain in their scope, and the implementation of such laws and regulations in different localities could have significant differences. In certain instances, local implementation rules and/or the actual implementation are not necessarily consistent with the regulations at the national level. Although we strive to comply with all the applicable PRC laws and regulations, we cannot assure you that the relevant PRC government authorities will not later determine that we have not been in compliance with certain laws or regulations. Our failure to comply with applicable PRC laws and regulations could subject us to administrative penalties and injunctive relief, as well as civil remedies, including fines, injunctions and recalls of our products. It is possible that changes to such laws or more rigorous enforcement of such laws or with respect to our current or past practices could have a material adverse effect on our business, operating results and financial condition.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Restrictions on currency exchange may limit our ability to receive and use our sales revenue effectively.

All our sales revenue and expenses are denominated in RMB. Under PRC law, the RMB is currently convertible under the “current account,” which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, our PRC operating subsidiaries may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the State Administration of Foreign Exchange, or the SAFE, by complying with certain procedural requirements. However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenue will be denominated in RMB, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in RMB to fund our business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by our PRC operating subsidiaries under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including the SAFE. In particular, if our PRC operating subsidiaries borrow foreign currency through loans from us or other foreign lenders, these loans must be registered with the SAFE, and if we finance the subsidiaries by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or the MOFCOM, or their respective local counterparts. These limitations could affect their ability to obtain foreign exchange through debt or equity financing.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our Common Stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue in the future as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People's Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Restrictions under PRC law on our PRC subsidiaries' ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses.

Substantially all of our revenues are earned by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to its offshore parent company. PRC legal restrictions permit payments of dividend by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Under the New EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to our non-PRC stockholders and us.

China passed a new Enterprise Income Tax Law, or the New EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Because the New EIT Law and its implementing rules are new, no official interpretation or application of this new “resident enterprise” classification is available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that Yayi International Inc. is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2008 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

If the CSRC, or another PRC regulatory agency determines that CSRC approval is required in connection with the acquisition of Milkgoat Industrial, the acquisition may be unwound, or we may become subject to penalties.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, which became effective on September 8, 2006. The M&A Rule, among other things, requires that an offshore company controlled by PRC companies or individuals that have acquired a PRC domestic company for the purpose of listing the PRC domestic company’s equity interest on an overseas stock exchange must obtain the approval of the CSRC prior to the listing and trading of such offshore company’s securities on an overseas stock exchange. On September 21, 2006, the CSRC, pursuant to the M&A Rule, published on its official web site procedures specifying documents and materials required to be submitted to it by offshore companies seeking CSRC approval of their overseas listings.

We do not believe that the M&A Rule concerning the CSRC approval for acquisition of a PRC domestic company by an offshore company controlled by PRC companies or individuals applies to our reverse acquisition of Milkgoat Industrial because neither Yayi International Inc. nor Milkgoat Industrial is a “Special Purpose Vehicle” or an “offshore company controlled by PRC companies or individuals” as defined in the M&A Rule. If the CSRC or another PRC governmental agency subsequently determines that we must obtain CSRC approval prior to the completion of the reverse acquisition, the reverse acquisition may be unwound and we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China and limit our operating privileges in China, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares.

The M&A Rule establishes more complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rule establishes additional procedures and requirements that could make some acquisitions of Chinese companies by foreign investors more time-consuming and complex, including requirements in some instances that the PRC Ministry of Commerce be notified in advance of any change-of-control transaction and in some situations, require approval of the PRC Ministry of Commerce when a foreign investor takes control of a Chinese domestic enterprise. In the future, we may grow our business in part by acquiring complementary businesses, although we do not have any plans to do so at this time. The M&A Rule also requires PRC Ministry of Commerce anti-trust review of any change-of-control transactions involving certain types of foreign acquirers. Complying with the requirements of the M&A Rule to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the PRC Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

The implementation of the new PRC employment contract law and increases in the labor costs in China may hurt our business and profitability.

A new employment contract law became effective on January 1, 2008 in China. It imposes more stringent requirements on employers in relation to entry into fixed-term employment contracts, recruitment of temporary employees and dismissal of employees. In addition, under the newly promulgated Regulations on Paid Annual Leave for Employees, which also became effective on January 1, 2008, employees who have worked continuously for more than one year are entitled to paid vacation ranging from 5 to 15 days, depending on the length of the employee’s service. Employees who waive such vacation entitlements at the request of the employer will be compensated for three times their normal daily salaries for each vacation day so waived. As a result of the new law and regulations, our labor costs may increase. There is no assurance that disputes, work stoppages or strikes will not arise in the future. Increases in the labor costs or future disputes with our employees could damage our business, financial condition or operating results.

Any outbreak of the Swine Flu (H1N1), severe acute respiratory syndrome, or SARS, the Avian Flu, or another widespread public health problem in the PRC could adversely affect our operations.

There have been recent outbreaks of the highly pathogenic Swine Flu, caused by the H1N1 virus, in certain regions of the world, including parts of China, where all of our manufacturing facilities are located and where all of our sales occur. Our business is dependent upon our ability to continue to manufacture and distribute our products, and an outbreak of the Swine Flu, or a renewed outbreak of SARS, the Avian Flu, or another widespread public health problem in China, could have a negative effect on our operations. Any such outbreak could have an impact on our operations as a result of:

  quarantines or closures of our manufacturing or distribution facilities or the retail outlets, which would severely disrupt our operations,

  the sickness or death of our key officers and employees, and a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

You may have difficulty enforcing judgments against us.

We are a Delaware holding company and most of our assets are located outside of the United States. Most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

RISKS RELATED TO THE MARKET FOR OUR STOCK GENERALLY

Our Common Stock is quoted on the OTCBB which may have an unfavorable impact on our stock price and liquidity.

Our Common Stock is quoted on the OTCBB. The OTCBB is a significantly more limited market than the New York Stock Exchange or NASDAQ system. The quotation of our shares on the OTCBB may result in a less liquid market available for existing and potential stockholders to trade shares of our Common Stock, could depress the trading price of our Common Stock and could have a long-term adverse impact on our ability to raise capital in the future.

The market price of our Common Stock is volatile, leading to the possibility of its value being depressed at a time when you may want to sell your holdings.

The market price of our Common Stock is volatile, and this volatility may continue. Numerous factors, many of which are beyond our control, may cause the market price of our Common Stock to fluctuate significantly. In addition to market and industry factors, the price and trading volume for our Common Stock may be highly volatile for specific business reasons. Factors such as variations in our revenues, earnings and cash flow, announcements of new investments, cooperation arrangements or acquisitions, and fluctuations in market prices for our products could cause the market price for our shares to change substantially.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs to us and divert our management’s attention and resources.

Moreover, the trading market for our Common Stock will be influenced by research or reports that industry or securities analysts publish about us or our business. If one or more analysts who cover us downgrade our Common Stock, the market price for our Common Stock would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price for our Common Stock or trading volume to decline.

Furthermore, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to operating performance of particular companies. These market fluctuations may adversely affect the price of our Common Stock and other interests in our company at a time when you want to sell your interest in us.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our Common Stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our Common Stock becomes a “penny stock”, we may become subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our Common Stock will qualify for exemption from the Penny Stock Rule. In any event, even if our Common Stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Certain provisions of our amended and restated certificate of incorporation may make it more difficult for a third party to effect a change-of-control.

Our amended and restated certificate of incorporation authorizes our board of directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our Common Stock, and therefore could reduce the value of such Common Stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our Common Stock. In connection with our private placement transaction in June 2009, we filed a Certificate of Designation of Series A Preferred Stock with the Secretary of State of the State of Delaware on June 16, 2009, pursuant to which we designated and issued 1,530,612 shares of Series A Preferred Stock to SAIF.

The conversion of preferred stock and convertible notes or the exercise of warrants we issued in our previous private placements may result in dilution to the holders of our Common Stock and cause the price of our Common Stock to decline.

Dilution of the per share value of our Common Stock could result from the conversion of our outstanding Series A Preferred Stock and the Convertible Notes or the exercise of outstanding warrants that we issued in connection with our previous private placement transactions. As of February 28, 2011, there were 1,530,612 shares of our Series A Preferred Stock outstanding, which may be converted into our Common Stock at the option of the holders of the Series A Preferred Stock in whole or in part at any time at an initial conversion price of $0.98. Our outstanding Convertible Notes are also convertible into an aggregate of 4,460,000 shares of Common Stock with an initial conversion price of $2.00 per share. In addition, as of February 28, 2011, there were outstanding warrants to purchase an aggregate of 4,414,439 shares of our Common Stock. When the conversion price of the Series A Preferred Stock and the Convertible Notes or the exercise price of the warrants is less than the trading price of our Common Stock, the conversion of Series A Preferred Stock and the Convertible Notes or the exercise of the warrants would have a dilutive effect on our shareholders. The possibility of the issuance of shares of our Common Stock upon the conversion of Series A Preferred Stock and the conversion of our Convertible Notes or the exercise of the warrants could cause the trading price of our Common Stock to decline as well.

We may not have sufficient funds to redeem our outstanding Series A Preferred Stock upon the request of the holders and we may have difficulties to raise the funds necessary to settle redemption of the Series A Preferred Stock, which could negatively affect our financial condition and results of operations.

We filed the Certificate with the Secretary of State of the State of Delaware on June 16, 2009, in which we authorized 1,530,612 shares of Series A Preferred Stock. According to the Certificate, at any time and from time to time after June 30, 2012, the holders of the Series A Preferred Stock have the right to request the Company to redeem all of the then outstanding shares of Series A Preferred Stock in cash, if any of the following qualified events has not occurred: (i) the Company’s shares of Common Stock are listed on the New York Stock Exchange or the NASDAQ Global Market, and (ii) the closing market price of such listing securities represents a price of no less than $4.25 per share of Common Stock, subject to adjustment, in any consecutive 30-trading-day period. It will cost an amount equals to the sum of (x) the purchase price plus an annualized internal rate of return of 25% for the period from the issuance date of the Series A Preferred Stock to the redemption date and (y) an amount equal to all declared but unpaid dividends for each outstanding share of Series A Preferred Stock, proportionally adjusted for recapitalizations to redeem a share of Series A Preferred Stock. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to redeem all of the shares of the Series A Preferred Stock upon the request of the holders. According to the Certificate, to the extent our available cash flow is insufficient to fund all redemption requests, those funds will be used to redeem the maximum possible number of such shares ratably among the holders. The shares not redeemed shall remain outstanding and at any time thereafter when additional funds of the Company are available for the redemption, such funds will immediately be used to redeem the balance of the shares. Our obligations to redeem the balance of the shares may limit our ability to borrow money or sell stock to fund and as a result, may require a substantial portion of our cash flow from operations to be used for the redemption of these shares, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes. One or a combination of these factors could adversely affect our financial condition and results of operations.

We do not intend to pay dividends for the foreseeable future.

We have not paid a dividend in the past and it is unlikely that we will declare or pay a dividend in the foreseeable future. The declaration, amount and date of distribution of any dividends in the future will be decided by the Board of Directors from time-to-time, based upon, and subject to our earnings, financial requirements and other conditions prevailing at the time.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of these terms, and other comparable terminology, although not all forward-looking statements contain these identifying words. These forward-looking statements, which are subject to risks, uncertainties, and assumptions, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied by the forward-looking statements. Those factors include, but are not limited to, the highly competitive nature of the markets in which we sell our products, changes in demand for our products and services, our ability to develop new products and services, competitive pressures, changes in laws and regulations governing our business and the other factors discussed under the caption “Risk Factors.”

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where we are expressly required to do so by law or other undertaking.

USE OF PROCEEDS

We will not receive proceeds from the sales by the selling stockholders. If the warrants are exercised for cash, then we will receive the proceeds payable by the selling stockholders upon exercise of the warrants. We will use these proceeds, if received, for general working capital purposes.

BUSINESS

Business Overview

According to the China Quality Net, maintained by China Quality Inspection Association, we are the first and one of the leading producers and distributors of premium goat milk formula products for infants, toddlers, young children, and adults in China. We began selling powder products in Tianjin and Beijing in 2001, in Southern China in 2004 and Northern China in 2006. Our current formula product lines are targeted at the premium segment of the dairy market and health-conscious consumers. Headquartered in Tianjin, we sell and distribute our products through a nationwide network of retail points across China in 23 provinces and municipalities including infant-maternity chain stores, supermarkets (including multinational chains) and drug stores, as well as catalogue sales and our dedicated online store at Taobao.com. We are vertically integrated and source raw goat milk from our proprietary dairy farms as well as neighboring goat dairy farmers on a long-term contract basis in milk collection centers, which helps us maintain quality control.

Our powder products are sold throughout most of China. Since the end of 2009, we have been working with Trout & Partners to streamline our product portfolio and refine our brand image in order to position and strengthen our “Milk Goat” brand as the premium goat milk brand throughout China. We have restructured our original product portfolio of dozens of products and specifications and refined our marketing strategy. Our new product portfolio consists of 22 formula products under the “Milk Goat” brand with three package sizes of 600, 665 and 365 grams with upgraded formula. Most of our goat milk products are formulated through the inclusion of supplements such as vitamins, calcium, iron, selenium, chromium and omega-3 fatty acids, as needed to address the nutritional or health needs of the consumers. We sell and distribute our products through a network of approximately 3,800 retail points including infant-maternity chain stores, domestic and multinational supermarkets and drug stores, as well as catalogue sales across China. We sell most of our products to more than 200 distributors, who in turn sell our products to the retail points. The distributors are located in 23 provinces in China. In addition, since the end of December 2010, we have been selling our products with 365-gram, 600-gram and 665-gram  package sizes to the infant-maternity retail stores. We expect such new sales strategy to help further strengthen our market presence in this distribution channel.

Dairy Industry in China

Industry Growth Drivers

China’s large population, growing disposable income and rapidly changing consumer habits create a favorable market for premium dairy products. The prospects for China’s infant formula market look particularly promising with on average 17 million newborns each year. The country may be experiencing a small baby boom due to an exception to China’s one-child policy; parents who are both single children of their respective families are allowed to have a second child. According to Euromonitor, the infant formula market is expected to grow at a compound annual growth rate of 23.1% between 2008 and 2013. In general, the one-child policy makes Chinese parents inclined to prioritize their children’s health over other consumption, which supports the market for premium infant formula products.

The Case of Goat Milk

China’s government has been promoting milk consumption since the mid 1990s because of its beneficial nutritional properties. The Eleventh Five-Year Plan (2006-2011) encourages every Chinese citizen to consume 0.5 kg of dairy products per day. The favorable government policies coupled with the prevalence of sensitivity towards cow milk products in China further support the demand for goat milk. Independent studies demonstrate that goat milk has a beneficial protein structure compared with cow milk, facilitating absorption of nutrients in goat milk by the human digestive system, which may make goat milk a more suitable alternative for Chinese consumers who have experienced problems with digesting cow milk.

Compared with cow milk, the molecules of lactose and fat globules are smaller in goat milk, making goat milk more easily absorbed by individuals who are sensitive to milk products. Moreover, lower acidity, the concentration of medium-chain triglyceride fatty acids, and the absence of r-casein, the main allergen found in cow milk, improve the digestibility of goat milk, making it an appealing substitute for cow milk. We believe that we, with our broad product portfolio and first mover position in goat milk production and distribution, are well positioned to take advantage of this increased demand.

Post Melamine Scandal Era

In 2008, the reputation of China’s dairy industry was severely damaged as melamine, a toxic chemical used to manufacture plastics, was discovered in products from 22 domestic dairy producers. In response, the Chinese government issued the Regulation on the Supervision and Administration of the Quality and Safety of Dairy Products, which encourages stricter national standards for the quality and safety of dairy products, heightens sanitary requirements, and imposes more responsibility on dairy processors to control the sources of raw milk. In addition, a Food Safety Act has been implemented in June 2009 to revise problems related to the scandal. Dairy processors are strongly encouraged to implement HACCP or GMP quality certification systems. Further efforts to align the interests of different parties including farmers, processors, dairies and consumers are underway.

Following the scandal, the Ministry of Agriculture stipulated that only one milk processing plant be allowed on a ranch within the radius of 60 kilometers. New projects must reach processing capacity of 200 tons of raw milk per day based on raw milk sources proprietary to or controlled by the dairy processor, and raw milk must contribute to no less than 30% of total processing capacity. The added capacity in expansion projects must reach at least 100 tons of raw milk per day, and 75% of the existing processing capacity must be based on raw milk sources proprietary to or controlled by the dairy processor.

With the growing awareness and lingering safety concerns about cow milk, we are well positioned to take advantage of the unprecedented opportunity to solidify our presence in the goat milk and premium infant formula sectors. We place primary importance on quality. In order to ensure the quality and safety of our raw materials, we have established our subsidiary, Weinan Milkgoat, in the main area where Saanen dairy goats are raised because most of our supply of raw goat milk comes from Saanen dairy goats. We have designated staff monitoring the whole process of raw goat milk collection at each of our collection stations in this area. The collected raw goat milk is directly transported to our subsidiary for inspection in compliance with national standards, including the detection of melamine. After the inspection, qualified raw goat milk will be sprayed to be milk powder, packed and transported to Milkgoat China for canning. Before the canning, our quality control staff conducts a second inspection of the goat milk powder.

Compared with many cow milk powder producers with decentralized raw cow milk sources, we believe its more efficient and cost-effective for us to conduct quality control of our raw materials with a centralized raw goat milk collection system. The melamine contamination incident has resulted in significant negative publicity for the entire domestic cow milk industry and consumers are seeking substitutes for cow milk due to such lingering safety concerns. We have increased our spending on advertising in which we emphasize the fact that our products are always qualified in previous government inspections and melamine has never been detected in our products. We also conduct promotional activities with supermarket chains and infant-maternity stores in order to reach out our target market. We believe our advertizing and promotional activities have allowed us to obtain preferential product placement in retail points and to compete effectively against multinational and domestic cow milk powder producers. In addition, we believe that due to our current market position, brand recognition and customer loyalty, combined with our strong distribution network, the impact on our business will not be material when the safety concerns regarding contaminated cow milk products begin to wane in the future.

Dairy Industry Access Conditions and Policies

In March 2008, the PRC National Development and Reform Commission, or the NDRC, promulgated the Access Conditions for Dairy Products Processing Industry, or the Access Conditions. The Access Conditions set forth the conditions an entity must satisfy in order to engage, or continue to engage, in the dairy products processing business, including technique and equipment, product quality, energy and water consumption, sanitation and environmental protection, as well as production safety. Any new or continuing dairy products processing projects or enterprises will be required to meet all the conditions and requirements set forth in the Access Conditions. For projects or enterprises that already commenced operations before the promulgation of the Access Conditions, improvements or rectification actions may need to be taken in order to have such projects or enterprises meet the conditions within two years of the effective date of the Access Conditions on April 1, 2010.

The Access Conditions also set forth some requirements relating to the location, processing capacity and raw milk source for any new or continuing dairy products processing project or enterprise. Any new or continuing dairy products processing projects or enterprises that fail to meet the requirements will not be able to procure land, license, permits, loan facility and electricity necessary for the processing of dairy products, and those projects or enterprises already in operation before the promulgation of the Access Conditions will be deregistered and ordered to shut down if they fail to meet the conditions within a two-year rectification period.

In May 2008, the NDRC issued the Dairy Industry Policies, or the Policies. According to the PRC government, the Policies are the first set of comprehensive government policies on the PRC dairy industry, covering a broad range of matters such as industry planning, closure of inefficient capacity, milk supply, quality control and product safety, environmental protection and promotion of milk consumption. Moreover, the Policies provide conditions that new entrants to the dairy industry must meet in addition to the conditions set forth in the Access Conditions.

Our Competitive Strengths

We believe that our success to date and potential for future growth can be attributed to a combination of our strengths, including the following:

  First Mover Advantage. Various researches and publications indicate that goat milk is emerging as an ideal substitute to cow milk as consumers are increasingly aware of its benefits particularly for infants, who prefer a dairy product with a nutritional and molecular composition closer to human milk. Goat milk differs from cow milk in a number of ways and some of its attributes make it closer to human milk, such as high level of bioactive components, similar casein composition and secretion process in both human milk and goat milk. We are the first Chinese company to produce, sell and distribute goat milk formula products throughout China and we have been doing so since 2001. We believe we are in a strong position in competing with our competitors because we have familiar products, brand loyalty and established distribution systems for being the first to market. Based on market analysis conducted by our marketing department, we believe in 2009 we were the largest seller in the goat milk products in China by holding approximately 42.8% market share of goat milk products sold in that year.

  Dedication to Quality Control. We source raw milk from our proprietary dairy farms and other goat dairy farmers on a long-term contractual basis in Shaanxi Province in northwestern China, where dairy goats are abundant and of optimal breed for milk production. Vertically integrated production and the ability to control raw goat milk sources enable us to secure raw material supply, and thus maintain our leading position in the market. Proprietary dairy farm and goat milk collection centers have also benefited us following the 2008 cow milk scandal, when melamine was found in various cow milk-based infant formula products in China. In the wake of the scandal, Chinese food safety authorities imposed stricter industry regulation regarding supply chain quality control and expansion plans for dairy processors, which has benefited established players like us. Our facilities are ISO 9001 certified and have Hazard Analysis & Critical Control Point, or HACCP certification issued by HSL Certification Service and Beijing Zhongdahuayuan Certification Center. ISO 9001 is an internationally recognized verification system for quality management overseen by the International Standard Organization based in Geneva, Switzerland. The certification is based on a review of our programs and procedures designed to maintain and enhance quality production and is subject to annual review and recertification. HACCP is a system used to manage food safety through the analysis and control of biological, chemical, and physical hazards from raw material production, procurement and handling, to manufacturing, distribution and consumption of the finished product.

  High-end Products. We have been a leading producer and distributor of goat milk formula products for infants, toddlers, young children, and adults in China. Our current formula product lines are targeted at the premium segment of the dairy market and health-conscious consumers. Given goat milk’s nutritional and molecular composition closer to human milk as well as the relative scarcity of goat milk since dairy goats have limited production capacity when compared to dairy cows, our goat milk products are positioned at the higher end of the dairy cost spectrum.

  Experienced Management. Our senior management team has extensive operating experience and industry knowledge. Ms. Li Liu, who is our founder, Chairwoman, CEO and President, started our company’s goat milk business in 2001. She is a pioneer in the industry. Mr. Fung Shek, who serves as our Director and Vice President, also has significant experience in the goat milk business. He was formerly Director of Sales for P&G Taiwan, a company that provides consumer products in various areas. Ms. Veronica Jing Chen, our CFO, has extensive auditing, accounting and financial management experience in various U.S. public companies. Prior to joining us, Ms. Chen held CFO positions in three U.S. public companies, including China Natural Gas, Inc., a company primarily involved in the distribution of compressed natural gas in China, from May 2009 to January 2010, China Valves Technology, Inc., a company engaged in the business of developing, manufacturing and selling high-quality metal valves, from October 2008 to February 2009 and Origin Agritech, Limited, a technology-focused crop seed company in China from December 2007 to September 2008. Ms. Meiping Li, our Sales Director, has more than 20 years of sales management expertise in the dairy product and pharmaceutical industries.

Our Growth Strategy

As a leading goat milk producer and distributor in China, we believe we are well positioned to capitalize on future industry growth in China. We are dedicated to providing healthy and high quality products to our consumers. We will implement the following strategic plans to take advantage of industry opportunities and our competitive strengths:

  Focus on brand development. In order to manifest our position as China’s leader in goat milk products and to educate consumers about the benefits of goat milk, we plan to invest in strengthening our brand equity. In November 2009, we engaged US-based branding and strategic positioning agency, Trout & Partners to enhance our brand position and build “Milk Goat” into a household brand in China. As part of the strategy, we intend to target more supermarkets with our products. We believe that our products enjoy a reputation for high quality among those familiar with them, and our products routinely pass government and internal quality inspections. We have increased our advertising expenses and plan to continue advertising on CCTV in order to market our products as premium goat milk powder products. We believe many consumers in China tend to regard higher prices as indicative of higher quality and higher nutritional value, and as a result consumers with higher disposable incomes are increasingly inclined to purchase higher priced products, particularly in the areas of infant formula and nutritional products.

  Increase production capacity. We are in the process of increasing our production capacity for goat milk products by more than 400%. Our current raw milk powder processing capacity is approximately 1,000 metric tons per annum and processed milk powder processing capacity is approximately 2,100 metric tons per year. We broke ground on a new spray drying processing facility in Shaanxi Province in November 2009, which is expected to commence production by the third quarter of 2012 and become the largest raw goat milk processing base in China with an expected production capacity of approximately 4,600 metric tons per annum. We have also invested in a new packing facility and warehouse in Tianjin, which is expected to go into operation in the fourth quarter of 2011 with an expected production capacity of approximately 5,200 metric tons per annum. While increasing production, we also develop our product portfolio in order to penetrate additional consumer segments.

  Expand distribution network. We sell and distribute our products through a network of approximately 3,800 retail points including infant-maternity chain stores, supermarkets (including multinational chains) and drug stores, as well as catalogue sales across China. The infant-maternity chain stores currently contribute to the bulk of our sales efforts. Beginning in 2010, we expect to expand aggressively into the supermarkets segment as well as online sales through our online store at Taobao.com.

  Focus on quality control. We continue to improve our product inspection procedures and monitor our raw milk suppliers in order to ensure the high quality of our products. We believe we can maintain our production of high quality dairy products by continuing to enter exclusive contracts with dairy farmers who can deliver quality goat milk, strengthening our company-owned large-scale dairy farm operations, expanding our company-owned collection stations and production facilities, and employing comprehensive testing and quality control measures.

We are also, as described under “Liquidity and Capital Resources,” engaged in expanding our administrative, processing and warehousing facilities.

Our Goat Milk Powder Products

We currently manufacture and distribute goat milk powder products. Our powder products are sold throughout most of China. We began selling powder products in Tianjin and Beijing in 2001, in Southern China in 2004 and Northern China in 2006. Since the end of 2009, we have been working with Trout & Partners to streamline our product portfolio and refine our brand image in order to position and strengthen our “Milk Goat” brand as the premium goat milk brand throughout China. We have restructured our original product portfolio of dozens of products and specifications and refined our marketing strategy. Our new product portfolio consists of 22 formula products under the “Milk Goat” brand with three package sizes of 600, 665 and 365 grams with upgraded formula. Our principal goat milk powder products may generally be categorized as follows:

  powder products for infants aged from 0 - 6 months old, babies 6 - 12 months old;

  powder products for toddlers aged from 1-3 years old, pre-schools from 3-7 years old; and

  powder products for different target groups: students, seniors, women, men, pre-and post-natal women and gift packaging.

In addition, we still sell our original goat milk powder products. Our principal original goat milk powder product lines may generally be categorized as follows:

  Powder products for infants aged 0 - 6 months old, babies 6 - 12 months old, toddlers from 1 - 3 years old, pre-schoolers from 3-7 years old and children, teens and adolescents. Powders targeted to or formulated for pre-and post-natal women.

  Sugar-free goat milk powder products for those who desire to regulate their sugar intake.

  Powder products for health conscious adults.

Most of our goat milk products are formulated through the inclusion of supplements such as vitamins, calcium, iron, selenium, chromium and omega-3 fatty acids, as needed to address the nutritional or health needs of the consumer.

Raw Materials and Suppliers

We currently own ten dairy goat farms, which are located in Shaanxi Province and operated by our subsidiary, Weinan Milkgoat. For the nine months ended December 31, 2010 and 2009, our subsidiary, Weinan Milkgoat provided 3.4% and 0.2% of our raw goat milk, respectively. For the five months ended March 31, 2010 and 2009, Weinan Milkgoat provided 0.2% and none of our raw goat milk, respectively. Weinan Milkgoat provided 0.3% and none of our raw goat milk, during the fiscal years ended October 31, 2009 and 2008, respectively.

Most of our supply of raw goat milk comes from Saanen dairy goats raised on individual and collective goat farms in Weinan City in China’s Shaanxi Province. The Saanen is believed to be one of most popular goats primarily because of their consistency in producing large quantities of milk in conjunction with their capacity to tolerate environmental change. According to Angie Pollock, originating from the Saane Valley of Switzerland, the Saaneen is primarily kept for milk production and is known for being easy to care for, having a docile temperament and good toleration of changes in their environment. Shaanxi Province is one of major goat milk producing areas in China; an area especially conducive to the production of goat milk, with a reputation as one of the most fertile and agriculturally rich regions in China in which to raise dairy goats. According to Dairy Times, a newspaper published in China, the goat milk products produced by companies located in Shaanxi Province constitute approximately 70% of the total goat milk products in China. Through Weinan Milkgoat, we entered into long-term supply arrangements with local governmental and quasi-governmental authorities pursuant to which we purchase all the goat milk produced by the small collective farms at a price negotiated from time to time by us and the individual farms.

Pursuant to the raw goat milk supply agreements, our suppliers are obligated to provide us with a certain volume of raw goat milk during the terms of these agreements at a purchase price ranging between RMB 3.0 to RMB 3.5 per kilogram. Our suppliers also are required to deliver to us raw goat milk at the contracted location between 6 am to 1 pm local time everyday. Upon mutual written consent, the parties may amend or terminate the agreements. In addition, each agreement includes a force majeure clause. If the supplier fails to perform its obligations due to unforeseen events beyond its control, neither party will be liable for any damages caused by the force majeure event. In addition, in that case, either party may terminate the agreement. However, our suppliers are required to notify us within 10 days after the occurrence of a force majeure event and provide a certificate certifying this event issued by a relevant authority within 15 days. For the five months ended March 31, 2010, we entered into supply arrangement with 33 small-scale farms, which provided 282.5 tons of raw goat milk to us.

We are not dependent on any single supplier or group of suppliers for our raw milk supply. No supplier of raw goat milk accounted for more than ten percent of our goat milk requirements for the five months ended March 31, 2010 and 2009, or the fiscal years ended October 31, 2009 and 2008, respectively. We believe that our relationships with our raw goat milk suppliers are satisfactory and that alternative sources of supply are available to us on no less favorable terms than are currently available.

Other materials used to produce our powdered products include desalting whey powder, lactose, plant fat powder, lactalbumin, whey protein concentrate, soybean lecithin, various vitamin and mineral supplements and packaging materials. We have not experienced any significant difficulty in purchasing these or any other materials. We believe that alternative sources of supply are available to us on no less favorable terms than are currently available.

Processing

The raw goat milk is collected by hand or machine and brought to a collection station. There are approximately 500 collection stations (sixty-five of which are engaged with us through cooperation) distributed throughout Weinan County that are used to collect the goat milk into refrigerated storage tanks, which are then delivered by refrigerated vans to our processing plants.

The raw milk to be converted into a powder is passed through a high pressure gauge, converting the milk into a fine spray which, through the use of a high temperature fan, quickly dries the spray into a powder. The powder is then shipped to another processing facility at which it is supplemented with various nutritional components and is then packaged into various types of containers for distribution to our wholesale distributors.

We own one spray tower in Fuping Milkgoat, which is used to make raw liquid goat milk into raw goat milk powder.

We have also engaged two independent processors to assist us in the processing of our raw goat milk into powder products. They provide, among other things, production facilities, offices, dormitories, equipment and personnel to assist in the processing of raw liquid goat milk into raw goat milk powder products. For the five months ended March 31, 2010, we processed an aggregate of approximately 446.23 tons of raw goat milk powder, of which approximately 69.6% was processed through our subsidiaries, Fuping Milkgoat and Weinan Milkgoat, and approximately 30.4% through external suppliers. For the five months ended March 31, 2009, we processed an aggregate of approximately 490.39 tons of raw goat milk powder, of which approximately 46.3% was processed through Fuping Milkgoat and Weinan Milkgoat, and approximately 53.7% through external suppliers. We believe that our relationships with our raw goat milk powder suppliers are satisfactory and that alternative sources of supply are available to us on no less favorable terms than are currently available.

Sales and Marketing

Currently, we have 604 experienced marketing personnel who are responsible for market research, promotion and advertisement. We strengthen our market presence by employing various types of marketing strategies. We participate in annual trade shows such as the National Baby and Young Children Fair and the National Sugar and Spirit Fair, offer seminars and lectures to local communities regarding the health benefits of our goat milk products, television advertisements at national and local levels, and other promotional activities. These activities help to promote our reputation and brand name recognition in the industry.

We use more than 200 distributors to sell our products. The distributors are located in 23 provinces in China. We sell and distribute our products through a network of approximately 3,800 retail points including infant-maternity chain stores, supermarkets (including multinational chains) and drug stores, as well as catalogue sales across China.

We use two independent trucking contractors to distribute our products throughout China. We selected these trucking companies based on cost and efficiency. We believe that alternative shipping arrangements are available if required, on no less favorable terms than are currently available.

We do not significantly depend on any single customer for the sales of our products. We did not have any customer constituting greater than 10% of net sales for the five months ended March 31, 2010 or for the year ended October 31, 2009.

Our Competition

The dairy industry in China is highly competitive and we face substantial competition from both cow and goat milk producers.

Cow milk accounts for more than 90% of the milk consumed in China. The principal producers and distributors of cow milk are Inner Mongolia Yili Industrial Group Co., Ltd. and Inner Mongolia Meng Niu Dairy (Group) Co., Ltd. We compete with cow milk based on the nutritional advantages of goat milk. Those advantages include higher nutritional levels of proteins and vitamins (in particular, vitamins B1, B2 and C) and ease of digestibility. These factors make goat milk particularly attractive for those interested in maintaining a healthy lifestyle and for use by infants and other consumers sensitive to dairy products or allergic to cow milk. However, cow milk’s competitive advantages over goat milk include more favorable pricing, easy availability, and greater market acceptance. This greater market acceptance is attributable to, among other things, the historic association of goat milk with unfavorable smells, a much larger supply of available cow milk, and the fact that goat milk has only recently developed as an alternative available to consumers in China on a mass-market basis. We are working to improve acceptance of goat milk through marketing efforts geared towards emphasizing its nutritional advantages and its favorable taste and smell.

We also compete directly with China and foreign-based goat milk manufacturers. Our China based competitors include Youhong Trade (Shanghai) Co., Ltd and Guangzhou Kanghechang Biotechnology Co., Ltd, Shaanxi Guanshan Dairy Co., Ltd and Xi’an Baiyue Yubao Dairy Co., Ltd. We believe that our principal competitive advantages in competing with our China-based competitors are product recognition (including recognition based on quality flavor and price), strong distribution relationships, established supply sources, and quality. Our foreign competitors include Karihome (Dairy Goat Co-operative (NZ) Ltd. and other smaller New Zealand goat milk brands. We compete with our foreign competitors through more favorable pricing though we believe that the quality of our products is comparable to, if not superior to, the quality of our competitors’ products. Based on market analysis conducted by our marketing department, we believe in 2009 we held approximately 42.8% market share of goat milk products sold in that year, making us the largest seller of the goat milk products in China. Each of Xi’an Baiyue Yubao Dairy Co., Ltd., Youhong Trade (Shanghai) Co., Ltd and Guangzhou Kanghechang Biotechnology Co., Ltd claimed 6.5% market share of 2009 as the second largest goat milk products seller in China.

Research and Development

Our research and development activities focus on upgrading and enhancing our unique, traditional recipes for our products and improvement in packaging. We currently have five employees dedicated to research and development.

For the five months ended March 31, 2010 and 2009, we expended $40,898 and $57,558, respectively, with respect to research and development activities. For the years ended October 31, 2009 and 2008, we expended $150,101 and $113,309, respectively, with respect to research and development activities. We are in the process of developing new goat milk based products but do not anticipate that such products will have a material impact in the near term on our results of operations.

Intellectual Property

In 2002, we registered in China the trademark, “Mei Ke Gao Te” (a transliteration of “Milk Goat” in Chinese) for use with our liquid and powder products and the trademark, “Yi Mei Shi” for use with our powder products. The “Mei Ke Gao Te” mark is generally used for all our products other than those formulated to provide a particular nutritional or health benefit and the “Yi Mei Shi” mark is used for those products emphasizing a specific health or nutritional benefit. Each of such trademarks has a term of ten years and may be renewed thereafter.

Our goat odor elimination technology which eliminates odor in our products is developed from the know-how that was exclusively licensed to us from Taiwan Richlink Enterprise Company Ltd., pursuant to an exclusive licensing agreement, dated April 10, 2001. The licensing agreement was amended on June 12, 2009 and expires on April 10, 2011. Pursuant to the exclusive license agreement, as amended, we have the right to use the know-how for free after the expiration of this agreement.

Regulation

We are regulated under national, provincial and local laws in China. These regulations govern, among other things, the manufacture and composition of products and ingredients, product labeling and packaging (including the format and content of product labels nutritional information), product safety and specified manufacturing practices (including mandating quality assurance programs). Our facilities are subject to inspection and licensing requirements and our trade practices (including claims made with respect to product effectiveness of our products) are regulated.

The national, provincial and local governments have increased their oversight of the production and distribution of dairy products in response to melamine contamination of certain dairy products produced in China. In September 2008, our goat milk products were inspected by China's Administration of Quality Supervision, Inspection and Quarantine, or AQSIQ. AQSIQ determined that our products are safe. We anticipate that we will incur additional expense in complying with additional governmental regulation and oversight. We anticipate that we will generate additional net sales as consumers migrate to dairy products processed by companies, such as Milkgoat China, with reputations for producing quality products, though no assurance can be given in this regard.

We believe that we comply in all material respects with applicable rules and regulations.

Our Employees

As of December 31, 2010, we employed 1,067 full-time employees. The following table sets forth the number of our employees by function as of December 31, 2010.

FUNCTION	NUMBER OF EMPLOYEES
Sales Department	906
Production Department	77
Financial Department	25
Administrative Office	59
TOTAL	1,067

Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We have not experienced any work stoppages and we believe our relationship with our employees is satisfactory.

We are required by the PRC law to cover employees in China with various types of social insurance. We believe that we are in material compliance with the relevant PRC laws.

Seasonality

While the consumption of goat milk is not seasonal, goat milk production is seasonal because goats generally do not produce milk from November through February. During such period, we generate sales of goat milk powder from our inventory that builds during the period preceding such hiatus.

Insurance

We do not have any business liability, interruption or litigation insurance coverage for our operations in China. Insurance companies in China offer limited business insurance products. While business interruption insurance is available to a limited extent in China, we have determined that the risks of interruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Therefore, we are subject to business and product liability exposure. See “Risk Factors – We do not carry any business interruption insurance, third-party liability insurance for our production facilities or insurance that covers the risk of loss of our products in shipment.”

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

According to the China Quality Net, maintained by China Quality Inspection Association, we are the first and one of the leading producers and distributors of premium goat milk formula products for infants, toddlers, young children, and adults in China. Our powder products are sold throughout most of China. We began selling powder products in Tianjin and Beijing in 2001, in Southern China in 2004 and Northern China in 2006. Our current formula product lines are targeted at the premium segment of the dairy market and health-conscious consumers. Headquartered in Tianjin, we sell and distribute our products through a nationwide network of retail points across China in 23 provinces and municipalities including supermarkets (including multinational chains), infant-maternity chain stores and drug stores, as well as catalogue sales and our dedicated online store at Taobao.com. We are vertically integrated and source raw goat milk from our proprietary dairy farms as well as neighboring goat dairy farmers on a long-term contract basis in milk collection centers, which helps us maintain quality control.

Since the end of 2009, we have been working with Trout & Partners to streamline our product portfolio and refine our brand image in order to position and strengthen our “Milk Goat” brand as the premium goat milk brand throughout China. We have restructured our original product portfolio of dozens of products and specifications and refined our marketing strategy. Our new product portfolio consists of three segments, infant formula products, adult products and children products with an aggregate 22 formula products under the "Milk Goat" brand with three package sizes of 600, 665 and 365 grams. As of December 2010, approximately 25.0% of our revenues were generated from the infant formula products, approximately 28.7% from products for children and approximately 46.3% from products for students and adults.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

  Perceptions of Product Quality and Safety. Rising consumer wealth in China has contributed to a greater acceptance by consumers in China of and desire for higher-priced products with perceived quality advantages associated with such products. Thus, we believe that infant formula producers with a reputation for quality and safety should be able to command higher average selling prices and thereby generate higher gross margins than competitors that do not possess the same perceived reputation for quality and safety. Conversely, any decrease in consumer perceptions of quality and safety could adversely impact such producers’ sales and gross margins. We believe our past growth has benefited from our brand recognition and from real and perceived safety and quality of our formula products. Moreover, a decrease in the quality and safety of any particular producer could trigger wider negative perception of the decrease in the quality and safety of all producers, thereby affecting the industry generally. For example, the melamine contamination incident had resulted in a significant reduction in the sales of a number of major dairy product companies in China. If a future market crisis involving any of our products should occur, especially if management fails to respond to such a crisis in a timely and effective manner, our brand recognition and reputation could be severely damaged, which could adversely affect our results of operations.

  Brand Recognition and Customer Loyalty. In recent years, there has been growing demand in China for premium formula products due to increasing consumer awareness of brand image and nutritional value of the products offered by leading producers. Although the market is still highly competitive, we believe that companies with strong national brands and customer loyalty will increasingly capture market share from regional brands with less brand recognition. Our success depends on sustaining the strength of our brands. If we fail to promote and maintain the brand equity of our products, then consumer perception of the superior nutritional benefits of our products may be diminished. If the difference in the value attributed to our products as compared to those of our competitors narrows, consumers may choose not to buy our products.

  Competition and Market Position While China’s formula market is expected to grow significantly, we are facing intense competition. The market has become highly fragmented in recent years as an increasing number of formula producers have entered the market. We face significant competition from domestic and multinational producers of both cow and goat milk. We focus on developing and marketing premium products for the goat formula market in China. By leveraging our focused marketing strategy, our brand name and our sales and marketing infrastructure, we have been able to sell formula products to consumers in China’s largest cities and we believe that we are perceived as a company that is able to deliver premium quality that justifies our premium prices. This strategy has allowed us to maintain and improve our market share in our primary markets.

  Product Offering and Pricing. As China becomes more affluent, formula products have become more affordable, resulting in the rapid growth of the overall market for formula in China. Despite the recent rapid growth, we believe much of the market is still underserved with respect to formula. We expect that this growth in demand will help drive sales for many formula producers, but companies with strong brand loyalty and extensive distribution networks in China will have greater ability to capitalize on such growth as well as to increase prices and pass on higher raw material costs to customers.

  Raw Material Supply and Prices. The per unit costs of producing our formula are subject to the supply and price volatility of raw milk and other raw materials. For example, raw milk prices are affected by fluctuations in production and competition. Historically, we have been able to meet our raw milk supply needs by building our processing facilities close to our milk suppliers. Through our subsidiary Weinan Milkgoat located in Shaanxi Province, we have entered into long-term supply arrangements with local governmental and quasi-governmental authorities pursuant to which we purchase all the goat milk produced by the small collective farms at a price negotiated from time to time by us and the individual farms.

Taxation

United States

Yayi International Inc. is subject to United States federal income tax at a tax rate of 41%. No provision for income taxes in the United States has been made as Yayi International Inc. had no income taxable in the United States.

British Virgin Islands

Milkgoat Industrial was incorporated in the BVI and under the current laws of the BVI, is not subject to income taxes.

PRC

In 2007, the PRC government promulgated the new Enterprise Income Tax Law, or EIT Law, and the relevant implementation rules, which became effective on January 1, 2008. Under the EIT Law and its implementation rules, all domestic and foreign investment companies will be subject to a uniform enterprise income tax at the rate of 25% and dividends from PRC subsidiaries to their non-PRC shareholders will be subject to a withholding tax at a rate of 20%, which is further reduced to 10% by the implementation rules, if the non-PRC shareholder is considered to be a non-PRC tax resident enterprise without any establishment or place within China or if the dividends payable has no connection with the non-PRC shareholder’s establishment or place within China, unless any such non-PRC shareholder’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. In addition, pursuant to the EIT Law, enterprises established under the laws of non-PRC jurisdictions, but whose “de facto management body” is located in the PRC, should be treated as resident enterprises for PRC tax purposes However, it is currently uncertain whether we may be deemed a resident enterprise, or how to interpret whether any income or gain is derived from sources within China. See “Risk Factors - Under the New EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to our non-PRC shareholders and us.” If we, as a Delaware company with substantially all of our management located in China, were treated as a resident enterprise for PRC tax purposes, we will be subject to PRC tax on our worldwide income at the 25% uniform tax rate, which would have an impact on our effective tax rate.

The EIT Law and the Implementing Rules also imposes a unified EIT of 25% on both foreign invested enterprises and domestic enterprises, effective January 1, 2008. As a result, each of our PRC subsidiaries, Milkgoat China, Weinan Milkgoat, Fuping Milkgoat, and Shaanxi Milkgoat have been subject to a 25% income tax rate in calendar year 2008, 2009 and 2010.

Change in Fiscal Year

On March 26, 2010, our board of directors approved a change in our fiscal year end from October 31 to March 31, effective immediately. The fiscal year end change resulted in a five month reporting period from November 1, 2009 to March 31, 2010. As a result, we included the disclosure relating to the results of operations for the nine months ended December 31, 2010 and 2009, the five months ended March 31, 2010 and 2009 and the years ended October 31, 2009 and 2008 in this prospectus. The comparative financial information provided for the five months ended March 31, 2009 is unaudited, since it represented an interim period of the fiscal year ended October 31, 2009. The unaudited financial information for the five months ended March 31, 2009 includes all normal recurring adjustments necessary for the fair statement of the results for that period.

Results of Operations

Nine Months Ended December 31, 2010 Compared to Nine Months Ended December 31, 2009

The following table sets forth a summary of certain key components of our results of operations for periods indicated, in dollars and the percentage of change from the prior period.

	Nine Months Ended
	December 31
	2010	2009	change	variance
Net Sales	$22,358,257	$17,772,381	$4,585,876	25.8%
Cost of goods sold	(8,022,963)	(5,709,145)	(2,313,818)	40.5%
Gross profit	14,335,294	12,063,236	2,272,058	18.8%
Operating expenses
Sales and marketing expenses	(10,835,434)	(4,472,077)	(6,363,357)	142.3%
General and administrative expenses	(3,365,857)	(1,685,565)	(1,680,292)	99.7%
Income from continuing operations	134,003	5,905,594	(5,771,591)	(97.7%	)
Other expenses, net	(470,318)	1,056,126)	585,808	(55.5%	)
Income tax expense	(389,482)	(1,396,163)	1,006,681	(72.1%%	)
Net (loss) income attributable to Yayi International Inc.	(725,797)	3,453,305	(4,179,102)	(121.0%	)

Net Sales. Our net sales are generated from sales of premium goat milk formula products. Net sales for the nine months ended December 31, 2010 were more than $22 million, an increase of 25.8% from the same period last year. This increase was primarily due to an increase in the unit sales price. The unit sales price increased by 29.3% from $19,500 to $25,215 per ton, mainly due to an upgrade of formula and the increased prices of main raw materials. In the first quarter of calendar year 2010, we started to streamline our product portfolio from 58 Store Keeping Units (SKU) to 10 SKU and added premium nutrients to 10 new milk powder products. As with the second fiscal quarter, we have achieved higher net sales with our 10 product varieties than with the original 58 product varieties in the prior year period. In addition, in order to develop infant-maternity stores as a sales channel alongside our commitment to establish our presence in supermarkets, we launched 12 infant formula products specifically targeting infant-maternity stores in the third quarter of fiscal year 2011. We have been able to achieve higher net sales from the current 22 SKU product lines versus 58 SKU product lines for the same period last year.

The following table sets forth the information relating to the quantity and sales price of goat milk powder we sold during the periods indicated:

		Nine Months Ended	Nine Months Ended
Product Name		December 31, 2010	December 31, 2009
Goat Milk Powder	Quantity (ton)	$887	911
Products	Unit price	$25,215	$19,500

Cost of goods sold. Our cost of goods sold is primarily comprised of the costs of our raw materials, labor and overhead. Cost of goods sold for the nine months ended December 31, 2010 was approximately $8.0 million, an increase of 40.5% from the same period last year, primarily due to the giveaways that we distributed to customers for promotion purposes under the "buy two get one free" strategy and increased raw material prices. The unit cost increased by 44.5% from $6,264 per ton to $9,048 per ton. Due to the formula upgrading, the unit cost of manufacturing increased by 37.9% from $5,842 per ton to $8,053 per ton. The giveaway cost increased by 129.2% from $0.4 million to $0.9 million for the same period last year. As a part of our marketing strategy for the new products, our sales people provided free promotional products to purchasers of our new products.

Gross Profit. Our gross profit is equal to the difference between our net sales and the cost of goods. Gross profit for the nine months ended December 31, 2010 was approximately $14.3 million, an increase of 18.8% from the same period last year. Our gross margin for the nine months ended December 31, 2010 decreased to 64.1% from 67.9% for the same period last year. The decrease in gross margin is mainly due to the increase in slotting fees paid to supermarkets, giveaway costs and increased raw material prices.

Operating expenses. Our total operating and administrative expenses consist primarily of sales and marketing expenses and general and administrative expenses. Our total operating and administrative expenses for the nine months ended December 31, 2010 increased by approximately 8.0 million to $14.2 million or 130.6% from the same period last year. Following is a discussion of the reasons for this increase broken down by category of operating expense:

Sales and marketing expenses. For the nine months ended December 31, 2010, sales and marketing expenses increased approximately 142.3% to $10.8 million from $4.5 million for the same period last year. The increase was primarily attributable to a large increase in advertising and promotional expenses and temporary promoter’s salaries. Promotional expenses were approximately $5.6 million for the nine months ended December 31, 2010, an increase of 403.9% compared with $1.1 million for the same period last year, mainly due to our sales road show program across 23 provinces and municipalities for new products promotion. Advertising expenses were approximately $1.9 million for the nine months ended December 31, 2010, an increase of 620.4% compared with $0.3 million for the same period last year as we launched our TV commercials on China Central Television for new product portfolio promotion in the beginning of calendar year 2010. We believe that our investment in sales and marketing for building our "Milkgoat" brand as well as further strengthening our distribution capability will bring substantial and tangible benefits in the long term.

General and administrative expenses. General and administrative expenses for the nine months ended December 31, 2010 increased by 99.7% to $3.4 million from $1.7 million for the same period last year. It was primarily attributable to $1.1 million for the stock options granted to key employees and certain directors in June 2010, as well as the increased compensation of $0.4 million for the current and new senior managers and executives.

Other income/(expenses). Our other income (expenses) consists primarily of change in fair value of derivative liabilities, interest and amortization of deferred debt issuance cost. Other expenses decreased by approximately $0.6 million, or 55.5% to $0.5 million for the nine months ended December 31, 2010, primarily attributable to the decrease of $0.2 million for liquidated damages arising from the registration rights agreement settlement in November 2009 and modification expenses of warrants Series A and D in December 2009, decrease of $0.8 million for change in fair value of derivative liabilities related to the $8.9 million convertible notes, offset by an increase of $0.2 million in amortization of deferred debt issuance cost, compared with approximately $0.3 million for the same period of last year, and an accrual of expense of $0.3 million for make good shares.

Income Tax. Our income tax expenses for the nine months ended December 31, 2010 decreased by 72.1%, from approximately $1.4 million in the same period last year, to approximately $0.4 million. The decrease was primarily attributable to decrease in income before tax in the nine months ended December 31, 2010.

Net (Loss) Income. As a result of the factors described above, net loss was approximately $0.7 million in the nine months ended December 31, 2010 as compared to net income of $ 3.5 million in the same period last year.

Five Months Ended March 31, 2010 Compared to Five Months Ended March 31, 2009

The following table sets forth a summary of certain key components of our results of operations for periods indicated, in dollars and the percentage of change from the prior period.

	Five months ended March 31
	2010	2009
	(audited)	(unaudited)	change	variance
Net Sales	$6,966,183	$9,283,420	$(2,317,236)	-25.0%
Cost of goods sold	2,369,642	2,892,709	(523,067)	-18.1%
Gross profit	4,596,541	6,390,711	(1,794,169)	-28.1%
Operating expenses:
Sales and marketing expenses	3,908,572	1,973,212	1,935,360	98.1%
General and administrative expenses	1,318,077	685,843	632,234	92.2%
Income from continuing operations	(630,109)	3,731,656	(4,361,764)	-116.9%
Other income, net	380,789	686,878	(306,089)	-44.6%
Income tax expense	(68,846)	869,614	(938,460)	-107.9%
Net income from discontinued operations, net of tax
Foreign currency translation adjustment	(6,024)	44,791	(52,711)	-117.7%
Net income attributable to Yayi International Inc.	(936,028)	2,130,373	(3,064,503)	-143.8%

Net Sales. Net sales for the five months ended March 31, 2010 were approximately $7.0 million, a decrease of 25.0% from the five months ended March 31, 2009. This decrease was primarily due to the restructuring of our product portfolio. From the end of 2009, we worked together with Trout & Partners to streamline our product portfolio and refine our brand image in order to position and strengthen our “Milk Goat” brand as the premium goat milk brand throughout China. Thereafter, we have restructured our original product portfolio of dozens of products and specifications and refined our marketing strategy during the three months ended October 31, 2009. As a result, we gradually reduced the production of original products from the end of 2009 in anticipation of the introduction of our new products in January 2010. Our new product portfolio consists of only ten formula products under the “Milk Goat” brand with only one product specification of 600 grams. We suspended our sales efforts in supermarkets during these few months as we transitioned from our original product portfolio to the new one with new packaging, stock-keeping units (SKUs), and new (higher) pricing. Our new product portfolio has only been launched in the market since January 2010.

The following table sets forth the information relating to the quantity and sales price of goat milk powder we sold during the periods indicated:

Product Name		Five Months Ended	Five Months Ended
		March 31, 2010	March 31, 2009
Goat Milk Powder	Quantity (ton)	351	510
	Unit price	$19,872	$18,171

Cost of goods sold. Cost of goods sold for the five months ended March 31, 2010 was approximately $2.4 millions, a decrease of 18.1% from the five months ended March 31, 2009, primarily due to the decrease in our net sales. However, the unit cost increased by 16.1% from $ 5,743.8 per ton to $6,665.9 per ton, primarily attributable to giveaways distributed to purchasers of our new products. To a lesser extent, increased prices of main raw materials also contributed to the increase in our unit cost.

Gross Profit. Gross profit for the five months ended March 31, 2010 was approximately $4.6 million, a decrease of 28.1% from the five months ended March 31, 2009. Our gross margin for the five months ended March 31, 2010 decreased to 66% compared to 68.8% for the five months ended March 31, 2009. This decrease was primarily attributable to promotional products distributed to purchasers of our new products. However, the gross margin of our new product portfolio is higher than original product portfolio which partially offset the decrease caused by giveaways and promotional products.

Operating and administrative expenses. Our total operating and administrative expenses consist primarily of sales and marketing expenses and general and administrative expenses. Our total operating and administrative expenses increased by approximately $2.6 million, or 96.6% from the five months ended March 31, 2009.

Sales and marketing expenses. For the five months ended March 31, 2010, sales and marketing expenses increased approximately 98.1% to $3.9 million from $2.0 million for the five months ended March 31, 2009. The increase was primarily attributable to the large increase in advertising and promotion expenses. Advertising and promotional expenses for the five months ended March 31, 2010 was approximately $2.7 million, an increase of 160.5% from the five months ended March 31, 2009. Advertising expenses were approximately $2.0 million for the five months ended March 31, 2010, an increase of 586.5% compared with $0.3 million for the five months ended March 31, 2009. The primary reason for the increase was that we launched our new television advertisement campaign to promote the new product portfolio nationwide. The television commercials started airing on January 1, 2010 on China Central Television Channel 1 (CCTV-1) right before the channel's flagship national news program (XinWenLianBo) at 7pm, which is generally considered one of the most valuable prime-time advertising time slots in China.

General and administrative expenses. General and administrative expenses for the five months ended March 31, 2010 increased by 92.2% to $1.3 million from $0.7 million for the five months ended March 31, 2009. It was primarily attributable to labor cost increase for recruiting senior managers and professionals such as CFO, Director of Production and compensation increase for CEO and director, professional fees increase for engaging Earnest &Young as our SOX consultant and IT expenditures due to as a result of the expansion of our business.

Other income (expenses). Our other income (expenses) consists primarily of interest and finance cost. Other expenses decrease by approximately $ 0.3 million, or 44.6%, primarily attributable to the repayment of commercial loans of approximately US$ 2.7 million and decreased deferred debt issuance cost amortization.

Income Tax. Our income tax in the five months ended March 31, 2010 decreased by 107.9%, from an expense of approximately $0.9 million in the five months ended March 31, 2009 to a benefit of approximately $0.1 million in the five months ended March 31, 2010. The decrease was primarily attributable to losses experienced in the five months ended March 31, 2010.

Net Income(loss). As a result of the foregoing, net income attributable to Yayi International Inc. decreased by 143.8% in the five months ended March 31, 2010 as compared to the five months ended March 31, 2009.

Fiscal Year Ended October 31, 2009 Compared to Fiscal Year Ended October 31, 2008

The following table sets forth a summary of certain key components of our results of operations for periods indicated, in dollars and the percentage of change from the prior period.

	Fiscal Years ended October 31 (Audited)
	2009	2008	change	variance
Net Sales	$24,845,685	$21,791,268	$3,054,417	14.0%
Cost of goods sold	8,025,009	7,600,454	424,555	5.6%
Gross profit	16,820,676	14,190,814	2,629,862	18.5%
Operating expenses:
Sales and marketing expenses	5,760,446	5,201,779	558,666	10.7%
General and administrative expenses	1,972,190	1,107,333	864,857	78.1%
Income from continuing operations	9,088,040	7,881,702	1,206,338	15.3%
Other income (expense), net	1,491,027	(4,422,539)	(2,931,512)	-66.3%
Income tax expense	2,201,032	1,633,946	567,086	34.7%
Net income attributable to Yayi International Inc.	$5,395,981	$1,825,217	$3,570,764	195.6%

Net Sales. Net sales for fiscal 2009 were approximately $24.8 million, an increase of 14% from the prior year. The increase is mainly attributable to the increase in the volume of products sold which was partially offset by a decrease of approximately 1% in the weighted average price at which products were sold. The volume of products sold increased because of the improvement of incentives for sales team that resulted in better sales efforts coupled with better advertisement and promotion. The weighted average price decreased because of difference in portfolio mix of products between the two years.

The following table sets forth the information relating to the quantity and sales price of goat milk powder we sold during the periods indicated:

Product Name		Fiscal Year Ended October	Fiscal Year Ended October
		31, 2009	31, 2008
Goat Milk Powder	Quantity (ton)	1,259	1,023
	Unit price	$19,683	$20,078

Gross Profit. Gross profit for fiscal 2009 was approximately $16.82 million, an increase of 19% from the prior year. Our gross margin for 2009 was 68% compared to 65% for 2008. Approximately 19% of the increase in gross profit is attributable to changes in the currency exchange rate; the balance of the increase is primarily attributable to the increase in net sales (excluding the currency effects) coupled with reduced material costs as a result of our acquisition in August, 2008 of a supplier of raw goat milk, Fuping Milkgoat. Such vertical integration of our operations allows us to benefit from a higher profit margin for our products.

Operating Expenses. Total operating expenses increased approximately 23% to $7.7 million from $ 6.3 million for the year ended October 31, 2008. Following is a discussion of the reasons for this increase broken down by category of operating expense.

Sales and marketing expenses. For the year ended October 31, 2009, the sales and marketing expense increased approximately 10.7% to $5.7 million from $5.2 million for the year ended October 31, 2008. The increase is primarily attributable to (i) marketing strategy consulting fee, which increased by about $512,000 because the Company has engaged Trout & Partners China to assist in streamlining its product portfolio and refining its brand image in order to position and strengthen its “Milk Goat” brand as the premium goat milk brand throughout China; (ii) freight costs, which increased because of the volume of product delivered; (iii) Labor cost increased due to the rise in the average sales pay rate and commission paid to our sales representatives along with the sales revenue increase. The increase of selling and marketing expenses is partially offset by the decrease of charges by retail stores, because the Company has been in the process of streamlining its products. The Company consciously restrained its marketing activities in the fourth quarter.

General and administrative expenses. For the year ended March 31, 2009, the general and administrative expenses increased by 78.1% to $2.0 million from $1.1 million for the year ended October 31, 2008. It was primarily attributable to labor cost increase for recruiting senior managers and professionals such as CFO, Director of Production and pay increase for CEO and executive director, professional fees increase for engaging Ernst &Young as our SOX consultant and information technology expenditures due to as a result of the expansion of our business.

Other income (Expenses). Our other income (expenses) consists primarily of interest and finance cost. Interest expense in fiscal 2009 increased by 19% from the prior year mainly because of our increased net borrowings although rates of interest on such borrowings is slightly lower than that of the corresponding period in the prior year. Changes in currency exchange rates had only a minimal impact on changes in interest expense. See notes 9 and 11 of our consolidated financial statements. Accretion of debt discount and deferred financing cost increased by 649% from prior year which is mainly due to the fact that the convertible notes beneficial period is from June 2008 to December 2009.

Income Tax. Income tax in fiscal 2009 increased by approximately 35% from the corresponding period in the prior year. The increase is primarily attributable to the increased in sales and taxable income in fiscal 2009.

Net Income(loss). Net income increased by approximately $3.57 million to approximately $5.4 million in fiscal 2009. After excluding merger costs in the prior year, accretion of debt discount and deferred financing cost of convertible notes and liquidated damage of convertible notes accrued this year , net income increased by approximately $750,000, or 14%, as a result of the factors described above.

Liquidity and Capital Resources

As of December 31, 2010, we had cash and cash equivalents of approximately $11.4 million and working capital of approximately $10.9 million.

We intend to, and are in the process of, expanding our administrative and production facilities to meet our current needs and anticipated increased demand for our products. In connection therewith, we plan to spend approximately $18.2 million during the fiscal years ending March 31, 2011 and 2012 ($8.5 million during the fiscal year ending March 31, 2011 and $9.7 million during the fiscal year ended March 31, 2012). The aggregate amount of $18.2 million in capital expenditure falls within the permitted exceptions to the negative covenant included in the Convertible Notes as described below that limits our ability to make capital expenditures in excess of $5,000,000 in any fiscal year. The $18.2 million in capital expenditure is mainly used for the following items:

  the purchase of machinery and equipment for the new powder processing plant in Weinan, Shaanxi and machinery and equipment in Fuping, Shaanxi with the capital expenditure of $9.6 million;

  the purchase of livestock, the construction of goat farms and goat milk collection stations in an amount of $2.4 million;

  the packing equipment purchase and renovation of the office and staff apartment building in Jinghai, Tianjin in an amount of $5.1 million; and the purchase of information technology equipment and system in an amount of $1.1 million.

On June 3, 2010, we renewed our loans from Tianjin Rural Cooperative Bank, Kexin Branch, or Rural Bank, by entering into four separate short-term loan agreements with Rural Bank. Pursuant to the short-term loan agreements, Rural Bank agreed to loan to the Company an aggregate RMB 30,000,000 (approximately $4,400,000) for the use as working capital. The loan has a monthly interest rate of 0.48675% and the interests must be paid on a quarterly basis on the 20th of the last month of each quarter. The loan expires on June 2, 2011 but can be renewed upon the written consent by Rural Bank. Under the terms of the loan agreements, we are subject to customary affirmative and negative covenants. The loan may be accelerated and Rural Bank may demand immediate payment of the principal and accrued interests upon the occurrence of an event of default which includes, among other things, a failure to make principal or interest payments, a failure to comply with other covenants and certain events of liquidation or bankruptcy.

On July 30, 2010, Milkgoat China renewed a loan of RMB 10,000,000 (approximately $1,469,000) from Shanghai Pudong Development Bank, Tianjin Branch, or Pudong Bank, for use as working capital. The loan has an annual interest rate of 6.372% and the interest must be paid on a quarterly basis on the 20th of the last month of each quarter. Under the terms of the loan agreement, Milkgoat China is subject to customary affirmative and negative covenants. The loan may be accelerated and Pudong Bank may demand immediate payment of the principal and accrued interest upon the occurrence of an event of default which includes, among other things, a failure to make principal or interest payments, a failure to comply with other covenants and certain events of liquidation or bankruptcy.

On September 27, 2010, we entered into a securities purchase agreement, or the Securities Purchase Agreement, with 119 U.S. accredited investors, or the PIPE Investors, and Euro Pacific Capital, Inc., as representative of the PIPE Investors, pursuant to which we issued and sold to the PIPE Investors 892 units at a purchase price of $10,000 per unit, resulting in gross proceeds of $8.92 million to us. Each unit consists of a three-year, 9% convertible promissory note in the principal amount of $10,000, or the Convertible Note, and a three-year Series F Warrant, to purchase 1,250 shares of our common stock at an exercise price of $2.50 per share. The Convertible Notes are payable at an interest rate of 9% per annum, payable semiannually in arrears on the last day of the first and third calendar quarters commencing March 31, 2011 and mature on September 26, 2013, or the Maturity Date. The Convertible Notes are also convertible into shares of our common stock at any time prior to the Maturity Date at $2.00 per share, which conversion price is subject to weighted average and other customary anti-dilution protections. See our Current Report on Form 8-K filed on October 1, 2010 for more information of this private placement transaction.

On November 4, 2010, Milkgoat China entered into a working capital loan agreement with Tianjin Bank, Shaoxing Dao Branch, or Tianjin Bank, pursuant to which, Tianjin Bank loaned to Milkgoat China RMB20,000,000 (approximately $2,991,862) to purchase raw materials. The loan has a term of 12 months and expires on November 3, 2011. The fixed annual interest rate of the loan is 6.672%. Under the terms of the loan agreement, Milkgoat China is subject to customary affirmative and negative covenants. The loan may be accelerated and Tianjin Bank may demand immediate payment of the principal and accrued interests upon the occurrence of an event of default which includes, among other things, a failure to make principal or interest payments timely, a failure to comply with other covenants and certain events of bankruptcy. On November 5, 2010, RMB15, 000,000 (approximately $2,246,922) was disbursed to Milkgoat China, and the remaining RMB 5,000,000 (approximately $744,940) was disbursed to Milkgoat China on January 6, 2011.

We believe that our currently available working capital should be adequate to sustain our operations at our current levels through at least the next twelve months. However, depending on our future needs, changes and trends in the capital markets affecting our shares and the Company, we may determine to seek additional debt financing from commercial bank or equity financing in the private or public markets.

The following table summarizes information about our net cash flows for the periods as indicated.

	Nine Months Ended		Five Months Ended		Years Ended
	December 31,		March 31,		October 31,
	2010	2009	2010	2009	2009	2008
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)	(Audited)	(Audited)

Net cash provided by (used in) operating activities	$(1,715,522)	$1,014,053	$(3,896,858)	$3,285,901	$6,534,843	$3,816,554
Net cash (used in) investing activities	(1,299,531)	(9,565,314)	(1,980,422)	(4,192,349)	(12,400,482)	(5,658,527)
Net cash provided by financing activities	9,093,456	13,753,399	235,867	1,648,847	15,360,090	2,387,373
Net increase (decrease) in cash and cash equivalent	$6,232,183	$5,163,498	(5,640,536)	740,289	9,476,935	$634,961

Operating Activities:

Net cash used in operating activities for the nine months ended December 31, 2010 was approximately $1.7 million compared to net cash provided by operating activities of approximately $1.0 million for the nine months ended December 31, 2009. Net cash used in operating activities for the nine months ended December 31, 2010 was mainly attributable to the net loss from operations of $0.7 million, non-cash items not affecting cash flows of $1.6 million and a $2.5 million increase in working capital. The changes in working capital for the nine months ended December 31, 2010 was primarily related to a $1.6 million increase in prepaid expenses due to an increase in store-entry fee including slotting fee paid to the supermarkets for the new product portfolio, which are charged only for new products with one-time nature. We increased goat milk powder production and purchase of goat milk powder from third parties for the coming dry milk period, which resulted in a $1.7 million increase in inventory, $0.9 million increase in accounts payables.

Net cash provided by operating activities for the nine months ended December 31, 2009 was mainly attributable to the net income of $3.5 million, non-cash items not affecting cash flows of $0.5 million and a $3.0 million increase in working capital.

Net cash used in operating activities was approximately $3.9 million for the five months ended March 31, 2010, as compared to net cash provided by operating activities of approximately $3.3 million for the five months ended March 31, 2009. Net cash used in operating activities for the five months ended March 31, 2010 was mainly due to net loss of 0.9 million, non-cash items not affecting transition period cash flows of $0.3 million and a $3.2 million increase in working capital. The changes in working capital for the five months ended March 31, 2010 were primarily related to a $0.9 million increase in prepaid expenses due to the increase in slotting fees for new product portfolio, a $0.6 million increase in advance due to prepayment for raw goat milk powder and other materials, a $0.5 million increase in accounts receivable due to our extended credit term for new products promotion, a $0.6 million decrease in accounts payable due to the shorten payment term of main materials.

Net cash provided by operating activities was approximately $6.53 million and $3.82 million for fiscal 2009 and 2008, respectively. Approximately 9% of the increase in the net cash provided by operating activities is attributable to the change in currency exchange rates; the balance of the increase is attributable primarily to the increase of net income and to a lesser extent attribute to the decrease in inventory. Inventory decreased due to increased sales coupled with more judicious efforts in replenishing our inventory. The increase in the net cash provided by operating activities was partially offset by increases in accounts receivable. Accounts receivable increase as a result of the increase in sales.

Investing Activities:

Net cash used in investing activities for the nine months ended December 31, 2010 was approximately $1.3 million, a decrease of approximately $8.3 million from the corresponding period in the prior year. The change was mainly caused by the fact that the prepayment of $2.6 million for the construction of Fuping milk collection stations, central pipelines system for Shaanxi new processing plant and livestock for Xiaji breeding farms; $0.8 million for the acquisition of Shaanxi land use right and $5.1 million for the construction of Jinghai fortifying plant during the nine months ended December 31, 2009, while we did not make similar payments during the nine months ended December 31, 2010. During the nine months ended December 31, 2010, there was also an increase in capital expenditures of approximately $1.3 million, among which $0.8 million for goat farms construction and the production facilities upgrading for the existing Fuping Milkgoat processing plant, $0.5 million for the prepayment of production equipments for the new fortifying plant in Jinhai Tianjin and $0.1 million for the lab equipments for the existing fortifying plant in Tianjin.

Net cash used in investing activities for the five months ended March 31, 2010 was approximately $2.0 million, a decrease of approximately $2.5 million from the five months ended March 31, 2009. This decrease in net cash used in investing activities is primarily because we prepaid $ 3.8 million for the construction of Jing Hai factory and warehouse during the five months ended March 31, 2009, but did not make any same kind of payment during the five months ended March 31, 2010. During the five months ended March 31, 2010, there was also an increase in capital spending of approximately $2.0 million, among which $0.4 million was for purchasing equipment, $0.6 million was for purchasing livestock and $0.80 million was for acquisition of land-use rights from Shaanxi Province. See note 5 of our consolidated financial statements.

Net cash used in investing activities for fiscal 2009 was approximately $12.40 million, an increase of approximately $6.74 million from 2008. Approximately 12% of the increase is attributable to the change in currency exchange rates while the balance is attributable primarily to advances to Tianjin Mengyang for the construction and development of certain facilities. In addition, the increase came from our construction of farm facilities located in Weinan, Shaanxi and to a lesser extent attribute to the purchase of equipment for enhancing our production capacity in Weinan and Tianjin in fiscal 2010.

Financing Activities:

Net cash provided by financing activities for the nine months ended December 31, 2010 was approximately $9.1 million compared to approximately $13.8 million of net cash provided by these activities during the corresponding period in the prior year. The change is primarily attributable to the $8.9 million gross proceeds from the convertible debt transaction closed on September 27, 2010, compared with $15.0 million gross proceeds from the private placement transaction closed in June 2009. In addition, the net cash provided by bank loans increased by $1.0 million for the nine months ended December 31, 2010 compared with the corresponding period in the prior year.

Net cash provided by financing activities for the five months ended March 31, 2010 was approximately $0.2 million compared to approximately $1.6 million of net cash provided by these activities during the corresponding period in the prior year. The change is primarily attributable to the repayment of approximately $2.7 million of bank loan, which is $2.0 million more than the corresponding period in the prior year, partially offset by the borrowings of approximately $3.0 million of bank loan that is $0.6 million more than the corresponding period in the prior year. See note 9 of our consolidated financial statements.

Net cash provided by financing activities for the fiscal year ended October 31, 2009 was approximately $15.4 million compared to approximately $2.4 million of net cash provided by these activities in the fiscal year 2008. The change is primarily attributable to issuing and selling to the investor, SAIF 1,530,612 shares of the Company’s Series A Preferred Stock at a price per share of $9.80 for an aggregate purchase price of $15.0 million.

Effects of Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future. However, our management will closely monitor the price change and continually maintain effective cost control in operations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Critical Accounting Policies

The consolidated financial statements include the financial statements of us and our subsidiaries. All transactions and balances among us and our subsidiaries have been eliminated upon consolidation. Certain amounts included in or affecting our consolidated financial statements and related disclosures must be estimated, requiring us to make certain assumptions with respect to values or conditions that cannot be known with certainty at the time the financial statements are prepared. These estimates and assumptions affect the amounts we report for assets and liabilities, our disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenues and expenses during the reported periods. We routinely evaluate these estimates, utilizing historical experience, consulting with experts and utilizing other methods we consider reasonable in the particular circumstances.

Nevertheless, actual results may differ significantly from our estimates. Any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

Estimates of allowances for bad debts – We must periodically review our trade and other receivables to determine if all are collectible or whether an allowance is required for possible uncollectible balances. When determining the allowances, a number of factors are considered, including the length of time the receivable is past due, past loss history, the counter party’s current ability to pay and the general condition of the economy and industry. Accounts receivable are written off if reasonable collection efforts are not successful.

Estimate of the useful lives of property and equipment and biological assets – We must estimate the useful lives and residual values of our property and equipment and biological assets. We must also review property and equipment and biological assets for possible impairment whenever events and circumstances indicate that the carrying value of those assets may not be recovered from the estimated future cash flows expected to result from their use and eventual disposition.

Inventory – We value inventories at the lower of cost or market value. We determine the cost of inventories using the weighted average cost method and include any related production overhead costs incurred in bringing the inventories to their present location and condition. We must determine whether we have any excessive, slow moving, obsolete or impaired inventory. We perform this review quarterly, which requires management to estimate the future demand of our products and market conditions. We make provisions on the value of inventories at period end equal to the difference between the cost and the estimated market value. If actual market conditions change, additional provisions may be required. In addition, we may write off some provisions if we later sell some of the subject inventory. Goodwill – We must test goodwill annually for impairment or more frequently if events or changes in circumstances indicate that it might be impaired. We perform impairment tests at the reporting unit level to identify potential goodwill impairment. We recognize a goodwill impairment loss in our statements of operations and comprehensive income when the carrying amount of goodwill exceeds its implied fair value. We perform the impairment test at the end of the fourth quarter each year.

Land use rights– Land use rights are stated at cost less accumulated amortization. Amortization is charged using the straight-line method over the period of lease term.

Revenue recognition – Revenue from the sale of goods is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the title has passed. Net sales of products represent the invoiced value of goods, net of value added taxes ("VAT"), sales returns, trade discounts and allowances.

Prior to January 1, 2009, the Company allows for exchange of goods that are near expiration. The Company provided for an allowance for return products since the Company has experienced returns in the normal course of business. Subsequent to January 1, 2009, the Company revised its sales contracts to disallow returns for sales made after January 1, 2009.

The Company treats temporary price reduction programs, merchandising fees, co-operative advertising and slotting expenses as a reduction in gross sales. The Company records the liability when pervasive evidence exists that the Company and the customer or distributor have reached agreement and that an advertising action will result in an expense to the company in the near future. The liability is maintained until the customer takes the deduction against payments due. In addition, in accordance with ASC 605-50 in accounting for customer payments and incentives, if the temporary price reduction recorded is in excess of gross sale for any retailer, the amount in excess will be recorded as selling expense.

Slotting fees - The Company accounts for slotting fees in accordance with ASC 605-50. ASC 605-50 requires that cash considerations, including sales incentives, given by a vendor to a customer is presumed to be a reduction of the selling price, and therefore, should be characterized as a reduction to gross sales. This presumption is overcome and the consideration would be characterized as an expense incurred if the vendor receives an identifiable benefit in exchange for the consideration and the fair value of that identifiable benefit can be reasonably estimated. Furthermore, if the consideration recorded is in excess of gross sale of any retailer, the amount in excess will be recorded as selling expense.

The Company treats one-time slotting fees paid to retails shops who are direct customers of the Company’s distributors as a reduction in gross sales. The Company pays the fees upon signing of contract with the distributors and records them as prepayment. These fees are amortized over a twelve months period for retail shops. The amortized amount is taken as a reduction against revenue.

New Accounting Pronouncements

In December 2010, FASB issued ASU No. 2010-28, Intangibles – Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. The amendments in this Update affect all entities that have recognized goodwill and have one or more reporting units whose carrying amount for purposes of performing Step 1 of the goodwill impairment test is zero or negative. The amendments in this Update modify Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

For public entities, the amendments in this Update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted.

Upon adoption of the amendments, any resulting goodwill impairment should be recorded as a cumulative-effect adjustment to beginning retained earnings in the period of an adoption. Any goodwill impairments occurring after the initial adoption of the amendments should be included in earnings. This standard is not currently applicable to the Company.

In January 2010, FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (ASC Topic 820), Improving Disclosures about Fair Value Measurements. This update provides amendments to ASC Topic 820 that will provide more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. This standard is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this standard did not have a material impact to the Company’s financial position or results of operations.

In January 2010, FASB issued ASU No. 2010-05, Compensation – Stock Compensation (ASC Topic 718), Escrowed Share Arrangements and the Presumption of Compensation. This update codifies Emerging Issues Task Force D-110. This standard is not currently applicable to the Company.

In January 2010, FASB issued ASU N0. 2010-01, Equity (ASC Topic 505), Accounting for Distributions to Shareholders with Components of Stock and Cash. The update clarifies that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected prospectively in earnings per share and is not considered a stock dividend for purposes of ASC Topic 505 and Topic 260, Earnings Per Share. This standard is effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. This standard is not currently applicable to the Company.

In October 2009, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update (ASU) No. 2009-13 on ASC 605, Revenue Recognition – Multiple Deliverable Revenue Arrangement – a consensus of the FASB Emerging Issues Task Force (ASU 2009-13). ASU 2009-13 amended guidance related to multiple-element arrangements which requires an entity to allocate arrangement consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices. The consensus eliminates the use of the residual method of allocation and requires the relative-selling-price method in all circumstances. All entities must adopt the guidance no later than the beginning of their first fiscal year beginning on or after June 15, 2010. Entities may elect to adopt the guidance through either prospective application for revenue arrangements entered into, or materially modified, after the effective date or through retrospective application to all revenue arrangements for all periods presented. We are currently evaluating the impact, if any, of ASU 2009-13 on our financial position and results of operations.

In October 2009, the FASB issued ASU No. 2009-14 on ASC 985, Certain Revenue Arrangements That Include Software Elements (ASU 2009-14). ASU 2009-14 amended guidance that is expected to significantly affect how entities account for revenue arrangements that contain both hardware and software elements. As a result, many tangible products that rely on software will be accounted for under the revised multiple-element arrangements revenue recognition guidance, rather than the software revenue recognition guidance. The revised guidance must be adopted by all entities no later than fiscal years beginning on or after June 15, 2010. An entity must select the same transition method and same period for the adoption of both this guidance and the revisions to the multiple-element arrangements guidance noted above. We are currently evaluating the impact, if any, of ASU 2009-14 on our financial position and results of operations.

In April 2010 the FASB issued Accounting Standards Update (ASU) No. 2010-13, Compensation – Stock Compensation (ASC Topic 718), Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades. This Update provides amendments to Accounting Standards Codification (ASC) Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The amendments in this Update should be applied by recording a cumulative-effect adjustment to the opening balance of retained earnings. The cumulative-effect adjustment should be calculated for all awards outstanding as of the beginning of the fiscal year in which the amendments are initially applied, as if the amendments had been applied consistently since the inception of the award. The cumulative-effect adjustment should be presented separately. Earlier application is permitted. The adoption of this standard will not have any material impact to the Company's financial statements.

HISTORY AND CORPORATE STRUCTURE

General

We were originally incorporated in Delaware in 1986 under the name of Commercial Ventures Ltd. We changed our name to FIN U.S.A., Inc. in 1987, and in 1993 to I/NET, INC, when we developed and marketed computer software for mid range computers. In 2006, Tryant acquired a majority of our outstanding capital stock. In connection with that acquisition, we ceased our operations and became a shell company in search of an operating business to acquire. On April 15, 2007, our name was changed to Ardmore Holding Corporation and in September 2008, following the Merger with Milkgoat Industrial, we ceased being a shell company and began active goat milk and related products production and sale operations.

On September 12, 2008, we filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware and changed our name to Yayi International Inc.

Acquisition of Milkgoat Industrial and Formation of Our Other Subsidiaries

Charleston Industrial Ltd, or Charleston, is a limited liability company organized under the laws of BVI on October 31, 2007 in anticipation of a business combination with a U.S. reporting company. On January 15, 2008, Charleston acquired Tianjin Yayi Industrial Co., Ltd., or Tianjin Yayi, and its wholly-owned subsidiary, Weinan Milkgoat. Tianjin Yayi is a Chinese company formed in the PRC in May 1994. On June 6, 2008, pursuant to the Merger Agreement, we, our wholly owned subsidiary, Ardmore Acquisition Corp., Charleston and Tryant consummated the Merger, pursuant to which Ardmore Acquisition Corp. was merged with and into Charleston and Charleston thus became the surviving entity of the Merger. As a result, Charleston became our wholly owned subsidiary.

In connection with the Merger, all of the outstanding shares of Charleston were converted into an aggregate of 22,325,000 shares of our Common Stock. In addition, Jeff D. Jenson, Steve Markee and Alex Ferries resigned from their positions as of directors and Li Liu, Fung Shek, and Cili Yan were appointed as our new directors. Our executive officers were also replaced by the Tianjin Yayi executive officers upon the closing of the Merger.

On June 6, 2008, in consideration for introducing us to Charleston, we issued to Grand Orient Fortune Investment Ltd., a BVI limited liability company, or Grand Orient, and its designees an aggregate of 2,000,000 shares of our Common Stock and our Series B Warrants to acquire 2,148,148 shares of our Common Stock at an exercise price of $1.08 per share. These warrants are exercisable on a cashless basis and may be exercised through June 6, 2011. The exercise price of these warrants and the number of shares issuable upon their exercise is subject to adjustment upon the occurrence of specified events.

In addition, on June 6, 2008, we entered into an indemnification agreement with Tryant, pursuant to which Tryant agreed to the cancellation of 325,198 shares of our Common Stock it owned and agreed to, among other things, indemnify us for one year for breaches of representations and warranties in the Merger Agreement. In exchange, we (i) paid Tryant an aggregate of $200,000 (excluding $50,000 that had been previously paid), (ii) issued Tryant a note in principal amount of $250,000 maturing in August 2008, and (iii) issued Tryant and its designees our Series C Warrants, exercisable on a cashless basis to acquire through June 6, 2011, an aggregate of 185,185 shares of our Common Stock at an exercise price of $1.35 per share. The exercise price and number of shares issuable upon exercise of these warrants is subject to specified anti-dilution adjustments.

On August 8, 2008, Tianjin Yayi acquired 100% ownership of Fuping Milkgoat, from eight individuals, including Jingchuan Chang, Lixue Du, Xilin Jia, Xuhe Zhang, Mingxun Zhang, Pingan Li, Chongli An and Fuping Xing for a cash consideration of RMB 4,240,846 (approximately $620,360). Fuping Milkgoat currently has a registered capital of RMB 5,000,000 (approximately $731,411). Fuping Milkgoat’s principal business is purchasing and processing raw liquid goat milk into raw goat milk powder.

On September 9, 2009, Tianjin Yayi formed a wholly-owned PRC subsidiary, Shaanxi Milkgoat Dairy Co., Ltd, or Shaanxi Milkgoat, and obtained the business license from the Industrial and Commercial Bureau of Weinan City, Shaanxi Province with a registered capital of RMB 5,000,000 (approximately $731,411). Shaanxi Milkgoat’s principal business is purchasing and processing raw liquid goat milk into raw goat milk powder. During the first quarter of 2010, Shaanxi Milkgoat increased its registered capital by RMB 25,000,000 (approximately $3,657,056) to RMB 30,000,000 (approximately $4,388,467).

On August 18, 2010, Charleston changed its name to Milkgoat International to more accurately reflect our marketing and branding strategy and products.

On December 17, 2010, Tianjin Yayi changed its name to Milkgoat China to more accurately reflect our marketing and branding strategy and products.

Private Placement Transaction in 2008

Contemporaneously with, and as a condition to, the completion of the Merger, we issued, pursuant to an amended and restated securities purchase agreement, 52 units to certain investors for an aggregate purchase price of $1.3 million. Each unit consisted of: (i) an 8% convertible promissory note in the principal amount of $25,000 and (ii) a Series A Warrant to subscribe for 11,575 shares of our Common Stock. As a result , we issued to the investors an aggregate of $1,300,000 principal amount of 8% convertible promissory notes and Series A Warrants to subscribe for 601,900 shares of our Common Stock. The notes are unsecured and are convertible into our Common Stock at a conversion price of $1.08. The Series A Warrant included in each unit is exercisable (under specified circumstances, on a cashless basis) through June 6, 2011 (subject to extension if, under specified circumstances, the underlying shares are not registered for resale) to acquire 11,575 shares of our Common Stock at an exercise price equal to the lesser of $1.35 and the Next Round Value. The term “Next Round Value” means the per share dollar value of the securities issued by us in the first private placement that is effected after the Merger. As described below, as a result of the private placement transaction closed on June 18, 2009 and pursuant to a settlement agreement between us and the investors, dated November 24, 2009, the exercise price of Series A Warrants was reduced to $0.98.

We paid the placement agent WestPark $104,000 in commissions and approximately $20,000 for expenses (including its non-accountable expense allowance) for its services in the offering and issued to it and its designees Series D Warrants (with the same terms as the Series A Warrants) to acquire an aggregate of 144,448 shares of our Common Stock.

Pursuant to a registration rights agreement with these investors, we agreed to register the resale of the shares of Common Stock underlying the notes and Series A Warrants. If we fail, subject to specified exceptions, to comply with certain of our obligations under this agreement, we may be required, for each 30 day period in which we are in default under such obligations, to pay the investors partial liquidated damages equal to 1.5% of the purchase price paid by the investor for any unregistered securities held by them that are required to be registered; provided, however, that the maximum amount payable to an investor pursuant to such provisions shall not exceed 20% of the purchase price paid by the investor. We did not register these shares in accordance with the registration rights agreement. On November 24, 2009, we and the investors entered into a Settlement Agreement pursuant to which, (i) each of the investors converted its own entire principal amount of and accrued interest on all of the notes it holds into an aggregate 1,296,275 shares of our Common Stock at a conversion price of $1.08 per share, (ii) we adjusted the exercise price of Series A Warrants to $0.98 per share, and (iii) we agreed to pay to the investors, on or before December 6, 2009, liquidated damages in the aggregate amount equal to $140,000 through Wellfleet Partners, Inc., the representative of the investors for pro rata distribution to the investors. We have satisfied all of our obligations under the Settlement Agreement. Upon making such payment, the registration rights agreement was, as between us and each investor, terminated and all our obligations thereunder were discharged and all claims against us arising therefrom were released.

Private Placement Transaction in 2009

On June 18, 2009, we entered into the Stock Purchase Agreement with Global Rock, Milkgoat Industrial, Milkgoat China, the individuals named thereto and SAIF. Pursuant to the Stock Purchase Agreement, we issued and sold to SAIF 1,530,612 shares of our Series A Preferred Stock at a price per share of $9.80 for an aggregate purchase price of $15.0 million. The Series A Preferred Stock is convertible into our Common Stock at an initial conversion price at $0.98 per share, which conversion price is subject to stock split, recapitalization and other anti-dilution protection, as well as adjustments based on our financial performance.

In connection with the above private placement transaction, on June 16, 2009, we filed the Certificate with the Secretary of State of the State of Delaware, which became effective upon filing. Pursuant to the Certificate, there are 1,530,612 shares of Series A Preferred Stock authorized. The holders of the Series A Preferred Stock are entitled to receive non-cumulative dividends, when, as and if declared by the Board. The shares of Series A Preferred Stock may be converted into the Company’s Common Stock at the option of the holders of the Series A Preferred Stock in whole or in part at any time at an initial conversion price of $0.98, subject to future adjustments set forth in the Certificate.

On July 20, 2010, we filed an Amended and Restated Certificate of Designation of Series A Preferred Stock with the Secretary of State of the State of Delaware, or the Amended Certificate, to modify the terms of the Series A Preferred Stock. Among other things, the Amended Certificate removed Section 6(f) Special Conversion Price Adjustment Based on 2010 and 2011 Accounts of the Certificate and added the provisions relating to the make good shares that the holders of Series A Preferred Stock may be entitled to receive if we fail to meet certain performance targets set forth in the Amended Certificate. Specifically, if our combined after tax net income reported in our Annual Report on Form 10-K for both of the fiscal years ending March 31, 2011 and 2012 is less than $20 million, we will issue up to 612,245 shares of Series A Preferred Stock to holders of shares of Series A Preferred Stock pursuant to a formula set forth in the Amended Certificate.

Private Placement Transaction in 2010

On September 27, 2010, we entered into the Securities Purchase Agreement, with the PIPE Investors and Euro Pacific, pursuant to which we issued and sold to the PIPE Investors 892 units at a purchase price of $10,000 per unit, resulting in gross proceeds of $8.92 million to us. Each unit consists of a Convertible Note in the principal amount of $10,000 and a three-year Series F Warrant to purchase 1,250 shares of our Common Stock at an exercise price of $2.50 per share.

The Convertible Notes are payable at an interest rate of 9% per annum, payable semiannually in arrears on the last day of the first and third calendar quarters (i.e., March 31 and September 30) commencing March 31, 2011 and mature on September 26, 2013, or the Maturity Date. Except for our secured Indebtedness (as defined in the Convertible Note) in existence on September 27, 2010, our obligations under the Convertible Notes will rank senior with respect to all our existing indebtedness as of September 27, 2010 and to any and all Indebtedness incurred thereafter. The Convertible Notes are also convertible into shares of Common Stock at any time prior to the Maturity Date at $2.00 per share, which conversion price is subject to weighted average and other customary anti-dilution protections. At any time after September 26, 2011, we may redeem all but not less than all of the outstanding principal amount of any Convertible Note by payment of 108% of the outstanding principal amount of the Convertible Note, together with accrued but unpaid interest.

The Series F Warrants entitle the PIPE Investors to purchase an aggregate of 1,115,000 shares of Common Stock at an initial exercise of $2.50 per share, which exercise price is subject to the customary weighted average and stock based anti-dilution protection. The Series F Warrants may be exercised in a cash or cashless way at any time upon the election of the holders until September 26, 2013.

Euro Pacific acted as the sole placement agent of the private placement transaction. Euro Pacific received from us a cash commission of $713,600, which is equal to 8% of the gross proceeds of the financing. In addition, we issued Series F Warrants to the designees of Euro Pacific to purchase an aggregate of 312,200 shares of Common Stock at an exercise price of $2.50 per share, as partial compensation for services provided by them in connection with the private placement.

On September 27, 2010, we, Global Rock, Euro Pacific and Escrow, LLC, as escrow agent, or the Escrow Agent, entered into a make good escrow agreement, or the Make Good Escrow Agreement. Pursuant to the Make Good Escrow Agreement, Global Rock agreed to place a total of 669,000 shares of Common Stock held by it, which is equal to 15% of the amount of shares of Common Stock issuable upon conversion of the Convertible Notes, or the Make Good Shares, into escrow to secure our certain make good obligations. In the event that our combined net sales of both of the fiscal years ending March 31, 2011 and 2012 is less than $125 million, Global Rock will transfer the Make Good Shares to the PIPE Investors, on a pro rata basis, for no additional consideration.

We and the PIPE Investors also entered into the Registration Rights Agreement, pursuant to which, we granted registration rights to holders of registrable securities, which include (i) the shares of Common Stock issuable upon the conversion of the Convertible Notes, (ii) the Make Good Shares, as applicable, (iii) the shares of Common Stock issuable upon the exercise of Series F Warrants, and (iv) any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event, or any price adjustment as a result of such stock splits, reverse stock splits or similar events with respect to any of the securities referenced in (i) – (iii) above.

Pursuant to the Registration Rights Agreement, we are required to file a registration statement on Form S-1, or the Registration Statement, within 30 days after the closing of the private placement and cause the Registration Statement to be declared effective by the SEC within 180 days after the closing of the private placement. We may be subject to liquidated damages in an amount up to 8% of the aggregate investment amount paid by the PIPE Investors in the private placement if we are unable to file, obtain and maintain effectiveness of the Registration Statement as required by the Registration Rights Agreement.

On September 27, 2010, we also entered into a closing escrow agreement with Euro Pacific and the Escrow Agent, or the Closing Escrow Agreement, pursuant to which, among other things, we have placed a certain amount of cash received from the private placement, or the Holdback Amount, with the Escrow Agent, which is sufficient to satisfy the payment to the PIPE Investors of one semiannual interest payment due on the aggregate principal amount of all Convertible Notes issued in the private placement, which includes accrued interest due on the principal amount of the Convertible Notes from September 27, 2010 through March 31, 2011. If, an Event of Default (as defined in the Convertible Notes) is declared by Euro Pacific with respect to a failure by us to make a semiannual interest payment to the PIPE Investors in accordance with the Convertible Notes, the Escrow Agent will disburse a certain portion of the Holdback Amount to the PIPE Investors, and within 30 days following the disbursement, we will deposit an additional amount equal to the Holdback Amount with the Escrow Agent to be retained and disbursed. On the Maturity Date or at any time prior to the Maturity Date when 75% of all Convertible Notes have been converted, all remaining funds of the Holdback Amount will be disbursed to us.

All of our business operations are conducted through our indirectly, wholly-owned Chinese subsidiaries. The following chart reflects our organizational structure as of the date of this prospectus.

MANAGEMENT

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this prospectus:

NAME	AGE	POSITION
Li Liu	51	Chairperson, CEO and President
Fung Shek	54	Director and Vice President
Cili Yan	51	Director
Veronica Jing Chen	44	Chief Financial Officer
Kenneth Jue Lee	42	Director
Gang Sheng	36	Director

Li Liu. Ms. Liu has been our Chairwoman, CEO and President since the completion of the reverse acquisition of Charleston on June 6, 2008. Ms. Liu has also served as Chairwoman and General Manager of Milkgoat China since 1994. Ms. Liu has extensive experience in operational management and business development. Ms. Liu graduated with a medical degree from Tianjin Medical University in 1983 and received her Executive MBA from Tshinghua University, China in September 2006.

Fung Shek. Mr. Shek became our director and Vice President on June 6, 2008. Mr. Shek has served as a Deputy General Manager of Milkgoat China since 2000. As Deputy General Manager, he is responsible for Milkgoat China’s sales network and market development. He was formerly a Director of Sales at P&G Taiwan. Mr. Shek graduated from University of Massachusetts Boston.

Cili Yan. Ms. Yan became our director on June 6, 2008. She is a committee member of the Tianjin Subcommission of the Chinese Revolutionary Nationalist. Ms. Yan has been teaching at Tianjin Huanhu Secondary School since 1999. She graduated from Tianjin Normal Specialized Postsecondary College.

Veronica Jing Chen. Ms. Chen became our Chief Financial Officer on February 24, 2010. Prior to joining us, Ms. Chen held Chief Financial Officer positions at several NASDAQ listed Chinese companies, including China Natural Gas, Inc., a company primarily involved in the distribution of compressed natural gas in China, from May 2009 to January 2010, China Valves Technology, Inc., a company engaged in the business of developing, manufacturing and selling high-quality metal valves, from October 2008 to February 2009 and Origin Agritech, Limited, a technology-focused crop seed company in China from December 2007 to September 2008. Before that, she served as Senior Director of Finance at iKang Healthcare, Inc., a leading healthcare management service provider in China from December 2006 to November 2007, Director of Finance at eLong, a Beijing-based online travel service provider from August 2001 to November 2006, and Finance Manager of the North China Region for Eli Lilly Asia’s China Representative Office, a global pharmaceutical company from September 2000 to July 2001. Ms. Chen currently holds memberships with CPA Australia and The National Institute of Accountants (MNIA) of Australia. She received a degree of Doctor of Business Administration from Victoria University, Neuchatel, Switzerland and an MBA degree from City University of Seattle, Washington.

Kenneth Jue Lee. Mr. Lee became our director on June 16, 2009. Mr. Lee is a Principal at SAIF Partners, which is one of the largest and most successful growth venture capital funds focused on China. He has about 15 years of experience across private equity investment, corporate finance, and business development in China. Before becoming a member of the SAIF team in 2007, Mr. Lee had served as the CFO of Topsec Holdings, a leading domestic network security company in China, from 2006 to 2007. From 2004 to 2005, he worked as a Principal at RimAsia Capital Partners, an independent, pan-Asia private equity firm established in 2004 with a deeply connected local presence across Asia. Prior to RimAsia Capital Partners, Mr. Lee was with Delta Associates – the exclusive advisor to Asia Equity Infrastructure Fund, CNK Telecom, H&Q Asia Pacific, and Salomon Brothers in New York. Mr. Lee is a graduate of Amherst College with a Bachelor of Arts degree in Philosophy.

Gang Sheng. Mr. Sheng became our director on June 16, 2009. Mr. Sheng is a Vice President at SAIF Partners. Prior to joining SAIF Partners in 2007, Mr. Sheng was a director in investment banking with Latitude Capital Group in Hong Kong and Beijing from 2004 to 2007 where he executed cross-border mergers & acquisitions, private placement transactions for Chinese companies. From 2003 to 2004, Mr. Sheng worked as a Senior Investment Manager of China Digital TV Holdings Co., Ltd. (NYSE:STV), a leading provider of conditional access systems to China’s expanding digital television market. Mr. Sheng holds a Bachelor’s degree in Economics from Renmin University of China and a MBA degree from Peking University.

In connection with the private placement transaction consummated on June 18, 2009, we, Global Rock, Ms. Liu, Mr. Shek and SAIF entered into a voting agreement, or the Voting Agreement, pursuant to which, among other things, the parties agreed to vote, or cause to be voted, all shares owned by them, to ensure that (i) the size of our Board of Directors will be set and remain at five directors, which size can only be changed with first obtaining the approval of the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock voting separately as a single class and (ii) two representatives designated by the holders of a majority of the outstanding shares of Series A Preferred Stock will be elected to our Board of Directors. No director elected pursuant to the Voting Agreement may be removed without the vote or written consent of the stockholders entitled to designate such director pursuant to the Voting Agreement. In the event of the resignation, death or disqualification of a director, the stockholders entitled to designate such director shall promptly nominate a new director and the parties to the Voting Agreement shall promptly vote his, her or its shares of capital stock of the Company to elect such nominee to the Board of Directors.

The obligation of the parties to the Voting Agreement to vote, or cause to be voted, all shares owned by them to ensure that two representatives designated by the holders of a majority of the outstanding shares of Series A Preferred Stock will be elected as our directors exists until the Voting Agreement is terminated by the parties. Other than a mutual termination, there is no specific termination date in the agreement and the voting arrangement is otherwise perpetual. Such obligation is binding upon the successors in interest, heirs and assigns to any of the shares owned by the parties. On June 16, 2009, pursuant to the Voting Agreement, two representatives of SAIF, Mr. Lee and Mr. Sheng were elected as directors to our Board of Directors.

Except as noted above, there is no other arrangement or understanding between any of our executive officers or directors and any other person pursuant to which such executive officer or director was or is to be selected as an officer or a director.

Directors are elected until their successors are duly elected and qualified.

Director Qualifications

Below is a summary of the qualifications, attributes, skills and experience of each of our directors that led us to the conclusion that such director should serve as a director of our Company, in light of our business and structure.

Ms. Li Liu

  Leadership and Management experience – founder of Milkgoat China and has been Milkgoat China’s Chairwoman since 1994 and the Company’s Chairwoman since 2008

  Education background – Medical degree from Tianjin Medical University and Executive MBA from Tsinghua University

Mr. Fung Shek

  Leadership and Management experience – has served as a Deputy General Manager of Milkgoat China since 2000 and the Company’s director and Vice President since 2008

  Education background – graduated from University of Massachusetts Boston

Ms. Cili Yan

  Leadership and Management experience – has been the Company’s director since 2008

Mr. Kenneth Jue Lee

  Leadership and Management experience – a Principal at SAIF Partners and served as the CFO of Topsec Holdings, a leading domestic network security company in China, from 2006 to 2007

  Education background - Bachelor’s degree in Philosophy from Amherst College

Mr. Sheng Gang

  Leadership and Management experience – a Vice President at SAIF Partners and severed as a Director in investment banking with Latitude Capital Group in Hong Kong and Beijing from 2004 to 2007

  Education background - Bachelor’s degree in Economics from Renmin University of China and MBA degree from Peking University.

Significant Employees

In addition to the foregoing named officers and directors, the following employees are also key to our business and operations:

NAME	AGE	POSITION
Bao Zhou	35	Marketing Director
Changzhou Wang	45	Production Director
Meiping Li	47	Sales Director

Bao Zhou. Mr. Zhou has served as our Marketing Director since May 11, 2010. Mr. Zhou is a seasoned executive with over 15 years of experience in sales and marketing planning and execution, in addition to a solid background in the dairy industry. From February 2008 to May 2010, Mr. Zhou was Director of Sales Operations and Director of Strategic Planning at Xiamen Huierkang Food Co., Ltd., a food and beverage supplier based in Southeast China that is best known for its PET glucose beverage, rice pudding and peanut milk. Before that, from April 2001 to September 2009, he successively served as Sales Director at Milopo Nutrition (Shanghai) Corporation Ltd., General Manager, Milk Powder Division at American Dairy, Inc. (NYSE: ADY), and National Sales Support Manager at Mead Johnson Guangzhou Co., Ltd. Mr. Zhou has also had different sales and marketing responsibilities at well-known multinational consumer product companies such as Wrigley, Henkel, Pillsbury and Nestle in China. Mr. Zhou obtained a Bachelor’s degree of Business English from Beijing Construction University and an Executive MBA degree from Renmin University of China.

Changzhou Wang. Mr. Wang has served as our Production Director since September 2009. Mr. Wang is a seasoned executive with over 20 years of experience in production management and operation. From September, 2003 to August, 2009, Mr. Wang was a Factory Director and Project Supervisor at Synutra International, Inc. (NASDAQ: SYUT), a leading infant formula milk powder company in China. Before that, from 1990 to September, 2003, he successively served as Production Manager at Hong Kong Baoanli Dairy International Group Co., Ltd. and Production Section Chief and Vice Chief Engineer at Jinxinglongdan Dairy Group, both companies are powder milk producers. Mr. Wang obtained a Bachelor’s degree of Mechanical Engineering Harbin Polytechnic University.

Meiping Li. Ms. Li has serviced as our Sales Director since July 21, 2010. Ms. Li brings more than 20 years of sales management expertise in the dairy product and pharmaceutical industries. Prior to joining us, she was General Manager of Healtheries from April 2009, a New Zealand-based health food and supplement manufacturer that is best known for its “Healtheries” branded colostrum powder and “Natropure” branded infant formula in China. Previously, she served as National Sales Director at Fonterra Brands (China) Ltd., a New Zealand-based dairy producer, Regional Sales Director at Xi’an-Janssen Pharmaceutical Ltd., a member company of Johnson & Johnson Inc., and Sales Manager responsible for infant formula and formula for pre- and post-natal women, Greater North China at Wyeth Pharmaceutical Co., Ltd. Earlier in her career, from 1991 to 1998 Ms. Li was Sales Manager, Northeastern China at Lam Soon Hong Kong Group, a company manufacturing and distribution of a broad range of food products. During her extensive career as a seasoned sales executive, Ms. Li has successfully managed and optimized sales growth and distribution networks for multinational dairy companies in China. She also has experience in effectively building, incentivizing and improving sales teams. Ms. Li received a Bachelor’s degree in medicine from the College of Medicine at Capital Medical University in Beijing.

Board Composition and Committees

The board of directors is currently composed of five members, Ms. Li Liu, Mr. Fung Shek, Ms. Cili Yan, Mr. Kenneth Jue Lee and Mr. Gang Sheng. All Board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

We currently do not have standing audit, nominating or compensation committees. Our board of directors handles the functions that would otherwise be handled by each of the committees. We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors as soon as practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors. The nominating committee would also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures. The compensation committee will be primarily responsible for reviewing and approving our compensation and benefit policies, including compensation of executive officers.

Our board of directors has not made a determination as to whether any member of our board is an audit committee financial expert. Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Family Relationships

Other than the relationship between Fung Shek and Li Liu as husband and wife, there is no family relationship among any of our officers or directors.

Code of Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all employees, officers and directors of us. The code of ethics addresses, among other things, ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, FCPA compliance and reporting of violations of the code. A copy of the code of business conduct and ethics was filed as Exhibit 14.1 to our Current Report on Form 8-K on January 28, 2011 and will be made available on our website, www.milkgoatchina.com as soon as possible. Any amendments or waivers to the code of ethics will be posted on our website within four business days of such amendment or waiver.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past ten years:

  been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

  had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

  been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

  been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

  been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

  been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act, any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officer received total annual salary and bonus compensation in excess of $100,000.

		Salary	Bonus	Total
Name and Principal Position	Period	($)	($)	($)
Li Liu, CEO and President (1)	Five months ended March 31, 2010	27,428		27,428
	Year ended October 31, 2009	65,751	-	65,751
	Year ended October 31, 2008	21,238	-	21,238
Jeff D. Jenson, former CEO and Director (2)	Year ended October 31, 2008	-	-	-

(1)  On June 6, 2008, we acquired Milkgoat Industrial in a reverse acquisition transaction and in connection with that transaction, Ms. Liu became our Chief Executive Officer, President and director. Prior to the effective date of the reverse acquisition, Ms. Liu served at Milkgoat Industrial’s wholly owned subsidiary Milkgoat China as its chief executive officer. The annual, long term and other compensation shown in this table include the amount Ms. Liu received from Milkgoat China prior to the consummation of the reverse acquisition.

(2)  Jeff D. Jenson resigned from all offices he held with us upon the closing of the reverse acquisition of Milkgoat Industrial on June 6, 2008.

Narrative Disclosure to Executive Compensation

Our indirect subsidiary Milkgoat China entered into the following employment agreements with our executive officers:

Milkgoat China entered into an employment agreement with our CEO and President, Ms. Li Liu. Ms. Liu’s employment agreement has a three-year term beginning on June 1, 2009 and ending on June 30, 2012. Ms. Liu’s employment agreement provides for an annual salary of RMB 450,000 (approximately $65,828). Ms. Liu is subject to customary non-competition and confidentiality covenants under the agreement. The employment agreement does not entitle Ms. Liu to severance payments or payments following a change in control. On June 1, 2010, Milkgoat China entered into a supplemental employment agreement with Ms. Liu, pursuant to which, effective on June 1, 2010, Ms. Liu's annual compensation was increased to RMB 510,000 (approximately $75,000).

Milkgoat China entered into an employment agreement with our Vice President Mr. Fung Shek. Mr. Shek’s employment agreement has a three-year term beginning on June 1, 2009 and ending on June 30, 2012. Mr. Shek’s employment agreement provides for an annual salary of RMB 350,000 (approximately $51,200). Mr. Shek is subject to customary non-competition and confidentiality covenants under the agreement. The employment agreement does not entitle Mr. Shek to severance payments or payments following a change in control.

Milkgoat China entered into an employment agreement with our CFO, Ms. Veronica Jing Chen. Ms. Chen’s employment agreement is for three years commencing on February 24, 2010 and terminating on February 23, 2013. Ms. Chen’s employment agreement provides for an annual salary of RMB 800,000 (approximately $117,028). Ms. Chen is subject to customary non-competition and confidentiality covenants under the agreement. The employment agreement does not entitle Ms. Chen to severance payments or payments following a change in control.

Outstanding Equity Awards at Fiscal Year End

None of our executive officers received any equity awards, including, options, restricted stock or other equity incentives during the fiscal year ended March 31, 2010.

On May 31, 2010, we entered into separate Yayi International Inc. 2010 Employee Stock Option and Stock Award Plan Award Agreements, or the Option Agreements, with each of Ms. Veronica Jing Chen and Mr. Fung Shek. Under the terms of the Option Agreements, we agreed to grant a stock option, at an exercise price at $2.25 per share, to each of Ms. Chen and Mr. Shek for the purchase of 250,000 shares of Common Stock and 106,000 shares of Common Stock, respectively. According to the Option Agreements, 25% of the option granted to each of Ms. Chen and Mr. Shek will vest on the first anniversary of the grant date, and the balance will vest in equal quarterly installments over the next three years on the last day of each quarter, subject to Ms. Chen's and Mr. Shek's continuing employment with us through these dates.

Compensation of Directors

No member of our board of directors received any compensation for his or her service as a director during the fiscal year ended March 31, 2010.

On June 11, 2010, we entered into an Option Agreement with Mr. Kenneth Lee. Under the terms of the Option Agreement, we granted a stock option, at an exercise price at $0.98 per share, to Mr. Lee for the purchase of 707,992 shares of Common Stock of the Company. According to the Option Agreement, the option will fully vest after six months from the grant date. Pursuant to the employment arrangement between Mr. Lee and SAIF, Mr. Lee is deemed to hold such option for the benefit of SAIF.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS;
CORPORATE GOVERNANCE

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the 2010 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described in the section of “Executive Compensation” above).

  We have borrowed money from time to time from Li Liu, our chief executive officer. Such borrowings do not bear interest, are unsecured and have no stated maturity date. As of December 31, 2010, we owed her $3,509,691 in connection with these borrowings.

  On June 18, 2009, we entered into separate indemnification agreements with each of our directors, Mr. Kenneth Lee and Mr. Gang Sheng, or the Indemnification Agreements. Under the terms of the Indemnification Agreements, the Company agreed to indemnify each of Messrs. Lee and Sheng against expenses, judgments, fines, penalties or other amounts paid or incurred by them in connection with any proceeding unless Mr. Lee or Mr. Sheng committed (i) acts of active and deliberate dishonesty, (ii) with actual dishonest purpose and intent, and (iii) which acts were material to the cause of action so adjudicated.

  On April 30, 2010, we entered into a loan agreement with SAIF, or the Loan Agreement, pursuant to which the Company borrowed $3.0 million from SAIF. The loan has an interest rate of twelve percent (12%) per annum, calculated on the basis of the actual number of days elapsed during the relevant period and a 360- day year. In addition, the entire principal amount of the loan and any accrued interest on the loan shall become fully due and payable on the date that is the earlier to occur of (i) the date that is six (6) months after the release of the principal of the loan, unless extended in the sole discretion of SAIF; and (ii) the acceleration of the maturity of the loan upon the occurrence of an Event of Default (as defined in the Loan Agreement), without further action on the part of SAIF. On the same day, to secure repayment by the Company of the loan, the Company’s major shareholder, Global Rock executed in favor of SAIF a stock pledge agreement, pursuant to which Global Rock pledged 13,024,725 shares of Common Stock of the Company as security for the obligations of the Company under the Loan Agreement. The loan was paid off on September 30, 2010.

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Parents of the Company

Global Rock currently owns 56.8% of our issued and outstanding shares of Common Stock.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined by the rules of the Nasdaq Stock Market.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 5,575,000 shares of our Common Stock that were issued or are issuable to selling stockholders pursuant to transactions exempt from registration under the Securities Act. All of the Common Stock offered by this prospectus is being offered by the selling stockholders for their own accounts.

Private Placement Transaction

On September 27, 2010, we completed a private placement transaction disclosed above and issued to the PIPE Investors 892 units at a purchase price of $10,000 per unit, resulting in gross proceeds of $8.92 million to us. Each unit consists of a Convertible Note in the principal amount of $10,000 and a three-year Series F Warrant to purchase 1,250 shares of our Common Stock at an exercise price of $2.50 per share. The Convertible Notes are convertible into an aggregate 4,460,000 shares of Common Stock at any time prior to the Maturity Date at $2.00 per share, which conversion price is subject to weighted average and other customary anti-dilution protections. The Series F Warrants entitle the PIPE Investors to purchase an aggregate of 1,115,000 shares of Common Stock at an initial exercise of $2.50 per share, which exercise price is subject to the customary weighted average and stock based anti-dilution protection. The Series F Warrants may be exercised in a cash or cashless way at any time upon the election of the holders until September 26, 2013.

Euro Pacific acted as the sole placement agent of the transaction. Euro Pacific received from us a cash commission of $713,600, which is equal to 8% of the gross proceeds of the financing. In addition, we issued Series F Warrants to the designees of Euro Pacific to purchase an aggregate of 312,200 shares of Common Stock at an exercise price of $2.50 per share. The foregoing issuance was made in reliance upon exemptions provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder. For additional information regarding the private placement and full copies of the related transaction documents, please see our Current Report on Form 8-K filed on October 1, 2010.

Selling Stockholders

The table below, which was prepared based on information filed publicly or supplied to us by the selling stockholders, sets forth information regarding the beneficial ownership of outstanding shares of our Common Stock owned by the selling stockholders and the shares that they may sell or otherwise dispose of from time to time under this prospectus. Each of the selling stockholders, or their respective transferees, donees or their successors, may resell, from time to time, all, some or none of the shares of our Common Stock covered by this prospectus, as provided in this prospectus under the section entitled “Plan of Distribution” and in any applicable prospectus supplement. However, we do not know when or in what amount the selling stockholders may offer their shares for sale under this prospectus, if any.

The number of shares disclosed in the table below as “beneficially owned” are those beneficially owned as determined under the rules of the SEC. Such information is not necessarily indicative of ownership for any other purpose. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of Common Stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of February 28, 2011 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 26,454,558 shares of Common Stock outstanding as of February 28, 2011.

Unless otherwise indicated and subject to community property laws where applicable, the selling stockholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer, except that Peter Schiff is the president of Euro Pacific Capital, Inc., a registered broker-dealer. Mr. Shiff has certified to the Company that he acquired the shares in the ordinary course of business and at the time of the acquisition did not have any arrangements or understandings with any person to distribute the securities..

Information concerning any of the selling stockholders may change from time to time, and any changed information will be presented in a prospectus supplement as necessary. Please carefully read the footnotes located below the table in conjunction with the information presented in the table.

	Shares of			Percentage of
	Common Stock	Shares of	Beneficial	Common Stock
	Beneficially	Common Stock	Ownership	Beneficially
	Owned Before	Included in	After the	Owned After
Name and Address	the Offering (1)	Prospectus	Offering**	Offering (2)
AMY J STEFANIK TTEE AMY J	62,500(3)	62,500(3)	0	*
STEFANIK REVOCABLE TRUST
U/A 2/6/01
ANDREW P COOK SUSAN R	31,250(4)	31,250(4)	0	*
COOK
ARNOLD WILLIAM	31,250(5)	31,250(5)	0	*
GOLDSCHLAGER NORA
GOLDSCHLAGER TTEE THE
GOLDSCHLAGER FAMILY
TRUST U/A 6/24/04
ART KLEPPEN KIMBERLY	62,500(6)	62,500(6)	0	*
KLEPPEN
BARBARA HEARST	62,500(7)	62,500(7)	0	*
BARBARA J PETERSON TTEE	43,750(8)	43,750(8)	0	*
REV TR OF BARBARA J
PETERSON U/A 2/4/00
BARBARA S MEISTER TTEE THE	62,500(9)	62,500(9)	0	*
MEISTER NON-EXEMPT
MARITAL TR U/A 11/17/83
BARBARA SEIDEL TTEE	31,250(10)	31,250(10)	0	*
BARBARA GALLUN SEIDEL
RESIDUAL TRUST U/A 2/9/60
BARBARA SUE WILSON DAVID	31,250(11)	31,250(11)	0	*
D WILSON TTEE THE BARBARA
SUE WILSON U/A 8/23/94

BERT HUNTSINGER	31,250(12)	31,250(12)	0	*
BRENT PAULGER SHARISSA	31,250(13)	31,250(13)	0	*
PAULGER
BRIAN S BEHAN	31,250(14)	31,250(14)	0	*
BRUCE WALKER RAVENEL III	187,500(15)	187,500(15)	0	*
BUCKTHORN LLC(16)	31,250(16)	31,250(16)	0	*
CARLOS A MERINO TTEE	31,250(17)	31,250(17)	0	*
CARLOS ALFONSO MERINO REV
LIVING TRUST, U/A 12/04/96
CAROLYN R LONG	37,500(18)	37,500(18)	0	*
CHARLOTTE J BELASCO	31,250(19)	31,250(19)	0	*
CHRISTIANNA SEIDEL TTEE	31,250(20)	31,250(20)	0	*
PROPERTY TRUST U/A 11/5/99
FBO CHRISTIANNA SEIDEL
CINDY J LEWIS TTEE CINDY J	31,250(21)	31,250(21)	0	*
LEWIS DECL OF TRUST U/A
3/11/93
COREY SHANNON MCNAMEE	31,250(22)	31,250(22)	0	*
CYNTHIA KESSLER & JAMES	31,250(23)	31,250(23)	0	*
KESSLER
DAVID ALAN SCULLY	62,500(24)	62,500(24)	0	*
DAVID ARITA TOD	31,250(25)	31,250(25)	0	*
DAVID BRISBIN TTEE	62,500(26)	62,500(26)	0	*
INNES/BRISBIN LIVING TRUST
DATED 6/8/04
DAVID W LARSON JENNIFER L	62,500(27)	62,500(27)	0	*
LARSON
DEBORAH FOREMAN TTEE	31,250(28)	31,250(28)	0	*
DEBORAH D FOREMAN TRUST
U/A 9/29/94
DOUGLAS W JOHNSON TTEE	31,250(29)	31,250(29)	0	*
DOUGLAS WILLIAM JOHNSON
REV TRST U/A 6/25/10
DR UZZI REISS MRS YAEL REISS	31,250(30)	31,250(30)	0	*
TTEE THE REISS FAMILY TRUST
U/A 12/29/88

EVA MARIE SALAS TTEE EVA M	31,250(31)	31,250(31)	0	*
SALAS TRUST
GAYLE M & DEBORAH	62,500(32)	62,500(32)	0	*
SANDERS TTEE THE GAYLE M
SANDERS FAM TR REV TR, U/A
8/15/02
GEORGE FELDMAN	156,250(33)	156,250(33)	0	*
GILBERT DOMINGUEZ TTEE	218,750(34)	218,750(34)	0	*
DOMINGUEZ TRUST U/A 3/3/05
HCR INVESTMENTS INC. (35)	62,500(35)	62,500(35)	0	*
HEIDI W KIENE KEVIN KIENE	62,500(36)	62,500(36)	0	*
HEMANT KATHURIA P/ADM H	31,250(37)	31,250(37)	0	*
KATHURIA INVESTMENTS II P
PLAN
JACK ABRAMS MARGO	31,250(38)	31,250(38)	0	*
ABRAMS TTEE JACK ABRAMS
PENSION PLAN 1
JANET D RUSSELL TTEE JANET	31,250(39)	31,250(39)	0	*
DICKINSON RUSSELL LIVING TR
U/A 1/20/10
JEAN A DAVIDS-OSTERHAUS	31,250(40)	31,250(40)	0	*
TTEE JEAN A
DAVIDS-OSTERHAUS REV U/A
10/03/07
JEFF ARCHIBALD	62,500(41)	62,500(41)	0	*
JERRY F MCWILLIAMS	31,250(42)	31,250(42)	0	*
JIM GRIFFIN CUST DANIEL J	37,500(43)	37,500(43)	0	*
GRIFFIN UTMA OH
JIM GRIFFIN CUST MICHELLE E	37,500(44)	37,500(44)	0	*
GRIFFIN UTMA OH
JIM ROBERT PUGH	31,250(45)	31,250(45)	0	*
JIMMIE C WEST CAROLYN E	31,250(46)	31,250(46)	0	*
WEST
JOHN A RUPP TTEE JOHN A	31,250(47)	31,250(47)	0	*
RUPP TRUST U/A 3/9/07
JOHN D SMEAD	31,250(48)	31,250(48)	0	*
JOSEPH MCCARTHY MIKI	31,250(49)	31,250(49)	0	*
MCCARTHY TOD
JULIA L GRIFFIN	37,500(50)	37,500(50)	0	*
KENNETH H NASS & MAUREEN	62,500(51)	62,500(51)	0	*
K NASS TTEE KENNETH H NASS
& MAUREEN K NASS
CHARITRUST U/A 6/7/05
KEVIN MOORE	31,250(52)	31,250(52)	0	*
KK SWOGGER ASSET	50,000(53)	50,000(53)	0	*
MANAGEMENT, LP(53)
LARRY GUAGLIARDO TOD	43,750(54)	43,750(54)	0	*
LAURA SMITH FORREST SMITH	31,250(55)	31,250(55)	0	*
TTEE CONNELLY JOHNSON
SMITH FAM TR U/A 4/2/09
MARC A PIERRE, P BARRAGAN	31,250(56)	31,250(56)	0	*
P/ADM CENTER FOR PHYS HLTH
401K PSP MARC PIERRE
MARC BIENSTOCK JENNY I	31,250(57)	31,250(57)	0	*
BIENSTOCK

MARC W LEVIN SUSAN G LEVIN	31,250(58)	31,250(58)	0	*
MARK A OSTERHAUS TTEE THE	31,250(59)	31,250(59)	0	*
MARK A OSTERHAUS REV TR
U/A 10/31/07
MARK DUGGER P/ADM THE	31,250(60)	31,250(60)	0	*
ALLSTATES DRYWALL INC EE
ST
MARK EDWARD SMEAD TTEE	62,500(61)	62,500(61)	0	*
MARK E SMEAD REVOC LIVING
TRUST U/A 11/17/95
MARK STERIN	43,750(62)	43,750(62)	0	*
MAUREEN K NASS KENNETH H	31,250(63)	31,250(63)	0	*
NASS TTEE MAUREEN K NASS
LIVING TRUST U/A 5/16/05
MICHAEL J HANRATTY LYNSAY	62,500(64)	62,500(64)	0	*
F HANRATTY
MICHAEL SCULLY	62,500(65)	62,500(65)	0	*
MITCHELL MARTIN DEBORAH	31,250(66)	31,250(66)	0	*
MARTIN
NANCY L BENSON TTEE THE	31,250(67)	31,250(67)	0	*
NANCY L BENSON LIVING
TRUST U/A 11/11/02
N E APPERSON, P MCEACHERN	62,500(68)	62,500(68)	0	*
TTEE NORMAN E APPERSON
AND PAMELA MCEACHERN TR,
U/A 7/22/96
NFS/FMTC IRA FBO DIANE D	125,000(69)	125,000(69)	0	*
SPOLUM
NFS/FMTC IRA FBO HOWARD W	62,500(70)	62,500(70)	0	*
WAHL
NFS/FMTC IRA FBO LEONARD	31,250(71)	31,250(71)	0	*
SIEGEL
NFS/FMTC IRA FBO LYNN	31,250(72)	31,250(72)	0	*
HAVLIK
NFS/FMTC IRA FBO ROYCE V	62,500(73)	62,500(73)	0	*
JACKSON
NFS/FMTC IRA FBO ROBERT	62,500(74)	62,500(74)	0	*
STEPHEN ADAMS
NFS/FMTC ROLLOVER IRA FBO	31,250(75)	31,250(75)	0	*
ANDRES KEICHIAN
NFS/FMTC ROLLOVER IRA FBO	31,250(76)	31,250(76)	0	*
BERTRAND BROOKS CARDER
NFS/FMTC ROLLOVER IRA FBO	31,250(77)	31,250(77)	0	*
DONALD T GLASER JR
NFS/FMTC ROLLOVER IRA FBO	31,250(78)	31,250(78)	0	*
EDWIN BRUNO KAEHLER
NFS/FMTC ROLLOVER IRA FBO	62,500(79)	62,500(79)	0	*
JAMES A TAMBORELLO
NFS/FMTC ROLLOVER IRA FBO	31,250(80)	31,250(80)	0	*
JERRY R SPEAKS
NFS/FMTC ROLLOVER IRA FBO	31,250(81)	31,250(81)	0	*
LYNN ROLLINS STULL
NFS/FMTC ROLLOVER IRA FBO	62,500(82)	62,500(82)	0	*
RALPH DALE EDSON
NFS/FMTC ROLLOVER IRA FBO	25,000(83)	25,000(83)	0	*
RICHARD DAVIS MOORE
NFS/FMTC ROLLOVER IRA FBO	31,250(84)	31,250(84)	0	*

ROBERT M WEISSBERG
NFS/FMTC ROLLOVER IRA FBO	31,250(85)	31,250(85)	0	*
RONALD ALLEN MCCANN
NFS/FMTC ROLLOVER IRA FBO	31,250(86)	31,250(86)	0	*
TODD HOWARD OVERGARD
NFS/FMTC ROTH IRA FBO	31,250(87)	31,250(87)	0	*
HELEN ERSKINE
NFS/FMTC ROTH IRA FBO	31,250(88)	31,250(88)	0	*
VIRGINIA C ADAMS
NFS/FMTC SEP IRA FBO CARTER	62,500(89)	62,500(89)	0	*
LAREN
NFS/FMTC SEP IRA FBO GERALD	31,250(90)	31,250(90)	0	*
E MANWILL
NFS/FMTC SEP IRA FBO GERALD	31,250(91)	31,250(91)	0	*
MONA
NORMAN S KRAMER & LINDA L	31,250(92)	31,250(92)	0	*
KRAMER
OLEKSANDR TUMKO OKSANA	31,250(93)	31,250(93)	0	*
TUMKO
PETER D SCHIFF(94)	229,067	125,000(94)	104,067	*
POINT AUX CHENES, LLC(95)	31,250(95)	31,250(95)	0	*
POM INVESTMENTS LLC(96)	62,500(96)	62,500(96)	0	*
PRASAD REALTY CORP(97)	31,250(97)	31,250(97)	0	*
QUINCY MURPHY INC(98)	31,250(98)	31,250(98)	0	*
R STEVEN SMITH	62,500(99)	62,500(99)	0	*
RICHARD GRIFF JACKIE GRIFF	93,750(100)	93,750(100)	0	*
RICHARD P ANTHONY III &	31,250(101)	31,250(101)	0	*
KIMBERLY J ANTHONY
RICHARD POTAPCHUK	187,500(102)	187,500(102)	0	*
ROBERT L BISHOP TOD	31,250(103)	31,250(103)	0	*
FRANCINE BISHOP
ROBERT T FOSS MARGARET	37,500(104)	37,500(104)	0	*
FOSS TTEE ROBERT T &
MARGARET FOSS REV TR U/A
3/31/04
SCOTT & MISTY DAVIES TTEE	50,000(105)	50,000(105)	0	*
THE SCOTT & MISTY DAVIES
LIVING TR, U/A 6/28/07
SCOTT R GRIFFIN	37,500(106)	37,500(106)	0	*
SHELBY JORDAN, BECKY JORDAN	31,250(107)	31,250(107)	0	*
SKEE GOEDHART TTEE THE	31,250(108)	31,250(108)	0	*
PARACELSUS REVOCABLE
TRUST U/A 7/25/97
STEPHEN RASKIN P/ADM DREW	62,500(109)	62,500(109)	0	*
& RASKIN P/S PLAN FBO
STEPHEN RASKIN
STEVE & COLLEEN HOKE TTEE	31,250(110)	31,250(110)	0	*
HOKE LIVING TRUST U/A 4/19/02
STEVEN JAY EPSTEIN	31,250(111)	31,250(111)	0	*
SUSAN C CULLEN	31,250(112)	31,250(112)	0	*
THOMAS L INGRAM CARISSA	31,250(113)	31,250(113)	0	*
INGRAM TTEE INGRAM LIVING
TRUST U/A 11/2/05
TIMOTHY CRANE TTEE	62,500(114)	62,500(114)	0	*
TIMOTHY R CRANE TRUST U/A
12/6/04

TRISHA L FRERES THEODORE	31,250(115)	31,250(115)	0	*
KYLE FRERES TTEE TRISHA L
FRERES LIVING TRUST U/A
12/20/04
WALTER FRIESEN	50,000(116)	50,000(116)	0	*
WILLIAM A KARGES JR TTEE	31,250(117)	31,250(117)	0	*
KARGES REVOC INTERVIVOS
TRUST U/A 4/29/85
WILLIAM BRADLEY P/ADM	31,250(118)	31,250(118)	0	*
BRADLEY ANESTHESIOLOGY
PSP
WILLIAM J CYR	43,750(119)	43,750(119)	0	*
WILLIAM TEN BRINK TTEE TEN	56,250(120)	56,250(120)	0	*
BRINK TRUST U/A 10/2/86
WILLIAM WILEY MARIANNE	37,500(121)	37,500(121)	0	*
WILEY TTEE WILEY FAMILY
LIVING TRUST U/A 7/19/95

*	Less than 1%.

**	Assumes that all securities offered are sold.

(1)	Represents total ownership with respect to all shares of our Common Stock underlying the Series C Warrants and Series A Preferred Stock, as a single class and on an “as converted” basis.

(2)

As of February 28, 2011, a total of 26,454,558 shares of our Common Stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any options or warrants exercisable within 60 days have been included in the denominator.

(3)	Includes 50,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 12,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(4)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(5)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(6)	Includes 50,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 125,000 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(7)	Includes 50,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 125,000 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(8)	Includes 35,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 8,750 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(9)	Includes 50,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 12,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(10)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(11)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(12)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(13)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(14)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(15)	Includes 150,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 37,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(16)

Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock. Lloyd Hendrix is the Director of Buckthorn LLC and has voting and investment control over the securities held by it.

(17)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(18)	Includes 30,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 7,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(19)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(20)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(21)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(22)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(23)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(24)	Includes 50,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 12,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(25)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(26)	Includes 50,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 12,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(27)	Includes 50,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 12,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(28)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(29)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(30)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(31)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(32)	Includes 50,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 12,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(33)	Includes 125,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 31,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(34)	Includes 175,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 43,750 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(35)

Includes 50,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 12,500 shares underlying the Series F Warrants to purchase shares of our Common Stock. Charles Indyg is the President of HCR Investments Inc. and has voting and investment control over the securities held by it.

(36)	Includes 50,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 12,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(37)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(38)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(39)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(40)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(41)	Includes 50,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 12,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(42)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(43)	Includes 30,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 7,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(44)	Includes 30,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 7,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(45)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(46)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(47)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(48)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(49)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(50)	Includes 30,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 7,5000 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(51)	Includes 50,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 12,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(52)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(53)

Includes 40,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 10,000 shares underlying the Series F Warrants to purchase shares of our Common Stock. Kurt Swogger is the Partner of KK Swogger Asset Management, LP and has voting and dispositive control over the securities held by it.

(54)	Includes 35,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 8,750 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(55)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(56)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(57)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(58)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(59)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(60)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(61)	Includes 50,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 12,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(62)	Includes 35,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 8,750 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(63)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(64)	Includes 50,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 12,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(65)	Includes 50,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 12,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(66)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(67)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(68)	Includes 50,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 12,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(69)	Includes 100,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 25,000 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(70)	Includes 50,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 12,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(71)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(72)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(73)	Includes 50,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 12,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(74)	Includes 50,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 12,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(75)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(76)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(77)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(78)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(79)	Includes 50,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 12,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(80)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(81)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(82)	Includes 50,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 12,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(83)	Includes 20,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 5,000 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(84)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(85)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(86)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(87)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(88)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(89)	Includes 50,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 12,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(90)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(91)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(92)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(93)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(94)

Includes 100,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 25,000 shares underlying the Series F Warrants to purchase shares of our Common Stock. Peter Schiff is the president of Euro Pacific Capital, Inc., a registered broker-dealer.

(95)

Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock. John S. Mavar is the Manager of Point Aux Chenes, LLC and has voting and dispositive control over the securities held by it.

(96)

Includes 50,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 12,500 shares underlying the Series F Warrants to purchase shares of our Common Stock. David and Ann Struve have voting and dispositive control over the securities held by Pom Investments LLC.

(97)

Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock. Pankaj Prasad is the President of Prasad Realty Corp. and has voting and dispositive control over the securities held by it.

(98)

Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock. Quincy Murphy is the President of Quincy Murphy Inc. and has voting and dispositive control over the securities held by it.

(99)	Includes 50,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 12,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(100)	Includes 75,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 18,750 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(101)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(102)	Includes 150,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 37,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(103)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(104)	Includes 30,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 7,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(105)	Includes 40,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 10,000 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(106)	Includes 30,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 7,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(107)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(108)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(109)	Includes 50,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 12,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(110)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(111)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(112)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(113)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(114)	Includes 50,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 12,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(115)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(116)	Includes 40,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 10,000 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(117)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(118)	Includes 25,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 6,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(119)	Includes 35,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 8,750 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(120)	Includes 45,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 11,250 shares underlying the Series F Warrants to purchase shares of our Common Stock.

(121)	Includes 30,000 shares of our Common Stock issuable upon the conversion of the Convertible Notes and 7,500 shares underlying the Series F Warrants to purchase shares of our Common Stock.

We will not receive any proceeds from the sale of any shares by the selling stockholders but we will receive funds from the exercise of the warrants held by the selling stockholders if and when those warrants are exercised for cash. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Common Stock as of February 28, 2011 (i) by each person who is known by us to beneficially own more than 5% of our voting securities; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of Yayi International Inc., No. 9 Xingguang Road, Northern Industrial Park of Zhongbei Town, Xiqing District, Tianjin 300384, China.

		Shares Beneficially Owned(1)
				Series A Preferred
		Common Stock(2)		Stock(3)		% Total
			% of		% of	Voting
Name & Address of Beneficial Owner	Office, If Any	Shares	Class	Shares	Class	Power(4)
Directors and Officers
Li Liu	Chairperson, CEO	15,024,725(5)(6)	56.8%	0	*	36.0%
	& President
Veronica Jing Chen	Chief Financial	0	*	0	*	*
	Officer
Fung Shek	Director	15,024,725(5)(6)	56.8%	0	*	36.0%
Cili Yan	Director	1,000,160	3.8%	0	*	2.4%
Kenneth Jue Lee	Director	707,992(7)	2.6%	0	*	1.7%
Gang Sheng	Director	0	*	0	*	*
All Officers and Directors as a group		16,732,877	63.2%	0	*	40.1%
(6 persons named above)
5% Security Holders
		Shares Beneficially Owned(1)
				Series A Preferred
		Common Stock(2)		Stock(3)		% Total
			% of		% of	Voting
Name of Beneficial Owner	Office, If Any	Shares	Class	Shares	Class	Power(4)
Global Rock Stone Industrial Ltd.		15,024,725(5)(6)	56.8%	0	*	36.0%
SAIF Partners III L.P.		707,992(7)(8)	2.6%	1,530,612(9)	100%	37.7%
Andrew Y. Yan		707,992(7)(8)	2.6%	1,530,612(9)	100%	37.7%
*Less than 1%

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of the Company’s stock. For each Beneficial Owner above, any options exercisable within 60 days have been included in the denominator.

(2)	Based on 26,454,558 shares of Common Stock issued and outstanding as of February 28, 2011.

(3)

Based on 1,530,612 shares of Series A Preferred Stock issued and outstanding as of February 28, 2011. Shares of Series A Preferred Stock are convertible, at the option of the holder thereof, at any time, into Common Stock on a 1-to-10 basis. Holders of Series A Preferred Stock vote with the holders of Common Stock on all matters on an as-converted to Common Stock basis. See “Description of Securities – Preference Shares” below for more information regarding our Series A Preferred Stock.

(4)

Percentage of Total Capital Stock represents total ownership with respect to all shares of our Common Stock and Series A Preferred Stock, as a single class and on an as-converted to Common Stock basis.

(5)	Including 15,024,725 shares of Common Stock indirectly held by her spouse, Mr. Fung Shek.

(6)

Includes 15,024,725 shares of Common Stock held by Global Rock. Mr. Shek is the sole shareholder and sole director of Global Rock and has voting and dispositive power over the shares held by Global Rock. Pursuant to a stock pledge agreement, dated April 30, 2010, between Global Rock and SAIF Partners III L.P., or SAIF, Global Rock pledged 13,024,725 shares of Common Stock of the Company as security for certain obligations of the Company. In addition, pursuant to the Make Good Escrow Agreement, dated September 27, 2010, Global Rock placed a total of 669,000 shares held by it into escrow that may be released to the investors in the event we do not meet the performance thresholds for the fiscal years 2011 and 2012 required in the Make Good Escrow Agreement. The remaining 14,355,725 shares of Common Stock owned by Global Rock are subject to a lock up agreement with Euro Pacific, dated September 27, 2010 for a 90-day lock up period.

(7)

Includes an option to acquire 707,992 shares of Common Stock granted to Mr. Lee under our 2010 Employee Stock Option and Stock Award Plan, dated June 11, 2010. The option will fully vest after six months from the grant date. Because Mr. Lee is an employee of SAIF and pursuant to the employment arrangement between Mr. Lee and SAIF, Mr. Lee is deemed to hold the reported option for the benefit of SAIF, and must exercise the option solely upon the direction of SAIF, which is entitled to the shares issued upon exercise. SAIF may be deemed the indirect beneficial owner of the option and Mr. Lee may be deemed the indirect beneficial owner of the option through his employment arrangement with SAIF. Mr. Lee disclaims beneficial ownership of the option except to the extent of his pecuniary interest therein.

(8)

Andrew Y. Yan is the sole shareholder and sole director of SAIF III GP Capital Ltd., a limited liability entity formed under the laws of the Cayman Islands, the sole general partner of SAIF III GP, L.P., a limited partnership formed under the laws of the Cayman Islands, which in turn is the sole general partner of SAIF Partners III L.P., a limited partnership formed under the laws of the Cayman Islands. Mr. Yan is deemed to have sole voting and dispositive powers with respect to the securities held by SAIF Partners III L.P.

DESCRIPTION OF SECURITIES

Our amended and restated certificate of incorporation authorizes us to issue 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. As of February 28, 2011, there were 26,454,558 shares of Common Stock, and 1,530,612 shares of Series A Preferred Stock outstanding.

Common Stock

Subject to the rights of the holders of our outstanding preferred stock, holders of Common Stock:

  are entitled to any dividends validly declared;

  will share ratably in our net assets in the event of a liquidation; and

  are entitled to one vote per share.

Holders of Common Stock have no preemption, subscription, redemption, or call rights related to their shares.

Preferred Stock

We may issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by our board of directors may rank senior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both.

On June 16, 2009, we filed the Certificate with the Secretary of State of the State of Delaware, which was amended and restated on July 20, 2010. Pursuant to the Amended Certificate, there are 1,530,612 shares of Series A Preferred Stock, par value $0.001 per share, authorized. The holders of the Series A Preferred Stock are entitled to receive non-cumulative dividends, when, as and if declared by the board of directors. If there is a Liquidation Event, as defined in the Amended Certificate, the holders of the Series A Preferred Stock will be entitled to receive, prior to any distribution to holders of the Common Stock, an amount per share equal to the sum of (i) $9.80 plus an annualized internal rate of return of 15% for the period from the issuance date of the Series A Preferred Stock to the date when the full payment is made and (ii) an amount equal to all declared but unpaid dividends for each outstanding share of Series A Preferred Stock, subject to stock split, stock dividend, recapitalization or other similar events as provided for in the Amended Certificate.

At any time and from time to time after June 30, 2012, the holders of not less than a majority of the then outstanding Series A Preferred Stock have the right to request us to redeem all of the then outstanding shares of Series A Preferred Stock, if any of the following events has not occurred: (i) our shares of Common Stock or American Depository Shares representing shares of the Common Stock are listed on the New York Stock Exchange or the Nasdaq Global Market, and (ii) the closing market price of such listing securities represents a price of no less than $4.25 per share of Common Stock, subject to adjustment, in any consecutive 30-trading-day period.

The shares of Series A Preferred Stock may be converted into our Common Stock at the option of the holders of the Series A Preferred Stock in whole or in part at any time at an initial conversion price of $0.98, subject to future adjustments set forth in the Amended Certificate. In addition, if our combined after tax net income reported in our Annual Report on Form 10-K for both of the fiscal years ending March 31, 2011 and 2012 is less than $20 million, we will issue up to 612,245 shares of Series A Preferred Stock to holders of shares of Series A Preferred Stock pursuant to a formula set forth in the Amended Certificate.

The holders of Series A Preferred Stock have the right to one vote for each share of our Common Stock into which a share of Series A Preferred Stock could then be converted. The holders of Series A Preferred Stock have full voting rights and powers equal to the voting rights and powers of the holders of our Common Stock, and are entitled to notice of any stockholders’ meeting in accordance with our Bylaws and to vote, together with the holders of Common Stock as a single class, with respect to any matter upon which holders of Common Stock have the right to vote. In addition, as long as there are at least 15,306 shares of Series A Preferred Stock outstanding, we may not, without the approval of the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock voting together as a single class or the approval from at least one director elected by the holders of shares of Series A Preferred Stock, take certain material corporate actions as provided for in the Amended Certificate.

In connection with the private placement transaction closed on June 18, 2009, we issued 1,530,612 shares of Series A Preferred Stock to the sole investor, SAIF.

Warrants

On June 6, 2008, in connection with a private placement transaction, we issued and sold to certain investors 52 units for an aggregate purchase price of $1.3 million. Each unit consisted of an 8% convertible promissory note in principal amount of $25,000 and our series A warrants, or Series A Warrants, to acquire 11,575 shares of our Common Stock. The Series A Warrants are exercisable (under specified circumstances, on a cashless basis) for three years through June 6, 2011 at an exercise price equal to $0.98. The Series A Warrants provide for anti-dilution adjustments upon the occurrence of specified events. As of February 28, 2011, there were Series A Warrants to purchase 549,812 shares of our Common Stock outstanding.

In addition, WestPark served as the placement agent in connection with this private placement. As partial compensation for its services, we issued to WestPark and its designees Series D Warrants to acquire an aggregate of 144,448 shares of Common Stock. The Series D Warrants have the same terms as the Series A Warrants. As of February 28, 2011, there were Series D Warrants to purchase 25,279 shares of our Common Stock outstanding.

On June 6, 2008, we issued and sold to Grand Orient and its designees an aggregate of 2,000,000 shares of our Common Stock and our Series B Warrants to acquire 2,148,148 shares of Common Stock for its services provided in connection with our merger with Milkgoat Industrial. These warrants are exercisable on a cashless basis and may be exercised from three years through June 6, 2011. The initial exercise price of the Series B Warrants is $1.08 and the number of shares issuable upon their exercise is subject to adjustment upon the occurrence of specified events. As of February 28, 2011, there were Series B Warrants to purchase 2,148,148 shares of our Common Stock outstanding.

On June 6, 2008, we issued and sold to Tryant a note in principal amount of $250,000 maturing in August 2008 and our Series C Warrants to acquire an aggregate of 185,185 shares of our Common Stock at an exercise price of $1.35 per share. The Series C Warrants are exercisable on a cashless basis for three years through June 6, 2011. The exercise price and number of shares issuable upon exercise of these warrants is subject to specified anti-dilution adjustments. As of February 28, 2011, there were Series C Warrants to purchase 14,000 shares of our Common Stock outstanding.

On April 3, 2008, we entered into a loan agreement with Allied Merit International Investment, Inc., or Allied Merit for $1,000,000. The loan was originally due on July 7, 2008. Allied Merit extended the maturity date of the loan to December 31, 2008. On July 15, 2008, in exchange for extending the loan’s maturity date, we granted to Allied Merit Series E Warrants to purchase 250,000 shares of our Common Stock at an exercise price of $1.08 per share. The Series E Warrants are exercisable until July 15, 2011 and the exercise price is subject to adjustment for stock splits, reverse splits, stock dividends and other similar events. As of February 28, 2011, there were Series E Warrants to purchase 250,000 shares of our Common Stock outstanding.

On September 27, 2010, we completed a private placement transaction disclosed above and issued and sold to the PIPE Investors 892 units at a purchase price of $10,000 per unit, resulting in gross proceeds of $8.92 million to us. Each unit consists of a three-year, Convertible Note in the principal amount of $10,000 and a three-year Series F Warrant to purchase 1,250 shares of our Common Stock at an exercise price of $2.50 per share. The Series F Warrants entitle the PIPE Investors to purchase an aggregate of 1,115,000 shares of Common Stock and the exercise price is subject to the customary weighted average and stock based anti-dilution protection. The Series F Warrants may be exercised in a cash or cashless way at any time upon the election of the holders until September 26, 2013. In addition, we issued Series F Warrants to the designees of Euro Pacific to purchase an aggregate of 312,200 shares of Common Stock at an exercise price of $2.50 per share, as partial compensation for services provided by them in connection with the private placement. As of February 28, 2011, there were Series F Warrants to purchase 1,427,000 shares of our Common Stock outstanding.

Convertible Notes

On September 27, 2010, we issued and sold to the PIPE Investors Convertible Notes with an aggregate principal amount of $8.92 million. The Convertible Notes are payable at an interest rate of 9% per annum, payable semiannually in arrears on the last day of the first and third calendar quarters commencing March 31, 2011 and mature on the Maturity Date. Except for our secured Indebtedness (as defined in the Notes) in existence on September 27, 2010, our obligations under the Convertible Notes will rank senior with respect to all our existing indebtedness as of September 27, 2010 and to any and all Indebtedness incurred thereafter. The Convertible Notes are also convertible into an aggregate of 4,460,000 shares of Common Stock at any time prior to the Maturity Date at $2.00 per share, which conversion price is subject to weighted average and other customary anti-dilution protections. At any time after September 26, 2011, we may redeem all but not less than all of the outstanding principal amount of any Convertible Note by payment of 108% of the outstanding principal amount of the Convertible Note, together with accrued but unpaid interest.

The Convertible Notes contain customary affirmative and negative covenants that, among other things, limit our ability to:

  incur certain kinds of indebtedness;

  loan certain amounts of money or property to or invest in any person or entity;

  pay dividends or make any other distribution on shares of our capital stock;

  assume lien on any of our property or assets;

  assume guarantees;

  engage in sale and leaseback transactions;

  except for an aggregate amount of up to $19 million in capital expenditures may be made during fiscal years 2011 and 2012 for the purchase of machinery and equipment and construction of new facilities, make capital expenditure in excess of $5,000,000 in any fiscal year;

  materially alter the nature of our business;

  sell or otherwise dispose of any subsidiary or allow a subsidiary to issue additional shares of our capital stock;

  effect a consolidation, merger or disposition of all or substantially all of our assets; and

  conduct transactions with our affiliates.

The Convertible Notes also contain customary events of default, upon which the holders of the Convertible Notes may declare all outstanding Convertible Notes to be due and payable immediately. As of February28, 2011, there were Convertible Notes with an aggregate principal amount of $8.92 million outstanding.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of three years following the date such person became an “interested stockholder” unless:

  before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

  upon the consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who also are officers of the corporation and shares held by employee stock plans; or

  at or following the time such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 662/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the three years prior to the determination of interested stockholder status, owned, 15% or more of a corporation’s outstanding voting stock. The term “business combination” includes mergers, asset or stock sales and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

Our Certificate of Incorporation contains certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing our board of directors and management. Our Certificate of Incorporation authorizes our board of directors to issue up to 10,000,000 shares of preferred stock without further stockholder approval. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our Common Stock, and therefore could reduce the value of such Common Stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our Common Stock. In connection with our private placement transaction in June 2009, we filed a Certificate of Designation of Series A Preferred Stock with the Secretary of State of the State of Delaware on June 16, 2009, pursuant to which we issued 1,530,612 shares of Series A Preferred Stock to SAIF.

Transfer Agent and Registrar

Our independent stock transfer agent is American Registrar & Transfer Co., located at 342 East 900 South, Salt Lake City, UT 84111. Their phone number is (801) 363-9065 and facsimile number is (801) 363-9066.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our Common Stock is quoted under the symbol “YYIN” on the OTCBB but had not been traded in the OTCBB except on a limited and sporadic basis. The CUSIP number is 985290105.

The following table sets forth, for the periods indicated, the high and low closing prices of our Common Stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Closing Bid Prices (1)
	High	Low
Year Ended March 31, 2011
1st Quarter	$ 2.95	$ 1.55
2nd Quarter	$ 1.85	$ 1.05
3rd Quarter	$ 1.63	$ 1.055
4th Quarter (through February 28, 2011)	$ 1.30	$ 0.68
Year Ended March 31, 2010
1st Quarter	$ 0.80	$ 0.51
2nd Quarter	$ 1.25	$ 0.25
3rd Quarter	$ 1.90	$ 1.17
4th Quarter	$ 3.95	$ 1.55
Year Ended March 31, 2009
1st Quarter	$ 1.60	$ 1.10
2nd Quarter	$ 3.60	$ 1.25
3rd Quarter	$ 2.25	$ 0.75
4th Quarter	$ 1.50	$ 0.40

(1)	The above table sets forth the range of high and low closing bid prices per share of our Common Stock as reported by www.quotemedia.com for the periods indicated.

Holders

On February 28, 2011, there were approximately 380 stockholders of record of our Common Stock. The number of record holders does not include persons who held our Common Stock in nominee or “street name” accounts through brokers.

Dividends

We have never declared or paid a cash dividend. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our stockholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

On May 31, 2010, our Board of Directors adopted Yayi International Inc. 2010 Employee Stock Option and Stock Award Plan, or the ESOP, whereby we are authorized to grant Nonqualified Stock Options, Restricted Stock, and Incentive Stock to employees, officers, directors, and consultants of the Company and its subsidiaries. The maximum aggregate number of shares of our Common Stock that may be issued under the ESOP is 2,359,974 shares (subject to adjustment as described in the ESOP).

On May 31, 2010, we entered into separate Option Agreements under the ESOP, with each of our CFO, Ms. Jing Chen, and Mr. Fung Shek, our Vice President and Director. Under the terms of the Option Agreements, we agreed to grant a stock option, at an exercise price at $2.25 per share, to each of Ms. Chen and Mr. Shek for the purchase of 250, 000 shares of Common Stock and 106,000 shares of Common Stock, respectively. According to the Option Agreements, 25% of the option granted to each of Ms. Chen and Mr. Shek will vest on the first anniversary of the grant date, and the balance will vest in equal quarterly installments over the next three years on the last day of each quarter, subject to Ms. Chen's and Mr. Shek's continuing employment with us through these dates.

On May 31, 2010, we also entered into separate Option Agreements under the ESOP with certain non-executive employees, pursuant to which we granted to these employees options to purchase an aggregate of 842,400 shares of Common Stock, at an exercise price of $2.25 per share. According to these option agreements, 25% of the option granted to each of these employees will vest on the first anniversary of the grant date, and the balance will vest in equal quarterly installments over the next three years on the last day of each quarter, subject to such employees' continuing employment with us through these dates.

On June 11, 2010, we entered into an Option Agreement under the ESOP with our director Kenneth Lee, pursuant to which, we granted to Mr. Lee a stock option to purchase 707,992 shares of Common Stock at an exercise price of $0.98 per share. The option fully vested on December 11, 2010.

SHARES ELIGIBLE FOR FUTURE SALE

As of February 28, 2011, 26,454,558 shares of our Common Stock were issued and outstanding.

Shares Covered by this Prospectus

All of the 5,575,000 shares being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.

Rule 144

The SEC has recently adopted amendments to Rule 144 which became effective on February 15, 2008 and apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our Common Stock or warrants for at least six months is entitled to sell its securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our Common Stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

  1% of the total number of securities of the same class then outstanding, which will equal approximately 320,255 shares immediately after this offering; or

  the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

However, since our shares are quoted on the OTCBB, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

  the issuer of the securities that was formerly a shell company has ceased to be a shell company;

  the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

  the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

  the least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144 our stockholders, who were stockholders of ours prior to the acquisition of Milkgoat Industrial that concluded on June 8, 2008, were able to sell the their shares of our Common Stock from and after June 8, 2009 (the one year anniversary of our filing of the Current Report on Form 8-K reporting the reverse acquisition of Milkgoat Industrial) without registration.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, domes, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  through the writing of options on the shares;

  to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

  broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and

  a combination of any such methods of sale.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of Common Stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our Common Stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the Common Stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

LEGAL MATTERS

The validity of the Common Stock offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Washington, DC.

EXPERTS

The audited consolidated financial statements of Yayi International Inc. for the five months ended March 31, 2010 and 2009 and for the years ended October 31, 2009 and 2008 included in this prospectus and in the registration statement have been audited by Morison Cogen LLP, independent registered public accounting firm, to the extent and for the periods sent forth in their respective reports appearing elsewhere herein and in the registration statement, and are included in reliance on such reports, given the authority of said firms as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Common Stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the Common Stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to such exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED DECEMBER 31, 2010 AND 2009

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
	December	March 31
	31
	2010	2010
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$10,959,860	$4,727,677
Restricted cash	408,090	28,314
Accounts receivable, net of allowances of $72,881 and $53,771	4,430,164	3,530,937
Other receivable, net of allowances of $11,434 and $22,833	411,594	598,170
Inventories, net of allowances of $0 and $0	4,406,807	2,561,265
Prepaid expenses	2,730,707	1,002,494
Land use rights - current portion	19,487	18,847
Advances	1,211,495	1,560,743
Deferred financing cost - current portion	124,276	-
Total current assets	24,702,480	14,028,447
Property, plant and equipment, net	6,933,357	6,505,130
Livestock, net	603,215	659,584
Goodwill	287,816	278,372
Land use rights	941,863	923,525
Advances on property, plant and equipment	19,179,367	17,816,135
Deferred tax asset	131,762	252,646
Deferred financing cost	923,327	-
Total assets	$53,703,187	$40,463,839
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short term loans	$8,318,461	$6,582,701
Accounts payable	1,686,337	662,120
Other payable and accrued expenses	1,549,906	1,378,890
Advance from customers	45,605	141,136
Income and other tax payable	1,207,874	1,338,194
Accrued sales return	-	45,503
Due to shareholders - current portion	880,301	-
Long term loans - current portion	28,138	40,823
Total current liabilities	13,716,622	10,189,367
Long-term liabilities:
Due to shareholders	4,547,657	5,312,801
Derivative liabilities	3,704,444	-
Convertible notes, net of discount of $3,889,050 and $0	5,030,950	-
Accrued expenses – non current	293,029	-
Long-term loans	-	17,009
	13,576,080	5,329,810
Total liabilities	27,292,702	15,519,177

Commitments and contingencies (Note 16)	-	-
PREFERRED STOCK, par value $0.001, 10,000,000 shares authorized, Series A 10% non-cumulative redeemable convertible preferred stock, redemption $9.80 per share plus 25% interest from date of issuance to date of redemption, 1,530,612 shares issued and outstanding	14,264,871	14,264,871

STOCKHOLDERS' EQUITY
Common stock, par value $0.001, 100,000,000 shares authorized, 26,454,558 and 26,387,728 shares issued and outstanding, respectively	26,454	26,387
Additional paid-in capital	5,855,124	4,721,337
Statutory surplus reserve fund	1,142,397	1,142,397
Retained earning	3,756,046	4,481,843
Accumulated other comprehensive income	1,365,593	307,827
Total stockholders’ equity	12,145,614	10,679,791
Total liabilities and stockholders' equity	$53,703,187	$40,463,839
See accompanying notes to condensed consolidated financial statements

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net sales	$6,334,154	$4,907,998	$22,358,257	$17,772,381
Cost of goods sold	(2,467,795)	(1,486,066)	(8,022,963)	(5,709,145)
Gross profit	3,866,359	3,421,932	14,335,294	12,063,236
Operating expenses:
Sales and marketing expenses	(3,089,641)	(1,637,258)	(10,835,434)	(4,472,077)
General and administrative expenses	(1,127,672)	(521,340)	(3,365,857)	(1,685,565)
Total operating expenses	(4,217,313)	(2,158,598)	(14,201,291)	(6,157,642)
(Loss) income from operations	(350,954)	1,263,334	134,003	5,905,594
Other income (expenses):
Interest income	5,782	4,653	11,292	11,775
Interest expenses	(142,583)	(129,188)	(506,253)	(463,513)
Amortization of deferred financing costs and debt discount	(429,176)	(134,411)	(499,009)	(337,934)
Change in fair value of derivative liabilities	979,923	-	843,037	-
Expense on make good provision	(293,029)	-	(293,029)	-
Other expenses	(1,555)	(222,172)	(26,356)	(266,454)
(Loss) income before income tax	(231,592)	782,216	(336,315)	4,849,468
Provision for income taxes	(74,585)	(317,136)	(389,482)	(1,396,163)
Net (loss) income from operations	(306,177)	465,080	(725,797)	3,453,305
Other comprehensive income
Foreign currency translation adjustment	431,483	(9,709)	1,057,766	(6,347)
Comprehensive income	$125,306	$455,371	$331,969	$3,446,958
(Loss) earnings per share of common stock
- Basic	(0.01)	0.02	(0.03)	0.14
- Diluted	(0.01)	0.01	(0.03)	0.09
Weighted average shares of common stock
outstanding
- Basic	26,454,394	25,352,248	26,433,743	25,117,843
- Diluted	26,454,394	42,159,652	26,433,743	41,518,239

See accompanying notes to condensed consolidated financial statements

F-5

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(UNAUDITED)

			Additional paid-in capital	Statutory Surplus Reserve Fund	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Common stock
	Number of shares	Amount
Balance at March 31, 2010	26,387,728	$ 26,387	$ 4,721,337	$ 1,142,397	$ 4,481,843	$ 307,827	$ 10,679,791
Cashless exercise of 9,169 Series D warrants into
5,840 shares of common stock	5,840	6	(6)	-	-	-	-
Cashless exercise of 171,185 Series C warrants into 46,794 shares of common stock	46,794	47	(47)	-	-	-	-
Cashless exercise of 34,725 Series A warrants into 14,196 shares of common stock	14,196	14	(14)	-	-	-	-
Employee stock-based compensation	-	-	1,133,854	-	-	-	1,133,854
Net loss for the nine months ended December 31, 2010	-	-	-	-	(725,797)	-	(725,797)
Foreign currency translation	-	-	-	-	-	1,057,766	1,057,766
Balance at December 31, 2010	26,454,558	$ 26,454	$ 5,855,124	$ 1,142,397	$ 3,756,046	$ 1,365,593	$ 12,145,614

See accompanying notes to condensed consolidated financial statements

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Nine Months Ended
	December 31,
	2010	2009
Cash flow from operating activities
Net (loss) income	$(725,797)	$3,453,305
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net foreign currency transaction loss	-	225
Depreciation of property, plant and equipment	430,155	283,192
Depreciation of livestock	73,080	7,071
Amortization of land use rights	12,724	-
Amortization of deferred financing costs	72,506	52,216
Allowance of bad debts - Accounts receivable	16,032	6,504
Allowance of bad debts - Other receivable	(12,412)	(17,684)
Employee stock-based compensation	1,133,854	-
Sales return allowance	(45,520)	(225,288)
Warrant modification expense	-	88,500
Change in fair value of derivative liabilities	(843,037)	-
Make good provision	293,029	-
Accretion of debt discount	426,503	285,718
(Increase) decrease in operating assets:
Restricted cash	29,665	32
Accounts receivable	(716,068)	338,241
Other receivable	210,722	(1,561,712)
Inventories	(1,714,974)	(120,049)
Prepaid expenses	(1,640,313)	(8,948)
Advances	422,022	(1,422,469)
Deferred tax asset and current assets	128,463	(30,211)
Increase (decrease) in operating liability:
Accounts payable	866,249	(205,548)
Advance from customers	(98,496)	26,224
Income and other tax payable	(176,197)	(81,547)
Other payable and accrued expenses	142,288	146,281
Net cash (used in) provided by operating activities	(1,715,522)	1,014,053
Cash flows from investing activities
Purchase of property, plant and equipment	(578,270)	(3,365,540)
Advance for construction of factory and warehouse	-	(5,105,276)
Advance for acquisition of land use rights	-	(796,098)
Deposit for purchase of machinery and equipment	(723,842)	(214,876)
Proceeds from sale of livestock	62,973	12,069
Purchase and breeding of livestock	(60,392)	(95,593)
Net cash used in investing activities	(1,299,531)	(9,565,314)
Cash flows from financing activities
Proceeds from short term loans	11,114,894	7,018,912
Repayment of short term loans	(9,608,176)	(6,466,293)
Repayment of long term loans	(30,965)	(19,525)

Repayment of convertible debt and accrued interest	-	(56,000)
Net proceeds from issuance of Series A preferred stock	-	14,264,871
Capital contribution from shareholders	-	5,978
Net proceeds received from issuance of convertible notes	8,031,819	-
Change in restricted cash in escrow	(408,090)	-
Dividend paid to previous stockholders of Milkgoat China	-	(2,544,125)
Due (from) to shareholders	(6,026)	1,549,581
Net cash provided by financing activities	9,093,456	13,753,399
Effect of exchange rate changes in cash	153,780	(38,640)
Net increase in cash and cash equivalents	6,232,183	5,163,498
Cash and cash equivalents, beginning of period	4,727,677	1,631,567
Cash and cash equivalents, end of period	$10,959,860	$6,795,065
Supplemental disclosure of cash flow information
Cash paid during the period
Interest paid	$464,016	$645,965
Income tax paid	$327,710	$1,411,074
Supplemental disclosure of non-cash financing and investing activities;
Non-cash exercise of 215,079 warrants into common stock	$67	$-
Fair value of placement agent warrants in deferred cost financing	$231,929	$-
Advances transferred to construction in progress	$65,828	$-
Advances transferred to property, plant and equipment	$-	$677,994
Non-cash exercise of 100,000 warrants into common stock	$-	$7
Conversion of convertible note plus accrued interest into common stock	$-	$1,400,000
Transfer from advances to land use rights	$-	$146,259
See accompanying notes to condensed consolidated financial statements

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Nature of Business

The interim condensed consolidated financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by Yayi International Inc, a Delaware corporation and its subsidiaries (collectively, the “Company”) , without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. The condensed consolidated statement of operations for the three and nine months ended December 31, 2010 is not necessarily indicative of the results that may be expected for the entire year ending March 31, 2011. It is suggested that these interim consolidated financial statements be read in conjunction with the financial statements and related notes thereto included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2010. The Company follows the same accounting policies in the preparation of interim reports.

On August 18, 2010, one of the Company’s subsidiaries, Charleston Industrial Limited changed its name to Milkgoat Industrial Co., Ltd. (“Milkgoat Industrial”), under the BVI Business Companies Act, 2004.

On December 17, 2010, one of the Company’s subsidiaries, Tianjin Yayi Industrial Co., Ltd. changed its name to Milkgoat (China) Goat Dairy Co., Ltd. (“Milkgoat China”), as approved by Tianjin City Administration for Industry & Commerce.

In March 2010, Yayi International Inc. changed its fiscal year end from October 31 to March 31.

The principal business activities of the Company consist of manufacturing and selling of goat milk powder. All business activities of the Company are conducted principally by its subsidiaries Milkgoat China, Weinan Milkgoat Production Co., Ltd. (“Weinan Milkgoat”), Fuping Milkgoat Dairy Co., Ltd (“Fuping Milkgoat”) and Shaanxi Milkgoat Dairy Co., Ltd (“Shaanxi Milkgoat”) operating in the PRC whereas Milkgoat Industrial is a BVI investment holding company.

2. Summary of Significant Accounting Policies

Reclassification -Short term loans of $121,075 as of March 31, 2010 have been reclassified to other payable and accrued expenses to conform with the current presentation.

Use of estimates - The preparation of the Company’s financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts in the financial statements and related disclosure in the accompanying notes. Actual results could differ from those estimates. The financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to warrants valuation, discount on convertible notes, debts issuance cost, allowance for uncollectible accounts receivable, work in process inventory valuation, inventory obsolescence, depreciation, useful lives of property, plant and equipment, taxes, contingencies and employee benefit plans. These estimates may be adjusted as more current information becomes available and any adjustment could be significant. Estimates and assumptions are periodically reviewed and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.

Advertising and promotion costs - Costs incurred in direct-response advertising are capitalized and amortized on a straight-line basis over the duration of the advertising campaign. As of December 31, 2010 and March 31, 2010, there was no capitalized direct-response advertising. All other advertising costs are expensed as incurred. Advertising and promotion costs amounted to $2,137,896 and $509,923 for the three months ended December 31, 2010 and 2009, respectively. Advertising and promotion costs amounted to $7,435,867 and $1,375,848 for the nine months ended December 31, 2010 and 2009, respectively.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies - Continued

Shipping and handling cost - Shipping and handling costs related to the delivery of finished goods are included in other selling, general and administrative expenses. During the three months ended December 31, 2010 and 2009, shipping and handling costs were $107,898 and $83,873, respectively. During the nine months ended December 31, 2010 and 2009, shipping and handling costs were $367,447 and $462,774, respectively.

Slotting fees - The Company accounts for slotting fees in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) 605-50. ASC 605-50 requires that cash considerations, including sales incentives, given by a vendor to a customer is presumed to be a reduction of the selling price, and therefore, should be characterized as a reduction to gross sales. This presumption is overcome and the consideration would be characterized as an expense incurred if the vendor receives an identifiable benefit in exchange for the consideration and the fair value of that identifiable benefit can be reasonably estimated. Furthermore, if the consideration recorded is in excess of gross sale of any retailer, the amount in excess will be recorded as selling expense. The Company treats one-time slotting fees paid to retails shops who are direct customers of the Company’s distributors as a reduction in gross sales. The Company pays the fees upon signing of contract with the distributors and records them as prepayment. These fees are amortized over a twelve months period. The amortized amount is taken as a reduction against revenue. Slotting fees of $1,526,923 and $0 were recorded as a reduction of sales revenue for the three months ended December 31, 2010 and 2009. Slotting fees of $3,565,765 and $0 were recorded as a reduction of sales revenue for the nine months ended December 31, 2010 and 2009.

..Recently Adopted Accounting Pronouncements

In January 2010, FASB issued ASU No. 2010-05, Compensation – Stock Compensation (ASC Topic 718), Escrowed Share Arrangements and the Presumption of Compensation. This update codifies Emerging Issues Task Force D-110. The adoption of this standard did not have a material impact to the Company’s financial statements

In January 2010, FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (ASC Topic 820),

Improving Disclosures about Fair Value Measurements. This update provides amendments to ASC Topic 820 that will provide more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. This standard is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this standard did not have a material impact to the Company’s financial position or results of operations.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies - Continued

Recently Issued Accounting Pronouncements Not Yet Adopted

In April 2010 the FASB issued Accounting Standards Update (ASU) No. 2010-13, Compensation – Stock Compensation (ASC Topic 718), Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades. This Update provides amendments to ASC Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition.

Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The amendments in this Update should be applied by recording a cumulative-effect adjustment to the opening balance of retained earnings. The cumulative-effect adjustment should be calculated for all awards outstanding as of the beginning of the fiscal year in which the amendments are initially applied, as if the amendments had been applied consistently since the inception of the award. The cumulative-effect adjustment should be presented separately. Earlier application is permitted. This standard will be adopted effective April 1, 2011.

In December 2010, FASB issued ASU No. 2010-28, Intangibles – Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts.

The amendments in this Update affect all entities that have recognized goodwill and have one or more reporting units whose carrying amount for purposes of performing Step 1 of the goodwill impairment test is zero or negative. The amendments in this Update modify Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

For public entities, the amendments in this Update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted.

Upon adoption of the amendments, any resulting goodwill impairment should be recorded as a cumulative-effect adjustment to beginning retained earnings in the period of an adoption. Any goodwill impairments occurring after the initial adoption of the amendments should be included in earnings.

This standard is not currently applicable to the Company.

As of December 31, 2010, there were no other recently issued accounting standards not yet adopted which would have had a material effect on the Company’s financial statements.

3. Restricted Cash
	December	March 31,
	31,
	2010	2010
	(unaudited)	(audited)
Bank deposits held as collateral for bills payable	$-	$28,314
Bank deposits held in escrow (Note 13)	408,090	-
	$408,090	$28,314

Cash of $408,090 from the private placement was held in escrow for the Company as of December 31, 2010 (Note 13).

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. Other Receivable
	December	March 31,
	31,
	2010	2010
	(unaudited)	(audited)
Advance to staff	$45,902	$28,542
Due from an unrelated party	316,102	585,130
Sundry	61,024	7,331
	423,028	621,003
Less: allowance for bad debts	(11,434)	(22,833)
	$411,594	$598,170

The amount due from an unrelated party is interest-free, unsecured and has no stated terms of repayment.

5. Inventories, net

Inventories, net consist of:
	December	March 31,
	31,
	2010	2010
	(unaudited)	(audited)
Raw materials	$3,118,726	$1,678,207
Packaging	449,449	289,188
Finished goods	838,632	593,870
	$4,406,807	$2,561,265

As of December 31, 2010 and March 31, 2010, there was no allowance made for obsolete or slow moving inventory.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6. Advances on Property, Plant and Equipment

Advances and deposits on property, plant and equipment consist of:
	December	March 31,
	31,
	2010	2010
	(unaudited)	(audited)
Advances to Tianjin Mengyang Biological Development Co., Ltd. (“Tianjin Menyang”), formerly Tianjin Milkgoat Dairy Co., Ltd.
- purchase of office building (Note 16)	$4,321,062	$4,179,284
- advances for renovation of office building (Note 16)	353,913	342,300
- purchase of factory and warehouse (Note 16)	11,416,634	11,042,041
Advanced payment for construction in progress (Note 16)	647,403	331,696
Advanced payment for purchasing machinery and equipment (Note 16)	2,440,355	1,920,814
	$19,179,367	$17,816,135

The main body construction of office building had been completed as of September 2010. The construction project is under inspection and the completion date is subject to the inspection report to be issued. Based on the Company’s estimate, the completion date is expected to be postponed to the second calendar quarter of 2011 (Note 16).

The main body construction of factory and warehouse had been completed as of September 2010. The construction project is under inspection and the completion date is subject to the inspection report to be issued. Based on the Company’s estimate, the completion date is expected to be postponed to the second calendar quarter of 2011 (Note 16).

The construction in progress relates to the construction and installation of central system pipelines. The estimated completion date of installation is postponed to the forth calendar quarter of 2011 (Note 16).

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7. Property, Plant and Equipment, net

Property, plant and equipment, net consist of the following:
	December	March 31,
	31,
	2010	2010
	(unaudited)	(audited)
At cost:
Leasehold improvement	$71,262	$68,924
Plant and buildings	3,651,053	1,708,463
Machinery	3,241,545	2,525,876
Furniture, fixtures and equipment	231,443	202,581
Motor vehicles	335,959	324,936
	7,531,262	4,830,780
Less: accumulated depreciation	(1,572,779)	(1,096,228)
	5,958,483	3,734,552
Construction in progress	974,874	2,770,578
	$6,933,357	$6,505,130

During the three months and nine months ended December 31, 2010, depreciation expenses amounted to $161,814 and $430,155, respectively, among which $138,006 and $358,707 were respectively recorded as cost of sales. $23,808 and $71,448 were recorded as other selling, general and administrative expenses for the three months and nine months ended December 31, 2010, respectively.

During the three months and nine months ended December 31, 2009, depreciation expenses amounted to $106,295 and $283,192, respectively, among which $88,495 and $230,293, respectively, were recorded as cost of sales. $17,800 and $52,899 were recorded as other selling, general and administrative expenses for the three months and nine months ended December 31, 2009, respectively.

8. Prepaid expenses

Prepaid expenses consist of:
	December	March 31,
	31,
	2010	2010
	(unaudited)	(audited)
Slotting fees	$2,606,761	$880,971
Others	123,946	121,523
	$2,730,707	$1,002,494

The slotting fees included in prepaid expenses as of December 31, 2010 consist of one-time slotting fees paid to retail shops that are direct customers of the Company’s distributors.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9. Short Term Loans

On April 30, 2010, the Company entered into a loan agreement with SAIF Partners III L.P. (“SAIF Partners”), pursuant to which the Company borrowed $3 million from SAIF Partners with an interest rate of 12% per annum. SAIF Partners currently owns 1,530,612 shares of the Company’s Series A Preferred Stock with par value $0.001 per share (the “Series A Preferred Stock”), which constitute all of the issued and outstanding Series A Preferred Stock of the Company. To secure the repayment by the Company of the loan, the Company’s major shareholder, Global Rock Stone Industrial Ltd (“Global Rock”), executed in favor of SAIF Partners a stock pledge agreement, pursuant to which Global Rock pledged 13,024,725 shares of common stock of the Company as security for the obligations of the Company under the loan agreement. The loan was repaid on September 30, 2010.

On June 3, 2010, the Company entered into three loan agreements with Rural Cooperative Bank of Tianjin for RMB8,000,000 (approximately $1,209,958) each and a loan agreement for RMB6,000,000 (approximately $907,468). The annual interest rate is 5.8% and the loans are due on June 2, 2011. These loans are guaranteed by Tianjin Haitai Investment Guarantee Co., Ltd. with the guarantee fee of RMB360,000 (approximately $54,448) paid on July 20, 2010.

On July 30, 2010, the Company renewed two loan agreements with Shanghai Pudong Development Bank for RMB2,000,000 (approximately $302,489) and RMB8,000,000 (approximately $1,209,958). The annual interest rate is 6.4% and the loans are due on July 29, 2011. These loans are guaranteed by Tianjin Haitai Investment Guarantee Co., Ltd. with the guarantee fee of RMB150,000 (approximately 22,687) paid on July 30, 2010.

On November 4, 2010, the Company entered into a loan agreement with Bank of Tianjin for RMB15,000,000 (approximately $2,268,672). The annual interest rate is 6.7% and the loan is due on November 3, 2011. The loan is guaranteed by Tianjin Haitai Investment Guarantee Co., Ltd. with the guarantee fee of RMB400,000 (approximately $60,498) paid on November 4, 2010.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10. Due to Shareholders
	December	March 31,
	31,
	2010	2010
	(unaudited)	(audited)
Li Liu, a director of the Company, officer and principal shareholder	$3,509,691	$3,394,534
Other shareholders	1,918,267	1,918,267
	5,427,958	5,312,801
Less: Current portion	880,301	-
	$4,547,657	$5,312,801

On June 12, 2009, the persons who were shareholders of Milkgoat China before Milkgoat Industrial acquired their interests in Milkgoat China on January 15, 2008 (the “Original Shareholders”) entered into a restructuring agreement whereby the Original Shareholders, upon receipt of RMB30,500,000 (approximately $4,547,657) of dividend payable from Milkgoat Industrial agreed to provide an interest-free loan of the same amount to Milkgoat China. The entire amount of dividend was paid to the Original Shareholders and was lent to Milkgoat China by the Original Shareholders.

The amount of RMB 5,820,376 (approximately $880,301) due to Li Liu which is unsecured with no stated interest and no stated repayment term is reflected as current liabilities.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11. Income Tax

The enterprise income tax is reported on a separate entity basis.

United States

The Company was incorporated in Delaware and is subject to United States of America tax law. No provisions for income taxes have been made as the Company has a taxable loss for the three and nine months ended December 31, 2010. No tax benefit has been realized since a valuation allowance has offset the deferred tax asset resulted from the net operating loss.

BVI

Milkgoat Industrial was organized in the British Virgin Islands and is not subject to income taxes under the current laws of the British Virgin Islands.

PRC

Milkgoat China, Weinan Milkgoat, Fuping Milkgoat and Shaanxi Milkgoat are subject to PRC income tax. Income tax expense for the three months ended December 31, 2010 and 2009 were $74,585 and $317,136, respectively. Income tax expense for the nine months ended December 31, 2010 and 2009 were $389,482 and $1,396,163 respectively.

Effective January 1, 2008, the statutory PRC tax rate is 25%. Therefore, the statutory PRC rate for the three and nine months ended December 31, 2010 and 2009 was both 25%.

The following is a reconciliation of the tax derived by applying the PRC statutory rate to the earnings before income taxes, and comparing that to the recorded income tax provision (benefit):

	Three months ended		Nine months ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Tax provision at PRC statutory rate	-25.0%	25.0%	-25.0%	25.0%
Under (over) accrual in prior years	4.4%	-0.2%	-28.4%	0.3%
Unrecognized tax benefit of current period tax losses	9.8%	2.3%	19.6%	0.8%
Parent company's expenses not subject to PRC tax	43.0%	13.4%	149.6%	2.7%
Effective tax rate	32.2%	40.5%	115.8%	28.8%

The Company did not recognize any interest or penalties related to unrecognized tax benefits in the three months and nine months ended December 31, 2010 and 2009. The Company had no uncertain positions that would necessitate recording of tax related liability. The Company is subject to examination by the respective tax authorities.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12. Warrants

Series A Warrants

As of December 31, 2010, 27,218 shares of common stock had been issued upon the cashless exercise of 52,088 Series A Warrants.

Series C Warrants

As of December 31, 2010, 46,794 shares of common stock had been issued upon the cashless exercise of 171,185 Series C Warrants.

Series D Warrants and Placement Agent Fee

In connection with the merger with Milkgoat Industrial on June 6, 2008, we paid the placement agent an aggregate of approximately $104,000 in commissions and approximately $21,000 for expenses for its services in the offering. We also issued the placement agent and its designees Series D Warrants (which generally have the same terms as the Series A Warrants) to acquire an aggregate of 144,448 shares of common stock. The Series D Warrants were valued at $67,368 as the fair value. Of the total placement agent expense of $192,368, $150,828 was allocated to debt issuance costs and the remaining $41,540 of advisory cost was recorded as an expense. The debt issuance costs are amortized by the interest method over the term of the convertible notes.

For the three months and nine months ended December 31, 2010, there was no amortization of debt issuance costs and accretion of debt discount from the warrants and embedded derivatives issued in respect of the merger on June 6, 2008 as they have been fully amortized and accreted. For the three months and nine months ended December 31, 2009, amortization of debt issuance costs and accretion of debt discount from the warrants and embedded derivatives issued in respect of the merger on June 6, 2008 totaled $134,411 and $337,934, respectively.

Each series of warrants issued in respect of the merger were valued using a Black-Scholes model. The following assumptions were used to calculate the fair value of Series B, C, E warrants: dividend yield of 0%, expected volatility of 70.31%, risk-free interest rate of 2.73%, expected life of 3 years, and stock price of $1.10 per share with exercise price of $1.08 -$1.35 per share. Assumptions were used to calculate the fair value of Series A and D warrants: dividend yield of 0%, expected volatility of 100%, risk-free interest rate of 0.73%, expected life of 1.5 years, and stock price of $1.4 per share with exercise price of $0.98 per share.

Pursuant to a registration rights agreement with the purchasers of 52 units of convertible promissory notes issued upon completion of merger with Milkgoat Industrial on June 6, 2008, the Company agreed to register the resale of the shares of common stock underlying these notes and Series A Warrants. The Company did not file a registration statement by July 21, 2008, as required by the agreement.

On November 24, 2009, the Company and the investors entered into a Settlement Agreement (the “Settlement Agreement”), to settle the Company’s obligations under the aforementioned registration rights agreement for failure to file a registration statement in accordance with the terms of the registration rights agreement. Pursuant to the Settlement Agreement, each investor is entitled to convert the entire principal amount of and accrued interest on all of the notes it holds into the Company’s common stock at a conversion price of $1.08 per share.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12. Warrants - Continued

The Company modified the Series A and Series D warrant exercise price to $0.98 per share in 2009 pursuant to the Settlement Agreement. Additional expenses of $71,400 and $17,100, respectively, were recorded as a result of the reduction in Series A and Series D warrant exercise prices.

As of December 31, 2010, 84,272 shares of common stock were issued upon the cashless exercises of 119,169 Series D warrants.

13. Issuance of Convertible Notes and Series of Warrants

On September 27, 2010, the Company issued and sold to certain investors 892 units at a purchase price of $10,000 per unit, resulting in gross proceeds of $8.92 million to the Company. Each unit consists of a three-year, 9% convertible promissory note in the principal amount of $10,000 (the “9% Convertible Note”) and a three-year Series F common stock purchase warrant (the “Series F Warrant”), to purchase 1,250 shares of the Company’s common stock at an exercise price of $2.50 per share.

The 9% Convertible Notes are payable at an interest rate of 9% per annum, payable semiannually in arrears on the last day of the first and third calendar quarters (i.e., March 31 and September 30) commencing March 31, 2011 and mature on September 26, 2013 (the “Maturity Date”). Except for the secured Indebtedness (as defined in the 9% Convertible Note) of the Company and its subsidiaries in existence on September 27, 2010, the obligations of the Company under the 9% Convertible Notes will rank senior with respect to all existing indebtedness of the Company as of September 27, 2010 and to any and all Indebtedness incurred thereafter. The 9% Convertible Notes are also convertible into shares of common stock at any time prior to the Maturity Date at $2.00 per share, which conversion price is subject to weighted average and other customary anti-dilution protections. At any time after September 26, 2011, the Company may redeem all but not less than all of the outstanding principal amount of any 9% Convertible Notes by payment of 108% of the outstanding principal amount of the 9% Convertible Notes, together with accrued but unpaid interest.

The 9% Convertible Notes contain customary affirmative and negative covenants. The 9% Convertible Notes also contain customary events of default, upon which the holders of the 9% Convertible Notes may declare all outstanding 9% Convertible Notes to be due and payable immediately.

The Series F Warrants issued in connection with the private placement in September 2010 entitle the investors to purchase an aggregate of 1,115,000 shares of common stock at an initial exercise of $2.50 per share, which exercise price is subject to the customary weighted average and stock based anti-dilution protection. The Series F Warrants may be exercised in a cash or cashless way at any time upon the election of the holders until September 26, 2013.

Placement Agent Fee

The Company paid a cash commission of $713,600, which is equal to 8% of the gross proceeds of the financing to the placement agent. In addition, the Company issued Series F Warrants to the designees of the placement agent to purchase an aggregate of 312,200 shares of common stock of the Company at an exercise price of $2.50 per share, as partial compensation for services provided by them in connection with the private placement.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13. Issuance of Convertible Notes and Series of Warrants - Continued

Make Good Escrow Agreement

On September 27, 2010, the Company, a major shareholder of the Company, Global Rock, Euro Pacific Capital, Inc. and Escrow, LLC entered into a make good escrow agreement (the “Make Good Escrow Agreement”). Pursuant to the Make Good Escrow Agreement, Global Rock agreed to place a total of 669,000 shares of common stock held by it, which is equal to 15% of the amount of shares of common stock issuable upon conversion of the 9% Convertible Notes (the “Make Good Shares”), into escrow to secure certain make good obligations of the Company. In the event that the combined net sales of the Company of both of the fiscal years ending March 31, 2011 and 2012 is less than $125 million, Global Rock will transfer the Make Good Shares to the investors, on a pro rata basis to the extent of shortfall of the actual net sales achieved compare to the guaranteed net sales of $125 million for no additional consideration. As of December 31, 2010, it is probable that the guaranteed net sales of $125 million for fiscal years ending March 31, 2011 & 2012 may not be achieved. The estimated fair value as of December 31, 2010 of the 266,390 shares expected to be delivered is $293,029 and is reflected as accrued expenses – non current on the balance sheet as of December 31, 2010. The fair value of Make Good Escrow Agreement will be analyzed every period end using a probability weighted assessment method and adjusted if necessary.

Registration Rights Agreement

In connection with the private placement of September 2010, the Company and the investors entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, the Company granted registration rights to holders of registrable securities, which include (i) the shares of common stock issuable upon the conversion of the 9% Convertible Notes, (ii) the Make Good Shares, as applicable, (iii) the shares of common stock issuable upon the exercise of Series F Warrants issued to the investors and the placement agent, and (iv) any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event, or any price adjustment as a result of such stock splits, reverse stock splits or similar events with respect to any of the securities referenced in (i) – (iii) above.

Pursuant to the Registration Rights Agreement, the Company is required to file a registration statement on Form S-1 (the “Registration Statement”), within 30 days after the closing of the private placement, or the Closing, and cause the Registration Statement to be declared effective by the Securities and Exchange Commission with 180 days after the Closing. The Company may be subject to liquidated damages in an amount up to 8% ($713,600) of the aggregate investment amount paid by the investors in the private placement if it is unable to file, obtain and maintain effectiveness of the Registration Statement as required by the Registration Rights Agreement by March 27, 2011. The Company filed the Registration Statement on October 27, 2010. As of December 31, 2010, the Company believes it is probable that the Registration Statement will be effective by March 27, 2011 and thus no expense has been recognized.

Closing Escrow Agreement

On September 27, 2010, the Company also entered into a closing escrow agreement with the placement agent and the escrow agent (the “Closing Escrow Agreement”), pursuant to which, among other things, the Company has placed a certain amount of cash received from the private placement ($408,090) (the “Holdback Amount”), with the escrow agent, which is sufficient to satisfy the payment to the investors of one semiannual interest payment due on the aggregate principal amount of all 9% Convertible Notes issued in the private placement, which includes accrued interest due on the principal amount of the 9% Convertible Notes from September 27, 2010 through March 31, 2011. If, an event of default (as defined in the 9% Convertible Notes) is declared by the placement agent with respect to a failure by the Company to make a semiannual interest payment to the investors in accordance with the 9% Convertible Notes, the escrow agent will disburse a certain portion of the Holdback Amount to the investors, and within 30 days following the disbursement, the Company will deposit an additional amount equal to the Holdback Amount with the escrow agent to be retained and disbursed. On the Maturity Date or at any time prior to the Maturity Date when 75% of all 9% Convertible Notes have been converted, all remaining funds of the Holdback Amount will be disbursed to the Company.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13. Issuance of Convertible Note and Series of Warrants - Continued

Accounting for Convertible Notes and Series F Common Stock Warrants

The 9% Convertible Notes and Series F Warrants (issued to both investors and the placement agent) contain ratchet provision which will reduce the conversion and exercise price, based on a formula, if the Company sells or issues securities at a price lower than the conversion or exercise price. The embedded conversion option of the 9% Convertible Notes and the warrants do not meet the test of being indexed only to the Company’s common stock as defined in ASC 815-40-15 because the formula is not based on the market price. Accordingly, the embedded conversion option and warrants are accounted for as derivative liabilities and are required to be re-measured at the end of every reporting period with the change in fair value in the statement of operations.

The 8% placement agent fee and other offering costs totaling $888,180 and the fair value of the Series F warrants issued to the placement agent of $231,929 are accounted for deferred financing fees. The gross proceeds of $8,920,000 are allocated to the fair value of the Series F warrants issued to the investors of $828,319, fair value of the embedded conversion option of $3,487,233, and the carrying value of the convertible notes of $4,604,447. The fair value of the embedded conversion option is calculated using a Cox-Ross-Rubinstein (“CRR”) binomial model with the following assumptions: conversion price of $2.00, risk free interest rate of 0.66%, expected term of 3 years, and a volatility of 130%. The fair value of the warrants is calculated using the CRR binomial model with the following assumptions: exercise price of $2.5 per share, risk free interest rate of 0.66%, expected term of 3 years, and a volatility of 130%. The expected volatility is based on average volatility of five comparable companies in the same industry and the Company’s historical volatility.

The value of the embedded conversion option and the warrants are re-measured at December 31, 2010 using the CRR binomial model with the same assumptions as stated above except for a risk free interest rate of 0.91% and volatility of 120%. The decrease in fair value of these derivative liabilities for the three and nine months ended December 31, 2010 totaled $979,923 and $843,037, respectively (Note 14).

The initial carrying value of the convertible notes will be accreted to their redemption value of $8,920,000 over the three years term of the convertible notes at an effective interest rate of 34.77%. Effective interest expense recorded for the three and nine months ended December 31, 2010 is $413,161 and $426,503, respectively.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13. Issuance of Convertible Note and Series of Warrants – Continued

The following table summarizes all of the Company’s warrants outstanding as of December 31, 2010.

		Shares	Fair Value
		outstanding
Warrants outstanding in respect of the merger:
Series A Warrants		549,812	$432,097
Series B Warrants		2,148,148	1,144,743
Series C Warrants		14,000	6,530
Series D Warrants		25,279	19,866
		2,737,239	1,603,236
Warrants outstanding for extension of maturity date of loan from Allied Merit:
Series E Warrants		250,000	233,547
Warrants outstanding as of December 31, 2010 in respect of issuance of convertible notes:
Series F Warrants issued to the investors		1,115,000	$664,131
Series F Warrants issued to the placement agent		312,200	185,957
		1,427,200	850,088
		4,414,439	$2,686,871

	Warrant Shares	Vested Shares	Exercise Price per Common Stock Range
Balance, March 31, 2010	3,202,318	3,202,318	$0.98-$1.35
Granted or vested during the 9 months ended December 31, 2010	1,427,200	1,427,200	$2.50
Exercised during the 9 months ended December 31, 2010	(215,079)	(215,079)	$0.98-$1.35
Expired during the 9 months ended December 31, 2010	-	-	-
Balance, December 31, 2010	4,414,439	4,414,439	$0.98-$2.50

The following table summarizes the weighted average remaining contractual life and exercise price of the Company’s outstanding warrants.

Warrants Outstanding
	Number Outstanding	Weighted Average	Weighted Average
Range of	Currently Exercisable	Remaining	Exercise Price of Warrants
Exercise Prices	at December 31, 2010	Contractual Life (Years)	Currently Exercisable
$0.98-1.35	2,987,239	0.44	$1.06
$2.50	1,427,200	2.74	$2.50

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

14. Fair Value Measurements

Fair Value Measurements and Fair Value of Financial Instruments

The Company adopted the guidance of Accounting Standards Codification 820, or ASC 820, for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2 - Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3 - Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The following table sets forth a summary of changes in fair value of Level 3 liabilities for the nine months ended December 31, 2010:

Liabilities:
Balance of derivative liabilities as of March 31, 2010	$-
Initial fair value of derivative liabilities	4,547,481
Change the in fair value of derivative liabilities	(843,037)
Balance of derivative liabilities as of December 31, 2010	$3,704,444

The fair value of the derivative liabilities was determined using the CRR binominal model (Note 13), the following table sets forth the components of derivative liabilities:

	December	March 31,
	31,
	2010	2010
	(unaudited)	(audited)
Derivative liabilities – warrants to investors and placement agent	$850,088	$-
Derivative liabilities – conversion option on convertible notes	2,854,356	-
Balance of derivative liabilities	$3,704,444	$-

Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, valuation techniques are sensitive to changes in the trading market price of our common stock and its estimated volatility. Because derivative financial instruments are initially and subsequently carried at fair values, the Company’s income may include significant charges or credits as these estimates and assumptions change.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

14. Fair Value Measurements - Continued

The carrying amounts reported in the balance sheets for cash, accounts receivable, other receivables, short-term borrowings, accounts payable and accrued expenses, customer advances, and amounts due to/from related parties approximate their fair market value based on the short-term maturity of these instruments. The carrying value of long-term loans approximates fair value since the interest rate associated with the debt approximates the current market interest rate.

15. Employee Stock Ownership Plan

On May 31, 2010, the Company adopted 2010 Employee Stock Option and Stock Award Plan (the “Plan”). Up to 2,359,974 shares of common stock of the Company may be issued under the Plan. The Plan permits the grant of Nonqualified Stock Options, Restricted Stock, and Incentive Stock to employees, officers, directors, and consultants of the Company and its subsidiaries. The Plan became effective on May 31, 2010 when it was adopted by the Board of Directors but is subject to approval by the stockholders of the Company within twelve months after it.

The Company also entered into separate Yayi International Inc. 2010 Employee Stock Option and Stock Award Plan Award Agreements (the “Option Agreements”), with each of Ms. Jing Chen, the Company's Chief Financial Officer and Mr. Fung Shek, the Company's Vice President and Director. Under the terms of the Option Agreements, the Company agreed to grant a stock option, at an exercise price at $2.25 per share, to each of Ms. Chen and Mr. Shek for the purchase of 250,000 shares of common stock and 106,000 shares of common stock, respectively. According to the Option Agreements, 25% of the option granted to each of Ms. Chen and Mr. Shek will vest on the first anniversary of the grant date, and the balance will vest in equal quarterly installments over the next three years on the last day of each quarter, subject to Ms. Chen's and Mr. Shek's continuing employment with the Company through these dates.

On May 31, 2010, the company also entered into separate Option Agreements under the Plan with certain non-executive employees, pursuant to which the Company granted to these employees options to purchase an aggregate of 842,400 shares of common stock, at an exercise price of $2.25 per share. These options vests evenly over 4 years subject to such employees’ continuing employment with the Company through these dates and meeting the performance goals established by the department manager and/or the Company’s CEO as the case may be subject to the understanding that the Company’s CEO’s assessment shall be final.

These options have been valued at $1,184,979. The Company uses the Black-Scholes option pricing model to calculate the grant-date fair value of the options, with the following assumptions: no dividend yield, expected volatility of 54%, risks free interest rate of 2.75% and expected option life of seven years. The options expire ten years from the date of issuance.

On June 11, 2010, the Company entered into an Option Agreement under the Plan with Mr. Kenneth Lee. Under the terms of the Option Agreement, the Company granted a stock option, at an exercise price at $0.98 per share, to Mr. Lee for the purchase of 707,992 shares of common stock of the Company. According to the Option Agreement, the Option will fully vest after six months from the grant date. Pursuant to the employment arrangement between Mr. Lee and SAIF Partner, Mr. Lee is deemed to hold such option for the benefit of SAIF Partner.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

15. Employee Stock Ownership Plan - Continued

These options have been valued at $951,315, the Company uses the Black-Scholes option pricing model to calculate the grant-date fair value of the options, with the following assumptions: no dividend yield, expected volatility of 55%, risk free interest rate of 2.03%, expected term of 5.25 years. All of the options shall vest in one time after six months from the grand date. The options expire ten years from the date of issuance.

The following table summarizes the weighted average remaining contractual life and exercise price of the Company’s outstanding options as of December 31, 2010:

Options Outstanding

Range of Exercise Prices	Number Outstanding at December 31, 2010	Number Outstanding Currently Exercisable at December 31, 2010	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price of Options at December 31, 2010	Weighted Average Exercise Price of Options Currently Exercisable
$0.98-2.25	1,906,392	707,992	9.43	$1.78	$0.98

The Company accounts for share-based payments in accordance with ASC 718. Accordingly, the Company expenses the fair value of awards made under its share-based plan. Total compensation expense related to the stock options for the three months and nine months ended December 31, 2010 was $437,376 and $1,133,854, respectively. For the three months ended December 31, 2010, $412,200 and $25,176 were recorded as general and administrative expense and cost of goods sold respectively. For the nine months ended December 31, 2010, $1,071,800 and $62,054 were recorded as general and administrative expense and cost of goods sold, respectively. As of December 31, 2010, there was $1,002,440 of unrecognized compensation costs related to unvested share-based compensation arrangements granted under the Plan. There were 707,992 shares of options vested during three and nine months ended December 31, 2010.

Expected volatilities utilized in the model are based on average volatility of three comparable companies in the same industry. The risk free interest rate is derived from the U.S. Treasury yield with a remaining term equal to the expected life of the option in effect at the time of the grant. Since the Company has limited option exercise history, it has elected to estimate the expected life of an award based upon the SEC-approved “simplified method” noted under the provisions of ASC 718-10-S99.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

15. Employee Stock Ownership Plan - Continued

A summary of the Company’s stock option activity as of December 31, 2010, and changes during the three and nine months ended December 31, 2010 is presented in the following table:

		Weighted-Average
	Options	Exercise Price
Outstanding at March 31, 2010	-	$-
Granted	1,906,392	1.78
Exercised	-	-
Forfeited or Expired	-	-
Outstanding at December 31, 2010	1,906,392	$1.78
Vested at December 31, 2010	707,992	$0.98
Exercisable at December 31, 2010	707,992	$0.98

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

16. Commitments and Contingencies

Purchase of Office Building with a total consideration of $4,482,894

On January 15, 2007, the Company signed a sales and purchase agreement with Tianjin Mengyang to buy a four-story office building of an approximate construction area of 7,800 square meters located at Jinghai Industrial Park, or Jinghai Project, for a total consideration of RMB29,640,000 (approximately $4,482,894). The main body construction of office building was completed in September 2010. The construction project is under inspection and the completion date is subject to the issuance of inspection report. Based on the Company’s estimate, the completion date would be April 2011. As of December 31, 2010, RMB28,570,000 (approximately $4,321,062) was paid and recorded as advances on property, plant and equipment. The remaining RMB1,070,000 (approximately $161,832) would be paid in 2 installments of RMB535,000 (approximately $80,916) each upon receiving the certificate of right to use.

Renovation of Office Building with a total consideration of $707,826

As of December 31, 2010, the first payment of RMB2,340,000 (approximately $353,913) was paid to Tianjin Mengyang for interior renovation of the building and was recorded as advances and deposits on property, plant and equipment. The remaining RMB2,340,000 (approximately $353,913) is to be paid upon inspection of the completed renovation project. If the remaining balance is not paid upon completion of the project, the balances will bear interest at the PRC prime interbank rate of 6.03% per annum for a three months loan from Tianjin Menyang.

Purchase of Factory & Warehouse with a total consideration of $13,686,894

On September 26, 2008, the Company signed a factory transfer agreement with Tianjin Mengyang to purchase three warehouses and a factory of an approximate construction area of 30,165 square meters situated at Jinghai Industrial Park for a total consideration of RMB90,495,000 (approximately $13,686,894). The Company paid a total of RMB44,404,000 (approximately $6,715,872) in 2008.

On January 20, 2009, the Company signed a supplemental agreement with Tianjin Mengyang to postpone the construction completion date to December 31, 2009. Under the firstsupplement agreement, the parties agreed that the RMB33,000,000 (approximately $4,991,077) is to be paid by 11 monthly installments of RMB3,000,000 (approximately $453,734) each from January 2009 to November 2009. The company paid RMB9,000,000 (approximately $1,361,203) in cash and settled the other RMB6,000,000 (approximately $907,468) by offsetting a short term loan due from Tianjin Mengyang up to May, 2009.

On June 12, 2009, the Company signed a second supplemental agreement with Tianjin Mengyang under which the parties agreed that the remaining balance for factory and warehouse of RMB31,091,000 (approximately $4,702,351), will be paid by 3 installments. The first installment of RMB16,080,500 (approximately $2,432,091) was paid on the completion of the main framework of the construction in Oct, 2009. The second installment of RMB7,505,250 (approximately $1,135,130) is due upon satisfactory inspection of the construction. The final installment of RMB7,505,250 (approximately $1,135,130) is due upon receiving the certificate of right to use.

The construction of the main office buildings, factory and warehouse was completed in September 2010. Tianjin Construction Commission requires the Company to provide the inspection report before the renovation projects could begin. On September 16, 2010, the Chinese State Council issued a “Circular on Further Strengthening the Quality and Safety of Dairy Products No. (2010) 42”, which requires newly established dairy product manufacturing companies to comply with “Rules for Implementation of Regulations on Issuing Infant Formula Milk Powder Production License” which was issued by the Administration of Quality Supervision, Inspection and Quarantine (AQSIQ) in November 2010. The rules tighten the examination criteria of production license and inspection standard of milk product. Therefore, Jinghai Project is subject to more stringent inspection before the inspection report could be issued. Based on the Company’s estimate, the completion date of Jinghai Project is postponed to the second calendar quarter of 2011.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

16. Commitments and Contingencies - Continued

As of December 31, 2010, total payments of RMB75,484,500 (approximately $11,416,634) were made and recorded as advances and deposits on property, plant and equipment. The remaining RMB15,010,500 (approximately $2,270,260) are to be paid by 2 installments of RMB7,505,250 (approximately $1,135,130) each. The first installment is due upon satisfactory inspection of the construction. The second installment is due upon receiving the certificate of ownership.

Purchase of Machinery & Equipment of a total consideration of $4,835,900

During the fiscal year ended March 31, 2010, the Company signed two contracts to purchase machinery and equipment to expand its goat milk powder production lines and liquid goat milk production line, totaling RMB23,349,000 (approximately $3,531,414). As of December 31, 2010, the Company paid RMB12,702,300 (approximately $1,921,156) in which RMB1,702,900 (approximately $257,555) was recorded in Property, Plant and Equipment for machinery and equipments delivered and RMB10,999,400 (approximately $1,663,601) was recorded in advances on property, plant and equipment for those machinery and equipments not delivered yet.

After March 31, 2010, the Company adopted a new marketing strategy and signed a memorandum with the supplier for switching the purchase contract of machinery and equipment RMB 10,646,700 (approximately $1,610,258) from Milkgoat China, our subsidiary company to Shaanxi Milkgoat, our another subsidiary. The second installment of the two contracts are expected to be paid progressively, RMB 7,370,800 (approximately $1,114,795) and RMB 2,456,900 (approximately $371,593) will be paid in June and July 2011, respectively, when the machinery and equipment is delivered and inspected. The final payment of RMB 819,000 (approximately $123,870) is to be paid within 6 months after the approval of final inspection of equipment thereafter.

On May 24, 2010, the Company signed a contract for purchasing three laboratory instruments with Tianjin Jinhongji Import & Export Trading Co., Ltd., with the total amount of RMB625,000 (approximately $94,528). As of December 31, 2010, the first payment of RMB500,000 (approximately $75,622) were paid and recorded in advances and deposits on property, plant and equipment. The remaining RMB125,000 (approximately $18,906) are to be paid in the third calendar quarter of 2011 after receiving and examining the instruments.

On May 25, 2010, the Company entered into a construction agreement with Tianjin Jinghai Power Co., Ltd., for the installation of a 10KV-1250KVA substation with a total amount of RMB5,000,000 (approximately $756,224). As of December 31, 2010, the first payment of RMB1,000,000 (approximately $151,245) were paid and recorded in advances and deposits on property, plant and equipment. The remaining RMB4,000,000 (approximately $604,979) are to be paid in the second calendar quarter of 2011 when the construction is completed.

On May 26, 2010, the Company signed a contract with Tianjin Jinquan Co., Ltd. for the GMP Cleaning Workshop Installation with the total amount of RMB3,000,000 (approximately $453,734). As of December 31, 2010, the first payment of RMB1,500,000 (approximately $226,867) were paid and recorded in advances and deposits on property, plant and equipment. The remaining RMB1,500,000 (approximately $226,867) are to be paid by 2 installments. The first installment of RMB 1,050,000 (approximately $158,807) will be paid in May 2011 when the main construction materials are delivered. The final installment of RMB 450,000 (approximately $ 68,060) will be paid in the third calendar quarter of 2011 when the construction is completed.

There is a contract signed with Tianjin Mengyang for purchasing the machinery and equipment used in the office building, factory and warehouse of RMB5,732,700 (approximately $867,040) and some small contracts signed for purchasing machinery and equipment with a total amount of RMB2,210,750 (approximately $334,364) and recorded in advances and deposits on property, plant and equipment as of December 31, 2010.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

16. Commitments and Contingencies - Continued

Installation of central system pipelines with a total consideration of $1,895,853

On October 28, 2009, Shaanxi Milkgoat entered into a Project Installation Agreement (the “Installation Agreement”), with Heilongjiang Tianhong Food Equipment Co., Ltd. (“Heilongjiang Tianhong”), which provided for, among others, and install all the process pipelines and the central system pipelines at Shaanxi Milkgoat’s new joint production facility. Pursuant to the Installation Agreement, Shaanxi Milkgoat agreed to pay Heilongjiang Tianhong an aggregate of RMB 12,535,000 (approximately $1,895,853) in five installments for the service that Heilongjiang Tianhong will provide.

As of December 31, 2010, the first payment of RMB3,760,500 (approximately $568,756) representing 30% of the consideration, was paid and recorded in advances and deposits on property, plant and equipment. The remaining balance of RMB8,774,500 (approximately $1,327,097) includes RMB3,760,500 (approximately $568,756) is expected to be paid within seven days after the beginning of installation, RMB1,253,500 (approximately $189,585) is expected to be paid within ten days after the completion of installation, RMB3,133,750 (approximately $473,963) is expected to be paid within ten days after the inspection of installation and RMB626,750 (approximately $94,793) is expected to be paid one year after the inspection of installation. Heilongjiang Tianhong agreed to complete the installation within 90 days after Shaanxi Milkgoat provides to Heilongjiang Tianhong an appropriate construction site for the installation according to the Installation Agreement. The estimated completion date of installation is postponed to the fourth calendar quarter of 2011.

Purchase of Raw Material

The Company has written agreements with 18 village committees for the purchase of goat milk and goat placenta to ensure the steady supply of its raw materials.

The details of agreements are listed as follows and the Company is obligated under the purchase agreements requiring minimum purchases as follows:

Tons
Remainder of the fiscal year ending March 31, 2011	40
2012	2,184
2013	3,280
2014	3,608
2015	3,969
Thereafter	-
13,081

The price for the goat milk and goat placenta is determined by the market. As of December 31, 2010, the market price for the goat milk and goat placenta was RMB3,420 (approximately $517) per ton.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

17. Concentrations, Risks, and Uncertainties

The Company did not have any customer constituting 10% or greater of net sales for the three and nine months ended December 31, 2010 and 2009.

The Company has not experienced any significant difficulty in collecting its accounts receivable in the past and is not aware of any financial difficulties of its major customers.

The Company has the following concentrations of business with suppliers constituting 10% or greater of the Company’s purchased value:

	Three months ended		Nine months ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Tianjin Hua Ai Co., Ltd.	*	*	10.2%	*
CPMC Holding (Tianjin) Limited	*	11.6%	*	*
* Constitute less than 10% of the Company's purchased value.

As at December 31, 2010, amount due to Tianjin Hua Ai Co., Ltd. and CPMC Holding (Tianjin) Limited included in accounts payable was approximately $81,254 and $18,471, respectively.

18. Series A Redeemable Convertible Preferred Stock

On June 18, 2009, the Company entered into a series A preferred stock purchase agreement, or the Stock Purchase Agreement, where it issued and sold to SAIF Partners 1,530,612 shares of the Company’s Series A Preferred Stock, par value $0.001 per share, or the Series A Redeemable Convertible Preferred Stock, at a price per share of $9.80 for an aggregate purchase price of $15.0 million. The Series A Redeemable Convertible Preferred Stock is convertible into the Company’s common stock, at the option of the holder at any time, at an initial conversion price at $0.98 per share, which conversion price is subject to stock split, recapitalization and other anti-dilution protection, as well as adjustments based on the Company’s financial performance.

On June 16, 2009, the Company filed a Certificate of Designation of Series A Preferred Stock with the Secretary of State of the State of Delaware, or the Certificate, which became effective upon filing. Pursuant to the Certificate, there are 1,530,612 shares of Series A Redeemable Convertible Preferred Stock authorized.

Series A Redeemable Convertible Preferred Stock, subject to stock split, stock dividend, recapitalization or other similar events as provided for in the Certificate.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

18. Series A Redeemable Convertible Preferred Stock - Continued

Redemption

At any time and from time to time after June 30, 2012, the holders of not less than a majority of the then outstanding Series A Redeemable Convertible Preferred Stock have the right to request the Company to redeem all of the then outstanding shares of Series A Redeemable Convertible Preferred Stock in cash, if the following qualified events has not occurred: (i) the Company’s shares of common stock or American Depository Shares representing shares of the common stock are listed on the New York Stock Exchange or the NASDAQ Global Market, and (ii) the closing market price of such listing securities represents a price of no less than $4.25 per share of common stock, subject to adjustment, in any consecutive 30-trading-day period. The per share redemption amount is equal to the sum of (i) the purchase price of $9.8 per share plus an internal rate of return of 25% for the period from the issuance date of the Series A Redeemable Convertible Preferred Stock to the redemption date, and (ii) an amount equal to all declared but unpaid dividends for each outstanding share of Series A Redeemable Convertible Preferred Stock. As of December 31, 2010, the aggregate redemption amount is $20,763,695 (1,530,612 shares x $9.8 x (1+25% / 365 days x 561 days)).

The Series A Redeemable Convertible Preferred Stock is not redeemable currently and it is not probable that it will become redeemable; therefore subsequent adjustment to the Series A Redeemable Convertible Preferred Stock’s redemption amount is not necessary until it is probable that the Series A Redeemable Convertible Preferred Stock will become redeemable. Management assesses the probability of redemption on a quarterly basis. Based on management’s future projection of earnings per share and considering P/E ratio of similar companies in the dairy industry, management believes it is probable that the Company will be able to maintain a closing market price of no less than $4.25 per share of common stock for 30 consecutive trading days. In addition, the Company is currently working on complying with the NASDAQ listing requirements. The Company believes it is probable that the qualified events, as defined above, will occur. As such, it is not probable that the Series A Redeemable Convertible Preferred Stock will become redeemable and hence no accretion to redemption value was made.

In accordance with FASB’s accounting standard, the Series A Redeemable Convertible Preferred Stock is classified outside of permanent equity because the occurrence of the qualified events are not solely within the control of the Company. In accordance with FASB’s accounting standard, the issuance costs of $735,129 are netted against the Private Placement of the Series A Redeemable Convertible Preferred Stock.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

19. Earnings Per Share

Basic earnings per share are computed on the basis of the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the if-converted method for the convertible notes and preferred stock and the treasury stock method for warrants and options. The following table sets forth the computation of basic and diluted net income per share:

	Three months ended		Nine months ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net (loss) income available for common shareholders - basic	$(306,177)	$465,080	$(725,797)	$3,453,305
Add: Accretion of debt discount on convertible debt	-	106,880	-	285,718
Add: Interest expense on convertible note	-	18,805	-	70,948
Add: Amortization of deferred financing fees	-	27,531	-	52,216
Net (loss) income available for common shareholders - diluted	$(306,177)	$618,296	$(725,797)	$3,862,187
Weighted average outstanding shares of common stock	26,454,394	25,352,248	26,433,743	25,117,843
Dilutive effect of warrants	-	624,674	-	-
Dilutive effect of Series A convertible preferred stock	-	15,306,120	-	15,306,120
Dilutive effect of convertible promissory notes	-	876,610	-	1,094,276
Diluted weighted average outstanding shares	$26,454,394	$42,159,652	$26,433,743	$41,518,239
Earnings per share:
Basic	$(0.01)	$0.02	$(0.03)	$0.14
Diluted	$(0.01)	$0.01	$(0.03)	$0.09

For the three and nine months ended December 31, 2010, the Company had net loss; therefore the amounts reported for basic and dilutive earning per share were the same.

For the nine months ended December 31 2009, common stock equivalents of warrants were anti-dilutive; therefore were excluded from the calculation of diluted weighted average outstanding shares.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

20. Subsequent Event

On January 6, 2011, the Milkgoat China entered into a loan agreement with Bank of Beijing Co., Ltd. for RMB10,000,000 (approximately $1,512,447). The annual interest rate is 6.1% and is due on January 6, 2012. The loan is guaranteed by Huaxia Jingu Guarantee Co., Ltd with the guarantee fee of RMB230,000 (approximately $34,786) paid on January 4, 2011.

The Company evaluated subsequent events through the time of filing this Quarterly Report on Form 10-Q. Other than the event disclosed above, no significant events occurred subsequent to the balance sheet date but prior to the filing of this report that would have a material impact on our Condensed Consolidated Financial Statements.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Yayi International Inc.

We have audited the accompanying consolidated balance sheets of Yayi International Inc. (“the Company”) as of March 31, 2010, October 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows for the five months ended March 31, 2010 and for the years ended October 31, 2009 and 2008. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of March 31, 2010, October 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for the five months ended March 31, 2010 and for the years ended October 31, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/Morison Cogen LLP
Bala Cynwyd, Pennsylvania
June 29, 2010

YAYI INTERNATIONAL INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	March 31	October 31	October 31
	2010	2009	2008
	(audited)	(audited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$4,727,677	$10,368,213	$891,278
Restricted cash	28,314	-	-
Accounts receivables, net of allowances of $53,771, $46,259 and $41,050	3,530,937	3,037,667	2,603,078
Other receivable, net of allowances of $22,833, $9,146 and $29,207	598,170	751,775	122,732
Inventories, net of allowances of $0, $40,770 and $0	2,561,265	2,506,310	3,329,776
Prepaid expenses	1,002,494	83,912	39,702
Land use rights, current portion	18,847	-	-
Advances	1,560,743	1,105,089	229,185
Deferred tax asset	-	-	-
Deferred financing cost	-	18,686	184,846
Total current assets	14,028,447	17,871,652	7,400,597
Property, plant and equipment, net	3,734,552	3,698,981	2,580,385
Construction in progress, net	2,770,578	2,095,904	-
Livestock	659,584	107,441	-
Goodwill	278,372	278,291	278,787
Deferred financing cost	-	-	18,686
Advance	17,816,135	17,796,873	9,250,886
Deferred tax asset	252,646	-	9,402
Other assets	-	-	5,627
Land use rights	923,525	-	-
Total assets	$40,463,839	$41,849,142	$19,544,370
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short term loans	$6,704,406	$6,468,497	$5,274,996
Accounts payable	662,120	1,268,253	1,466,745
Other payable and accrued expenses	1,257,185	1,387,105	212,922
Dividend payable	-	-	4,468,250
Advance from customers	141,136	56,350	3,589
Income and other tax payable	1,338,194	1,568,916	1,246,211
Accrued sales return	45,503	166,476	243,774
Deferred tax liability	-	2,424	-
Long term loans - current portion	40,823	1,227,459	34,089
Total current liabilities	10,189,367	12,145,480	12,950,576
Long-term liabilities:
Due to related parties	5,312,801	5,311,472	977,950
Long-term loans	17,009	-	839,558
Total liabilities	$15,519,177	$17,456,952	$14,768,084
Commitments and contingencies (Note 15)	-	-	-
PREFERRED STOCK, par value $0.001, 10,000,000 shares authorized, Series A 10% non-cumulative redeemable convertible preferred stock, redemption $9.80 per share plus 25% interest from date of issuance to date of redemption, 1,530,612 shares issued and outstanding	14,264,871	14,264,871	-
STOCKHOLDERS' EQUITY
Common stock, par value $0.001, 100,000,000 shares authorized, 26,387,728 and 25,000,000 shares issued and outstanding, respectively	26,387	25,000	25,000
Additional paid in capital	4,721,337	3,234,224	3,228,244
Statutory surplus reserve fund	1,142,397	1,142,397	502,438
Retained earning	4,481,843	5,423,895	667,873
Accumulated other comprehensive income	307,827	301,803	352,731
Total stockholders’ equity	10,679,791	10,127,319	4,776,286
Total liabilities and stockholders' equity	$40,463,839	$41,849,142	$19,544,370

The accompanying notes are an integral part of these consolidated financial statements

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Five months ended		Years ended
	March 31,		October 31,
	2010	2009	2009	2008
	(audited)	(unaudited)	(audited)	(audited)
Net Sales	$6,966,183	$9,283,420	$24,845,685	$21,791,268
Cost of goods sold	(2,369,642)	(2,892,709)	(8,025,009)	(7,600,454)
Gross profit	4,596,541	6,390,711	16,820,676	14,190,814
Operating expenses:
Sales and marketing expenses	(3,908,573)	(1,973,212)	(5,760,446)	(5,201,779)
General and administrative expenses	(1,318,077)	(685,843)	(1,972,190)	(1,107,333)
Total operating expenses	(5,226,650)	(2,659,055)	(7,732,636)	(6,309,112)
(Loss) income from continuing operations	(630,109)	3,731,656	9,088,040	7,881,702
Other income (expenses):
Merger costs	-	-	-	(3,456,784)
Interest income	8,250	2,902	11,993	7,826
Other income	-	-	26,522	40,537
Interest expenses	(221,549)	(359,014)	(706,750)	(591,707)
Amortization of deferred debt issuance cost	(91,227)	(333,160)	-	-
Accretion of debt discount and deferred financing cost	-	-	(572,747)	(76,460)
Liquidated damages	-	-	(140,000)	-
Warrant modification expense	(88,500)	-	-	-
Other income, net	12,237	2,394	(110,045)	(345,951)
(Loss) income before income tax	(1,010,898)	3,044,778	7,597,013	3,459,163
Income tax benefit (expense)	68,846	(869,614)	(2,201,032)	(1,633,946)
(Loss) income from continuing operations, net of tax	(942,052)	2,175,164	5,395,981	1,825,217
Other comprehensive income
Foreign currency translation adjustment	6,024	(44,791)	(50,928)	442,128
Net comprehensive (loss) income	$(936,028)	$2,130,373	5,345,053	2,267,345
Earnings per share of common stock
- Basic	(0.04)	0.09	0.22	0.08
- Diluted	(0.04)	0.09	0.22	0.05
Weighted average shares of common stock outstanding
- Basic	26,017,835	25,000,000	25,000,000	23,402,329
- Diluted	26,017,835	25,000,000	25,000,000	24,441,031

The accompanying notes are an integral part of these consolidated financial statement

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common stock			Statutory		Accumulated	Total
			Additional	Surplus	Retained	Other	Stockholders’
			paid in	Reserve	Earnings/	Comprehensive	Equity
	Number of shares	Amount	capital	Fund	(Deficit)	Income (Loss)	(Deficit)
Balance at October 31, 2007	22,325,000	$22,325	$3,684,764 $	-	$(654,906)	$(89,397)	$2,962,786
Issue of common stock at merger	1,000,198	1,000	(977)	-	-	-	23
Cancellation of common stock	(325,198)	(325)	(536,042)	-	-	-	(536,367)
Issuance of common stock for finder's fee as offering costs	2,000,000	2,000	2,198,000	-	-	-	2,200,000
Issuance of Series A warrants with convertible notes	-	-	280,726	-	-	-	280,726
Issuance of Series B warrants for finder's fee	-	-	1,144,743	-	-	-	1,144,743
Issuance of Series C warrants for cancellation of common stock	-	-	86,367	-	-	-	86,367
Issuance of Series D warrants for placement agent	-	-	67,368	-	-	-	67,368
Issuance of Series E warrants for extension of note payable	-	-	233,547	-	-	-	233,547
Beneficial conversion feature on convertible note	-	-	304,800	-	-	-	304,800
Dividend declared	-	-	(4,235,052)	-	-	-	(4,235,052)

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common stock			Statutory		Accumulated	Total
			Additional	Surplus	Retained	Other	Stockholders’
	Number of		paid in	Reserve	Earnings /	Comprehensive	Equity
	shares	Amount	capital	Fund	(Deficit)	Income (Loss)	(Deficit)

Net income for the year ended October 31, 2008	-	-	-	-	1,825,217	-	1,825,217
Transfer to statutory surplus reserve fund	-	-	-	502,438	(502,438)	-	-
Foreign currency translation	-	-	-	-	-	442,128	442,128
Balance at October 31, 2008	25,000,000	25,000	$3,228,244	$502,438	$667,873	$352,731	$4,776,286
Capital contribution from shareholder	-	-	5,980	-	-	-	5,980
Net income for the year ended					5,395,981
October 31, 2009	-	-	-	-		-	5,395,981
Transfer to statutory surplus reserve fund	-	-	-	639,959	(639,959)	-	-
Foreign currency translation	-	-	-	-	-	(50,928)	(50,928)

Balance at October 31, 2009	25,000,000	25,000	3,234,224	1,142,397	5,423,895	301,803	10,127,319
Conversion of convertible notes and accrued interest into 1,296,274 shares of common stock	1,296,274	1,296	1,398,704	-	-	-	1,400,000
Warrant modification expense	-	-	88,500	-	-	-	88,500

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common stock
						Accumulated
				Statutory	Retained	Other	Total
			Additional	Surplus	Earnings	Comprehensive	Stockholders’
			paid in	Reserve	/	Income	Equity
	Number of shares	Amount	capital	Fund	(Deficit)	(Loss)	(Deficit)

Cashless exercise of 110,000 Series D warrants into 78,432 shares of common stock	78,432	78	(78)	-	-	-	-
Cashless exercise of 17,363 Series A warrants into 13,022 shares of common stock	13,022	13	(13)	-	-	-	-
Net income for the five months ended March 31,2010	-	-	-	-	(942,052)	-	(942,052)
Foreign currency translation	-	-	-	-	-	6,024	6,024

Balance at March 31, 2010	26,387,728	$26,387	$4,721,337	$1,142,397	$4,481,843	$307,827	$10,679,791

The accompanying notes are as integral part of these consolidated financial statements

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Five Months Ended			Years Ended
	March 31,			October 31,
	2010		2009	2009	2008
	(audited)		(unaudited)	(audited)	(audited)

Cash flow from operating activities

Net (loss) income	$(942,052	) $	2,175,164	$5,395,981	$1,825,217
Adjustments to reconcile net income to net cash provided by operating activities:
Net foreign currency transaction loss	337		-	15,743	196,439
Depreciation of property, plant and equipment	195,151		143,189	348,561	271,000
Depreciation of livestock	11,600		1,449	6,126	-
Amortization of deferred financing cost	18,686		-	184,846	180,841
Disposal of property, plant and equipment	6,144		-
Allowance of bad debts-
Accounts receivable	7,498		-	5,263	(92,193)
Allowance of bad debts-Other receivable	13,684		-	(20,078)	(104,438)
Sales return allowance	(121,025)		107,544	(77,770)	82,918
Warrant modification expense	88,500		-
Merger costs from issuance of warrants and common stock				-	3,359,291
Accretion of debt discount	72,541		-	387,901	125,084

(Increase) decrease in operating assets, net of effect of acquisition:
Restricted cash	(28,314)		-	396	728,670
Accounts receivables	(499,891)		(632,746)	(443,691)	40,242
Other receivables	110,629		(319,671)	(974,786)	1,050,228
Inventories	(54,224)		554,803	816,331	(1,113,093)
Prepaid expenses	(918,577)		(3,394)	(44,199)	(39,677)
Advances	(875,434)		374,074	(340,452)	(362,858)
Other assets				(4,078)	-
Deferred tax asset and current assets Increase (decrease) in operating liability, net of effect of acquisition:	(255,075)		176,258	15,888	(8,953)
Accounts payable	(606,517)		(288,104)	(194,617)	(1,300,891)

Bills payable				-	(688,713)

Advance from customers	84,769		(3,576)	52,713	(129,222)

Income and other tax payable	(231,178)		230,797	324,290	54,829
Other payable and accrued expenses	25,889		770,114	1,080,475	(258,167)

Net cash (used in) provided by operating activities	(3,896,858)		3,285,901	6,534,843	3,816,554
Cash flows from investing activities
Purchase of equipment	(235,785)		(180,776)	(1,465,876)	(183,019)

Advance for construction of office building				-	(1,966,551)

Advance for construction of factory and warehouse	-		(3,795,704)	(6,462,478)	(2,928,200)

Advance for acquisition of land use rights	-	(145,989)	(145,940)	-
Advance for purchase of equipment	(208,980)	-	(2,091,053)	-
Construction in progress	(175,828)	5,607	(2,120,196)	-
Cash acquired from Ardmore			-	23
Cash acquired in subsidiary			-	40,504
Purchase and breeding of livestock	(563,723)	(75,487)	(114,939)	-
Purchase of subsidiary			-	(621,284)

Acquisition of land use right	(796,106)	-	-	-
Net cash used in investing activities	(1,980,422)	(4,192,349)	(12,400,482)	(5,658,527)
Cash flows from financing activities
Proceeds from short term loans	2,925,705	2,232,020	6,681,198	5,440,619
Repayment of short term loans	(2,691,648)	(729,943)	(5,433,460)	(3,619,991)

Proceeds from long term loans	61,235	167,579	-	-
Repayment of long term loans	(3,402)	(14,473)	(33,999)	(33,141)

Repayment to minority stockholders			-	(1,257)

Repayment of convertible debt and accrued interest	(56,000)	-
Net proceeds from private placement			-	1,001,993
Net proceeds from issuance of Series A preferred stock			14,264,871	-
Dividend paid to previous stockholders of Tianjin Yayi			(2,550,504)	-
Capital contribution from shareholders		-	5,979	-
Due (from) to related parties	(23)	(6,336)	2,426,005	(400,850)
Net cash provided by financing activities	235,867	1,648,847	15,360,090	2,387,373
Effect of exchange rate changes in cash	878	(2,110)	(17,516)	89,561
Net (decrease) increase in cash and cash equivalents	(5,640,536)	740,289	9,476,935	634,961

Cash and cash equivalents, beginning of period	10,368,213	891,278	891,278	256,317

Cash and cash equivalents, end of period	$4,727,677	$1,631,567	$10,368,213	$891,278

Supplemental disclosure of cash flow information
Cash paid during the period

Interest paid	$242,458	$316,883	$604,633	$310,926

Income tax paid	$372,528	$421,461	$2,050,646	$1,586,394

Supplemental disclosure of non-cash financing $ and investing activities;		-		$-	$-	$-
Repayment of short-term loan from Tianjin Mengyang offset against advances		$-		$-	$877,508	$-
Dividend payable		$-		$-	$-	$4,235,052
Settlement of dividend payable		$-		$-	$1,916,669	$-
Rental deposit applied as advance to construction of factory and warehouse		$-		$-	$-	$644,790

Note payable to Tryant for cancellation of common stock		$-		$-	$-	$250,000

Issuance of Series C warrants for cancellation of common stock		$-		$-	$-	$86,367

Issuance of Series A warrants with convertible notes		$-		$-	$-	$280,726

						3,344,743

Issuance of common stock and Series B warrants for finder's fee		$-		$-	$-	$-

Beneficial conversion feature of convertible notes		$-		$-	$-	$304,800

Deferred financing cost from issuance of Series D warrants		$-		$-	$-	$52,820

Proceeds from convertible note applied to deferred financing cost	$		$		$-	$98,007

Deferred financing costs from issuance of Series E warrants to Allied Merit for extension of note payable		$-		$-	$-	$233,547

Non-cash exercise of 127,363 warrants into common stock		$91		$-	$-	$-

Conversion of convertible note plus accrued interest into common stock		$1,400,000		$-	$-	$-

Transfer from advances to land use rights		$146,285		$-	$-	$-
Transfer from advances to construction in progress		$269,124		$-	$-	$-

The accompanying notes are an integral part of these consolidated financial statements

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

1. Organization and Nature of Business

Yayi International, Inc (“Yayi International”), formerly known as Ardmore Holding Corporation or “Ardmore”, was originally organized under the laws of the state of Delaware in 1986 under the name of a predecessor corporation which engaged in a software development and consulting service business. During 2007 and 2006, Ardmore sold 875,000 post-stock split adjusted shares to Tryant, LLC, a then unrelated party, which represented over 85% of Ardmore’s outstanding shares. Subsequently, Ardmore's management decided to wind up all business operations related to the former products sold by the predecessor corporation. On April 16, 2007, the name of the predecessor corporation was changed to Ardmore Holding Corporation. From April 16, 2007 until June 6, 2008 when the Company completed a reverse acquisition transaction with Charleston Industrial Limited (“Charleston”), the Company was a blank check company and did not engage in active business operations other than its search for, and evaluation of, potential business opportunities for acquisition or participation. The Company changed its fiscal year from December 31 to October 31. The Company amended its articles of incorporation on September 12, 2008 and changed its name to Yayi International Inc.

On June 6, 2008, Ardmore, its wholly owned subsidiary, Ardmore Acquisition Corp. (“Ardmore Acquisition”), Charleston Industrial Ltd., (“Charleston”) and Tryant LLC, a Delaware limited liability company and at such time the holder of a majority of Ardmore’s outstanding shares of common stock, consummated a merger pursuant to which Ardmore Acquisition was merged into Charleston and Charleston became Ardmore’s wholly owned subsidiary. Charleston is the owner of Tianjin Yayi Industrial Co., Ltd. (“Tianjin Yayi”), an entity organized under the laws of the People’s Republic of China and as a result of this merger, Ardmore became the owner of Tianjin Yayi. Pursuant to the merger, all 50,000 shares of Charleston’s stock were exchanged for 22,325,000 shares newly issued common stock of Ardmore. Accordingly, all references to shares of Charleston’s common stock and per share amounts have been retroactively restated to reflect the equivalent numbers of Ardmore shares. Charleston thereby became the Company’s wholly owned subsidiary and the former stockholders of Charleston became the Company’s controlling stockholders.

Under accounting principles generally accepted in the United States, the merger is considered to be a capital transaction in substance, rather than a business combination. That is, the merger is equivalent to the issuance of stock by Charleston for the net monetary assets of Ardmore, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the merger will be identical to that resulting from a reverse acquisition, except that no goodwill will be recorded. Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, Ardmore, are those of the legal acquiree, Charleston and subsidiary, which are considered to be the accounting acquirer.

Charleston Industrial Limited

Charleston is a limited liability company organized under the laws of British Virgin Islands on October 31, 2007 in anticipation of a business combination with a U.S. reporting company.

On January 15, 2008, Charleston acquired Tianjin Yayi and its wholly-owned subsidiary, Weinan Milkgoat Production Co., Limited (“Weinan Milkgoat”). Under the terms of the merger agreement, all stockholders of Tianjin Yayi are entitled to receive a dividend from Charleston in the amount of RMB30,500,000 (equivalent to $4,461,608) for all of the shares of Tianjin Yayi. Since the ownership of Charleston and Tianjin Yayi are substantially the same, the merger was accounted for as a transaction between entities under common control, whereby Charleston recognized the assets and liabilities of Tianjin Yayi transferred at their carrying amounts.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

1. Organization and Nature of Business - Continued

Tianjin Yayi Industrial Co., Limited

Tianjin Yayi is a Chinese enterprise organized in the People’s Republic of China (“PRC”) in May 1994 in accordance with the Laws of the People’s Republic of China. Tianjin Yayi currently engages in the processing, commercialization and distribution of a series of goat milk powder, goat milk tablets, liquid goat milk as well as other goat milk drinks in the PRC.

On August 18, 2009, Tianjin Yayi was granted approval from Tianjin Municipal People’s Government to increase its registered capital by $8,792,000 (RMB 60,000,000), from RMB30,000,000 to RMB 90,000,000. The capital verification process has been completed. Tianjin Yayi was granted approval from Tianjin Municipal Government to increase its registered capital by $1,170,258 (RMB8,000,000) to $14,335,659 (RMB98,000,000), which amount was injected in February, 2010.

Weinan Milkgoat Production Co., Limited

Weinan Milkgoat was established on December 8, 2006. Tianjin Yayi invested $292,564(equivalent to RMB 2,000,000) in Weinan Milkgoat and owned a 99.5% interest in Weinan Milkgoat. Liu Li, a major shareholder of Tianjin Yayi owned the remaining interest of 0.5% amounting to $1,463 (equivalent to RMB 10,000). Weinan Milkgoat engages in processing and distribution of goat milk.

On December 6, 2007, Tianjin Yayi increased its investment in Weinan Milkgoat amounting to $437,384 (RMB 2,990,000) while Liu Li transferred her 0.5% interest in Weinan Milkgoat to Tianjin Yayi. As a result, Tianjin Yayi owns 100% shares of Weinan Milkgoat with a registered capital of $731,411(RMB 5,000,000).

Fuping Milkgoat Dairy Co., Ltd. (formerly Fuping Dongyuan Dairy Co., Ltd.)

On August 8, 2008, Tianjin Yayi acquired Fuping Milkgoat Dairy Co., Ltd. (“Fuping Milkgoat”) for $620,360 (RMB 4,240,846). As a result, Tianjin Yayi owns 100% shares of Fuping Dongyuan with a registered capital of $731,411 (RMB 5,000,000). Fuping Milkgoat’s principal activity is to purchase raw liquid goat milk and process it into raw goat milk powder. Fuping Milkgoat is formerly known as Fuping Dongyuan Dairy Co., Ltd, which used to be our major supplier.

The acquisition of Fuping Milkgoat was accounted for under the purchase method of accounting. In accordance with this method, the results of Fuping Milkgoat have been included in the Company’s consolidated financial statements from the date of acquisition, August 8, 2008.

The following unaudited pro forma financial information presents the consolidated results of the Company as though the acquisition of Fuping Milkgoat was completed as at the beginning of year ended October 31, 2008:

2008

Net sales	21,791,268
Net income	1,806,575
Earnings per share - basic	0.08
Earnings per share - diluted	0.05

Shaanxi Milkgoat Dairy Co., Ltd

On September 9, 2009, Tianjin Yayi formed a wholly-owned subsidiary company, Shaanxi Milkgoat Dairy Co., Ltd (“Shaanxi Milkgoat”), and has obtained the business license from the Industrial and Commercial

Bureau of Weinan City, Shaanxi Province with a registered capital of $731,411 (RMB5,000,000). Shaanxi Milkgoat’s principal activity is to purchase raw liquid goat milk and processing it into raw goat milk powder. Shaanxi Milkgoat increased its registered capital by $3,657,056 (RMB25,000,000) to $4,388,467 (RMB30,000,000) in 2010. 50% of it, $1,828,528 (RMB12,500,000) has been injected in February, 2010 and the balance of it $1,828,528 (RMB12,500,000) has been injected in March, 2010.

Change in Fiscal Year End

In March 2010, the Company has changed its fiscal year from October 31 to March 31.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

2. Summary of Significant Accounting Policies

The principal activities of Yayi International and all of its subsidiaries (collectively, the “Company”) consist of manufacturing and selling of goat milk powder. All activities of the Company are conducted principally by its subsidiaries Tianjin Yayi, Weinan Milkgoat, Fuping Milkgoat and Shaanxi Milkgoat operating in the PRC.

Basis of Consolidation - The consolidated financial statements include the accounts of Yayi International Inc. and its wholly-owned subsidiary, Charleston together with its wholly-owned subsidiaries, Tianjin Yayi, Weinan Milkgoat Fuping Milkgoat and Shaanxi Milkgoat. All material intercompany transactions have been eliminated in consolidation.

Credit risk - The Company may be exposed to credit risk from its cash at bank, fixed deposits, and bills and accounts receivable. Bills and accounts receivable are subjected to credit evaluations. An allowance has been made for estimated irrecoverable amounts determined by reference to past default experience and the current economic environment.

Cash and cash equivalents - Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts and time certificates of deposit with a maturity of three months or less when purchased.

Inventory - Inventory is stated at the lower of cost or market, determined by the weighted average method. Work-in-progress and finished goods inventories consist of raw materials, direct labor and overhead associated with the manufacturing process.

Trade accounts receivable - Trade accounts receivable are stated at the amount management expects to collect from balances outstanding at the period end.

Outstanding account balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Allowances for doubtful accounts receivable balances are recorded when circumstances indicate that collection is doubtful for particular accounts receivable or as a general reserve for all accounts receivable. Management estimates such allowances based on historical evidence such as amounts that are subject to risk. Accounts receivable are written off if reasonable collection efforts are not successful.

Based on management’s evaluation of historical experience, the following policy for allowance of doubtful accounts is established:

Trade and other receivables due:	% of Balance

Within 90 days:	1.5%
Between 91 and 180 days:	5.0%
Between 181 and 360 days:	20.0%
Between 361 and 720 days:	50.0%
Over 721 days:	100.0%

Livestock – Livestock consists of goats for milk production and for breeding purposes. The livestock is depreciated according to its estimated useful lives, which is 5 years for male goats and 7 years for female goats. The cost of raising the young goat is allocated to livestock and depreciation starts upon reaching maturity 13 months from date of birth. Not all young goats survive to maturity or disposition. Normal losses of young goats are not expensed directly but allocated to the surviving young goats. When abnormal losses of young goats occur, the accumulated costs of young goats lost are written off in the period in which the abnormal losses occur.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

2. Summary of Significant Accounting Policies - Continued

Fair Value of Financial Instruments – FASB ASC 820-10 requires disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

For certain financial instruments, including cash, accounts and other receivables, accounts payable, short-term loans, accruals and other payables, it was assumed that the carrying amounts approximate fair value because of the near term maturities of such obligations. The carrying amounts of long-term loans payable approximate fair value since the interest rate associated with the debt approximates the current market interest rate.

Property, plant and equipment-Property, plant and equipment are stated at cost including the cost of improvements. Maintenance and repairs are charged to expense as incurred. Assets under construction are not depreciated until construction is completed and the assets are ready for their intended use. Depreciation and amortization are provided on the straight-line method based on the shorter of the estimated useful lives of the assets or lease term as follows:

Leasehold improvement	Lesser of term of the lease or the estimated useful lives of the assets

Plant and machinery	10 years
Furniture, fixtures and equipment	5 years
Motor vehicles	5 years

Recoverability of Long Lived Assets -The Company follows FASB ASC 360. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. The Company is not aware of any events or circumstances that indicate the existence of impairment, which would be material to the Company’s financial statements.

Goodwill - Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination, In accordance with FASB ASC 350-30, goodwill is no longer subject to amortization. Rather, goodwill will be subject to at least an annual assessment for impairment, applying a fair-value based test fair value is generally determined using a discounted cash flow analysis.

Land use rights – Land use rights are stated at cost less accumulated amortization. Amortization is charged using the straight-line method over the period of lease term.

Revenue recognition - The Company recognizes revenue on product sales when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Net sales of products represent the invoiced value of goods, net of value added taxes (“VAT”), sales returns, trade discounts and allowances. The Company is subject to VAT which is levied on majority of the Company’s products at the rate of 17% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases to the extent not refunded for export sales. Input VAT paid is recoverable from output VAT charged to customers.

Prior to January 1, 2009, the Company allows for exchange of goods that are near expiration. The Company provided for an allowance for return products since the Company has experienced returns in the normal course of business. Subsequent to January 1, 2009, the Company revised its sales contracts to disallow returns for sales made after January 1, 2009.

The Company treats temporary price reduction programs, merchandising fees, co-operative advertising and slotting expenses as a reduction in gross sales. The Company records the liability when pervasive evidence exists that the Company and the customer or distributor have reached agreement and that an advertising action will result in an expense to the company in the near future. The liability is maintained until the customer takes the deduction against payments due. In addition, in accordance with ASC 605-50 in accounting for customer payments and incentives, if the temporary price reduction recorded is in excess of gross sale for any retailer, the amount in excess will be recorded as selling expense.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

2. Summary of Significant Accounting Policies - Continued

Research and development - Research and development costs are expensed as incurred. Research and development expenses amounted to $40,898 and $57,558 for the five months ended March 31, 2010 and 2009, respectively,$150,101 and $111,309 for the year ended October 31, 2009 and 2008, respectively.

Advertising and promotion costs - Costs incurred in direct-response advertising are capitalized and amortized on a straight-line basis over the duration of the advertising campaign. As of March 31, 2010, there was no capitalized direct-response advertising. All other advertising costs are expensed as incurred. Advertising and promotion costs amounted to $2,727,631 and $1,046,940for the five months ended March 31, 2010 and 2009, respectively. As of October 31, 2009, there was no capitalized direct-response advertising. All other advertising costs are expensed as incurred. Advertising and promotion costs amounted to $1,956,512 and $1,723,569 for the year ended October 31, 2009 and 2008, respectively.

Comprehensive income - The Company follows FASB ASC 220-10 in reporting comprehensive income. Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. For the Company, comprehensive income for the periods presented includes net (loss) income and foreign currency translation adjustments.

Income taxes – The Company follows FASB ASC 740 when accounting for income taxes. Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. Deferred income tax liabilities or assets are recorded to reflect the tax consequences in future differences between the tax basis of assets and liabilities and the financial reporting amounts at each year end. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

The Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes”, (codified in FASB Accounting Standards Codification (“ASC”) 740), as of January 1, 2007. As a result of the implementation of FIN 48, the Company made a comprehensive review of its portfolio of tax positions in accordance with the recognition standards established by FIN 48. As a result of the implementation of FIN 48, the Company recognized no material adjustments to liabilities or stockholders’ equity. The Company did not recognize any interest or penalties related to unrecognized tax benefits for 5 months ended March 31, 2010 and 2009, and year ended October 31, 2009 and 2008. The Company had no uncertain positions that would necessitate recording of tax related liability. The Company is subject to examination by the respective tax authorities.

Foreign currency translation and transactions – The accompanying consolidated financial statements are presented in United States Dollars (“US$”). The Company’s functional currency is the US$, while the Charleston’s functional currency is its local currency and the wholly-owned Chinese subsidiaries’ functional currency is the Renminbi (“RMB”). The functional currencies of the Company’s foreign operations are translated into US$ for balance sheet accounts using the current exchange rates in effect as of the balance sheet date and for revenue and expense accounts using the weighted-average exchange rate during the fiscal year. The translation adjustments are recorded as a separate component of stockholders’ equity, captioned accumulated other comprehensive income (loss). Gains and losses resulting from transactions denominated in foreign currencies are included in other income (expense) in the consolidated statements of operations.

Post-retirement and post-employment benefits - The Company’s subsidiaries contribute to a state pension plan in respect of its PRC employees. Other than the above, neither the Company nor its subsidiary provides any other post-retirement or post-employment benefits.

Earnings Per Common Share - The Company follows FASB ASC 260-10, resulting in the presentation of basic and diluted earnings per share. Diluted earnings per common share assumes that outstanding common shares were increased by shares issuable upon exercise of those stock warrants for which market price exceeds the exercise price, less shares that could have been purchased by the Company with related proceeds.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

2. Summary of Significant Accounting Policies - Continued

Use of estimates - The preparation of the Company’s financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts in the financial statements and related disclosure in the accompanying notes. Actual results could differ from those estimates. The financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to warrants valuation, discount on convertible notes, debts issuance cost, allowance for uncollectible accounts receivable, work in process inventory valuation, inventory obsolescence, depreciation, useful lives of property, plant and equipment, taxes, contingencies and employee benefit plans. These estimates may be adjusted as more current information becomes available and any adjustment could be significant. Estimates and assumptions are periodically reviewed and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.

Cost of goods sold - Cost of goods sold consists primarily of costs of raw materials, direct labor, depreciation of plant and machinery, and overhead associated with the manufacturing process.

Shipping and handling cost - Shipping and handling costs related to delivery of finished goods are included in other selling, general and administrative expenses. During the five months ended March 31, 2010 and 2009, shipping and handling costs were $137,942 and $89,011, respectively. During the year ended October 31, 2009 and 2008, shipping and handling costs were $504,353 and $346,796, respectively.

Slotting fees - The Company accounts for slotting fees in accordance with ASC 605-50. ASC 605-50 requires that cash considerations, including sales incentives, given by a vendor to a customer is presumed to be a reduction of the selling price, and therefore, should be characterized as a reduction to gross sales. This presumption is overcome and the consideration would be characterized as an expense incurred if the vendor receives an identifiable benefit in exchange for the consideration and the fair value of that identifiable benefit can be reasonably estimated. Furthermore, if the consideration recorded is in excess of gross sale of any retailer, the amount in excess will be recorded as selling expense.

The Company treats one-time slotting fees paid to retails shops who are direct customers of the Company’s distributors as a reduction in gross sales. The Company pays the fees upon signing of contract with the distributors and records them as prepayment. These fees are amortized over a twelve months period. The amortized amount is taken as a reduction against revenue.

Slotting fees of $151,619 and $0 were recorded as a reduction of sales revenue for the five months ended March 31, 2010 and 2009. During the year ended October 31, 2009 and 2008, there were no slotting fees incurred.

Retained earnings-appropriated - In accordance with the relevant PRC regulations and the Company’s PRC subsidiaries’ articles of association, Tianjin Yayi, Weinan Milkgoat and Fuping Milkgoat are required to allocate their respective net income to statutory surplus reserve.

Statutory surplus reserve - In accordance with the relevant laws and regulations of the PRC and the articles of associations of the Company’s PRC subsidiaries, Tianjin Yayi, Weinan Milkgoat and Fuping Milkgoat are required to allocate 10% of their net income reported in the PRC statutory accounts, after offsetting any prior years’ losses, to the statutory surplus reserve, on an annual basis. When the balance of such reserve reaches 50% of the respective registered capital of the subsidiaries, any further allocation is optional.

The statutory surplus reserves can be used to offset prior years’ losses, if any, and may be converted into registered capital, provided that the remaining balances of the reserve after such conversion is not less than 25% of registered capital. The statutory surplus reserve is non-distributable.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

2. Summary of Significant Accounting Policies - Continued

Recently Adopted Accounting Pronouncements

Subsequent Events

In May 2009, the FASB issued FASB ASC 855-10 on the treatment of subsequent events which is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, management of a reporting entity is required to evaluate subsequent events through the date that financial statements are issued. FASB ASC 855-10 was effective for fiscal years and interim periods ended after June 15, 2009, and must be applied prospectively. The Company adopted this standard in the quarter ended July 31, 2009. Subsequent events have been evaluated through the date the consolidated financial statements were issued.

Fair Value Measurement

In September 2006, the FASB issued FASB ASC 820 related to fair value measurements. FASB ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. In February 2008, the FASB issued FASB ASC 820-10 which delayed the effective date of the fair value measurements and disclosures for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). In August 2009, the FASB issued Accounting Standards Update (ASU) No. 2009-05, "Measuring Liabilities at Fair Value" in relation to the fair value measurement of liabilities. The Company adopted the applicable portions of the provisions of the new standards as of November 1, 2008, and adopted the provision related to the nonfinancial assets and nonfinancial liabilities on November 1, 2009. The adoption of this standard for financial and nonfinancial assets and financial and nonfinancial liabilities did not have a material impact on its consolidated financial statements.

Decreases in Ownership of a Subsidiary – a Scope Clarification

In January 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-02 update to address the accounting and reporting for Decreases in ownership of a subsidiary. This amendment to Topic 810 clarifies, but does not change, the scope of current US GAAP. It clarifies the decrease in ownership provisions of Subtopic 810-10 and removes the potential conflict between guidance in that Subtopic and asset derecognition and gain or loss recognition guidance that may exist in other US GAAP. An entity will be required to follow the amended guidance beginning in the period that it first adopts FASB ASC 810 (now included in Subtopic 810-10). For those entities that have already adopted FASB ASC 810, the amendments are effective at the beginning of the first interim or annual reporting period ending on or after December 15, 2009. The amendments should be applied retrospectively to the first period that an entity adopted FASB ASC 810. The adoption of this standard did not have a material effect on the financial position, results of operations, or cash flows of the Company.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

2. Summary of Significant Accounting Policies - Continued

Distributions to Shareholders with Components of Stock and Cash

In January 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-01 update to address the accounting for distributions to shareholders with components of stock and cash (A Consensus of the FASB Emerging Issues Task Force). This amendment to Topic 505 clarifies the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a limit on the amount of cash that will be distributed is not a stock dividend for purposes of applying Topics 505 and 260 for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The adoption of this standard did not have a material effect on the financial position, results of operations, or cash flows of the Company.

Measuring Liabilities at Fair Value

In August 2009, the FASB issued Accounting Standards Update (ASU) No. 2009-05 update that amended the accounting standard for fair value measurements. Specifically, Accounting Standards Update (ASU) No. 2009-05 update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following methods: 1) a valuation technique that uses a) the quoted price of the identical liability when traded as an asset or b) quoted prices for similar liabilities or similar liabilities when traded as assets and/or 2) a valuation technique that is consistent with the principles of the accounting standard on fair value measurements (e.g. an income approach or market approach). Accounting Standards Update (ASU) No. 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to adjust to include inputs relating to the existence of transfer restrictions on that liability. This standard will be effective for the first interim period beginning November 1, 2009. The adoption of this standard did not have a material impact on its consolidated financial statements.

Convertible Debt Instruments

In May 2008, the FASB issued FASB ASC 470-20 related to convertible debt instruments. FASB ASC 470-20 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion, including partial cash settlement, to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer's non-convertible debt borrowing rate. FASB ASC 470-20 is effective for the Company’s fiscal year beginning November 1, 2009, and retrospective application is required for all periods presented. The adoption of this standard did not have a material impact on its consolidated financial statements.

Useful Life of Intangible Asset

In April 2008, the FASB issued FASB ASC 350-30 which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. FASB ASC 350-30 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. Application of this standard is not currently applicable to the Company.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

2. Summary of Significant Accounting Policies - Continued

Business Combination

In December 2007, the FASB issued FASB ASC 805 which related to business combinations. FASB ASC 805 expands the definition of a business and a business combination; requires recognition of assets acquired, liabilities assumed, and contingent consideration at their fair value on the acquisition date with subsequent changes recognized in earnings; requires acquisition-related expenses and restructuring costs to be recognized separately from the business combination and expensed as incurred; requires in-process research and development to be capitalized at fair value as an indefinite-lived intangible asset; and requires that changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period be recognized as a component of provision for taxes. FASB ASC 805 also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. In April 2009, the FASB issued FASB ASC 805 which clarified the accounting for pre-acquisition contingencies. This standard is effective for the Company beginning November 1, 2009 and will change the accounting for business combinations on a prospective basis. The Company did not have any business combination during the period ended March 31, 2010; therefore the adoption of this standard had no impact on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

Own-Share Lending Arrangements in Contemplation of Convertible Debt issuance or Other Financing

In October 2009, the FASB issued FASB ASC 470-20 update to address equity-classified share lending arrangements on an entity’s own shares, when executed in contemplation of a convertible debt offering or other financing. This accounting update addresses how to account for the share-lending arrangement and the effect, if any, that the loaned shares have on earnings-per-share calculations. The share lending arrangement is required to be measured at fair value and recognized as an issuance cost associated with the convertible debt offering or other financing. Earnings-per-share calculations would not be affected by the loaned shares unless the share borrower defaults on the arrangement and does not return the shares. If counterparty default is probable, the share lender is required to recognize an expense equal to the then fair value of the unreturned shares, net of the fair value of probable recoveries. FASB ASC 470-20 is effective for share lending agreements entered into after June 15, 2009, and effective for fiscal years and interim periods within those years beginning on or after December 15, 2009 for all other outstanding arrangements, with retrospective application to those arrangements on the effective date. This standard was adopted on February 1, 2010 and did not have a material impact on the Company’s Consolidated Financial Statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our consolidated financial statements upon adoption.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

3. Other Receivables

	March 31,	October 31,	October 31,
	2010	2009	2008

Advance to staff	$28,542	$79,097	$42,196
Due from a unrelated party	585,130	-	37,940
Prepayment	-	660,970	71,803
Sundry	7,331	20,854	-

	621,003	760,921	151,939
Less: allowance for bad debts	(22,833)	(9,146)	(29,207)
	$598,170	$751,775	$122,732

The amount due from unrelated parties is interest-free, unsecured and has no stated terms of repayment.

4. Inventories

Inventories consist of:

	March 31,	October 31,	October 31,
	2010	2009	2008

Raw materials	$1,678,207	$1,795,275	$1,852,213
Packaging	289,188	370,920	446,031
Finished goods	593,870	381,885	1,031,532
	2,561,265	2,548,080	3,329,776
Less: allowance	-	(41,770)	-
	$2,561,265	$2,506,310	$3,329,776

As of March 31, 2010 and October 31, 2008, there was no allowance made for obsolete or slow moving inventory.

There was allowance made for obsolete or slow moving inventory of $41,770 as of October 31, 2009.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

5. Advances

Advances consist of:

	March 31,	October 31,	October 31,
	2010	2009	2008

Advances to Tianjin Mengyang Biological Development Co., Ltd
("Tianjin Menyang"), formerly Tianjin Milkgoat Dairy Co., Ltd.
- purchase of office building (Note 15)	$4,179,284	$4,178,061	$4,185,505
- purchase of factory and warehouse (Note 15)	11,042,041	11,038,812	3,575,186
- advances for renovation of office building (Note 15)	342,300	342,200	342,810
-short term loan	-	-	1,001,185
Advanced payment to other suppliers	1,165,620	739,587	229,185
Advanced payment for construction in progress (Note 15)	331,696	350,975	-

Advanced payment for purchasing machinery and equipment (Note 15)	1,920,814	1,740,586	-
Advance to branch manager	395,123	365,502	-
Advanced payment for acquisition of land use rights	-	146,239	146,200
	$19,376,878	$18,901,962	$9,480,071

Less: Long-term portion - purchase of factory and warehouse	17,816,135	17,796,873	9,250,886

	$1,560,743	$1,105,089	$229,185

The construction of office building was postponed from the original estimated completion date of December 31, 2009 to September 2010 (Note 15). According to the contract between the company and Tianjin Mengyang, if these projects continue to be delayed , the company has the right to terminate the contract and is entitled to receive a full refund of the paid advances plus accrued interests from Tianjin Mengyang.

The construction of factory and warehouse is estimated to be completed on September 2010 and trial production will commence thereafter (Note 15) According to the contract between the company and Tianjin Mengyang, if these projects continue to be delayed , the company has the right to terminate the contract and is entitled to receive a full refund of the paid advances plus accrued interests from Tianjin Mengyang.

The construction in progress related to the construction and installation of central system pipelines is estimated to be completed in August 2010 (Note 15).

At March 31, 2010 and October 31, 2009, advance to branch manager is the operating and marketing fund for sales offices.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

6. Property, Plant and Equipment

Property, plant and equipment consist of the following:

	March 31,	October 31,	October 31,
	2010	2009	2008

At cost:
Leasehold improvement	$68,924	$68,903	$69,026
			378,346
Plant and buildings	1,708,463	1,702,435
			2,303,599
Machinery	2,525,876	2,439,042
Furniture, fixtures and equipment	202,581	192,243	184,829
Motor vehicles	324,936	197,175	197,526

	4,830,780	4,599,798	3,133,326

Less: accumulated depreciation and amortization	(1,096,228)	(900,817)	(552,941)

	$3,734,552	$3,698,981	$2,580,385

During the five months ended March 31, 2010, depreciation expenses amounted to $195,151, of which $165,485 and $29,666 was recorded as cost of sales and other selling, general and administrative expense, respectively.

During the five months ended March 31, 2009, depreciation expenses amounted to $143,189, of which $111,087 and $32,102 was recorded as cost of sales and other selling, general and administrative expense, respectively.

During the year ended October 31, 2009, depreciation expenses amounted to $348,561, of which $275,487 and $73,074 was recorded as cost of sales and other selling, general and administrative expense, respectively.

During the year ended October 31, 2008, depreciation expenses amounted to $271,000, of which $91,980 and $179,020 was recorded as cost of sales and other selling, general and administrative expense, respectively.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

7. Prepaid expenses

Prepaid expenses consist of:

	March 31,	October 31,	October 31,
	2010	2009	2008

Slotting fees	$880,971	$-	$-
Others	121,523	83,912	39,702
	$1,002,494	$83,912	$39,702

The prepaid expenses as of March 31, 2010 consist of one-time slotting fees paid to retails shops who are direct customers of the Company’s distributors. During the five months ended March 31, 2010, amortized amount of $151,619 was recorded as a reduction of sales revenue. During the year ended October 31, 2009 and 2008, there were no slotting fees incurred.

8. Land use rights

Land use rights consist of:

	March 31,	October 31,	October 31,
	2010	2009	2008

Land use rights	$942,372	$-	$-
Less: accumulated amortization	-	-	-
	942,372	-	-
Less: current portion	18,847	-	-
Land use rights, net of current portion	$923,525	$-	$-

The estimated aggregate amortization expenses for land use rights for the five succeeding years are as follows:

Year

2010	$18,847
2011	18,847
2012	18,847
2013	18,847
2014	18,847
Thereafter	848,137

$942,372

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

9. Short Term Loans

Short-term loans due within one year as of March 31, 2010 and October 31, 2009, 2008 consist of the following:

				March 31,	October 31,	October 31,
				2010	2009	2008
			Interest
			Rate
		Collateral /	per
Lender	Loan Period	Guarantee	annum

Industrial & Commercial Bank of China	November 26, 2007 to November 12, 2008	-	8.0%	-	-	586,000
Rural Cooperative Bank of Tianjin	December 29, 2007 to December 27, 2008	-	9.0%	-	-	937,600
Tianjin Yinna Gonggong Hangdao Shujun Company Limited	September 24, 2008 to December 24, 2008	-	-	-	-	439,501
Tianjin City Commercial Bank	July 25, 2008 to July 24, 2009	Guaranteed by the Tianjin Haitai Investment Guarantee Co., Ltd.	9.7%	-	-	2,197,500
Allied Merit International Investment, Inc. (Note 14)	April 12, 2008 to July 31, 2009	Secured against 2,000,000 shares owned by Global Rock Stone Industrial Ltd.	8.0%	-	-	1,000,000
Industrial & Commercial Bank of China	November 14, 2008 to November 11, 2009	Guaranteed by the Medium and Small-Size Enterprise Credit Guarantee Center of Tianjin	8.0%	-	584,958	-
Rural Cooperative Bank of Tianjin	January 20, 2009 to January 19, 2010	Guaranteed by the Tianjin Haitai Investment Guarantee Co., Ltd.	6.4%	-	643,454	-
Allied Merit International Investment, Inc.	November 5, 2007 to the completion of first round of fund raising after the reverse merger	-	-	121,705	121,705	114,395
Shanghai Pudong Development Bank	November 28, 2008 to November 28, 2009, it has been renewed and extended to December 14, 2010	Guaranteed by the Tianjin Haitai Investment Guarantee Co., Ltd.	7.3%	-	1,462,394

Rural Cooperative Bank of Tianjin	May 22, 2009 to May 21, 2010	Guaranteed by the Tianjin Haitai Investment Guarantee Co., Ltd.	6.4%	1,462,822	1,462,394	-
Rural Cooperative Bank of Tianjin	July 3, 2009 to May 21, 2010	Guaranteed by the Tianjin Haitai Investment Guarantee Co., Ltd.	6.4%	2,194,234	2,193,592	-
Shanghai Pudong Development Bank	December 14, 2009 to December 14, 2010	Guaranteed by the Tianjin Haitai Investment Guarantee Co., Ltd.	6.4%	292,565	-	-
Shanghai Pudong Development Bank	December 14, 2009 to December 14, 2010	Guaranteed by the Tianjin Haitai Investment Guarantee Co., Ltd.	6.4%	1,170,258	-	-
China Development Bank Co., Ltd.	December 25, 2009 to December 24, 2010	Guaranteed by the Tianjin Haitai Investment Guarantee Co., Ltd.	5.8%	1,462,822	-	-
				6,704,406	6,468,497	5,274,996

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

9. Short Term Loans - Continued

Short-term loans from Industrial & Commercial Bank of China and Rural Cooperative Bank of Tianjin are guaranteed by third parties in which the Company paid a one-time guarantee fee based on 1.0% to 1.5% of the guaranteed amount. The guarantee fee was amortized in 12 months and included in other expense for the five months ended March 31, 2010 and 2009 was $29,861 and $28,431, for the years ended October 31, 2009 and 2008 was $72,621 and $30,154.

On November 14, 2008, the Company entered into a loan agreement with Industrial & Commercial Bank of China, for $584,958 (RMB4,000,000). The annual interest rate is 8.0% and was due on and paid off on November 11, 2009. The loan is guaranteed by the Medium and Small-Size Enterprise Credit Guarantee Center of Tianjin with a guarantee fee of 1% of the original loan amount and was amortized in 12 months.

On January 20, 2009, the Company entered into a loan agreement with Rural Cooperative Bank of Tianjin for $643,454 (RMB4,400,000). The annual interest rate is 6.4% and was due on and paid off on January 19, 2010.

On November 5, 2007, Charleston entered into a loan agreement with Allied Merit International Investment, Inc. (“Allied Merit”) for $114,395. The loan represents various professional expenses related to the merger paid by Allied Merit on behalf of Charleston, including the $50,000 paid to Tryant in January 2008 as discussed in Note 14. The loan incurs interest at 8% per annum and is due upon the first round of funds raised subsequent to the $1,300,000 fund raised upon listing on the U.S Over the Counter (“OTC”) market. Pursuant to the agreement, Allied Merit agreed to convert accrued interest into the Company’s common stock conversion rate of $2.00 per share. As of March 31, 2010, there was no conversion of accrued interest into the Company’s common stock. Pursuant to an agreement dated June 15, 2009, signed between Charleston and Allied Merit, Allied Merit agreed to waive the previously accrued interest on the loan. During the year ended October 31, 2009, Allied Merit lent an additional $78,877 to Charleston. As of March 31, 2010, the total amount owed to Allied Merit is $121,705.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

9. Short Term Loans - Continued

On November 28, 2008, the Company entered into a loan agreement with Shanghai Pudong Development Bank for $1,462,394 (RMB10,000,000). The annual interest rate is 7.3% and is due on and paid off on November 28, 2009. The loan is guaranteed by the Tianjin Haitai Investment Guarantee Co., Ltd. with a guarantee fee amortized in 12 months.

On May 22, 2009, the Company entered into a loan agreement with Rural Corporative Bank of Tianjin for $1,462,822 (RMB10,000,000). The annual interest rate is 6.4% and is due on May 21, 2010. The loan is guaranteed by the Tianjin Haitai Investment Guarantee Co., Ltd. with a guarantee fee of $21,942 (RMB150,000) and was amortized in 12 months.

On July 3, 2009, the Company entered into two loan agreements with Rural Corporative Bank of Tianjin for $1,097,117 (RMB7,500,000) each with a total of $2,194,234 (RMB15,000,000). The annual interest rate is 6.4% and was due and repaid on May 21, 2010. The loan is guaranteed by the Tianjin Haitai Investment Guarantee Co., Ltd with a guarantee fee of $21,942 (RMB150,000) and was amortized in 12 months.

On December 14, 2009, the Company entered into two loan agreements with Shanghai Pudong Development Bank for $292,565 (RMB2,000,000) and $1,170,258 (RMB8,000,000) with a total of $1,462,823 (RMB10,000,000). The annual interest rate is 6.4% and is due on December 14, 2010. The loan is guaranteed by the Tianjin Haitai Investment Guarantee Co., Ltd. with a guarantee fee of $14,570 (RMB99,600) and was amortized in 12 months.

On December 25, 2009, the Company entered into a loan agreement with China Development Bank for $1,462,822 (RMB10,000,000). The annual interest rate is 5.8% and is due on December 24, 2010. The loan is guaranteed by the Tianjin Haitai Investment Guarantee Co., Ltd.

10. Due to Related Parties

	March 31,	October 31,	October 31,
	2010	2009	2008

Li Liu, a director of the Company, officer and principal shareholder	$3,394,534	$3,393,542	$977,950

Other shareholders	1,918,267	1,917,930	-

	$5,312,801	$5,311,472	$977,950

The amount due to Li Liu and other shareholders are unsecured with no stated interest or repayment terms.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

11. Long-Term Loans

As of March 31, 2010 and October 31, 2009, the Company has the following long-term loans:

	March 31,	October 31,	October 31,
	2010	2009	2008

Installment loan GMAC-SAIC Automotive Finance Company Limited, interest at 7.33% per annum, monthly principal and interest payment of $322 from July 15, 2005 to June 17, 2009	$-	$-	2,295
Installment loan from Daimler-Chrysler Automotive Finance Ltd, interest at 7.83% per annum, monthly principal and interest payment of $2,484 from September 30, 2007 to September 30, 2009	$-	$-	31,794
Convertible notes in principal amounts of $1,300,000, less debt discount of $365,886, interest at 8% per annum, due December 2009. These notes were either paid off or converted into common stock in December 2009 (Note 14)	$-	$1,227,459	839,558
Installment loan from Daimler-Chrysler Automotive Finance Ltd, interest free, monthly principal and interest payment of $3,402 from February 5, 2010 to August 5, 2011	57,832	-	-
	57,832	1,227,459	873,647
Less: current portion	(40,823)	(1,227,459)	(34,089)
Long-term loans, net of current portion	$17,009	$-	$839,558

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

11. Long-Term Loans - Continued

The convertible notes payable, net of debt discount consists of the following as of March 31, 2010 and October 31, 2009:

	March 31,	October 31,	October 31,
	2010	2009	2008

Convertible notes payable	$-	$1,300,000	$1,300,000
Less: Debt discount - Series A Warrants	-	(280,726)	(280,726)
Less: Debt discount - beneficial conversion feature	-	(304,800)	(304,800)
Accretion of debt discount - warrants and beneficial conversion feature	-	512,985	125,084
Convertible notes payable, net	$-	$1,227,459	$839,558

Accrued interest on the convertible notes payable as of March 31, 2010 was $0 and interest expense on the convertible notes for the five months ended March 31, 2010 was $9,829. These notes have been converted into common shares on December 6, 2009 (Note 14).

Accrued interest on the convertible notes payable as of October 31, 2009 was $146,170 and interest expense on the convertible notes for the year ended October 31, 2009 was $104,001

Accrued interest on the convertible notes payable as of October 31, 2008 and interest expense for the year ended October 31, 2008 was $42,179.

12. Income and Other Tax Payables

Income and other tax payables consist of the following:

	March 31,	October 31,	October 31,
	2010	2009	2008

Income tax payable	$17,585	$207,510	$65,075
Value added tax payable	1,295,321	1,320,149	1,157,293
Individual income withholding tax payable	316	680	-
Other tax payables	24,972	40,577	23,843
	$1,338,194	$1,568,916	$1,246,211

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

13. Income Tax

The enterprise income tax is reported on a separate entity basis.

United States

The Company was incorporated in Delaware and is subject to United States of America tax law. No provisions for income taxes have been made as the Company has a taxable loss for the five months ended March 31, 2010. No tax benefit has been realized since a valuation allowance has offset the deferred tax asset.

BVI

Charleston was organized in the British Virgin Islands and is not subject to income taxes under the current laws of the British Virgin Islands.

PRC

Tianjin Yayi, Weinan Milkgoat, Fuping Milkgoat and Shaanxi Milkgoat are subject to PRC income tax. Income tax (benefit) expense for the five months ended March 31, 2010 and 2009 were ($68,846) and $869,614, respectively. Income tax expense for the year ended October 31, 2009 and 2008 were $2,201,032 and $1,633,946, respectively.

Effective January 1, 2008, the statutory PRC tax rate is 25%. Therefore, the statutory PRC rate for the five months ended March 31, 2010 and 2009 was 25% for the year ended October 31, 2009 was 25%, and for the year ended October 31, 2008 was 26.3%.

The income tax provision consists of the following:

	Five months ended March 31,		Year ended March 31,
	2010	2009	2009	2008

Current	$(155,700)	$1,090,628	$2,189,207	$1,643,348
Deferred - current	(252,646)	(17,514)	(455,475)	(1,728,502)
Deferred - non-current	-	-
Change in valuation allowance	339,500	(203,500)	467,300	1,719,100
	$(68,846)	$869,614	$2,201,032	$1,633,946

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

13. Income Tax - Continued

The following is a reconciliation of the tax derived by applying the PRC Statutory Rate to the earnings before income taxes, and comparing that to the recorded income tax provision (benefit):

	Five months ended March 31			Year ended October 31,
	2010		2009	2009	2008

Tax provision (benefit) at PRC statutory rate	(25.0%	)	25.0%	25.0%	26.3%
Tax exemption	-		-	-	-5.0%
Permanent differences	-		0.1%	1.7%	-
Unrecognized tax benefit of current year losses	1.0%		-	-	-
Parent company's expenses not subject to PRC tax	17.0%		3.5%	2.3%	2.3%

Effective tax rate	(7%	)	28.6%	29.0%	23.6%

The components of the deferred tax assets and deferred tax liability are as follows:

	March 31,	October 31,	October 31
	2010	2009	2008

Deferred tax asset for NOL carryforwards - China	173,000	99,700	55,700
Deferred tax asset for NOL carryforwards - US	1,618,300	1,374,000	1,104,000
Warrant expense	743,200	721,300	568,000
Temporary difference from advertisement	232,236	-	-
Temporary difference from intercompany sales profit	1,259	1,258	-
Temporary difference from allowance for doubtful accounts receivable	19,151	-	9,402
	2,787,146	2,196,258	1,737,102
	-
Valuation allowance	(2,534,500)	(2,195,000)	(1,727,700)
Total deferred tax assets	252,646	1,258	9,402
Allowance for doubtful accounts receivable	-	3,682	-
Total deferred tax liability	-	3,682	-
Net deferred tax assets (liability)	252,646	(2,424)	9,402

Deferred income taxes have been classified in the consolidated balance sheets as of March 31, 2010 and October 31, 2009 as follows:

	March 31,	October 31,	October 31,
	2010	2009	2008

Current assets	$252,646	$-
Current liability	-	(2,424)
Noncurrent assets	-	-	9,402
Net deferred tax assets (liability)	$252,646	$(2,424)	9,402

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

13. Income Tax – Continued

The valuation allowance for deferred tax assets as of March 31, 2010 and October 31, 2009 and 2008 was $2,534,500, $2,195,000 and $1,727,700. The change in total allowance for the five months ended March 31, 2010 and during the years ended October 31, 2009 and 2008 was an increase of $339,500, an increase of $467,300 and an increase of $1,719,100 respectively.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the net operating losses and temporary differences become deductible. Management considered projected future taxable income and tax planning strategies in making this assessment. At March 31, 2010, the Company had net operating loss carry forwards for United States Federal and State income tax purposes of approximately $3,946,670 (the “NOL carry forwards-US”), which were available to offset future US taxable income, if any, through 2029. At March 31, 2010, the Company had net operating loss carry forwards, associated with its subsidiaries Weinan Milkgoat, Fuping Milkgoat and Shaanxi Milkgoat, for PRC income tax purposes of approximately $173,040 (the “NOL carry forwards – China”), which are available to offset future PRC taxable income, if any, until it is fully offset against future taxable income subject to the approval of the Chinese tax authority. Based upon the uncertainty of future US taxable income, the limited operating histories of its subsidiaries, Weinan Milkgoat, Fuping Milkgoat, and Shaanxi Milkgoat, and these subsidiaries’ losses incurred to date, management has fully reserved the deferred tax asset associated with the warrant expense and NOL carry forwards for US and PRC income tax purposes.

The company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48(“FIN 48”), “Accounting for Uncertainty in Income Taxes”, (codified in FASB) Accounting Standards Codification (“ASC”) 740), as of January 1, 2007. As a result of the implementation of FIN 48, the Company made a comprehensive review of its portfolio of tax positions in accordance with the recognition standards established by FIN 48. As a result of the implementation of FIN 48, the Company recognized no material adjustments to liabilities or stockholders’ equity. The company did not recognize any interest or penalties related to unrecognized tax benefits in year March 31, 2010 and October 31, 2009. The company had no uncertain positions that would necessitate recording of tax related liability. The company is subject to examination by the respective tax authorities.

14. Merger and Offering

Series B Warrants

On June 6, 2008, in consideration for introducing Ardmore to Tianjin Yayi, Ardmore issued to Grand Orient Fortune Investment Ltd., a British Virgin Islands limited liability company and its designees (collectively, “Grand Orient”) an aggregate of 2,000,000 shares of the Company common stock, valued at $2,200,000 (based on the stock price on June 6, 2008, the date of issuance) and Series B Warrants to acquire 2,148,148 shares of Ardmore’s common stock at an exercise price of $1.08 per share, valued at $1,144,743, fair value. The Company used the Black-Scholes option pricing model to calculate the grant-date fair value of the warrant with the following assumptions: no dividend yield, expected volatility of 70.31%, and a risk-free interest rate of 2.73%. In determining volatility of the Company’s warrant, the Company used the average volatility of the Company’s stock. These warrants are considered to be indexed to the Company’s own stock accordance with Emerging Issue Task Force (“EITF”) No. 01-6. These warrants are exercisable on a cashless basis and may be exercised through June 2011. The exercise price of these warrants and the number of shares issuable upon their exercise is subject to adjustment upon the occurrence of specified events. Grand Orient was granted piggyback registration rights with respect to these shares and the shares of common stock issuable upon exercise of the Series B Warrants. The fair value of the common stock and Series B Warrants was expensed as merger costs.

Cancellation of shares and Issuance of Series C Warrants

In connection with this merger, on June 6, 2008, Ardmore entered into an indemnification agreement with Tryant, LLC, pursuant to which Tryant agreed to the cancellation of 325,198 shares of common stock it owned and agreed to, among other things, indemnify Ardmore for one year for breaches of representations and warranties in the merger agreement. In exchange, Ardmore (i) paid Tryant an aggregate of $200,000 (excluding $50,000 that had been previously paid by Charleston and expensed in merger costs), (ii) issued Tryant a note in principal amount of $250,000 (which matured and was paid in August 2008), and (iii) issued Tryant and its designees, Series C Warrants, exercisable on a cashless basis to acquire through June 2011, an aggregate of 185,185 shares of Ardmore common stock at an exercise price of $1.35 per share, valued at $86,367, fair value. The exercise price and number of shares issuable upon exercise of these warrants is subject to specified anti-dilution adjustments. Tryant and its designees were granted piggyback rights with respect to the shares of the Company’s common stock it owned prior to these transactions and the shares issuable upon exercise of these Series C Warrants. This transaction in the total amount of $536,367 is reflected as cancellation of common stock.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

14. Merger and Offering – Continued

Convertible Promissory Note and Issuance of Series A Warrants

Contemporaneously with, and as a condition to, the completion of the merger, Ardmore issued 52 units for an aggregate purchase price of $1,300,000. Each unit consisted of: (i) an 8% convertible promissory note in principal amount of $25,000 and (ii) Ardmore’s Series A Warrants. Interest on these notes is payable at maturity, the notes mature in December 2009, are unsecured and are convertible, at the holder’s option, into the Company common stock at a conversion price of $1.08. The Series A Warrants included in each unit are exercisable (under specified circumstances, on a cashless basis) through June 2011 (subject to extension if, under specified circumstances, the underlying shares are not registered for resale) to acquire 11,575 shares of Ardmore’s common stock at an exercise price equal to the lesser of $1.35 and the Next Round Value. The term “Next Round Value” means the per share dollar value of the securities issued by Ardmore in the first private placement that is effected after the merger, such dollar value to be equal to a fraction, the numerator of which is the aggregate purchase price of the securities sold in such private placement and the denominator of which is the number of shares of common stock (including and after giving effect to the shares of common stock issuable upon exercise or conversion of the securities issued or issuable in such private placement, determined as of the date of the first closing of such private placement), issued in such private placement. The convertible notes and Series A Warrants provide for anti-dilution adjustments upon the occurrence of specified events.

The Series A Warrants that were issued with the convertible notes gave the holders the right to purchase an aggregate of 601,900 shares of Ardmore’s common stock. These warrants were valued at $280,726, fair value, and in accordance with EITF No. 00-19, the warrants were classified as equity. The fair value was based on the Black Scholes. In determining volatility of the Company’s warrant, the Company used the average volatility of the Company’s stock. The value of these warrants was recorded as a discount on the convertible notes. The conversion option is deemed to be an embedded derivative which is classified as equity under EITF 00-19. The intrinsic value of this embedded derivative is $304,800 and is recorded as a discount on the convertible notes. The original face amount of the convertible notes of $1,300,000 was reduced by the value of the warrants issued ($280,726) and the intrinsic value of the embedded derivative ($304,800), resulting in an initial carrying value of $714,474.

The convertible notes are being accreted to their maturity value of $1,300,000 using the interest method and an effective monthly rate of 5.22%. The discount on the convertible notes was fully accreted on December 6, 2009.

On December 6, 2009, $1,250,000 of the convertible notes plus accrued interest of $150,000 were converted to 1,296,274 shares of common stock. $50,000 of the convertible notes plus accrued interest of $6,000 were paid off in cash on maturity date. (Note11)

Pursuant to a registration rights agreement with the purchasers of these units, Ardmore agreed to register the resale of the shares of common stock underlying the notes and Series A Warrants. Generally, if Ardmore fails, subject to specified exceptions, to comply with certain of its obligations under this agreement, Ardmore may be required to pay the investors, as of the date of such failure and each monthly anniversary of such failure, partial liquidated damages equal to 1.5% of the purchase price paid by them for any unregistered securities held by them that are required to be registered; provided, however , that (i) Ardmore will not be liable for liquidated damages in excess of 1.5% of the aggregate purchase price in any 30 day period and (ii) the maximum amount payable to each purchaser shall not exceed 20% of their purchase price. Ardmore did not file a registration statement by July 21, 2008, as required by the agreement. On November 24, 2009, the Company and Investors entered into a Settlement Agreement (the "Settlement Agreement") to settle the Company’s obligations under the promissory notes, the Series A Warrants and the Registration Rights Agreement.

As of March 31,2010, cashless exercise of 17,363 of series A Warrants were converted to 13,022 shares of common stock.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

14. Merger and Offering – Continued

Settlement of Registration Rights Agreement

On November 24, 2009, the Company and Investors entered into a Settlement Agreement (the "Settlement Agreement") to settle the Company’s obligations under the aforementioned Registration Rights Agreement for failure to file a registration statement in accordance with the terms of the Registration Rights Agreement. Pursuant to the Settlement Agreement, each Investor is entitled to convert the entire principal amount of and accrued interest on all of the Notes it holds into the Company’s common stock at a conversion price of $1.08 per share. In addition, the Company adjusted the Series A and Series D warrant exercise price to $0.98 per share. In December 2009, the Company paid to the Investors liquidated damages in the aggregate amount equal to $140,000, which was accrued as of October 31, 2009, through Wellfleet Partners, Inc., the representative of the Investors for pro rata distribution to the Investors. The fair value of the reduction in Series A and Series D warrant exercise price totaled $88,500 was recorded as a penalty for the five months ended March 31, 2010.

Upon making such payment, the Registration Rights Agreement, as between the Company and each Investor, terminated and all obligations of the Company thereunder are discharged and all claims against the Company arising there from are released.

Series D Warrants and Placement Agent Fee

Ardmore paid the placement agent an aggregate of approximately $104,000 in commissions and approximately $21,000 for expenses for its services in the offering. Ardmore also issued the placement agent and its designees Series D Warrants (which generally have the same terms as the Series A Warrants) to acquire an aggregate of 144,448 shares of common stock. The Series D Warrants were valued at $67,368, fair value. Of the total placement agent expense of $192,368, $150,082 was allocated to debt issuance costs and the remaining $41,540 of advisory cost was recorded as an expense. The debt issuance costs are amortized by the interest method over the term of the convertible notes.

For the five months ended March 31, 2010 and 2009, amortization of debt issuance costs and accretion of debt discount from the warrants and embedded derivatives issued in respect of the merger on June 6, 2008 (“merger”) totaled $91,227 and $118,913, respectively.

For the years ended October 31, 2009 and 2008, amortization of debt issuance costs and accretion of debt discount from the warrants and embedded derivatives issued in respect of the merger on June 6, 2008 (“merger”) totaled $487,821 and $157,304, respectively.

Each series of warrants issued in respect of the merger were valued using a Black-Scholes model. The following assumptions were used to calculate the fair value of Series B,C,E warrants: dividend yield of 0%, expected volatility of 70.31%, risk-free interest rate of 2.73%, expected life of 3 years, and stock price of $1.10 per share with exercise price of $1.08 -$1.35 per share. Assumptions were used to calculate the fair value of Series A and D warrants: dividend yield of 0%, expected volatility of 100%, risk-free interest rate of 0.73%, expected life of 1.5 years, and stock price of $1.4 per share with exercise price of $0.98 per share.

The Company modified the Series A and Series D warrant exercise price to $0.98 per share as a result of the aforementioned settlement of the registration rights agreement. Additional expenses of $71,400 and $17,100, respectively, were recorded as a result of the reduction in Series A and Series D warrant exercise price.

As of March 31, 2010, cashless exercise of 110,000 warrants were converted to 78,432 shares of common stock.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

14. Merger and Offering – Continued

The following table summarizes all of the Company’s warrant outstanding as of March 31, 2010.

	Shares outstanding	Fair Value

Warrants outstanding respect of the merger:
Series A Warrants	584,537	459,388
Series B Warrants	2,148,148	1,144,743
Series C Warrants	185,185	86,367
Series D Warrants	34,448	27,073
	2,952,318	1,717,571
Warrants outstanding for extension of maturity date of loan from Allied Merit:
Series E Warrants	250,000	233,547
	3,202,318	1,951,118

			Exercise
			Price
			per
	Option	Vested	Common
	Shares	Shares	Stock
			Range

Balance, October 31, 2007	-	-	-
Granted or vested during the year ended October 31, 2008	3,329,681	3,329,681	$1.08 - $1.15

Balance October 31, 2008	3,329,681	3,329,681	$1.08 - $1.15
Granted or vested during the year ended October 31, 2009	-	-	-
Balance, October 31, 2009	3,329,681	3,329,681	$1.08-$1.35
Granted or vested during the 5 months ended March 31, 2010	-	-	-
Exercised during the 5 months ended March 31, 2010	(127,363)	(127,363)	$0.98
Expired during the 5 months ended March 31, 2010	-	-	-
Balance, March 31, 2010	3,202,318	3,202,318	$0.98-$1.35

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

14. Merger and Offering – Continued

The following table summarizes the weighted average remaining contractual life and exercise price of the Company’s outstanding warrants.

Warrants Outstanding
Weighted Average
	Number Outstanding	Weighted Average	Exercise Price of
Range of	Currently Exercisable	Remaining	Warrants
Exercise Prices	at March 31, 2010	Contractual Life (Years)	Currently Exercisable

$0.98-1.35	3,202,318	1.19	$1.08

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

15. Commitments and Contingencies

Operating Leases

In the normal course of business, the Company leases office space and factory under operating leases agreements, which expire through 2029. The Company rents office space, primarily for regional sales administration offices, in commercial office complexes that are conducive to administrative operations. The operating leases agreements generally contain renewal options that may be exercised in the Company's discretion after the completion of the base rental terms. In addition, many of the leases provide for regular increases to the base rental rate at specified intervals, which usually occur on an annual basis.

As of March 31, 2010, the Company was obligated under operating leases requiring minimum rentals as follows:

2011	81,918
2012	81,918
2013	84,356
2014	84,844
2015	84,844
Thereafter	98,984
$516,864

For the five months ended March 31, 2010 and 2009, rent expense amounted to $111,058 and $80,056 respectively.

For the years ended October 31, 2009 and 2008, rent expense amounted to $213,914 and $221,989 respectively.

Purchase of Office Building

On January 15, 2007, the Company signed a sales and purchase agreement with Tianjin Mengyang to buy a four-story office building of an approximate construction area of 7,800 square meters situated at Jinghai Industrial Park for a total consideration of $ 4,335,806 (equivalent to RMB29,640,000). Tianjin Mengyang is responsible for renovation of the building. As of July 31, 2009, the Company had advanced a total of $4,179,284 (equivalent to RMB 28,570,000) to Tianjin Mengyang in connection with this agreement. There is a 3% penalty payable to Tianjin Mengyang for funds not paid by the Company according to schedule and a 3% penalty payable to the Company by Tianjin Mengyang on the uncompleted portion of the total consideration if the project is not completed and handed over to the Company for use by September 30, 2008. Due to the 2008 Beijing Olympics, the Tianjin city government temporarily discontinued all existing construction projects; therefore, the estimated completion date of project has been postponed to December 31, 2009. It was agreed between both parties in a supplementary agreement signed on October 12, 2008 that no penalty would be charged to each other for this delay. Due to the freezing weather, the estimated completion date is further delayed to September 2010. 50% of the remaining balance, $78,261 (RMB535,000) is due upon receiving the certificate of house property.

The Company also advanced $342,300 (equivalent to RMB2,340,000) to Tianjin Mengyang for interior renovation of the building. The remaining $342,300 is to be paid upon inspection of the completed renovation project. If the remaining balance is not paid upon completion of the project, Tianjin Mengyang will accrue interest on the remaining balance at the PRC prime interbank rate of 6.03% per annum for a 3 month loan.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

15. Commitments and Contingencies – Continued

Purchase of Factory & Warehouse

On January 15, 2007, the Company signed a factory and warehouse leasing agreement with Tianjin Mengyang to rent a total gross area of 30,165 square meters for an annual rent of $1,288,480 (RMB8,808,180) for 21 years from September 1, 2008 to August 31, 2029. A half-year deposit of $644,227 (RMB4,404,000) was paid as of April 30, 2008. The property is to be located in Jinghai Industrial Park and Tianjin Mengyang is responsible for its construction.

On September 26, 2008, the Company signed a new factory transfer agreement with Tianjin Mengyang that cancelled the factory and warehouse leasing agreement signed on January 15, 2007. The new agreement is to purchase three warehouses and a factory of an approximate construction area of 30,165 square meters situated at Jinghai Economic Park for a total consideration of $13,237,811 (RMB90,495,000). The rental deposit of $644,227 (RMB4,404,000), paid with respect to the factory and warehouse leasing agreement signed on January 15, 2007, was used to partially offset the total consideration. As of December 31, 2008, the Company paid a total of $6,495,516 (RMB44,404,000) after including the amount of $644,227 (RMB4,404,000) paid originally as deposit for lease.

On January 20, 2009, the Company signed a supplemental agreement with Tianjin Mengyang to postpone the construction completion date to December 31, 2009. Under this supplement agreement, a monthly payment of $438,847 (RMB3,000,000) is due at the end of each month from January 2009 to November 2009, totaling $4,827,314 (RMB33,000,000). Total payment made as of March 31, 2010 totaled $11,042,042 (RMB75,484,500). $877,694 (RMB6,000,000) of the payment was paid via an offset with the short term loan due from Tianjin Mengyang. The remaining balance of $2,195,770 (RMB15,010,500) is scheduled to be paid progressively from July 2010.

On June 12, 2009, the Company signed a supplemental agreement with Tianjin Mengyang which the remaining balance for purchase of office building, factory and warehouse is $4,704,584 (RMB32,161,000). As of March 31, 2010, 50% of this remaining balance, $2,352,292 (RMB16,080,500) has been paid on the completion of the main framework of the construction. 25% of the remaining balance, $1,176,146 (RMB8,040,250) is due upon satisfactory inspection of the construction and transfer of title (on or before July 31, 2010). The remaining 25% of the balance, $1,176,146 (RMB8,040,250) is due upon receiving the certificate of ownership (on or before September 2010).

The Company received the main body construction verification report. The total verified area of the office building, factory and warehouse is 39,142 square meters which is 1,177 square meters more than the area stated in the supplemental agreement (37,965 square meters). According to the supplemental agreement, the Company committed to pay more on the additional area built. This resulted in an increase in the costs by $419,486 (RMB2,867,650).

Purchase of Machinery & Equipment

During the year ended March 31, 2010, the Company signed two contracts for purchasing machinery and equipment to expand its goat milk powder production lines and liquid goat milk production line, with the total amount of $$3,415,544 (RMB23,349,000). $1,858,121 (RMB12,702,300) has been paid as of March 31, 2010. The remaining balance of $1,557,423 (RMB10,646,700) will be paid progressively. The machinery and equipment is expected to be delivered and inspected by August 2010 and final payment of 5% is to be paid within 6 months after approval of final inspection of equipment received.

Since the period ended March 31, 2010, the Company has adopted a new marketing strategy and will not produce the liquid goat milk within three years. Now the Company is negotiating with one of its liquid goat milk equipment suppliers to terminate one of the contracts for purchasing machinery and equipment. As of March 31, 2010, this equipment supplier has delivered machinery and equipment to the Company amounting to $248,680 (RMB1,700,000), and the Company has advanced $770,834 (RMB5,269,500) to the supplier for equipment purchase. The Company has negotiated with this supplier regarding termination of the contract and transferring the $770,834 to the Company’s other construction project. The Company is still in negotiation stage with the supplier for the potential compensation with approximately 1% of the $770,834 (RMB5,269,500) advance to the supplier, which is approximately $7,708 (RMB52,695).

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

15. Commitments and Contingencies – Continued

Construction in progress of goat farm facilities

As of March 31, 2010 the Company has agreements with two construction companies, Zhuangli Construction Team (“Zhuangli”) and Fupin County Qinzheng Construction Engineering Corporation (“Qinzheng”) for the construction of farm facilities with the total amount of $2,524,831 (RMB17,260,000). On September 2009, the company signed an supplementary agreement with Qinzheng for reducing the total amount of costs by $277,936 (RMB1,900,000) due to the changes of construction location. As of March 31, 2010, Qinzheng refunded $277,936 (RMB1,900,000) to the Company, and the Company has paid $1,749,828 (RMB11,962,000) to these two construction. The remaining balance of $497,067 (RMB3,398,000) will be paid progressively from September 2010. The final payment of 25% of Zhuangli is due one year after the construction is approved and accepted. The remaining balance for the construction by Qinzheng will be paid progressively and final payment of 10% is due one year after the construction is approved and accepted. Due to the changes of some construction location, the completion date was postponed to October 2010.

The Company signed an agreement with Zhuangli for the construction of goat milking stations with the total amount of $482,731 (RMB3,300,000). $459,326 (RMB3,140,000) has been paid as of March 31, 2010. The remaining balance of $23,405 (RMB160,000) is due one year after the construction is approved and accepted. Due to the low milk production season, the Company decided to postpone the date for installing equipment to October 2010.

Purchase of Raw Material

The Company has written agreements with 18 village committees for the purchase of goat milk and goat placenta to ensure the steady supply of its raw material.

The details of agreements are listed as follows and the Company is obligated under the purchase agreement requiring minimum purchases as follows:

Tons
2010	1,456
2011	2,184
2012	3,280
2013	3,608
2014	3,969
Thereafter	-

14,497

The price for the goat milk and goat placenta is determined by the market. As of March 31, 2010, the market price for the goat milk and goat placenta is $483 per ton (equivalent to RMB3,300 per ton).

Purchase of Goat Milk Powder

In August 2009, the Company entered into contracts with 3 suppliers for purchase of a total of 420 ton goat milk powder. Total purchase commitment is $1,437,662 (RMB9,828,000). As of March 31, 2010, the Company has prepaid $575,065 (RMB3,931,200) of the contract amount in which $308,070 (RMB2,106,000) of powder was received during the 5 months ended March 31, 2010; the remaining contract amount of $862,597 (RMB5,896,800) will be paid upon delivery of the goat milk powder.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

15. Commitments and Contingencies – Continued

Land Use Rights Agreement

On July 25, 2008, the Company entered into an agreement with the Government of the Linwei District of Weinan City (“Government”) pursuant to which the Company is to build a 30,000 square meter goat milk processing facility in one of the Government’s industrial parks. The construction project is estimated to cost approximately $19,016,691 (RMB130,000,000), which includes fixed assets investment of approximately $11,702,579 (RMB80,000,000) and working capital of approximately $7,314,112 (RMB50,000,000). In connection with this agreement, the Government will transfer land use rights of approximately 67,000 square meter to the Company for 50 years for approximately $994,719 (RMB6,800,000). Pursuant to a supplemental agreement entered into on September 16, 2008 with the Government, the Company is required to commence construction within six months of the date of the supplemental agreement. Subsequent to January 31, 2009, the Company reached an oral agreement with the Government to extend the commencement date of the construction to no later than May 31, 2009. As of October 31, 2009, the Company has obtained the related approval documents from the Government to begin construction. In accordance with the supplemental agreement, the Company paid $146,282 (RMB1,000,000) for part of the consideration of the land use rights. According to the land surveying from Government, the remaining balance has been revised from $848,437 (RMB5,800,000) to $796,090 (RMB5,442,150) and the remaining balance has been paid on November 24, 2009. The Company has received the certificate on land use right from the local government and the construction has commenced in March 2010. Amortization is provided over estimated useful live of 50 years.

Installation of central system pipelines

On October 28, 2009, Shaanxi Milkgoat entered into a Project Installation Agreement ("Installation Agreement") with Heilongjiang Tianhong Food Equipment Co., Ltd. ("Heilongjiang Tianhong"), which provided for, among others, and install all the process pipelines and the central system pipelines at Shaanxi Milkgoat’s new joint production facility. Pursuant to the Installation Agreement, Shaanxi Milkgoat agreed to pay Heilongjiang Tianhong an aggregate of $1,833,647 (RMB 12,535,000) in five installments for the service that Heilongjiang Tianhong will provide. According to the agreement, 30% of it, $550,094 (RMB3,760,500) is the first installment. $351,077 (RMB2,400,000) has been paid as of October 31, 2009 and the rest of the first installment, $199,017 (RMB1,360,500) was paid on November 30, 2009. 30% of it, $550,094 (RMB3,760,500) is expected to be paid within seven days after the beginning of installation, 10% of it, $183,365 (RMB1,253,500) is expected to be paid within ten days after completion of installation, 25% of it $458,412 (RMB3,133,750) is expected to be paid in within ten days after inspection of installation and the rest of 5%, $91,682 (RMB626,750) is expected to be paid one year after the inspection of installation. Heilongjiang Tianhong agreed to complete the installation within 90 days after Shaanxi Milkgoat provides to Heilongjiang Tianhong an appropriate construction site for the installation according to the Installation Agreement. The installation is estimated to be completed on August 2010.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

16. Concentrations, Risks, and Uncertainties

The Company did not have any customer constituting greater than 10% of net sales for the five months ended March 31, 2010 and 2009.

The Company has not experienced any significant difficulty in collecting its accounts receivable in the past and is not aware of any financial difficulties being experienced by its major customers.

The Company has the following concentrations of business with suppliers constituting greater than 10% of the Company’s purchasing volume for the five months ended March 31, 2010 and 2009:

	Five months ended
	March 31,
	2010	2009

Lintong Hongxing Dairy Co., Ltd.	*	*
CPMC Holding (Tianjin) Limited	15.4%	*
Pacific Dairy Ingredients (Shanghai) Co., Ltd.	*	*

* Constitute less than 10% of the Company's purchasing volume.

As at March 31, 2010, amount due to CPMC Holding (Tianjin) Limited included in accounts payable was approximately $16,122.

17. Operating Risk

Interest rate risk

The interest rates and terms of repayment of bank and other borrowings are disclosed in Note 8 and Note 10. Other financial assets and liabilities do not have material interest rate risk.

Foreign currency risk

Most of the transactions of the Company were settled in Renminbi and U.S. dollars. In the opinion of the directors, the Company does not have significant foreign currency risk exposure.

Company’s operations are substantially in foreign countries

Substantially all of the Company’s products are processed in China. The Company’s operations are subject to various political, economic, and other risks and uncertainties inherent in China. Among other risks, the Company’s operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

18. Earnings Per Share

Basic earnings per share are computed on the basis of the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the if-converted method for the convertible notes and the treasury stock method for warrants. The following table sets forth the computation of basic and diluted net income per share:

	Five months ended		Years ended
	March 31,		October 31,
	2010	2009	2009	2008

Net (loss) income available for common shareholders - basic	$(942,052)	$2,175,164	$5,535,981	$1,825,217
Less: write-off of total debt discount on convertible debt since unamortized debt discount is written-off upon conversion	-	(167,578)		(585,526)
Less: write-off of total deferred financing costs on convertible debt since unamortized financing costs are written-off upon conversion	-	(43,167)		(150,827)
Add: Interest expense on convertible note	-	43,025		199,475
Net (loss) income available for common shareholders - diluted	$(942,052)	$2,007,444	$5,535,981	$1,288,339
Weighted average outstanding shares of common stock	26,017,835	25,000,000	25,000,000	23,402,329
Dilutive effect of warrants	-	-		553,923
Dilutive effect of convertible notes	-	-		484,779
Diluted weighted average outstanding shares	26,017,835	25,000,000	25,000,000	24,441,031

Earnings per share:
Basic	(0.04)	0.09	0.22	0.08

Diluted	(0.04)	0.09	0.22	0.05

The Company reported a net loss for the five months ended March 31, 2010, common stock equivalents including convertible preferred stock and warrants were anti-dilutive; therefore, the amounts reported for basic and diluted loss per share are the same.

For the five months ended March 31, 2009, common stock equivalents including convertible preferred stock, convertible notes and warrants were anti-dilutive; therefore the amounts reported for basic and dilutive earning per share were the same.

For the year ended October 31, 2009, common stock equivalents including convertible preferred stock, convertible notes and warrants were anti-dilutive; therefore the amounts reported for basic and dilutive earning per share were the same.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

19. Series A Redeemable Preferred Stock

Series A Redeemable Convertible Preferred Stock

On June 18, 2009, the Company entered into a series A preferred stock purchase agreement (the “Stock Purchase Agreement”) where it issued and sold to an accredited investor, SAIF Partners III L.P. (“SAIF”) 1,530,612 shares of the Company’s Series A Preferred Stock, par value $0.001 per share (the “Series A Redeemable Convertible Preferred Stock”) at a price per share of $9.80 for an aggregate purchase price of $15.0 million (the “Private Placement”). The Series A Redeemable Convertible Preferred Stock is convertible into the Company’s common stock, at the option of the holder at any time, at an initial conversion price at $0.98 per share, which conversion price is subject to stock split, recapitalization and other anti-dilution protection, as well as adjustments based on the Company’s financial performance.

In connection with the Private Placement, the Company filed a Certificate of Designation of Series A Redeemable Convertible Preferred Stock with the Secretary of State of the State of Delaware (the “Certificate”) on June 16, 2009, which became effective upon filing. Pursuant to the Certificate, there are 1,530,612 shares of Series A Redeemable Convertible Preferred Stock authorized.

Dividends and Liquidation Rights

The holders of the Series A Redeemable Convertible Preferred Stock are entitled to receive non-cumulative dividends prior and in preference to any declaration or payment of dividend on the Company’s common stock, at the rate of 10% of US$9.80 per share per annum, when, as and if declared by the Board. In the event of the Company’s Liquidation Event, as defined in the Certificate, the holders of the Series A Redeemable Convertible Preferred Stock will be entitled to receive, prior to any distribution to holders of the common stock, an amount per share equal to the sum of (i) $9.80 plus an annualized internal rate of return of 15% for the period from the issuance date of the Series A Redeemable Convertible Preferred Stock to the date when the full payment is made and (ii) an amount equal to all declared but unpaid dividends for each outstanding share of Series A Redeemable Convertible Preferred Stock, subject to stock split, stock dividend, recapitalization or other similar events as provided for in the Certificate.

Voting Rights

The holders of Series A Redeemable Convertible Preferred Stock have the right to one vote for each share of the Company’s common stock into which a share of Series A Redeemable Convertible Preferred Stock could then be converted. The holders of Series A Redeemable Convertible Preferred Stock have full voting rights and powers equal to the voting rights and powers of the holders of the Company’s common stock, and are entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company and to vote, together with the holders of the Company’s common stock as a single class, with respect to any matter upon which holders of the Company’s common stock have the right to vote. In addition, as long as there are at least 15,306 shares of Series A Redeemable Convertible Preferred Stock outstanding, the Company may not, without the approval of the holders of at least two-thirds of the then outstanding shares of Series A Redeemable Convertible Preferred Stock voting together as a single class or the approval from at least one director elected by the holders of shares of Series A Redeemable Convertible Preferred Stock, take certain material corporate actions as provided for in the Certificate.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

19. Series A Redeemable Preferred Stock - Continued

Redemption

At any time and from time to time after June 30, 2012, the holders of not less than a majority of the then outstanding Series A Redeemable Convertible Preferred Stock have the right to request the Company to redeem all of the then outstanding shares of Series A Redeemable Convertible Preferred Stock in cash, if the following qualified events has not occurred: (i) the Company’s shares of common stock or American Depository Shares representing shares of the common stock are listed on the New York Stock Exchange or the NASDAQ Global Market, and (ii) the closing market price of such listing securities represents a price of no less than $4.25 per share of common stock, subject to adjustment, in any consecutive 30-trading-day period. The per share redemption amount is equal to the sum of (i) the purchase price of $9.8 per share plus an internal rate of return of 25% for the period from the issuance date of the Series A Redeemable Convertible Preferred Stock to the redemption date, and (ii) an amount equal to all declared but unpaid dividends for each outstanding share of Series A Redeemable Convertible Preferred Stock. As of March 31, 2010, the aggregate redemption amount is $17,938,353 (1,530,612 shares x $9.8 x (1+25% / 365 days x 286 days)).

The Series A Redeemable Convertible Preferred Stock is not redeemable currently and it is not probable that it will become redeemable; therefore subsequent adjustment to the Series A Redeemable Convertible Preferred Stock’s redemption amount is not necessary until it is probable that the Series A Redeemable Convertible Preferred Stock will become redeemable. Based on management’s future projection of earnings per share and considering P/E ratio of similar companies in the dairy industry, management believes it is probable that the Company will be able to maintain a closing market price of no less than $4.25 per share of common stock for 30 consecutive trading days. In addition, the Company is currently working on complying with the NASDAQ listing requirements. The Company believes it is probable that the qualified events, as defined above, will occur. As such, it is not probable that the Series A Redeemable Convertible Preferred Stock will become redeemable and hence no accretion to redemption value was made.

In accordance with FASB’s accounting standard, the Series A Redeemable Convertible Preferred Stock is classified outside of permanent equity because the occurrence of the qualified events are not solely within the control of the Company. In accordance with FASB’s accounting standard, the issuance costs of $735,129 are netted against the Private Placement of the Series A Redeemable Convertible Preferred Stock.

20. Dividend Payable

On June 12, 2009, the former natural shareholders of Tianjin Yayi before Charleston acquired their interests on January 15, 2008 (“natural shareholders”), entered into a restructuring agreement whereby the natural shareholders, upon receipt of $4,461,608 (RMB30,500,000) of dividend payable from Charleston, will give an interest-free loan of the same amount to Tianjin Yayi.

The entire amount of dividend has been paid and lent to Tianjin Yayi by the natural shareholders. The amount owing to the natural shareholders who are also shareholders of the Company is included in due to related parties in the balance sheet (Note 10).

In connection with the restructuring agreement, the natural shareholders also agree to reinvest the money received of $4,461,608 (RMB30,500,000) in a subsidiary of Yayi International which will be confirmed as the Company works through relevant regulatory approval process.

As the first private placement subsequent to the date of the restructuring agreement has occurred, as of March 31, 2010, the restructuring process has been initiated.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIVE MONTHS ENDED MARCH 31, 2010 AND 2009

21. Subsequent Event

Entry into a material definitive agreement

On April 30, 2010, the Company entered into a loan agreement with SAIF Partners III L.P. (“SAIF Partners”), pursuant to which the Company borrowed $3 million from SAIF Partners with an interest rate of twelve percent (12%) per annum. SAIF Partners currently owns 1,530,612 shares of the Company’s Series A Preferred Stock with par value $0.001 per share (the “Series A Preferred Stock”), which constitute all of the issued and outstanding Series A Preferred Stock of the Company. To secure repayment by the Company of the Loan, the Company’s major shareholder, Global Rock Stone Industrial Ltd (“Global Rock”) executed in favor of SAIF Partners a stock pledge agreement, pursuant to which Global Rock pledged 13,024,725 shares of common stock of the Company as security for the obligations of the Company under the Loan Agreement.

Adoption of Employee Stock Ownership Plan

On May 31, 2010, the Company adopted 2010 Employee Stock Option and Stock Award Plan (the “Plan”). Up to 2,359,974 shares of common stock of the Company, par value $0.001 per share may be issued under the Plan. This permits the grant of Nonqualified Stock Options, Restricted Stock, and Incentive Stock to employees, officers, directors, and consultants of the Company and its subsidiaries. The “Plan” became effective on May 31, 2010 when it was adopted by the Board of Directors but is subject to approval by the stockholders of the Company within twelve months after it.

The Company also entered into separate Yayi International Inc. 2010 Employee Stock Option and Stock Award Plan Award Agreements (the “Option Agreements”) with each of Ms. Jing Chen, the Company's Chief Financial Officer and Mr. Fung Shek, the Company's Vice President and Director. Under the terms of the Option Agreements, the Company agreed to grant a stock option, at an exercise price at $2.25 per share, to each of Ms. Chen and Mr. Shek for the purchase of 250,000 shares of Common Stock and 106,000 shares of Common Stock, respectively. According to the Option Agreements, 25% of the option granted to each of Ms. Chen and Mr. Shek will vest on the first anniversary of the grant date, and the balance will vest in equal quarterly installments over the next three years on the last day of each quarter, subject to Ms. Chen's and Mr. Shek's continuing employment with the Company through these dates.

On May 31, 2010, the company also entered into separate option agreements under the plan with certain non-executive employees, pursuant to which the company granted to these employees options to purchase an aggregate of 842,400 shares of common stock, at an exercise price of $2.25 per share. These options vest in tranches based on the vesting schedule but are contingent upon the performance goals established by the department manager.

These options have been valued at $1,918,059. The company uses the black-scholes option pricing model to calculate the grant-date fair value of the options, with the following assumptions: no dividend yield, expected volatility of 90%, risk free interest rate of 3.31% and expected option life of ten years. The options expire ten years from the date of issuance.

On June 11, 2010, the Company entered into an Option Agreement under the Company’s Plan with Mr. Kenneth Lee. Under the terms of the Option Agreement, the Company granted a stock option, at an exercise price at $0.98 per share, to Mr. Lee for the purchase of 707,992 shares of common stock of the Company. According to the Option Agreement, the Option will fully vest after six months from the grant date. Pursuant to the employment arrangement between Mr. Lee and SAIF, Mr. Lee is deemed to hold such option for the benefit of SAIF.

Employment Agreement with CEO

On June 1, 2010, the Company's indirect, wholly-owned subsidiary, Tianjin Yayi Industrial Co. Ltd. entered into a supplemental employment agreement (the “Employment Agreement”) with Ms. Li Liu, the Company's CEO. The Employment Agreement provides that Ms. Liu's annual compensation will be $75,000 (RMB 510,000). The annual compensation will be paid pro rata monthly.

Entry into 4 loan agreements

On June 3, 2010, the Company entered into 3 loan agreements with Rural Cooperative Bank of Tianjin for $1,170,258 (RMB8,000,000) each. The annual interest rate is 5.8% and is due on June 2, 2011.

On June 3, 2010, the Company entered into a loan agreement with Rural Cooperative Bank of Tianjin for $877,693 (RMB6,000,000) each. The annual interest rate is 5.8% and is due on June 2, 2011.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

FINANCIAL STATEMENTS FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Yayi International Inc.

We have audited the accompanying consolidated balance sheets of Yayi International Inc. (“the Company”) as of October 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for the years then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of October 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/Morison Cogen LLP

Bala Cynwyd, Pennsylvania
February 15, 2010

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	October 31	October 31
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$10,368,213	$891,278
Accounts receivables, net of allowances of $46,259 and $41,050	3,037,667	2,603,078
Other receivable, net of allowances of $9,146 and $29,207	751,775	122,732
Inventories	2,506,310	3,329,776
Prepaid expenses	83,912	39,702
Advances	1,105,089	229,185
Deferred financing cost	18,686	184,846
Total current assets	17,871,652	7,400,597

Property, plant and equipment, net	3,698,981	2,580,385
Construction in progress, net	2,095,904	-
Livestock	107,441	-
Goodwill	278,291	278,787
Deferred financing cost	-	18,686
Advances	17,796,873	9,250,886
Deferred tax asset	-	9,402
Other assets	-	5,627

Total assets	$41,849,142	$19,544,370

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short term loans	$6,468,497	$5,274,996
Accounts payable	1,268,253	1,466,745
Other payable and accrued expenses	1,387,105	212,922
Dividend payable	-	4,468,250
Advance from customers	56,350	3,589
Income and other tax payable	1,568,916	1,246,211
Accrued sales return	166,476	243,774
Deferred tax liability	2,424	-
Long term loans - current portion	1,227,459	34,089

Total current liabilities	12,145,480	12,950,576

Long-term liabilities:
Due to related parties	5,311,472	977,950
Long-term loans	-	839,558

	5,311,472	1,817,508

Total liabilities	17,456,952	14,768,084

Commitments and contingencies (Note 14)	-	-

PREFERRED STOCK, par value $0.001, 10,000,000 shares authorized, Series A 10% non-cumulative redeemable convertible preferred stock, redemption $9.80 per share plus 25% interest from date of issuance to date of redemption, 1,530,612 shares issued and outstanding	14,264,871	-

STOCKHOLDERS' EQUITY

Common stock, par value $0.001, 100,000,000 shares authorized, 25,000,000 shares issued and outstanding	25,000	25,000
Additional paid in capital	3,234,224	3,228,244
Statutory surplus reserve fund	1,142,397	502,438
Retained earning	5,423,895	667,873
Accumulated other comprehensive income	301,803	352,731

Total stockholders’ equity	10,127,319	4,776,286

Total liabilities and stockholders' equity	$41,849,142	$19,544,370

The accompanying notes are an integral part of these consolidated financial statements

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Year ended
	October 31,
	2009	2008

Net sales	$24,845,685	$21,791,268

Cost of goods sold	8,025,009	7,600,454

Gross profit	16,820,676	14,190,814

Operating expenses
Advertising and promotion expense	1,956,512	1,723,569
Salaries	1,606,774	1,333,775
Other selling, general and administrative expenses	3,586,607	2,735,313
Commission	432,642	405,146
Research and development expense	150,101	111,309

	7,732,636	6,309,112

Operating profit	9,088,040	7,881,702

Other income (expenses)
Merger costs	-	(3,456,784)
Interest income	11,993	7,826
Other income	26,522	40,537
Interest expense	(706,750)	(591,707)
Accretion of debt discount and deferred financing cost	(572,747)	(76,460)
Liquidated damages	(140,000)	-
Other expense	(110,045)	(345,951)

Other expense	(1,491,027)	(4,422,539)

Income before income taxes	7,597,013	3,459,163

Income taxes	(2,201,032)	(1,633,946)

Net income	5,395,981	1,825,217

Other comprehensive income
Foreign currency translation adjustment	(50,928)	442,128

Comprehensive income	$5,345,053	$2,267,345

Basic weighted average number of shares outstanding	25,000,000	23,402,329

Basic earnings per share	$0.22	$0.08

Diluted weighted average number of shares outstanding	25,000,000	24,441,031

Diluted earnings per share	$0.22	$0.05

The accompanying notes are an integral part of these consolidated financial statements

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

						Accumulated
	Common stock			Statutory	Retained	Other	Total
	Number of		Additional paid	Surplus	Earnings /	Comprehensive	Stockholders’
	shares	Amount	in capital	Reserve Fund	(Deficit)	Income (Loss)	Equity (Deficit)
					(restated)	(restated)	(restated)
Balance at October 31, 2007 (restated)	22,325,000	$22,325	$3,684,764	$-	$(654,906)	$(89,397)	$2,962,786

Issue of common stock at merger	1,000,198	1,000	(977)	-	-	-	23

Cancellation of common stock	(325,198)	(325)	(536,042)	-	-	-	(536,367)

Issuance of common stock for finder's fee as offering costs	2,000,000	2,000	2,198,000	-	-	-	2,200,000

Issuance of Series A warrants with convertible notes	-	-	280,726	-	-	-	280,726

Issuance of Series B warrants for finder's fee	-	-	1,144,743	-	-	-	1,144,743

Issuance of Series C warrants for cancellation of common stock	-	-	86,367	-	-	-	86,367

Issuance of Series D warrants for placement agent	-	-	67,368	-	-	-	67,368

Issuance of Series E warrants for extension of note payable	-	-	233,547	-	-	-	233,547

Beneficial conversion feature on convertible note	-	-	304,800	-	-	-	304,800

Dividend declared	-	-	(4,235,052)	-	-	-	(4,235,052)

Net income for the year ended October 31, 2008	-	-	-	-	1,825,217	-	1,825,217

Transfer to statutory surplus reserve fund	-	-	-	502,438	(502,438)	-	-

Foreign currency translation	-	-	-	-	-	442,128	442,128

Balance at October 31, 2008	25,000,000	$25,000	$3,228,244	$502,438	$667,873	$352,731	$4,776,286

Capital contribution from shareholder	-	-	5,980	-	-	-	5,980

Net income for the year ended October 31, 2009	-	-	-	-	5,395,981	-	5,395,981
Transfer to statutory surplus reserve fund	-	-	-	639,959	(639,959)	-	-
Foreign currency translation	-	-	-	-	-	(50,928)	(50,928)
Balance at October 31, 2009	25,000,000	$25,000	$3,234,224	$1,142,397	$5,423,895	$301,803	$10,127,319

The accompanying notes are an integral part of these consolidated financial statements

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	October 31,
	2009	2008

Cash flow from operating activities
Net income	$5,395,981	$1,825,217
Adjustments to reconcile net income to net cash provided by operating activities:
Net foreign currency transaction loss	15,743	196,439
Depreciation of property, plant and equipment	348,561	271,000
Depreciation of livestock	6,126	-
Amortization of deferred financing cost	184,846	180,841
Allowance (recovery) of bad debts-Accounts receivable	5,263	(92,193)
Allowance (recovery) of bad debts-Other receivable	(20,078)	(104,438)
Sales return allowance	(77,770)	82,918
Merger costs from issuance of warrants and common stock	-	3,359,291
Accretion of debt discount	387,901	125,084

(Increase) decrease in operating assets, net of effect of acquisition:
Restricted cash	396	728,670
Accounts receivables	(443,691)	40,242
Other receivables	(974,786)	1,050,228
Inventories	816,331	(1,113,093)
Prepaid expenses	(44,199)	(39,677)
Advances	(340,452)	(362,858)
Other assets	(4,078)	-
Deferred tax and current assets	15,888	(8,953)
Increase (decrease) in operating liability, net of effect of acquisition:
Accounts payable	(194,617)	(1,300,891)
Bills payable	-	(688,713)
Advance from customers	52,713	(129,222)
Income and other tax payable	324,290	54,829
Other payable and accrued expenses	1,080,475	(258,167)
Net cash provided by operating activities	6,534,843	3,816,554

Cash flows from investing activities
Purchase of equipment	(1,465,876)	(183,019)
Advance for construction of office building	-	(1,966,551)
Advance for construction of factory and warehouse	(6,462,478)	(2,928,200)
Advance for acquisition of land use rights	(145,940)	-
Advance for purchase of equipment	(2,091,053)	-
Construction in progress	(2,120,196)	-
Cash acquired from Ardmore	-	23
Cash acquired in subsidiary	-	40,504
Purchase of livestock	(114,939)	-
Purchase of subsidiary	-	(621,284)
Net cash used in investing activities	(12,400,482)	(5,658,527)

Cash flows from financing activities
Proceeds from short term loans	6,681,198	5,440,619
Repayment of short term loans	(5,433,460)	(3,619,991)
Repayment of long term loans	(33,999)	(33,141)

Repayment to minority stockholders	-	(1,257)
Net proceeds from private placement	-	1,001,993
Net proceeds from issuance of Series A preferred stock	14,264,871	-
Dividend paid to previous stockholders of Tianjin Yayi	(2,550,504)	-
Capital contribution from shareholders	5,979	-
Due (from) to related parties	2,426,005	(400,850)
Net cash provided by financing activities	15,360,090	2,387,373
Effect of exchange rate changes in cash	(17,516)	89,561
Net increase in cash and cash equivalents	9,476,935	634,961
Cash and cash equivalents, beginning of year	891,278	256,317
Cash and cash equivalents, end of year	$10,368,213	$891,278
Supplemental disclosure of cash flow information
Cash paid during the period
Interest paid	$604,633	$310,926
Income tax paid	$2,050,646	$1,586,394
Supplemental disclosure of non-cash financing and investing activities;
Repayment of short-term loan from Tianjin Mengyang offset against advances	$877,508	$-
Dividend payable	$-	$4,235,052
Settlement of dividend payable	$1,916,669	$-
Rental deposit applied as advance to construction of factory and warehouse	$-	$644,790
Note payable to Tryant for cancellation of common stock	$-	$250,000
Issuance of Series C warrants for cancellation of common stock	$-	$86,367
Issuance of Series A warrants with convertible notes	$-	$280,726
Issuance of common stock and Series B warrants for finder's fee	$-	$3,344,743
Beneficial conversion feature of convertible notes	$-	$304,800
Deferred financing cost from issuance of Series D warrants	$-	$52,820
Proceeds from convertible note applied to deferred financing cost	$-	$98,007
Deferred financing costs from issuance of Series E warrants to Allied Merit for extension of note payable	$-	$233,547

The accompanying notes are an integral part of these consolidated financial statements

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

1. Organization and Nature of Business

Yayi International, Inc (“Yayi International” or the “Company”), formerly known as Ardmore Holding Corporation or “Ardmore”, was originally organized under the laws of the state of Delaware in 1986 under the name of a predecessor corporation which engaged in a software development and consulting service business. During 2007 and 2006, Ardmore sold 875,000 post-stock split adjusted shares to Tryant, LLC, a then unrelated party, which represented over 85% of Ardmore’s outstanding shares. Subsequently, Ardmore's management decided to wind up all business operations related to the former products sold by the predecessor corporation. On April 16, 2007, the name of the predecessor corporation was changed to Ardmore Holding Corporation. From April 16, 2007 until June 6, 2008 when the Company completed a reverse acquisition transaction with Charleston Industrial Limited (“Charleston”), the Company was a blank check company and did not engage in active business operations other than its search for, and evaluation of, potential business opportunities for acquisition or participation. The Company changed its fiscal year from December 31 to October 31. The Company amended its articles of incorporation on September 12, 2008 and changed its name to Yayi International Inc.

On June 6, 2008, Ardmore, its wholly owned subsidiary, Ardmore Acquisition Corp. (“Ardmore Acquisition”), Charleston Industrial Ltd., (“Charleston”) and Tryant LLC, a Delaware limited liability company and at such time the holder of a majority of Ardmore’s outstanding shares of common stock, consummated a merger pursuant to which Ardmore Acquisition was merged into Charleston and Charleston became Ardmore’s wholly owned subsidiary. Charleston is the owner of Tianjin Yayi Industrial Co., Ltd. (“Tianjin Yayi”), an entity organized under the laws of the People’s Republic of China and as a result of this merger, Ardmore became the owner of Tianjin Yayi. Pursuant to the merger, all 50,000 shares of Charleston’s stock were exchanged for 22,325,000 shares newly issued common stock of Ardmore. Accordingly, all references to shares of Charleston’s common stock and per share amounts have been retroactively restated to reflect the equivalent numbers of Ardmore shares. Charleston thereby became the Company’s wholly owned subsidiary and the former stockholders of Charleston became the Company’s controlling stockholders.

Under accounting principles generally accepted in the United States, the merger is considered to be a capital transaction in substance, rather than a business combination. That is, the merger is equivalent to the issuance of stock by Charleston for the net monetary assets of Ardmore, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the merger will be identical to that resulting from a reverse acquisition, except that no goodwill will be recorded. Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, Ardmore, are those of the legal acquiree, Charleston and subsidiary, which are considered to be the accounting acquirer. The equity section of the accompanying consolidated financial statements has been restated to reflect the recapitalization of the Company due to the reverse acquisition as of the first day of the first period presented.

Charleston Industrial Limited

Charleston is a limited liability company organized under the laws of British Virgin Islands on October 31, 2007 in anticipation of a business combination with a U.S. reporting company.

On January 15, 2008, Charleston acquired Tianjin Yayi and its wholly-owned subsidiary, Weinan Milkgoat Production Co., Limited (“Weinan Milkgoat”). Under the terms of the merger agreement, all stockholders of Tianjin Yayi are entitled to receive a dividend from Charleston in the amount of RMB30,500,000 (equivalent to $4,468,250) for all of the shares of Tianjin Yayi. Since the ownership of Charleston and Tianjin Yayi are substantially the same, the merger was accounted for as a transaction between entities under common control, whereby Charleston recognized the assets and liabilities of Tianjin Yayi transferred at their carrying amounts. The consolidated financial statements have been restated for all periods prior to the merger to include the financial position, results of operations and cash flows of the commonly controlled companies.

     YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

1. Organization and Nature of Business - Continued

Tianjin Yayi Industrial Co., Limited

Tianjin Yayi is a Chinese enterprise organized in the People’s Republic of China (“PRC”) in May 1994 in accordance with the Laws of the People’s Republic of China. Tianjin Yayi currently engages in the processing, commercialization and distribution of a series of goat milk powder, goat milk tablets, liquid goat milk as well as other goat milk drinks in the PRC.

On August 18, 2009, Tianjin Yayi was granted approval from Tianjin Municipal People’s Government to increase its registered capital by $8,792,000 (RMB 60 million), from RMB30 million to RMB 90 million. The capital verification process has been completed.

Weinan Milkgoat Production Co., Limited

Weinan Milkgoat was formed on December 8, 2006. Tianjin Yayi invested $277,708 (equivalent to RMB 2,000,000) in Weinan Milkgoat and owned a 99.5% interest in Weinan Milkgoat. Liu Li, a major shareholder of Tianjin Yayi owned the remaining interest of 0.5% amounting to $1,389 (equivalent to RMB 10,000). Weinan Milkgoat engages in processing and distribution of goat milk.

On December 6, 2007, Tianjin Yayi increased its investment in Weinan Milkgoat amounting to $415,174 (RMB 2,990,000) while Liu Li transferred her 0.5% interest in Weinan Milkgoat to Tianjin Yayi. As a result, Tianjin Yayi owns 100% shares of Weinan Milkgoat with a registered capital of $694,271 (RMB 5,000,000).

Fuping Milkgoat Dairy Co., Ltd. (formerly Fuping Dongyuan Dairy Co., Ltd.)

Fuping Milkgoat’s principal activity is to purchase raw liquid goat milk and process it into raw goat milk powder. On August 8, 2008, Tianjin Yayi acquired Fuping Milkgoat Dairy Co., Ltd. (“Fuping Milkgoat”) for $621,284 (RMB 4,240,846). Fuping Milkgoat is formerly known as Fuping Dongyuan Dairy Co., Ltd, which used to be our major supplier. As a result, Tianjin Yayi owns 100% shares of Fuping Dongyuan with a registered capital of $146,000 (RMB 1,000,000).

Shaanxi Milkgoat Dairy Co., Ltd

On September 9, 2009, Tianjin Yayi formed a wholly-owned subsidiary company, Shaanxi Milkgoat Dairy Co., Ltd (“Shaanxi Milkgoat”), and has obtained the business license from the Industrial and Commercial Bureau of Weinan City, Shaannxi Province with a registered capital of $731,000 (RMB5,000,000). Shaanxi Milkgoat’s principal activity is to purchase raw liquid goat milk and processing it into raw goat milk powder.

2. Summary of Significant Accounting Policies

The principal activities of the Company and its subsidiaries consist of manufacturing and selling of goat milk powder and liquid goat milk. All activities of the Company are conducted principally by its subsidiaries Tianjin Yayi, Weinan Milkgoat, Fuping Milkgoat and Shaanxi Milkgoat operating in the PRC.

Basis of Consolidation - The consolidated financial statements include the accounts of Yayi International Inc. and its wholly-owned subsidiary, Charleston together with its wholly-owned subsidiaries, Tianjin Yayi, Weinan Milkgoat Fuping Milkgoat and Shaanxi Milkgoat. All material intercompany transactions have been eliminated in consolidation.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

2. Summary of Significant Accounting Policies - Continued

Credit risk - The Company may be exposed to credit risk from its cash at bank, fixed deposits, and bills and accounts receivable. Bills and accounts receivable are subjected to credit evaluations. An allowance has been made for estimated irrecoverable amounts determined by reference to past default experience and the current economic environment.

Cash and cash equivalents - Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts and time certificates of deposit with a maturity of three months or less when purchased.

Inventory - Inventory is stated at the lower of cost or market, determined by the weighted average method. Work-in-progress and finished goods inventories consist of raw materials, direct labor and overhead associated with the manufacturing process.

Trade accounts receivable - Trade accounts receivable are stated at the amount management expects to collect from balances outstanding at the period end.

Outstanding account balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Allowances for doubtful accounts receivable balances are recorded when circumstances indicate that collection is doubtful for particular accounts receivable or as a general reserve for all accounts receivable. Management estimates such allowances based on historical evidence such as amounts that are subject to risk. Accounts receivable are written off if reasonable collection efforts are not successful.

Based on management’s evaluation of historical experience, the following policy for allowance of doubtful accounts is established:

Trade and other receivables due:	% of Balance
Within 90 days:	1.5%
Between 91 and 180 days:	5.0%
Between 181 and 360 days:	20.0%
Between 361 and 720 days:	50.0%
Over 721 days:	100.0%

Livestock – Livestock consists of goats for milk production and for breeding purposes. The livestock is depreciated according to its estimated useful lives, which is 5 years for male goats and 7 years for female goats. The cost of raising the young goat is allocated to livestock and depreciation starts upon reaching maturity 13 months from date of birth. Not all young goats survive to maturity or disposition. Normal losses of young goats are not expensed directly but allocated to the surviving young goats. When abnormal losses of young goats occur, the accumulated costs of young goats lost are written off in the period in which the abnormal losses occur.

Fair Value of Financial Instruments – FASB ASC 820-10 requires disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

For certain financial instruments, including cash, accounts and other receivables, accounts payable, short-term loans, accruals and other payables, it was assumed that the carrying amounts approximate fair value because of the near term maturities of such obligations. The carrying amounts of long-term loans payable approximate fair value since the interest rate associated with the debt approximates the current market interest rate.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

2. Summary of Significant Accounting Policies - Continued

Property, plant and equipment-Property, plant and equipment are stated at cost including the cost of improvements. Maintenance and repairs are charged to expense as incurred. Assets under construction are not depreciated until construction is completed and the assets are ready for their intended use. Depreciation and amortization are provided on the straight-line method based on the shorter of the estimated useful lives of the assets or lease term as follows:

Leasehold improvement	Lesser of term of the lease or the estimated useful lives of the assets
Plant and machinery	10 years
Furniture, fixtures and equipment	5 years
Motor vehicles	5 years

Recoverability of Long Lived Assets -The Company follows FASB ASC 360. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. The Company is not aware of any events or circumstances that indicate the existence of impairment, which would be material to the Company’s financial statements.

Goodwill -Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination, In accordance with FASB ASC 350-30, goodwill is no longer subject to amortization. Rather, goodwill will be subject to at least an annual assessment for impairment, applying a fair-value based test fair value is generally determined using a discounted cash flow analysis.

Revenue recognition - The Company recognizes revenue on product sales when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Net sales of products represent the invoiced value of goods, net of value added taxes (“VAT”), sales returns, trade discounts and allowances. The Company is subject to VAT which is levied on majority of the Company’s products at the rate of 17% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases to the extent not refunded for export sales. Input VAT paid is recoverable from output VAT charged to customers.

Prior to January 1, 2009, the Company allows for exchange of goods that are near expiration. The Company provided for an allowance for return products since the Company has experienced returns in the normal course of business. Subsequent to January 1, 2009, the Company revised its sales contracts to disallow returns for sales made after January 1, 2009.

Research and development - Research and development costs are expensed as incurred. Research and development expenses amounted to $150,101 and $111,309 for the year ended October 31, 2009 and 2008, respectively.

Advertising and promotion costs - Costs incurred in direct-response advertising are capitalized and amortized on a straight-line basis over the duration of the advertising campaign. As of October 31, 2009, there was no capitalized direct-response advertising. All other advertising costs are expensed as incurred. Advertising and promotion costs amounted to $1,956,512 and $1,723,569 for the year ended October 31, 2009 and 2008, respectively.

Comprehensive income - The Company follows FASB ASC 220-10 in reporting comprehensive income. Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. For the Company, comprehensive income for the periods presented includes net income and foreign currency translation adjustments.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

2. Summary of Significant Accounting Policies - Continued

Income taxes – The Company follows FASB ASC 740 when accounting for income taxes. Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. Deferred income tax liabilities or assets are recorded to reflect the tax consequences in future differences between the tax basis of assets and liabilities and the financial reporting amounts at each year end. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

Foreign currency transaction - The consolidated financial statements of the Company are presented in United States Dollars (“US$”). Transactions in foreign currencies during the year are translated into US$ at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in foreign currencies on the balance sheet date are translated into US$ at the exchange rates prevailing on that date. All transaction differences are recorded in the income statement.

Foreign currency translation - Assets and liabilities of subsidiaries with a functional currency other than US$ are translated into US$ using period end exchange rates. Income and expense items are translated at the average exchange rates in effect during the period. Foreign currency translation differences are included as a component of Accumulated Other Comprehensive Income in Stockholders’ Equity.

Post-retirement and post-employment benefits - The Company’s subsidiaries contribute to a state pension plan in respect of its PRC employees. Other than the above, neither the Company nor its subsidiary provides any other post-retirement or post-employment benefits.

Earnings Per Common Share - The Company follows FASB ASC 260-10, resulting in the presentation of basic and diluted earnings per share. Diluted earnings per common share assumes that outstanding common shares were increased by shares issuable upon exercise of those stock warrants for which market price exceeds the exercise price, less shares that could have been purchased by the Company with related proceeds.

Use of estimates - The preparation of the Company’s financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts in the financial statements and related disclosure in the accompanying notes. Actual results could differ from those estimates. The financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to warrants valuation, discount on convertible notes, debts issuance cost, allowance for uncollectible accounts receivable, work in process inventory valuation, inventory obsolescence, depreciation, useful lives of property, plant and equipment, taxes, contingencies and employee benefit plans. These estimates may be adjusted as more current information becomes available and any adjustment could be significant. Estimates and assumptions are periodically reviewed and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.

Cost of goods sold - Cost of goods sold consists primarily of costs of raw materials, direct labor, depreciation of plant and machinery, and overhead associated with the manufacturing process.

Shipping and handling cost - Shipping and handling costs related to delivery of finished goods are included in other selling, general and administrative expenses. During the year ended October 31, 2009 and 2008, shipping and handling costs were $504,353 and $346,796, respectively.

Retained earnings-appropriated - In accordance with the relevant PRC regulations and the Company’s PRC subsidiaries’ articles of association, Tianjin Yayi, Weinan Milkgoat and Fuping Milkgoat are required to allocate their respective net income to statutory surplus reserve.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

2. Summary of Significant Accounting Policies - Continued

Statutory surplus reserve - In accordance with the relevant laws and regulations of the PRC and the articles of associations of the Company’s PRC subsidiaries, Tianjin Yayi, Weinan Milkgoat and Fuping Milkgoat are required to allocate 10% of their net income reported in the PRC statutory accounts, after offsetting any prior years’ losses, to the statutory surplus reserve, on an annual basis. When the balance of such reserve reaches 50% of the respective registered capital of the subsidiaries, any further allocation is optional.

The statutory surplus reserves can be used to offset prior years’ losses, if any, and may be converted into registered capital, provided that the remaining balances of the reserve after such conversion is not less than 25% of registered capital. The statutory surplus reserve is non-distributable.

Recently Adopted Accounting Pronouncements

Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (“FASB”) issued a standard that established the FASB Accounting Standards Codification (the “ASC”), which effectively amended the hierarchy of U.S. generally accepted accounting principles (“GAAP”) and established only two levels of GAAP, authoritative and non-authoritative. All previously existing accounting standard documents were superseded, and the ASC became the single source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the Securities and Exchange Commission (“SEC”), which are sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the ASC became non-authoritative. The ASC was intended to provide access to the authoritative guidance related to a particular topic in one place. New guidance issued subsequent to June 30, 2009 will be communicated by the FASB through Accounting Standards Updates. The ASC was effective for financial statements for interim or annual reporting periods ending after September 15, 2009. We adopted and applied the provisions of the ASC for the Company’s fiscal year ended October 31, 2009, and have eliminated references to pre-ASC accounting standards throughout the consolidated financial statements. The adoption of the ASC did not have a material impact on the Company’s consolidated financial statements.

Subsequent Events

In May 2009, the FASB issued FASB ASC 855-10 on the treatment of subsequent events which is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, management of a reporting entity is required to evaluate subsequent events through the date that financial statements are issued and disclose the date through which subsequent events have been evaluated, as well as the date the financial statements were issued. FASB ASC 855-10 was effective for fiscal years and interim periods ended after June 15, 2009, and must be applied prospectively. The Company adopted this standard in the quarter ended July 31, 2009. Subsequent events have been evaluated through February 12, 2010, the date the consolidated financial statements were issued as further discussed in this standard.

Fair Value and Other-Than-Temporary Impairments

In April 2009, the FASB issued FASB ASC 820 intended to provide additional application guidance and enhanced disclosures regarding fair value measurements and impairments of securities. FASB ASC 820 related to determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly provides additional guidelines for estimating fair value in accordance with pre-existing guidance on fair value measurements. FASB ASC 820 on recognition and presentation of other-than-temporary impairments provides additional guidance related to the disclosure of impairment losses on securities and the accounting for impairment losses on debt securities, but does not amend existing guidance related to other-than-temporary impairments of equity securities. FASB ASC 820 was effective for fiscal years and interim periods ended after June 15, 2009. As such, the Company adopted this guidance for the quarter ended July 31, 2009. Adoption of the FASB ASC 820 did not have a material impact on the Company’s consolidated financial statements.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

2. Summary of Significant Accounting Policies - Continued

Financial Instruments

In February 2007, the FASB issued FASB ASC 825 which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. FASB ASC 825 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. FASB ASC 825 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company adopted this standard on November 1, 2008. It has not elected to measure any financial assets and financial liabilities at fair value which were not previously required to be measured at fair value. Therefore, the adoption of this standard has had no impact on its consolidated financial statements and footnote disclosure.

In April 2009, the FASB issued FASB ASC 825-10 to require disclosures about the fair value of financial instruments on an interim basis. Previously, this has been disclosed on an annual basis only. The Company adopted this standard for the quarter ended July 31, 2009. This standard has not impacted the Company’s consolidated balance sheets or income statements, as its requirements are disclosure-only in nature.

Fair Value Measurement

In September 2006, the FASB issued FASB ASC 820 related to fair value measurements. FASB ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. In February 2008, the FASB issued FASB ASC 820-10 which delayed the effective date of the fair value measurements and disclosures for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). In August 2009, the FASB issued Accounting Standards Update (ASU) No. 2009-05, "Measuring Liabilities at Fair Value" in relation to the fair value measurement of liabilities. The Company adopted the applicable portions of the provisions of the new standards as of November 1, 2008, and will adopt the provision related to the nonfinancial assets and nonfinancial liabilities on November 1, 2009. The adoption of this standard for financial assets and financial liabilities did not have a material impact on its consolidated financial statements. Although the Company will continue to evaluate the application of the provision for the nonfinancial assets and nonfinancial liabilities, the Company does not expect the adoption to have a material impact on the consolidated financial statements.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

2. Summary of Significant Accounting Policies - Continued

Recently Issued Accounting Pronouncements Not Yet Adopted

Decreases in Ownership of a Subsidiary – a Scope Clarification

In January 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-02 update to address the accounting and reporting for Decreases in ownership of a subsidiary. This amendment to Topic 810 clarifies, but does not change, the scope of current US GAAP. It clarifies the decrease in ownership provisions of Subtopic 810-10 and removes the potential conflict between guidance in that Subtopic and asset derecognition and gain or loss recognition guidance that may exist in other US GAAP. An entity will be required to follow the amended guidance beginning in the period that it first adopts FASB ASC 810 (now included in Subtopic 810-10). For those entities that have already adopted FASB ASC 810, the amendments are effective at the beginning of the first interim or annual reporting period ending on or after December 15, 2009. The amendments should be applied retrospectively to the first period that an entity adopted FASB ASC 810. The Company does not expect the provisions of this standard to have a material effect on the financial position, results of operations, or cash flows of the Company.

Distributions to Shareholders with Components of Stock and Cash

In January 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-01 update to address the accounting for distributions to shareholders with components of stock and cash (A Consensus of the FASB Emerging Issues Task Force). This amendment to Topic 505 clarifies the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a limit on the amount of cash that will be distributed is not a stock dividend for purposes of applying Topics 505 and 260 for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The Company does not expect the provisions of this standard to have a material effect on the financial position, results of operations, or cash flows of the Company.

Own-Share Lending Arrangements in Contemplation of Convertible Debt issuance or Other Financing

In October 2009, the FASB issued FASB ASC 470-20 update to address equity-classified share lending arrangements on an entity’s own shares, when executed in contemplation of a convertible debt offering or other financing. This accounting update addresses how to account for the share-lending arrangement and the effect, if any, that the loaned shares have on earnings-per-share calculations. The share lending arrangement is required to be measured at fair value and recognized as an issuance cost associated with the convertible debt offering or other financing. Earnings-per-share calculations would not be affected by the loaned shares unless the share borrower defaults on the arrangement and does not return the shares. If counterparty default is probable, the share lender is required to recognize an expense equal to the then fair value of the unreturned shares, net of the fair value of probable recoveries. FASB ASC 470-20 is effective for share lending agreements entered into after June 15, 2009, and effective for fiscal years and interim periods within those years beginning on or after December 15, 2009 for all other outstanding arrangements, with retrospective application to those arrangements on the effective date. The Company is currently evaluating the impact of this standard upon its adoption on the Company’s consolidated financial statements.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

2. Summary of Significant Accounting Policies - Continued

Measuring Liabilities at Fair Value

In August 2009, the FASB issued Accounting Standards Update (ASU) No. 2009-05 update that amended the accounting standard for fair value measurements. Specifically, Accounting Standards Update (ASU) No. 2009-05 update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following methods: 1) a valuation technique that uses a) the quoted price of the identical liability when traded as an asset or b) quoted prices for similar liabilities or similar liabilities when traded as assets and/or 2) a valuation technique that is consistent with the principles of the accounting standard on fair value measurements (e.g. an income approach or market approach). Accounting Standards Update (ASU) No. 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to adjust to include inputs relating to the existence of transfer restrictions on that liability. This standard will be effective for the first interim period beginning November 1, 2009. The Company does not anticipate that the adoption of this standard will have a material impact on its consolidated financial statements.

Earnings per Share Calculation on Share-Based Payments

In June 2008, the FASB issued FASB ASC 260-10 that clarifies whether instruments granted in share-based payment transactions should be included in computing earnings per share. Under this standard, the Company will be required to include restricted stock that contains non-forfeitable rights to dividends in the calculation of basic earnings per share ("EPS"), and will need to calculate basic EPS using the "two-class method." The two-class method of computing EPS is an earnings allocation formula that determines EPS for each class of common stock and participating securities according to dividends declared (or accumulated) and participation rights in undistributed earnings. All prior period earnings per share information must be adjusted retrospectively. The Company will adopt this standard as of November 1, 2009; the Company does not currently have any share-based awards that would qualify as participating securities.

Convertible Debt Instruments

In May 2008, the FASB issued FASB ASC 470-20 related to convertible debt instruments. FASB ASC 470-20 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion, including partial cash settlement, to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer's non-convertible debt borrowing rate. FASB ASC 470-20 is effective for the Company’s fiscal year beginning November 1, 2009, and retrospective application is required for all periods presented. The Company is currently evaluating the impact of this on its consolidated financial statements.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

2. Summary of Significant Accounting Policies - Continued

Useful Life of Intangible Asset

In April 2008, the FASB issued FASB ASC 350-30 which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. FASB ASC 350-30 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. Application of this standard is not currently applicable to the Company.

Noncontrolling Interests

In December 2007, the FASB issued FASB ASC 810-10 on noncontrolling interests in consolidated financial statements. FASB ASC 810-10 changes the accounting and reporting for minority interests, which must be recharacterized as noncontrolling interests and classified as a component of shareholders’ equity. This new consolidation method significantly changes the accounting for transactions with minority interest holders. FASB ASC 810-10 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The Company does not expect the adoption of this standard will have a material impact on the consolidated financial statements as the Company does not currently have noncontrolling interests.

Business Combination

In December 2007, the FASB issued FASB ASC 805 which related to business combinations. FASB ASC 805 expands the definition of a business and a business combination; requires recognition of assets acquired, liabilities assumed, and contingent consideration at their fair value on the acquisition date with subsequent changes recognized in earnings; requires acquisition-related expenses and restructuring costs to be recognized separately from the business combination and expensed as incurred; requires in-process research and development to be capitalized at fair value as an indefinite-lived intangible asset; and requires that changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period be recognized as a component of provision for taxes. FASB ASC 805 also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. In April 2009, the FASB issued FASB ASC 805 which clarified the accounting for pre-acquisition contingencies. This standard is effective for the Company beginning November 1, 2009 and will change the accounting for business combinations on a prospective basis.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our consolidated financial statements upon adoption.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

3. Acquisition

The acquisition of Fuping Milkgoat was accounted for under the purchase method of accounting. In accordance with this method, the results of Fuping Milkgoat have been included in the Company’s consolidated financial statements from the date of acquisition, August 8, 2008.

The following unaudited pro forma financial information presents the consolidated results of the Company as though the acquisition of Fuping Milkgoat was completed as at the beginning of years ended October 31, 2008:

2008
Net sales	21,791,268
Net income	1,806,575
Earnings per share - basic	0.08
Earnings per share - diluted	0.05

4. Other Receivables

	October 31,	October 31,
	2009	2008

Advance to staff	$79,097	$42,196

Due from unrelated party	-	37,940
Prepayment	660,970	71,803
Sundry	20,854	-
	760,921	151,939
Less: allowance for bad debts	(9,146)	(29,207)
	$751,775	$122,732

At October 31, 2008, amount due from unrelated party represents refund due from Nanda Technology Company Limited on research and development contract that was terminated on October 10, 2007 and the amount has been received as of October 31, 2009.

Prepayment includes $1,462 of prepaid expenses and $659,508 prepayment for purchase of milk powder equipment as of October 31, 2009.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

5. Inventories

Inventories consist of:

	October 31,	October 31,
	2009	2008
Raw materials	$1,795,275	$1,852,213
Packaging	370,920	446,031
Finished goods	381,885	1,031,532
	2,548,080	3,329,776
Less: allowance	(41,770)	-
	$2,506,310	$3,329,776

As of October 31, 2009, there was allowance made for obsolete or slow moving inventory of $41,770. There was no allowance made for obsolete or slow moving inventory as of October 31, 2008.

6. Advances

Advances consist of:

	October 31,	October 31,
	2009	2008
Advances to Tianjin Mengyang Biological Development Co., Ltd ("Tianjin Menyang"), formerly Tianjin Milkgoat Dairy Co., Ltd.
- purchase of office building (Note 14)	$4,178,061	$4,185,505
- purchase of factory and warehouse (Note 14)	11,038,812	3,575,186
- advances for renovation of office building (Note 14)	342,200	342,810
- short term loan	-	1,001,185
Advanced payment to other suppliers	739,587	229,185
Advanced payment for construction in progress (Note 14)	350,975	-
Advanced payment for purchasing machinery and equipment (Note 14)	1,740,586	-
Advance to branch manager	365,502	-
Advanced payment for acquisition of land use rights (Note 14)	146,239	146,200
	$18,901,962	$9,480,071

Less: Long-term portion - purchase of factory and warehouse	17,796,873	9,250,886

	$1,105,089	$229,185

The construction of office building was postponed from the original estimated completed date of December 31, 2009 to the end of March, 2010 (Note 14).

The construction of factory and warehouse is estimated to be completed and could be used by the end of June, 2010 (Note 14).

The construction in progress relates to the construction and installation of central system pipelines is estimated to be completed by the end of August, 2010 (Note 14).

At October 31, 2009, advance to branch manager is the operating and marketing fund for sales offices.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

7. Property, Plant and Equipment

Property, plant and equipment consist of the following:

	October 31,	October 31,
	2009	2008
At cost:
Leasehold improvement	$68,903	$69,026
Plant and buildings	1,702,435	378,346
Machinery	2,439,042	2,303,599
Furniture, fixtures and equipment	192,243	184,829
Motor vehicles	197,175	197,526
	4,599,798	3,133,326
Less: accumulated depreciation and amortization	(900,817)	(552,941)
	$3,698,981	$2,580,385

Motor vehicles are collateralized against long term payable (Note 10).

During the year ended October 31, 2009, depreciation expenses amounted to $348,561, of which $275,487 and $73,074 was recorded as cost of sales and other selling, general and administrative expense, respectively.

During the year ended October 31, 2008, depreciation expenses amounted to $271,000, of which $91,980 and $179,020 was recorded as cost of sales and other selling, general and administrative expense, respectively.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

8. Short Term Loans

Short-term loans due within one year as of October 31, 2009 and October 31, 2008 consist of the following:

				October	October
				31,	31,
				2009	2008
Lender	Loan Period	Collateral /	Interest Rate
		Guarantee	per annum

Industrial & Commercial	November 26, 2007 to	-
Bank of China	November 12, 2008		8.0%	$ -	$ 586,000

Rural Cooperative Bank of	December 29, 2007 to	-
Tianjin	December 27, 2008		9.0%	-	937,600

Tianjin Yinna Gonggong	September 24, 2008 to	-
Hangdao Shujun Company	December 24, 2008
Limited			0%	-	439,501

Tianjin City Commercial	July 25, 2008 to July 24,	Guaranteed by
Bank	2009	the Tianjin
		Haitai
		Investment
		Guarantee Co.,
		Ltd.	9.7%	-	2,197,500

Allied Merit International	April 12, 2008 to July 31,	Secured against
Investment, Inc. (Note 13)	2009	2,000,000 shares
		owned by Global
		Rock Stone
		Industrial Ltd.	8%	-	1,000,000

Industrial & Commercial	November 14, 2008 to	Guaranteed by
Bank of China	November 11, 2009	the Medium and
		Small- Size
		Enterprise Credit
		Guarantee
		Center of Tianjin	8.0%	584,958	-

Rural Cooperative Bank of	January 20, 2009 to	Guaranteed by
Tianjin	January 19, 2010	the Tianjin
		Haitai
		Investment
		Guarantee Co.,
		Ltd.	6.4%	643,454	-

Allied Merit International	November 5, 2007 to the
Investment, Inc.	completion of first round of	-	-	121,705	114,395
	fund raising after the
	reverse merger

Shanghai	November 28, 2008	Guaranteed by the
Pudong	to November 28,	Tianjin Haitai
Development	2009, it has been	Investment
Bank	renewed and	Guarantee Co., Ltd.
extended to
	December 14, 2010		7.3%	1,462,394	-

Rural		Guaranteed by the
Cooperative	May 22, 2009 to	Tianjin Haitai
Bank of	May 21, 2010	Investment
Tianjin		Guarantee Co., Ltd.	6.4%	1,462,394	-

Rural		Guaranteed by the
Cooperative	July 3, 2009 to May	Tianjin Haitai
Bank of	21, 2010	Investment
Tianjin		Guarantee Co., Ltd.	6.4%	2,193,592	-

				$ 6,468,497	$ 5,274,996

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

8. Short Term Loans - Continued

Short-term loans from Industrial & Commercial Bank of China, Rural Cooperative Bank of Tianjin, and Tianjin City Commercial Bank are guaranteed by third parties in which the Company paid a one-time guarantee fee based on 1.0% to 1.5% of the guaranteed amount. The guarantee fee was amortized in 12 months and included in other expense for the year ended October 31, 2009 and 2008 was $72,621 and $30,154.

On November 13, 2008, the Company entered into a loan agreement with Industrial & Commercial Bank of China, for $584,958 (RMB4,000,000). The annual interest rate is 8.0% per annum and is due on November 11, 2009. The loan was paid off subsequent of October 31, 2009. The loan is guaranteed by the Medium and Small-Size Enterprise Credit Guarantee Center of Tianjin with a guarantee fee of 1% of the original loan amount and was amortized in 12 months.

On January 20, 2009, the Company entered into a loan agreement with Rural Cooperative Bank of Tianjin for $643,454 (RMB4,400,000). The annual interest rate is 6.4% per annum and is due on January 19, 2010. The loan was paid off subsequent of October 31, 2009.

On July 25, 2008, the Company entered into a loan agreement with Tianjin City Commercial Bank for $2,192,149 (RMB15,000,000). The annual interest rate is 9.7% per annum and is due on July 24, 2009. The loan was paid off as of July 31, 2009.

On November 5, 2007, Charleston entered into a loan agreement with Allied Merit International Investment, Inc. (“Allied Merit”) for $114,395. The loan represents various professional expenses related to the merger paid by Allied Merit on behalf of Charleston, including the $50,000 paid to Tryant in January 2008 as discussed in Note 13. The loan incurs interest at 8% per annum and is due upon the first round of funds raised subsequent to the $1,300,000 fund raised upon listing on the U.S Over the Counter (“OTC”) market. Pursuant to the agreement, Allied Merit agreed to convert accrued interest into the Company’s common stock conversion rate of $2.00 per share. As of October 31, 2009, there was no conversion of accrued interest into the Company’s common stock. Pursuant to an agreement dated June 15, 2009, signed between Charleston and Allied Merit, Allied Merit agreed to waive the previously accrued interest on the loan. During the year ended October 31, 2009, Allied Merit lent an additional $78,877 to Charleston. As of October 31, 2009, the total amount owed to Allied Merit is $121,705.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

8. Short Term Loans - Continued

On April 3, 2008, the Company entered into a loan agreement with Allied Merit for $1,000,000. The loan does not bear interest and was originally due on July 7, 2008. On July 15, 2008, in exchange for extending the maturity date to December 31, 2008, the Company granted to Allied Merit Series E warrants to purchase 250,000 shares of the Company’s common stock at an exercise price of $1.08 per share. The warrants expire on the third anniversary of the grant date. The fair value of the Series E warrants is $233,547, valued using the Black Scholes pricing model, and recorded as debt issuance costs. The debt issuance costs were amortized over the term of the loan and have been fully expensed as of January 31, 2009. The amortization expense for the year ended October 31, 2009 and 2008 was $84,926 and $148,621, respectively. During the year ended October 31, 2009 the Company had repaid to Allied Merit all amounts owed under the Note including all principal and interest due. On July 8, 2009, the Company, Allied Merit and Global Rock entered into a termination and release agreement (the “Agreement”) to terminate the Loan Agreements and to terminate, release and discharge any and all of the security interests created under the Stock Pledge Agreement Allied Merit unconditionally and irrevocably terminated, released and discharged all security interests that were created in its favor by Global Rock under the Stock Pledge Agreement and assigned, transferred and delivered to Global Rock all of its right, title and interest in the pledged property.

On November 28, 2008, the Company entered into a loan agreement with Shanghai Pudong Development Bank for $1,462,394 (RMB10,000,000). The annual interest rate is 7.3% per annum and is due on November 28, 2009. The loan has been renewed and the new due date is on December 14, 2010. The loan is guaranteed by the Tianjin Haitai Investment Guarantee Co., Ltd. with a guarantee fee of $21,921 (RMB150,000) and was amortized in 12 months.

On December 26, 2008, the Company entered into a loan agreement with Tianjin Haitai Investment Guarantee Co., Ltd. for $731,197 (RMB5,000,000). The annual interest rate is 5.8% per annum and is due on May 26, 2009. The Company has to pay a guarantee fee of 1.5% of the original loan amount to Tianjin Haitai Investment Guarantee Co., Ltd. On January 23, 2009, the Company repaid $73,119 (RMB500,000) to Tianjin Haitai Investment Guarantee Co., Ltd. The loan was paid off as of July 31, 2009.

On May 22, 2009, the Company entered into a loan agreement with Rural Corporative Bank of Tianjin for $1,462,394 (RMB10,000,000). The annual interest rate is 6.4% per annum and is due on May 21, 2010. The loan is guaranteed by the Tianjin Haitai Investment Guarantee Co., Ltd. with a guarantee fee of $21,936 (RMB150,000) and was amortized in 12 months.

On June 12, 2009, the Company entered into a loan agreement with Tianjin Binhai Rural Commercial Bank for $438,718 (RMB3,000,000). The annual interest rate is 5.8% per annum and was due on September 11, 2009. The loan is guaranteed by the Tianjin Haitai Investment Guarantee Co., Ltd. and Ms. Li Liu, CEO and major shareholder of the Company with a guarantee fee of $4,387 (RMB30,000) and was amortized in 12 months. The loan was repaid as of October 31, 2009.

On July 3, 2009, the Company entered into two loan agreements with Rural Corporative Bank of Tianjin for $1,096,796 (RMB7,500,000) each with a total of $2,193,592 (RMB15,000,000). The annual interest rate is 6.4% per annum and is due on May 21, 2010. The loan is guaranteed by the Tianjin Haitai Investment Guarantee Co., Ltd with a guarantee fee of $21,936 (RMB150,000) and was amortized in 12 months.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

9. Due to Related Parties

	October 31,	October 31,
	2009	2008

Li Liu, a director of the Company, officer and principal shareholder	$3,393,542	$977,950
Other shareholders	1,917,930	-

	$5,311,472	$977,950

The amount due to Li Liu and other shareholders are unsecured with no stated interest or repayment terms.

10. Long-Term Loans

As of October 31, 2009 and 2008, the Company has the following long-term loans:

	October 31,	October 31,
	2009	2008
Installment loan GMAC-SAIC Automotive Finance Company Limited, interest at 7.33% per annum, monthly principal and interest payment of $322 from July 15, 2005 to June 17, 2009 $	-	$2,295

Installment loan from Daimler-chrysler Automotive Finance Ltd, interest at 7.83% per annum, monthly principal and interest payment of $2,484 from September 30, 2007 to September 30, 2009	-	31,794

Convertible notes in principal amounts of $1,300,000, less debt discount of $72,541, interest at 8% per annum, due December 2009. These notes were converted into common stock in December 2009 (Note 13)	1,227,459	839,558

	1,227,459	873,647
Less: current portion	(1,227,459)	(34,089)
Long-term loans, net of current portion	$-	$839,558

     YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

10. Long-Term Loans - Continued

(a) The convertible notes payable, net of debt discount consists of the following as of October 31:

	October 31,	October 31,
	2009	2008
Convertible notes payable	$1,300,000	$1,300,000
Less: Debt discount - Series A Warrants	(280,726)	(280,726)
Less: Debt discount - beneficial conversion feature	(304,800)	(304,800)
Accretion of debt discount - warrants and beneficial conversion feature	512,985	125,084
Convertible notes payable, net	$1,227,459	$839,558

Accrued interest on the convertible notes payable as of October 31, 2009 was $146,170 and interest expense on the convertible notes for the year ended October 31, 2009 was $104,001

Accrued interest on the convertible notes payable as of October 31, 2008 and interest expense for the year ended October 31, 2008 was $42,179.

11. Income and Other Tax Payables

Income and other tax payables consist of the following:

	October 31,	October 31,
	2009	2008

Income tax payable	$207,510	$65,075
Value added tax payable	1,320,149	1,157,293
Individual income withholding tax payable	680	-
Other tax payables	40,577	23,843
	$1,568,916	$1,246,211

12. Income Tax

The enterprise income tax is reported on a separate entity basis.

United States

The Company was incorporated in Delaware and is subject to United States of America tax law. No provisions for income taxes have been made as the Company has a taxable loss for the year ended October 31, 2009. No tax benefit has been realized since a valuation allowance has offset the deferred tax asset.

BVI

Charleston was organized in the British Virgin Islands and is not subject to income taxes under the current laws of the British Virgin Islands.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

12. Income Tax - Continued

PRC

Tianjin Yayi, Weinan Milkgoat, Fuping Milkgoat and Shaanxi Milkgoat are subject to PRC income tax. Income tax expense for the year ended October 31, 2009 was $2,201,032. Income tax expense for the year ended October 31, 2008 was $1,633,946.

As approved by the relevant tax authority in the PRC, Tianjin Yayi was fully exempted from PRC enterprise income tax for three years starting from 2004 through December 31, 2007. Effective January 1, 2008, the statutory PRC tax rate is 25% (prior to January 1, 2008, the statutory PRC rate was 33%). Therefore, the statutory PRC rate for the year ended October 31, 2009 was 25%. The statutory PRC rate for the year ended October 31, 2008 was 26.3%.

The income tax provision consists of the following:

	Year ended October 31,
	2009	2008

Current	$2,189,207	$1,643,348
Deferred	(455,475)	(1,728,502)
Change in valuation allowance	467,300	1,719,100
	$2,201,032	$1,633,946

The following is a reconciliation of the tax derived by applying the PRC Statutory Rate to the earnings before income taxes, excluding merger costs of $3,456,784, and comparing that to the recorded income tax provisions:

	Year ended October 31,
	2009	2008

Tax provision at PRC statutory rate	25.0%	26.3%
Tax exemption	0.0%	-5.0%
Permanent differences	1.7%	0.0%
Parent company's expenses not subject to PRC tax	2.3%	2.3%
Effective tax rate	29.0%	23.6%

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

12. Income Tax – Continued

The components of the deferred tax assets are as follows:

	2009	2008

Deferred tax asset for NOL carryforwards - China	$99,700	$55,700
Deferred tax asset for NOL carryforwards - US	1,374,000	1,104,000
Warrant expense	721,300	568,000
Temporary difference from intercompany sales profit	1,258	-
Allowance for doubtful accounts receivable	(3,682)	9,402
	$2,192,576	$1,737,102
Valuation allowance	(2,195,000)	(1,727,700)
Deferred tax asset (liability), net	$(2,424)	$9,402

The valuation allowance for deferred tax assets as of October 31, 2009 and 2008 was $2,195,000 and $1,727,700. The change in the total valuation allowance for the years ended October 31, 2009 and 2008 was an increase of $467,300 and an increase of $1,719,100. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the net operating losses and temporary differences become deductible. Management considered projected future taxable income and tax planning strategies in making this assessment. At October 31, 2009, the Company had net operating loss carry forwards for United States Federal and State income tax purposes of approximately $3,351,000 (the “NOL carry forwards-US”), which were available to offset future US taxable income, if any, through 2029. At October 31, 2009, the Company had net operating loss carry forwards, associated with its subsidiaries Weinan Milkgoat, Fuping Milkgoat and Shaanxi Milkgoat, for PRC income tax purposes of approximately $399,000 (the “NOL carry forwards – China”), which are available to offset future PRC taxable income, if any, until it is fully offset against future taxable income subject to the approval of the Chinese tax authority. Based upon the uncertainty of future US taxable income, the limited operating histories of its subsidiaries, Weinan Milkgoat, Fuping Milkgoat, and Shaanxi Milkgoat, and these subsidiaries’ losses incurred to date, management has fully reserved the deferred tax asset associated with the warrant expense and NOL carry forwards for US and PRC income tax purposes.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

13. Merger and Offering

Series B Warrants

On June 6, 2008, in consideration for introducing Ardmore to Tianjin Yayi, Ardmore issued to Grand Orient Fortune Investment Ltd., a British Virgin Islands limited liability company and its designees (collectively, “Grand Orient”) an aggregate of 2,000,000 shares of the Company common stock, valued at $2,200,000 (based on the stock price on June 6, 2008, the date of issuance) and Series B Warrants to acquire 2,148,148 shares of Ardmore’s common stock at an exercise price of $1.08 per share, valued at $1,144,743, fair value. The Company used the Black-Scholes option pricing model to calculate the grant-date fair value of the warrant with the following assumptions: no dividend yield, expected volatility of 70.31%, and a risk-free interest rate of 2.73%. In determining volatility of the Company’s warrant, the Company used the average volatility of the Company’s stock. These warrants are considered to be indexed to the Company’s own stock accordance with Emerging Issue Task Force (“EITF”) No. 01-6. These warrants are exercisable on a cashless basis and may be exercised through June 2011. The exercise price of these warrants and the number of shares issuable upon their exercise is subject to adjustment upon the occurrence of specified events. Grand Orient was granted piggyback registration rights with respect to these shares and the shares of common stock issuable upon exercise of the Series B Warrants. The fair value of the common stock and Series B Warrants was expensed as merger costs.

Cancellation of shares and Issuance of Series C Warrants

In connection with this merger, on June 6, 2008, Ardmore entered into an indemnification agreement with Tryant, LLC, pursuant to which Tryant agreed to the cancellation of 325,198 shares of common stock it owned and agreed to, among other things, indemnify Ardmore for one year for breaches of representations and warranties in the merger agreement. In exchange, Ardmore (i) paid Tryant an aggregate of $200,000 (excluding $50,000 that had been previously paid by Charleston and expensed in merger costs), (ii) issued Tryant a note in principal amount of $250,000 (which matured and was paid in August 2008), and (iii) issued Tryant and its designees, Series C Warrants, exercisable on a cashless basis to acquire through June 2011, an aggregate of 185,185 shares of Ardmore common stock at an exercise price of $1.35 per share, valued at $86,367, fair value. The exercise price and number of shares issuable upon exercise of these warrants is subject to specified anti-dilution adjustments. Tryant and its designees were granted piggyback rights with respect to the shares of the Company’s common stock it owned prior to these transactions and the shares issuable upon exercise of these Series C Warrants. This transaction in the total amount of $536,367 is reflected as cancellation of common stock.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

13. Merger and Offering – Continued

Convertible Promissory Note and Issuance of Series A Warrants

Contemporaneously with, and as a condition to, the completion of the merger, Ardmore issued 52 units for an aggregate purchase price of $1,300,000. Each unit consisted of: (i) an 8% convertible promissory note in principal amount of $25,000 and (ii) Ardmore’s Series A Warrants. Interest on these notes is payable at maturity, the notes mature in December 2009, are unsecured and are convertible, at the holder’s option, into the Company common stock at a conversion price of $1.08. The Series A Warrants included in each unit are exercisable (under specified circumstances, on a cashless basis) through June 2011 (subject to extension if, under specified circumstances, the underlying shares are not registered for resale) to acquire 11,575 shares of Ardmore’s common stock at an exercise price equal to the lesser of $1.35 and the Next Round Value. The term “Next Round Value” means the per share dollar value of the securities issued by Ardmore in the first private placement that is effected after the merger, such dollar value to be equal to a fraction, the numerator of which is the aggregate purchase price of the securities sold in such private placement and the denominator of which is the number of shares of common stock (including and after giving effect to the shares of common stock issuable upon exercise or conversion of the securities issued or issuable in such private placement, determined as of the date of the first closing of such private placement), issued in such private placement. The convertible notes and Series A Warrants provide for anti-dilution adjustments upon the occurrence of specified events.

The Series A Warrants that were issued with the convertible notes gave the holders the right to purchase an aggregate of 601,900 shares of Ardmore’s common stock. These warrants were valued at $280,726, fair value, and in accordance with EITF No. 00-19, the warrants were classified as equity. The fair value was based on the Black Scholes. In determining volatility of the Company’s warrant, the Company used the average volatility of the Company’s stock. The value of these warrants was recorded as a discount on the convertible notes. The conversion option is deemed to be an embedded derivative which is classified as equity under EITF 00-19. The intrinsic value of this embedded derivative is $304,800 and is recorded as a discount on the convertible notes. The original face amount of the convertible notes of $1,300,000 was reduced by the value of the warrants issued ($280,726) and the intrinsic value of the embedded derivative ($304,800), resulting in an initial carrying value of $714,474.

The convertible notes are being accreted to their maturity value of $1,300,000 using the interest method and an effective monthly rate of 5.22%. The unamortized amount as of October 31, 2009 is $72,542.

Convertible Promissory Note and Issuance of Series A Warrants

Pursuant to a registration rights agreement with the purchasers of these units, Ardmore agreed to register the resale of the shares of common stock underlying the notes and Series A Warrants. Generally, if Ardmore fails, subject to specified exceptions, to comply with certain of its obligations under this agreement, Ardmore may be required to pay the investors, as of the date of such failure and each monthly anniversary of such failure, partial liquidated damages equal to 1.5% of the purchase price paid by them for any unregistered securities held by them that are required to be registered; provided, however, that (i) Ardmore will not be liable for liquidated damages in excess of 1.5% of the aggregate purchase price in any 30 day period and (ii) the maximum amount payable to each purchaser shall not exceed 20% of their purchase price. Ardmore did not file a registration statement by July 21, 2008, as required by the agreement. On November 24, 2009, the Company and Investors entered into a Settlement Agreement (the "Settlement Agreement") to settle the Company’s obligations under the promissory notes, the Series A Warrants and the Registration Rights Agreement, (Note 22).

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

13. Merger and Offering – Continued

Series D Warrants and Placement Agent Fee

Ardmore paid the placement agent an aggregate of approximately $104,000 in commissions and approximately $21,000 for expenses for its services in the offering. Ardmore also issued the placement agent and its designees Series D Warrants (which generally have the same terms as the Series A Warrants) to acquire an aggregate of 144,448 shares of common stock. The Series D Warrants were valued at $67,368, fair value. Of the total placement agent expense of $192,368, $150,082 was allocated to debt issuance costs and the remaining $41,540 of advisory cost was recorded as an expense. The debt issuance costs are amortized by the interest method over the term of the convertible notes.

For the years ended October 31, 2009 and 2008, amortization of debt issuance costs and accretion of debt discount from the warrants and embedded derivatives issued in respect of the merger on June 6, 2008 (“merger”) totaled $487,821 and $157,304, respectively.

Each series of warrants issued in respect of the merger were valued using a Black-Scholes model. The following assumptions were used to calculate the fair value of these warrants: dividend yield of 0%, expected volatility of 70.31%, risk-free interest rate of 2.73%, expected life of 3 years, and stock price of $1.10 per share with exercise price of $1.08 -$1.35 per share.

The following table summarizes all of the Company’s warrant transactions for the year ended October 31, 2009 and 2008.

	Shares issued	Fair Value
Warrants issued in respect of the merger:
Series A Warrants	601,900	$280,726
Series B Warrants	2,148,148	1,144,743
Series C Warrants	185,185	86,367
Series D Warrants	144,448	67,368
	3,079,681	$1,579,204

Warrants issued in exchange for extension of maturity date of loan from
Allied Merit:
Series E Warrants	250,000	233,547
	3,329,681	$1,812,751

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

13. Merger and Offering – Continued

			Exercise
			Price
	Option	Vested	per
			Common
	Shares	Shares	Stock
			Range
Balance, October 31, 2007	-	-	-
Granted or vested during the year ended October 31, 2008	3,329,681	3,329,681	$1.08-$1.35
Expired during the year ended October 31, 2008	-	-	-
Balance, October 31, 2008	3,329,681	3,329,681	$1.08-$1.35
Granted or vested during the year ended October 31, 2009	-	-	-
Expired during the year ended October 31, 2009	-	-	-
Balance, October 31, 2009	3,329,681	3,329,681	$1.08-$1.35

The following table summarizes the weighted average remaining contractual life and exercise price of the Company’s outstanding warrants.

Warrants Outstanding

	Number Outstanding	Weighted Average	Weighted Average
Range of	Currently Exercisable	Remaining	Exercise Price of
Warrants
Exercise Prices	at October 31, 2009	Contractual Life (Years)	Currently Exercisable

$1.08-$1.35	3,329,681	1.86	$ 1.16

14. Commitments and Contingencies

Operating Leases

In the normal course of business, the Company leases office space and factory under operating leases agreements, which expire through 2029. The Company rents office space, primarily for regional sales administration offices, in commercial office complexes that are conducive to administrative operations. The operating leases agreements generally contain renewal options that may be exercised in the Company's discretion after the completion of the base rental terms. In addition, many of the leases provide for regular increases to the base rental rate at specified intervals, which usually occur on an annual basis.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

14. Commitments and Contingencies – Continued

As of October 31, 2009, the Company was obligated under operating leases requiring minimum rentals as follows:

Fiscal year
2010	81,894
2011	81,894
2012	83,113
2013	84,819
2014	84,819
Thereafter	134,297
$550,836

For the years ended October 31, 2009 and 2008, rent expense amounted to $213,914 and $221,989 respectively.

Purchase of Office Building

On January 15, 2007, the Company signed a sales and purchase agreement with Tianjin Mengyang to buy a four-story office building of an approximate construction area of 7,800 square meters situated at Jinghai Industrial Park for a total consideration of $4,334,537 (equivalent to RMB29,640,000). Tianjin Mengyang is responsible for renovation of the building. As of July 31, 2009, the Company had advanced a total of $4,178,061 (equivalent to RMB 28,570,000) to Tianjin Mengyang in connection with this agreement. There is a 3% penalty payable to Tianjin Mengyang for funds not paid by the Company according to schedule and a 3% penalty payable to the Company by Tianjin Mengyang on the uncompleted portion of the total consideration if the project is not completed and handed over to the Company for use by September 30, 2008. Due to the 2008 Beijing Olympics, the Tianjin city government temporarily discontinued all existing construction projects; therefore, the estimated completion date of project has been postponed to December 31, 2009. It was agreed between both parties in a supplementary agreement signed on October 12, 2008 that no penalty would be charged to each other for this delay. Due to the freezing weather, the estimated completion date is further delayed to March 31, 2010. 50% of the remaining balance, $78,238 (RMB535,000) is due upon receiving the certificate of house property.

The Company also advanced $342,200 (equivalent to RMB2,340,000) to Tianjin Mengyang for interior renovation of the building. The remaining $342,200 is to be paid upon inspection of the completed renovation project. The remaining balance is scheduled to be paid in March, 2010. If the remaining balance is not paid upon completion of the project, Tianjin Mengyang will accrue interest on the remaining balance at the PRC prime interbank rate of 6.03% per annum for a 3 month loan.

Purchase of Factory & Warehouse

On January 15, 2007, the Company signed a factory and warehouse leasing agreement with Tianjin Mengyang to rent a total gross area of 30,165 square meters for an annual rent of $1,288,103 (RMB8,808,180) for 21 years from September 1, 2008 to August 31, 2029. A half-year deposit of $644,039 (RMB4,404,000) was paid as of April 30, 2008. The property is to be located in Jinghai Industrial Park and Tianjin Mengyang is responsible for its construction.

On September 26, 2008, the Company signed a new factory transfer agreement with Tianjin Mengyang that cancelled the factory and warehouse leasing agreement signed on January 15, 2007. The new agreement is to purchase three warehouses and a factory of an approximate construction area of 30,165 square meters situated at Jinghai Economic Park for a total consideration of $13,233,939 (RMB90,495,000). The rental deposit of $644,039 (RMB4,404,000), paid with respect to the factory and warehouse leasing agreement signed on January 15, 2007, was used to partially offset the total consideration. As of December 31, 2008, the Company paid a total of $6,493,617 (RMB44,404,000) after including the amount of $644,039 (RMB4,404,000) paid originally as deposit for lease.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

14. Commitments and Contingencies – Continued

On January 20, 2009, the Company signed a supplemental agreement with Tianjin Mengyang to postpone the construction completion date to December 31, 2009. Under this supplement agreement, a monthly payment of $438,718 (RMB3,000,000) is due at the end of each month from January 2009 to November 2009, totaling $4,825,902 (RMB33,000,000). The remaining balance of $1,914,420 (RMB13,091,000) is due on December 31, 2009. Total payment made as of October 31, 2009 totaled $11,038,812 (RMB75,484,500). $877,436 (RMB6,000,000) of the payment was paid via an offset with the short term loan due from Tianjin Mengyang.

On June 12, 2009, the Company signed a supplemental agreement with Tianjin Mengyang which the remaining balance for purchase of office building, factory and warehouse is $4,703,208 (RMB32,161,000). As of October 31, 2009, 50% of this remaining balance, $2,351,604 (RMB16,080,500) has been paid on the completion of the main framework of the construction. 25% of the remaining balance, $1,175,802 (RMB8,040,250) is due upon satisfactory inspection of the construction and transfer of title (on or before April 30, 2010). The remaining 25% of the balance, $1,175,802 (RMB8,040,250) is due upon receiving the certificate of ownership (on or before June 30, 2010).

As of October 31, 2009, the Company received the main body construction verification report. The total verified area of the office building, factory and warehouse is 39,142 square meters which is 1,177 square meters more than the area stated in the supplemental agreement (37,965 square meter). According to the supplemental agreement, the Company committed to pay more on the additional area built. This results in increase the costs by $419,364 (RMB2,867,650).

Purchase of Machinery & Equipment

During the year ended October 31, 2009, the Company signed three contracts for purchasing machinery and equipment to expand its goat milk powder production lines and liquid goat milk production line, with the total amount of $6,214,372 (RMB42,494,500). $1,740,586 (RMB11,902,300) has been paid as of October 31, 2009. The remaining balance of $4,473,786 (RMB30,592,200) will be paid progressively. The machinery and equipment is expected to be delivered and inspected by March 31, 2010 and final payment of 5% is to be paid within 6 months after approval of final inspection of equipment received.

Subsequent of October 31, 2009, the Company adopts a new marketing strategy and will stop producing the liquid goat milk within three years. Now the Company is negotiating with one of its liquid goat milk equipment suppliers to terminate one of the contracts for purchasing machinery and equipment. As of October 31, 2009, this equipment supplier has delivered machinery and equipment to the Company amounting to $248,607 (RMB1,700,000), and the Company has advanced $770,609 (RMB5,269,500) to the supplier for equipment purchase. The Company is still in negotiation stage with this supplier regarding termination of the contract and the possibility of transferring the $770,609 to the Company’s other construction project. If the negotiation becomes unsuccessful, the potential compensation to the supplier will be approximately 1% of the $770,609 (RMB5,269,500) refund from the supplier, which is approximately $7,706 (RMB52,695).

Construction in progress of goat farm facilities

During the year ended October 31, 2009, the Company signed the agreements with two construction companies, Zhuangli Construction Team and Fupin County Qinzheng Construction Engineering Corporation for the construction of farm facilities with the total amount of $2,524,093 (RMB17,260,000). $1,551,893 (RMB10,612,000) has been paid as of October 31, 2009. The remaining balance of $972,200 (RMB6,648,000) will be paid progressively. The final payment of 25% of Zhuangli is due one year after the construction is approved and accepted. The remaining balance for the construction by Qinzheng will be paid progressively and final payment of 10% is due one year after the construction is approved and accepted. Due to the changes of some construction location, the completion date was postponed to May, 2010. On September 2009, the company signed an supplementary agreement with Qinzheng for reducing the total amount of costs by $277,855 (RMB1,900,000) due to the changes of construction location. The remaining balance after reduction is $694,345 (RMB4,748,000) and will be paid progressively.

During the year ended October 31, 2009, the Company signed an agreement with Zhuangli for the construction of goat milking stations with the total amount of $482,590 (RMB3,300,000). $459,192 (RMB3,140,000) has been paid as of October 31, 2009. The remaining balance of $23,398 (RMB160,000) is due one year after the construction is approved and accepted. Due to the low milk production season, the Company decided to postpone the date for installing equipment to May, 2010.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

14. Commitments and Contingencies – Continued

Purchase of Raw Material

The Company has written agreements with 18 village committees for the purchase of goat milk and goat placenta to ensure the steady supply of its raw material.

The details of agreements are listed as follows and the Company is obligated under the purchase agreement requiring minimum purchases as follows:

Fiscal year	Tons
2010	2,205
2011	2,156
2012	1,788
2013	675
6,824

The price for the goat milk and goat placenta is determined by the market. As of October 31, 2008, the market price for the goat milk and goat placenta is $336 per ton (equivalent to RMB2,300 per ton).

Purchase of Goat Milk Powder

In August 2009, the Company entered into contracts with 3 suppliers for purchase of a total of 420 ton goat milk powder. Total purchase commitment is $1,437,241 (RMB9,828,000). The suppliers must deliver the goat milk powder by April 29, 2010. As of October 31, 2009, the Company has prepaid $574,897 (RMB3,931,200) of the contract amount; the remaining contract amount of $862,345 (RMB5,896,800) will be paid upon delivery of the goat milk powder.

Process contracts

On December 30, 2006 the Company entered into a process contract with a third party. The third party provided production facility, office, dormitory, equipment and personnel to process liquid milk. The minimum monthly fee is $17,549 (RMB120,000) which was based on a minimum annual production commitment of 800 metric tons at $263 (RMB 1,800) per metric ton. This contract expired on December 29, 2008 and is automatically renewed for one year at end of term since the Company anticipates it will have its own production capacity by the end of fiscal 2009. The third party terminated the contract in February 2009 orally. The Company does not have further commitment as a result of the termination.

On April 1, 2007, the Company entered into a process contract with a third party. The third party will provide production facility, equipment and personnel to process liquid milk. The monthly fee is approximately $15,063 (RMB103,000) and the contract expires on December 31, 2009. The third party terminated the contract in February 2009 orally. The Company does not have further commitment as a result of the termination.

Land Use Rights Agreement

On July 25, 2008, the Company entered into an agreement with the Government of the Lin Wei District of Weinan City (“Government”) pursuant to which the Company is to build a 30,000 square meter goat milk processing facility in one of the Government’s industrial parks. The construction project is estimated to cost approximately $19,011,129 (RMB130,000,000), which includes fixed assets investment of approximately $11,699,156 (RMB80,000,000) and working capital of approximately $7,311,973(RMB50,000,000). In connection with this agreement, the Government will transfer land use rights of approximately 67,000 square meter to the Company for 50 years for approximately $994,428 (RMB6,800,000). Pursuant to a supplemental agreement entered into on September 16, 2008 with the Government, the Company is required to commence construction within six months of the date of the supplemental agreement. Subsequent to January 31, 2009, the Company reached an oral agreement with the Government to extend the commencement date of the construction to no later than May 31, 2009. As of October 31, 2009, the Company has obtained the related approval documents from the Government to begin construction. In accordance with the supplemental agreement, the Company paid $146,239 (RMB1,000,000) for part of the consideration of the land use rights. This is reflected as advances as of October 31, 2009. According to the land surveying from Government, the remaining balance has been revised from $848,189 (RMB5,800,000) to $795,857 (RMB5,442,150) and the remaining balance has been paid on November 24, 2009. The Company has received the certificate on land use right from the local government and the construction is expected to commence in March, 2010.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

14. Commitments and Contingencies – Continued

Purchase of farm facilities

On August and October, 2009, the Company signed 8 purchase agreements with 8 different farmers to buy farm facilities with the total amount of $1,197,701 (RMB8,190,000). As of October 31, 2009, total of $908,154 (RMB6,210,050) has been paid and the balance will be paid within 60 days after the purchase agreements were signed. The balance has been paid off in January 2010.

Installation of central system pipelines

On October 28, 2009, Shaanxi Milkgoat entered into a Project Installation Agreement ("Installation Agreement") with Heilongjiang Tianhong Food Equipment Co., Ltd. ("Heilongjiang Tianhong"), which provided for, among others, that Heilongjiang Tianhong was to provide and install all the process pipelines and the central system pipelines at Shaanxi Milkgoat’s new joint production facility. Pursuant to the Installation Agreement, Shaanxi Milkgoat agreed to pay Heiliongjiang Tianhong an aggregate of $1,833,111 (RMB 12,535,000) in five installments for the service that Heilongjiang Tianhong will provide. According to the agreement, 30% of it, $549,933 (RMB3,760,500) is the first installment. $350,975 (RMB2,400,000) has been paid as of October 31, 2009 and the rest of the first installment, $198,958 (RMB1,360,500) was paid on November 30, 2009. 30% of it, $549,933 (RMB3,760,500) is expected to be paid within seven days after the beginning of installation , 2010, 10% of it, $183,311 (RMB1,253,500) is expected to be paid within ten days after completion of installation, 25% of it $458,278 (RMB3,133,750) is expected to be paid in within ten days after inspection of installation and the rest of 5%, $91,656 (RMB626,750) is expected to be paid one year after the inspection of installation. Heiliongjiang Tianhong agreed to complete the installation within 90 days after Shaanxi Milkgoat provides to Heilongjiang Tianhong an appropriate construction site for the installation according to the Installation Agreement. The installation is estimated to be completed on August, 2010.

15. Concentrations, Risks, and Uncertainties

The Company did not have any customer constituting greater than 10% of net sales for the year ended October 31, 2009.

The Company has not experienced any significant difficulty in collecting its accounts receivable in the past and is not aware of any financial difficulties being experienced by its major customers.

The Company did not have any suppliers constituting greater than 10% of the Company’s purchase for the year ended October 31, 2009.

The Company has the following concentrations of business with suppliers constituting greater than 10% of the Company’s purchasing volume for the year ended October 31, 2008:

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

	Year ended
	Oct 31,
	2009	2008
Lintong Hongxing Dairy Co., Ltd.	*	13.0%

* Constitute less than 10% of the Company's purchasing volume.

As at October 31, 2008, amount due to Lintong Hongxing Dairy Co., Ltd. included in accounts payable was approximately $50,171. Included in advances (Note 6) is $38,163 of advance paid to this supplier as of October 31, 2008.

16. Operating Risk

Interest rate risk

The interest rates and terms of repayment of bank and other borrowings are disclosed in Note 8 and Note 10. Other financial assets and liabilities do not have material interest rate risk.

Foreign currency risk

Most of the transactions of the Company were settled in Renminbi and U.S. dollars. In the opinion of the directors, the Company does not have significant foreign currency risk exposure.

Company’s operations are substantially in foreign countries

Substantially all of the Company’s products are processed in China. The Company’s operations are subject to various political, economic, and other risks and uncertainties inherent in China. Among other risks, the Company’s operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

17. Earnings Per Share

Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the if-converted method for the convertible notes and the treasury stock method for warrants. The following table sets forth the computation of basic and diluted net income per share:

	Year ended
	October 31,
	2009	2008
Net income available for common shareholders - basic	5,535,981	1,825,217
Less: write-off of total debt discount on convertible debt since unamortized debt discount is written-off upon conversion	-	(585,526)
Less: write-off of total deferred financing costs on convertible debt since unamortized financing costs are written-off upon conversion	-	(150,827)
Add: Interest expense on convertible note	-	199,475
Net income available for common shareholders - diluted	5,535,981	1,288,339

Weighted average outstanding shares of common stock	25,000,000	23,402,329
Dilutive effect of warrants	-	553,923
Dilutive effect of convertible notes	-	484,779
Diluted weighted average outstanding shares	25,000,000	24,441,031

Earnings per share:
Basic	$0.22	$0.08
Diluted	$0.22	$0.05

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

For the year ended October 31, 2009, common stock equivalents including convertible preferred stock, convertible notes and warrants were anti-dilutive; therefore the amounts reported for basic and dilutive earning per share were the same.

18. Series A Redeemable Preferred Stock

Series A Redeemable Convertible Preferred Stock

On June 18, 2009, the Company entered into a series A preferred stock purchase agreement (the “Stock Purchase Agreement”) where it issued and sold to an accredited investor, SAIF Partners III L.P. (“SAIF”) 1,530,612 shares of the Company’s Series A Preferred Stock, par value $0.001 per share (the “Series A Redeemable Convertible Preferred Stock”) at a price per share of $9.80 for an aggregate purchase price of $15.0 million (the “Private Placement”). The Series A Redeemable Convertible Preferred Stock is convertible into the Company’s common stock, at the option of the holder at any time, at an initial conversion price at $0.98 per share, which conversion price is subject to stock split, recapitalization and other anti-dilution protection, as well as adjustments based on the Company’s financial performance.

In connection with the Private Placement, the Company filed a Certificate of Designation of Series A Redeemable Convertible Preferred Stock with the Secretary of State of the State of Delaware (the “Certificate”) on June 16, 2009, which became effective upon filing. Pursuant to the Certificate, there are 1,530,612 shares of Series A Redeemable Convertible Preferred Stock authorized.

Dividends and Liquidation Rights

The holders of the Series A Redeemable Convertible Preferred Stock are entitled to receive non-cumulative dividends prior and in preference to any declaration or payment of dividend on the Company’s common stock, at the rate of 10% of US$9.80 per share per annum, when, as and if declared by the Board. In the event of the Company’s Liquidation Event, as defined in the Certificate, the holders of the Series A Redeemable Convertible Preferred Stock will be entitled to receive, prior to any distribution to holders of the common stock, an amount per share equal to the sum of (i) $9.80 plus an annualized internal rate of return of 15% for the period from the issuance date of the Series A Redeemable Convertible Preferred Stock to the date when the full payment is made and (ii) an amount equal to all declared but unpaid dividends for each outstanding share of Series A Redeemable Convertible Preferred Stock, subject to stock split, stock dividend, recapitalization or other similar events as provided for in the Certificate.

Voting Rights

The holders of Series A Redeemable Convertible Preferred Stock have the right to one vote for each share of the Company’s common stock into which a share of Series A Redeemable Convertible Preferred Stock could then be converted. The holders of Series A Redeemable Convertible Preferred Stock have full voting rights and powers equal to the voting rights and powers of the holders of the Company’s common stock, and are entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company and to vote, together with the holders of the Company’s common stock as a single class, with respect to any matter upon which holders of the Company’s common stock have the right to vote. In addition, as long as there are at least 15,306 shares of Series A Redeemable Convertible Preferred Stock outstanding, the Company may not, without the approval of the holders of at least two-thirds of the then outstanding shares of Series A Redeemable Convertible Preferred Stock voting together as a single class or the approval from at least one director elected by the holders of shares of Series A Redeemable Convertible Preferred Stock, take certain material corporate actions as provided for in the Certificate.

Redemption

At any time and from time to time after June 30, 2012, the holders of not less than a majority of the then outstanding Series A Redeemable Convertible Preferred Stock have the right to request the Company to redeem all of the then outstanding shares of Series A Redeemable Convertible Preferred Stock in cash, if the following qualified events has not occurred: (i) the Company’s shares of common stock or American Depository Shares representing shares of the common stock are listed on the New York Stock Exchange or the NASDAQ Global Market, and (ii) the closing market price of such listing securities represents a price of no less than $4.25 per share of common stock, subject to adjustment, in any consecutive 30-trading-day period. The per share redemption amount is equal to the sum of (i) the purchase price of $9.8 per share plus an internal rate of return of 25% for the period from the issuance date of the Series A Redeemable Convertible Preferred Stock to the redemption date, and (ii) an amount equal to all declared but unpaid dividends for each outstanding share of Series A Redeemable Convertible Preferred Stock. As of October 31, 2009, the aggregate redemption amount is $16,386,984 (1,530,612 shares x $9.8 x (1+25% / 365 days x 135 days)).

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

18. Series A Redeemable Preferred Stock – Continued

The Series A Redeemable Convertible Preferred Stock is not redeemable currently and it is not probable that it will become redeemable; therefore subsequent adjustment to the Series A Redeemable Convertible Preferred Stock’s redemption amount is not necessary until it is probable that the Series A Redeemable Convertible Preferred Stock will become redeemable. Based on management’s future projection of earnings per share and considering P/E ratio of similar companies in the dairy industry, management believes it is probable that the Company will be able to maintain a closing market price of no less than $4.25 per share of common stock for 30 consecutive trading days. In addition, the Company is currently working on complying with the NASDAQ listing requirements. The Company believes it is probable that the qualified events, as defined above, will occur. As such, it is not probable that the Series A Redeemable Convertible Preferred Stock will become redeemable and hence no accretion to redemption value was made.

In accordance with FASB’s accounting standard, the Series A Redeemable Convertible Preferred Stock is classified outside of permanent equity because the occurrence of the qualified events are not solely within the control of the Company. In accordance with FASB’s accounting standard, the issuance costs of $735,129 are netted against the Private Placement of the Series A Redeemable Convertible Preferred Stock.

19. Dividend Payable

On June 12, 2009, the former natural shareholders of Tianjin Yayi before Charleston acquired their interests on January 15, 2008 (“natural shareholders”), entered into a restructuring agreement whereby the natural shareholders, upon receipt of $4,460,303 (RMB30,500,000) of dividend payable from Charleston, will give an interest-free loan of the same amount to Tianjin Yayi.

The entire amount of dividend has been paid and lent to Tianjin Yayi by the natural shareholders. The amount owing to the natural shareholders who are also shareholders of the Company is included in due to related parties in the balance sheet (Note 9).

In connection with the restructuring agreement, the natural shareholders also agree to reinvest the money received of $4,460,033 (RMB30,500,000) in a subsidiary of Yayi International which will be confirmed as the Company works through relevant regulatory approval process.

As the first private placement subsequent to the date of the restructuring agreement has occurred, as of October 31, 2009, the restructuring process has been initiated.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

20. Subsequent Event

Settlement of Registration Rights Agreement

As previously disclosed in the current report on Form 8-K, filed June 6, 2008, Yayi International Inc. (the "Company") entered into an Amended and Restated Securities Purchase Agreement, dated as of May 12, 2008 (the "Purchase Agreement"), with certain investors (the "Investors"), pursuant to which the Company issued an aggregate of 52 units each consisting of (i) an 8% convertible promissory note in the principal amount of $25,000 and (ii) series A warrants to subscribe for 11,575 shares of the Company’s common stock, or in the aggregate $1,300,000 principal amount of 8% convertible promissory notes (the "Notes") and series A warrants to subscribe for 601,900 shares of the Company’s common stock (the "Warrants"). In connection with the Purchase Agreement, the Company entered into a Registration Rights Agreement, dated as of May 12, 2008, with the Investors (the "Registration Rights Agreement") pursuant to which the Company granted registration rights to the Investors in respect of the Company’s common stock issuable upon conversion of the Notes or exercise of the Warrants. The Company has failed to file a registration statement in accordance with the terms of the Registration Rights Agreement.

On November 24, 2009, the Company and Investors entered into a Settlement Agreement (the "Settlement Agreement") to settle the Company’s obligations under the Notes, the Warrants and the Registration Rights Agreement. Pursuant to the Settlement Agreement, each Investor is entitled to convert the entire principal amount of and accrued interest on all of the Notes it holds into the Company’s common stock at a conversion price of $1.08 per share. In addition, the Company adjusted the warrant exercise price to $0.98 per share.

In December 2009, the Company paid to the Investors liquidated damages in the aggregate amount equal to $140,000 through Wellfleet Partners, Inc., the representative of the Investors for pro rata distribution to the Investors. Upon making such payment, the Registration Rights Agreement, as between the Company and each Investor, terminated and all obligations of the Company thereunder are discharged and all claims against the Company arising therefrom are released. The Company has accrued for the $140,000 liquidated damages as of October 31, 2009.

Conversion of Convertible Promissory Notes into Common Stocks

On December 6, 2009, holders of Yayi International’s outstanding 8% convertible promissory notes have agreed to convert the notes into common stocks of Yayi International.

The notes are convertible at the option of the note holders at a conversion price of $1.08 per share. Note holders are entitled to convert the entire principal amount of $1,300,000 and accrued interest on all of the notes. On December 6, 2009, the holders converted the notes and the Company issued approximately 1,296,275 shares of its common stock in accordance with the terms of the agreement. The total outstanding shares of Yayi International after the conversion is 26,296,275.

Loan agreement with China Development Bank

On December 25, 2009, the Company entered into a loan agreement with China Development Bank for $1,462,395 (RMB10,000,000). The annual interest rate is 5.841% per annum and is due on December 24, 2010. The loan is guaranteed by the Tianjin Haitai Investment Guarantee Co., Ltd.

Increase in Registered Capital

Subsequent to October 31, 2009, Tianjin Yayi was granted approval from Tianjin Municipal Government to increase its registered capital by $1,169,916 (RMB8,000,000). The registered capital has not been injected yet.

Subsequent to October 31, 2009, Shaanxi Milkgoat increased its registered capital by $3,655,986 (RMB25,000,000). 50% of it, $1,827,993 (RMB12,500,000) will be injected in February, 2010.

5,575,000 Shares

YAYI INTERNATIONAL INC.

Common Stock, $0.001 Par Value Per Share

______________

PROSPECTUS
______________

      , 2011

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distributions

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of Common Stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be Paid
SEC Registration Fee	$670
Printing Fees and Expenses	2,500
Legal Fees and Expenses	55,000
Accounting Fees and Expenses	20,000
Blue Sky Fees and Expenses	16,000
Transfer Agent and Registrar Fees	1,500
Miscellaneous	5,000
Total	$100,670

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation includes provisions that eliminate, to the fullest extent permitted by the Delaware General Corporation Law or any other law of the State of Delaware, the personal liability of its directors for monetary damages for breach of fiduciary duty as a director.

Our By-laws require indemnification, to the fullest extent permitted under Delaware law, of any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that the foregoing shall not apply to a director or officer with respect to a proceeding that was commenced by such director or officer except under certain circumstances.

In addition, the By-laws provide that expenses incurred by or on behalf of a current or former director or officer in connection with defending any action, suit or proceeding will be advanced to the director or officer by the Company upon the request of the director or officer, which request, if required by law, will include an undertaking by or on behalf of the director or officer to repay the amounts advanced if ultimately it is determined that the director or officer was not entitled to be indemnified against the expenses.

The indemnification rights provided in the By-laws are not exclusive of any other right to which persons seeking indemnification may otherwise be entitled.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the Company pursuant to provisions of our Amended and Restated Certificate of Incorporation and By-laws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

On September 27, 2010, we completed a private placement transaction disclosed above and issued and sold to the PIPE Investors 892 units at a purchase price of $10,000 per unit, resulting in gross proceeds of $8.92 million to us. Each unit consists of a three-year Convertible Note in the principal amount of $10,000 and a three-year Series F Warrant to purchase 1,250 shares of our Common Stock at an exercise price of $2.50 per share. The Convertible Notes are convertible into 4,460,000 shares of Common Stock at $2.00 per share and the Series F Warrants entitle the PIPE Investors to purchase an aggregate of 1,115,000 shares of Common Stock. In addition, we issued Series F Warrants to the designees of Euro Pacific to purchase an aggregate of 312,200 shares of Common Stock at an exercise price of $2.50 per share, as partial compensation for services provided by them in connection with the private placement. We issued the Convertible Notes and Series F Warrants in reliance on the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

On June 18, 2009, we issued and sold to SAIF 1,530,612 shares of our Series A Preferred Stock at a price per share of $9.80 for an aggregate purchase price of $15.0 million. The Series A Preferred Stock is convertible into our Common Stock at an initial conversion price at $0.98 per share. We issued the Series A Preferred Stock to SAIF in reliance on the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

On June 6, 2008, we issued and sold to certain investors 52 units for an aggregate purchase price of $1.3 million. Each unit consisted of an 8% convertible promissory note in principal amount of $25,000 and our Series A Warrants to acquire 11,575 shares of our Common Stock. We issued the 8% convertible promissory notes and Series A Warrants in reliance on the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

In addition, WestPark served as the placement agent in connection with this private placement. As partial compensation for its services, we issued to WestPark and its designees Series D Warrants to acquire an aggregate of 144,448 shares of Common Stock. We issued the Series D Warrants in reliance on the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

On June 6, 2008, in connection with our merger with Milkgoat Industrial, we issued an aggregate of 22,325,000 shares of our Common Stock to the shareholders of Milkgoat Industrial. The total consideration for the 22,325,000 shares of our Common Stock is all the issued and outstanding capital stock of Milkgoat Industrial. We did not receive any cash consideration in connection with the share exchange. The issuance of our shares to the shareholders of Milkgoat Industrial was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and/or Regulation S promulgated thereunder.

On June 6, 2008, we issued and sold to Grand Orient and its designees an aggregate of 2,000,000 shares of our Common Stock and our Series B warrants to acquire 2,148,148 shares of Common Stock for its services provided in connection with our merger with Milkgoat Industrial. We issued the 2,000,000 shares of Common Stock and the Series B Warrants in reliance on the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

On June 6, 2008, we issued and sold to Tryant a note in principal amount of $250,000 maturing in August 2008 and our Series C Warrants to acquire an aggregate of 185,185 shares of our Common Stock at an exercise price of $1.35 per share. In exchange, Tryant agreed, among other things, to the cancellation of 325,198 shares of Common Stock it owned. We issued the note and the Series C Warrants in reliance on the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

On April 3, 2008, we entered into a loan agreement with Allied Merit for $1,000,000. The loan was originally due on April 7, 2008. Allied Merit extended the maturity date of the loan to December 31, 2008. On July 15, 2008, in exchange for extending the loan’s maturity date, we granted to Allied Merit Series E warrants to purchase 250,000 shares of the Company’s Common Stock at an exercise price of $1.08 per share.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management's inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Regulation S promulgated under the Securities Act in issuing securities, our reliance was based upon the following factors (a) each subscriber was neither a U.S. person nor acquiring the shares for the account or benefit of any U.S. person, (b) each subscriber agreed not to offer or sell the shares (including any pre-arrangement for a purchase by a U.S. person or other person in the United States) directly or indirectly, in the United States or to any natural person who is a resident of the United States or to any other U.S. person as defined in Regulation S unless registered under the Securities Act and all applicable state laws or an exemption from the registration requirements of the Securities Act and similar state laws is available, (c) each subscriber made his, her or its subscription from the subscriber’s residence or offices at an address outside of the United States and (d) each subscriber or the subscriber’s advisor has such knowledge and experience in financial and business matters that the subscriber is capable of evaluating the merits and risks of, and protecting his interests in connection with an investment in us.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are included as part of this Form S-1.

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among Ardmore, Ardmore Acquisition Corp, Tryant LLC and Charleston Industrial Ltd. [incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on June 12, 2008].

3.1	Amended and Restated Certificate of Incorporation [incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on September 22, 2008].

3.2	Amended and Restated Bylaws of the Company adopted on November 27, 2010 [incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 2, 2010].

3.3	Amended and Restated Certificate of Designation of Series A Preferred Stock, as filed with the Secretary of State of the State of Delaware on July 20, 2010 [incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 23, 2010].

4.1	Form of 9% Convertible Promissory Note*

4.2	Form of Series A Warrant [incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on June 12, 2008].

4.3	Form of Series B Warrant [incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on June 12, 2008].

4.4	Form of Series C Warrant [incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on June 12, 2008].

4.5	Form of Series D Warrant [incorporated by reference to Exhibit 4.5 to the Company’s Quarterly Report on Form 10-Q filed on September 22, 2008].

4.6	Form of Series E Warrant [incorporated by reference to Exhibit 4.6 to the Company’s Quarterly Report on Form 10-Q filed on September 22, 2008].

4.7	Form of Series F Common Stock Purchase Warrant [incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on October 1, 2010].

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP as to the legality of the shares.**

10.1	Form of Amended and Restated Securities Purchase Agreement dated as of May 12, 2008, by and among Ardmore and the investors signatories thereto [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 12, 2008].

10.2	Form of Registration Rights Agreement dated as of May 12, 2008 [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 12, 2008].

10.3	Lease Contract of Premises between Tianjin Milk Goat Dairy Co., Ltd. and Tianjin Yayi Industrial Co., Ltd. (Translation) [incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on June 12, 2008].

10.4	Building Property Transfer Agreement between Tianjin Milk Goat Dairy Co., Ltd. and Tianjin Yayi Industrial Co, Ltd. (Translation) [incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on June 12, 2008].

10.5	Project Construction Contract between Tainjin Yayi Industrial Co., Ltd. and the People’s Government of Linwei District, Weinan City [incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed on September 22, 2008].

10.6	Supplementary Agreement to the Project Construction Contract dated July 25, 2008 between Tianjin Yayi Industrial Co., Ltd. and the People’s Government of Linwei District, Weinan City [incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed on September 22, 2008].

10.7	Plant Transfer Contract dated September 26, 2008 between Tianjin Yayi and Tianjin Mengyang Biotechnology Co., Ltd. [incorporated by reference to Exhibit 10.7 to the Company’s Annual Report on Form 10-K filed on February 13, 2009].

10.8	Supplementary Agreement dated October 12, 2008 between Tianjin Yayi and Tianjin Mengyang Biotechnology Co., Ltd. to the House Property Transfer Contract dated January 15, 2007 [incorporated by reference to Exhibit 10.8 to the Company’s Annual Report on Form 10-K filed on February 13, 2009].

10.9	Supplementary Agreement dated January 20, 2009 between Tianjin Yayi and Tianjin Mengyang Biotechnology Co., Ltd. to the Plant Transfer Contract dated September 26, 2008 [incorporated by reference to Exhibit 10.9 to the Company’s Annual Report on Form 10-K filed on February 13, 2009].

10.10	Short Term Loan Agreement for RMB 10 million with Shanghai Pudong Development Bank “SPDB” [incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q filed on March 23, 2009].

10.11	Entrusted Loan Contract by and among SPDB, Tianjin Yayi Industrial Co., Ltd. and Tianjin Haitai Investment Guarantee Co., Ltd. [incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q filed on March 23, 2009].

10.12	Loan Contract between Tianjin Yayi Industrial Co., Ltd. and Tianjin Rural Cooperative Bank. [incorporated by reference to Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q filed on March 23, 2009].

10.13	Loan Contract for Operating Fund between Tianjin Yayi Industrial Co., Ltd. and Industrial & Commercial Bank of China. [incorporated by reference to Exhibit 10.13 to the Company’s Quarterly Report on Form 10-Q filed on March 23, 2009].

10.14	Short Term Loan Agreement for RMB 10 million with Shanghai Pudong Development Bank [incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed on April 8, 2009].

10.15	Series A Preferred Stock Purchase Agreement, by and among Yayi International Inc., Global Rock Stone Industrial Ltd, Charleston Industrial Ltd, Tianjin Yayi Industrial Co., Ltd., Li Liu, Fung Shek and SAIF Partners III L.P., dated June 18, 2009 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 19, 2009].

10.16	Investor and Registration Rights Agreement, by and among Yayi International Inc., Global Rock Stone Industrial Ltd, Li Liu, Fung Shek and SAIF Partners III L.P., dated June 18, 2009 [incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 19, 2009].

10.17	Voting Agreement, by and among Yayi International Inc., Global Rock Stone Industrial Ltd, Li Liu, Fung Shek and SAIF Partners III L.P., dated June 18, 2009 [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 19, 2009].

10.18	Management Rights Agreement, by and between Yayi International Inc. and SAIF Partners III L.P., dated June 18, 2009 [incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on June 19, 2009].

10.19	Form of Indemnification Agreement [incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on June 19, 2009].

10.20	Termination and Release Agreement, by and among the Company, Global Rock and Allied Merit, dated July 8, 2009 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 14, 2009].

10.21	English Summary of Loan Agreement, by and between Tianjin Yayi and Rural Corporative Bank of Tianjin, dated May 22, 2009 [incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on September 14, 2009].

10.22	English Summary of Comprehensive Credit Agreement, by and between Tianjin Yayi and Rural Corporative Bank of Tianjin, dated July 3, 2009 [incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on September 14, 2009].

10.23	English Translation of Zhuangli Construction Agreement, by and between Weinan Milkgoat and Zhuangli Construction Team, dated June 10, 2009 [incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on September 14, 2009].

10.24	English Translation of Qinzheng Construction Agreement, by and between Weinan Milkgoat and Fuping County Qinzheng Construction Engineering Corporation, dated July 2, 2009 [incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed on September 14, 2009].

10.25	Project Installation Agreement, by and between Shaanxi Milkgoat and Heilongjiang Tianhong, dated October 28, 2009 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 3, 2009].

10.26	Form of Settlement Agreement, by and among the Company and the Investors, dated November 24, 2009 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-Kfiled on December 1, 2009].

10.27	English Translation of Employment Agreement, dated February 24, 2010, by and between TianjinYayi Industrial Co. Ltd. and Veronica Chen [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 2, 2010].

10.28	Loan Agreement, by and between the Company and SAIF Partners III L.P., dated April 30, 2010 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 6, 2010].

10.29	Yayi International Inc. 2010 Employee Stock Option and Stock Award Plan [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 31, 2010].

10.30	Form of Yayi International Inc. 2010 Employee Stock Option and Stock Award Plan Award Agreement [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 31, 2010].

10.31	English Translation of Supplemental Employment Agreement, dated June 1, 2010, by and between Tianjin Yayi Industrial Co. Ltd. and Li Liu [incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on June 4, 2010].

10.32	English Translation of Licensing Agreement, dated April 10, 2001, by and among Tianjin Yayi and Taiwan Richlink [incorporated by reference to Exhibit 10.31 to the Company’s Annual Report on Form 10-K filed on June 29, 2010].

10.33	English Translation of Supplemental Agreement, dated June 12, 2009, by and among Tianjin Yayi, Taiwan Richlink Enterprise Company Ltd. and Li Liu [incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K filed on June 29, 2010].

10.34	English Translation of Supplemental Agreement, dated June 12, 2009, by and between Tianjin Yayi and Tianjin Mengyang [incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K filed on June 29, 2010].

10.35	English Translation of Form of Loan Agreement, dated June 3, 2010, by and between Tianjin Yayi Industrial Co. Ltd. and Tianjin Rural Cooperative Bank, Kexin Branch [incorporated by reference to Exhibit 10.34 to the Company’s Annual Report on Form 10-K filed on June 29, 2010].

10.36	English Translation of Shanghai Pudong Development Bank Working Capital Loan Agreement, dated July 30, 2010, by and between Tianjin Yayi and Shanghai Pudong Development Bank, Tianjin Branch [incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on August 16, 2010].

10.37	English Translation of Purchase Agreement, dated May 24, 2010, by and between Tianjin Yayi and Tianjin Jinhongji Import & Export Trading Co., Ltd [incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on August 16, 2010].

10.38	English Translation of Construction Agreement, dated May 25, 2010, by and between Tianjin Yayi and Tianjin Jinghai Power Co., Ltd. [incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on August 16, 2010].

10.39	English Translation of Agreement on GMP Cleaning Workshop Installation, dated May 26, 2010, by and between Tianjin Yayi and Tianjin Jinquan Co., Ltd. [incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed on August 16, 2010].

10.40	Form of Securities Purchase Agreement, dated September 27, 2010, by and among the Company, the Investors and Euro Pacific Capital, Inc. as representative of the Investors [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 1, 2010].

10.41	Make Good Escrow Agreement, dated September 27, 2010, by and among the Company, Global Rock Stone Industrial Ltd, Euro Pacific Capital, Inc. and Escrow, LLC [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 1, 2010].

10.42	Form of Registration Rights Agreement, dated September 27, 2010, by and among the Company, the Investors and Euro Pacific Capital, Inc. as representative of the Investors [incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on October 1, 2010].

10.43	Closing Escrow Agreement, dated September 27, 2010, by and among the Company, Euro Pacific Capital, Inc. and Escrow, LLC [incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on October 1, 2010].

10.44	English Translation of Employment Agreement, dated May 21, 2009, by and between Tianjin Yayi Industrial Co., Ltd. and Li Liu.**

10.45	English Translation of Employment Agreement, dated May 21, 2009, by and between Tianjin Yayi Industrial Co., Ltd. and Fung Shek.**

10.46	Working Capital Loan Agreement, dated November 4, 2010, between Tianjin Yayi and Tianjin Bank, Shaoxing Dao Branch. [incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on November 15, 2010].

10.47	English Translation of Form of Raw Goat Milk Supply Agreement**

14.1	Code of Business Conduct and Ethics [incorporated by reference to Exhibit 14.1 to the Company’s Current Report on Form 8-K filed on January 28, 2011]

21	Subsidiaries of the registrant**

23.1	Consent of Morison Cogen LLP*

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1)**

24	Power of Attorney**

________________
* Filed herewith.
** Previously filed.

Item 17. Undertakings

(A)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c)   To include any additional or changed material information with respect to the plan of distribution not previously disclosed in this Registration Statement;

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(B)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tianjin, China, on the 2nd day of March, 2011.

Yayi International Inc.

By /s/ Li Liu
      Li Liu, CEO and President

POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 2, 2011.

SIGNATURE	TITLE

/s/ Li Liu	Chief Executive Officer, President and Chairwoman
Li Liu	(Principal Executive Officer)

*	Chief Financial Officer
Veronica Jing Chen	(Principal Financial Officer and Principal Accounting Officer)

*	Director and Vice President
Fung Shek

*	Director
Cili Yan

*	Director
Kenneth Jue Lee

*	Director
Gang Sheng

*By : /s/ Li Liu
Li Liu, Attorney -in-Fact

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among Ardmore, Ardmore Acquisition Corp, Tryant LLC and Charleston Industrial Ltd. [incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on June 12, 2008].

3.1	Amended and Restated Certificate of Incorporation [incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on September 22, 2008].

3.2	Amended and Restated Bylaws of the Company adopted on November 27, 2010 [incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 2, 2010].

3.3	Amended and Restated Certificate of Designation of Series A Preferred Stock, as filed with the Secretary of State of the State of Delaware on July 20, 2010 [incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 23, 2010].

4.1	Form of 9% Convertible Promissory Note*

4.2	Form of Series A Warrant [incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on June 12, 2008].

4.3	Form of Series B Warrant [incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on June 12, 2008].

4.4	Form of Series C Warrant [incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on June 12, 2008].

4.5	Form of Series D Warrant [incorporated by reference to Exhibit 4.5 to the Company’s Quarterly Report on Form 10-Q filed on September 22, 2008].

4.6	Form of Series E Warrant [incorporated by reference to Exhibit 4.6 to the Company’s Quarterly Report on Form 10-Q filed on September 22, 2008].

4.7	Form of Series F Common Stock Purchase Warrant [incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on October 1, 2010].

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP as to the legality of the shares.**

10.1	Form of Amended and Restated Securities Purchase Agreement dated as of May 12, 2008, by and among Ardmore and the investors signatories thereto [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 12, 2008].

10.2	Form of Registration Rights Agreement dated as of May 12, 2008 [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 12, 2008].

10.3	Lease Contract of Premises between Tianjin Milk Goat Dairy Co., Ltd. and Tianjin Yayi Industrial Co., Ltd. (Translation) [incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on June 12, 2008].

10.4	Building Property Transfer Agreement between Tianjin Milk Goat Dairy Co., Ltd. and Tianjin Yayi Industrial Co, Ltd. (Translation) [incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on June 12, 2008].

10.5	Project Construction Contract between Tainjin Yayi Industrial Co., Ltd. and the People’s Government of Linwei District, Weinan City [incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed on September 22, 2008].

10.6	Supplementary Agreement to the Project Construction Contract dated July 25, 2008 between Tianjin Yayi Industrial Co., Ltd. and the People’s Government of Linwei District, Weinan City [incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed on September 22, 2008].

10.7	Plant Transfer Contract dated September 26, 2008 between Tianjin Yayi and Tianjin Mengyang Biotechnology Co., Ltd. [incorporated by reference to Exhibit 10.7 to the Company’s Annual Report on Form 10-K filed on February 13, 2009].

10.8	Supplementary Agreement dated October 12, 2008 between Tianjin Yayi and Tianjin Mengyang Biotechnology Co., Ltd. to the House Property Transfer Contract dated January 15, 2007 [incorporated by reference to Exhibit 10.8 to the Company’s Annual Report on Form 10-K filed on February 13, 2009].

10.9	Supplementary Agreement dated January 20, 2009 between Tianjin Yayi and Tianjin Mengyang Biotechnology Co., Ltd. to the Plant Transfer Contract dated September 26, 2008 [incorporated by reference to Exhibit 10.9 to the Company’s Annual Report on Form 10-K filed on February 13, 2009].

10.10	Short Term Loan Agreement for RMB 10 million with Shanghai Pudong Development Bank “SPDB” [incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q filed on March 23, 2009].

10.11	Entrusted Loan Contract by and among SPDB, Tianjin Yayi Industrial Co., Ltd. and Tianjin Haitai Investment Guarantee Co., Ltd. [incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q filed on March 23, 2009].

10.12	Loan Contract between Tianjin Yayi Industrial Co., Ltd. and Tianjin Rural Cooperative Bank. [incorporated by reference to Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q filed on March 23, 2009].

10.13	Loan Contract for Operating Fund between Tianjin Yayi Industrial Co., Ltd. and Industrial & Commercial Bank of China. [incorporated by reference to Exhibit 10.13 to the Company’s Quarterly Report on Form 10-Q filed on March 23, 2009].

10.14	Short Term Loan Agreement for RMB 10 million with Shanghai Pudong Development Bank [incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed on April 8, 2009].

10.15	Series A Preferred Stock Purchase Agreement, by and among Yayi International Inc., Global Rock Stone Industrial Ltd, Charleston Industrial Ltd, Tianjin Yayi Industrial Co., Ltd., Li Liu, Fung Shek and SAIF Partners III L.P., dated June 18, 2009 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 19, 2009].

10.16	Investor and Registration Rights Agreement, by and among Yayi International Inc., Global Rock Stone Industrial Ltd, Li Liu, Fung Shek and SAIF Partners III L.P., dated June 18, 2009 [incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 19, 2009].

10.17	Voting Agreement, by and among Yayi International Inc., Global Rock Stone Industrial Ltd, Li Liu, Fung Shek and SAIF Partners III L.P., dated June 18, 2009 [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 19, 2009].

10.18	Management Rights Agreement, by and between Yayi International Inc. and SAIF Partners III L.P., dated June 18, 2009 [incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on June 19, 2009].

10.19	Form of Indemnification Agreement [incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on June 19, 2009].

10.20	Termination and Release Agreement, by and among the Company, Global Rock and Allied Merit, dated July 8, 2009 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 14, 2009].

10.21	English Summary of Loan Agreement, by and between Tianjin Yayi and Rural Corporative Bank of Tianjin, dated May 22, 2009 [incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on September 14, 2009].

10.22	English Summary of Comprehensive Credit Agreement, by and between Tianjin Yayi and Rural Corporative Bank of Tianjin, dated July 3, 2009 [incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on September 14, 2009].

10.23	English Translation of Zhuangli Construction Agreement, by and between Weinan Milkgoat and Zhuangli Construction Team, dated June 10, 2009 [incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on September 14, 2009].

10.24	English Translation of Qinzheng Construction Agreement, by and between Weinan Milkgoat and Fuping County Qinzheng Construction Engineering Corporation, dated July 2, 2009 [incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed on September 14, 2009].

10.25	Project Installation Agreement, by and between Shaanxi Milkgoat and Heilongjiang Tianhong, dated October 28, 2009 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 3, 2009].

10.26	Form of Settlement Agreement, by and among the Company and the Investors, dated November 24, 2009 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-Kfiled on December 1, 2009].

10.27	English Translation of Employment Agreement, dated February 24, 2010, by and between TianjinYayi Industrial Co. Ltd. and Veronica Chen [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 2, 2010].

10.28	Loan Agreement, by and between the Company and SAIF Partners III L.P., dated April 30, 2010 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 6, 2010].

10.29	Yayi International Inc. 2010 Employee Stock Option and Stock Award Plan [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 31, 2010].

10.30	Form of Yayi International Inc. 2010 Employee Stock Option and Stock Award Plan Award Agreement [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 31, 2010].

10.31	English Translation of Supplemental Employment Agreement, dated June 1, 2010, by and between Tianjin Yayi Industrial Co. Ltd. and Li Liu [incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on June 4, 2010].

10.32	English Translation of Licensing Agreement, dated April 10, 2001, by and among Tianjin Yayi and Taiwan Richlink [incorporated by reference to Exhibit 10.31 to the Company’s Annual Report on Form 10-K filed on June 29, 2010].

10.33	English Translation of Supplemental Agreement, dated June 12, 2009, by and among Tianjin Yayi, Taiwan Richlink Enterprise Company Ltd. and Li Liu [incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K filed on June 29, 2010].

10.34	English Translation of Supplemental Agreement, dated June 12, 2009, by and between Tianjin Yayi and Tianjin Mengyang [incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K filed on June 29, 2010].

10.35	English Translation of Form of Loan Agreement, dated June 3, 2010, by and between Tianjin Yayi Industrial Co. Ltd. and Tianjin Rural Cooperative Bank, Kexin Branch [incorporated by reference to Exhibit 10.34 to the Company’s Annual Report on Form 10-K filed on June 29, 2010].

10.36	English Translation of Shanghai Pudong Development Bank Working Capital Loan Agreement, dated July 30, 2010, by and between Tianjin Yayi and Shanghai Pudong Development Bank, Tianjin Branch [incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on August 16, 2010].

10.37	English Translation of Purchase Agreement, dated May 24, 2010, by and between Tianjin Yayi and Tianjin Jinhongji Import & Export Trading Co., Ltd [incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on August 16, 2010].

10.38	English Translation of Construction Agreement, dated May 25, 2010, by and between Tianjin Yayi and Tianjin Jinghai Power Co., Ltd. [incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on August 16, 2010].

10.39	English Translation of Agreement on GMP Cleaning Workshop Installation, dated May 26, 2010, by and between Tianjin Yayi and Tianjin Jinquan Co., Ltd. [incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed on August 16, 2010].

10.40	Form of Securities Purchase Agreement, dated September 27, 2010, by and among the Company, the Investors and Euro Pacific Capital, Inc. as representative of the Investors [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 1, 2010].

10.41	Make Good Escrow Agreement, dated September 27, 2010, by and among the Company, Global Rock Stone Industrial Ltd, Euro Pacific Capital, Inc. and Escrow, LLC [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 1, 2010].

10.42	Form of Registration Rights Agreement, dated September 27, 2010, by and among the Company, the Investors and Euro Pacific Capital, Inc. as representative of the Investors [incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on October 1, 2010].

10.43	Closing Escrow Agreement, dated September 27, 2010, by and among the Company, Euro Pacific Capital, Inc. and Escrow, LLC [incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on October 1, 2010].

10.44	English Translation of Employment Agreement, dated May 21, 2009, by and between Tianjin Yayi Industrial Co., Ltd. and Li Liu.**

10.45	English Translation of Employment Agreement, dated May 21, 2009, by and between Tianjin Yayi Industrial Co., Ltd. and Fung Shek.**

10.46	Working Capital Loan Agreement, dated November 4, 2010, between Tianjin Yayi and Tianjin Bank, Shaoxing Dao Branch. [incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on November 15, 2010].

10.47	English Translation of Form of Raw Goat Milk Supply Agreement**

14.1	Code of Business Conduct and Ethics [incorporated by reference to Exhibit 14.1 to the Company’s Current Report on Form 8-K filed on January 28, 2011]

21	Subsidiaries of the registrant**

23.1	Consent of Morison Cogen LLP*

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1)**

24	Power of Attorney**

* Filed herewith.
** Previously filed.